Exhibit 10.1.5

Conformed to Include Amendment No. 2

Published Deal CUSIP Number: 62475VAA5
Published Revolver CUSIP Number: 62475VAB3
Published Term Loan A CUSIP Number: 62475VAD9
Published Term Loan B CUSIP Number: 62475VAC1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 24, 2007

among

MUELLER WATER PRODUCTS, INC.,

as the Borrower,

MUELLER GROUP, LLC,

as the prior borrower (for the purposes of Section 1.01(i) only)

BANK OF AMERICA, N.A.,

as Administrative Agent,

an L/C Issuer and a Lender,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent, an L/C Issuer and a Lender,

CITICORP USA, INC.,

CALYON NEW YORK BRANCH,

and

SUNTRUST BANK,

as Co-Documentation Agents and as Lenders

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

and

J.P. MORGAN SECURITIES INC.

as

Joint Lead Arrangers and Joint Book Managers

Conformed to Include Amendment No. 2

i

3.02	Further Assurances	78

3.03	Information Regarding Collateral	79

	ARTICLE IV.
	TAXES, YIELD PROTECTION AND ILLEGALITY

4.01	Taxes	80

4.02	Illegality	82

4.03	Inability to Determine Rates	82

4.04	Increased Costs; Reserves on Eurocurrency Rate Loans	83

4.05	Compensation for Losses	85

4.06	Mitigation Obligations; Replacement of Lenders	85

4.07	Survival	86

	ARTICLE V.
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension	86

5.02	Conditions to all Credit Extensions	89

	ARTICLE VI.
	REPRESENTATIONS AND WARRANTIES

6.01	Existence, Qualification and Power; Compliance with Laws	90

6.02	Authorization; No Contravention	90

6.03	Governmental Authorization; Other Consents	90

6.04	Binding Effect	90

6.05	Financial Statements; No Material Adverse Effect	91

6.06	Litigation	91

6.07	No Default	91

6.08	Ownership of Property; Liens	92

6.09	Environmental Compliance	92

6.10	Insurance	92

6.11	Taxes	92

6.12	ERISA Compliance	92

6.13	Subsidiaries; Equity Interests	93

6.14	Margin Regulations; Investment Company Act	94

6.15	Disclosure	94

6.16	Compliance with Laws	94

6.17	Intellectual Property; Licenses, Etc	94

6.18	Senior Indebtedness	94

	ARTICLE VII.
	AFFIRMATIVE COVENANTS

7.01	Financial Statements	95

7.02	Certificates; Other Information	96

7.03	Notices	98

7.04	Payment of Obligations	98

7.05	Preservation of Existence, Etc	98

7.06	Maintenance of Properties	99

7.07	Maintenance of Insurance	99

7.08	Compliance with Laws	99

7.09	Books and Records	99

7.10	Inspection Rights	99

7.11	Use of Proceeds	100

7.12	New Subsidiaries, Pledgors and Real Property	100

7.13	Compliance with ERISA	102

7.14	Further Assurances	102

7.15	Unrestricted Subsidiaries	102

	ARTICLE VIII.
	NEGATIVE COVENANTS

8.01	Liens	104

8.02	Investments	106

8.03	Indebtedness	108

8.04	Fundamental Changes	109

8.05	Dispositions	110

8.06	Restricted Payments	111

8.07	Change in Nature of Business	111

8.08	Transactions with Affiliates	112

8.09	Burdensome Agreements	112

8.10	Use of Proceeds	113

8.11	Prepayment of Indebtedness; Amendment to Material Agreements	113

8.12	Financial Covenants	114

8.13	Acquisitions	116

8.14	Creation of New Subsidiaries	117

8.15	Securities of Subsidiaries	117

8.16	Sale and Leaseback	117

	ARTICLE IX.
	EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	117

9.02	Remedies Upon Event of Default	120

9.03	Application of Funds	120

	ARTICLE X.
	ADMINISTRATIVE AGENT

10.01	Appointment and Authority	122

10.02	Rights as a Lender	122

10.03	Exculpatory Provisions	122

10.04	Reliance by Administrative Agent	123

10.05	Delegation of Duties	123

10.06	Resignation of Administrative Agent	124

10.07	Non-Reliance on Administrative Agent and Other Lenders	125

10.08	No Other Duties, Etc	125

10.09	Administrative Agent May File Proofs of Claim	125

10.10	Collateral and Guaranty Matters	126

	ARTICLE XI.
	MISCELLANEOUS

11.01	Amendments, Etc	126

11.02	Notices; Effectiveness; Electronic Communication	129

11.03	No Waiver; Cumulative Remedies	131

11.04	Expenses; Indemnity; Damage Waiver	132

11.05	Payments Set Aside	134

11.06	Successors and Assigns	134

11.07	Treatment of Certain Information; Confidentiality	139

11.08	Right of Setoff	139

11.09	Interest Rate Limitation	140

11.10	Counterparts; Integration; Effectiveness	140

11.11	Survival of Representations and Warranties	140

11.12	Severability	141

11.13	Replacement of Lenders	141

11.14	Governing Law; Jurisdiction; Etc	142

11.15	Waiver of Jury Trial	142

11.16	USA PATRIOT Act Notice	143

11.17	No Advisory or Fiduciary Responsibility	143

SIGNATURES		S-1

v

SCHEDULES

1.01	Mandatory Cost Formulae
1.02(a)	Unrestricted Subsidiaries
2.01	Commitments and Pro Rata Shares as of the Closing Date
2.01(a)	Commitments and Pro Rata Shares as of the Amendment Date
3.01	Mortgaged Real Property
3.03	Information Regarding Collateral
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.09	Environmental Matters
6.11	Proposed Tax Assessments
6.12	ERISA Compliance
6.13(a)	Subsidiaries
6.13(b)	Other Equity Investments
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Revolving Loan Notice
A-2	Term Loan Interest Rate Selection Notice
B	[Intentionally Omitted]
C-1	Term Loan A Note
C-2	Revolving Loan Note
C-3	Term Loan B Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty Agreement
G	Security Agreement
H	Pledge Agreement
I	Mortgage

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 24, 2007, among MUELLER WATER PRODUCTS, INC., a Delaware corporation (“MWA” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer and the Alternative Currency Funding Fronting Lender, and, solely for purposes of the Amendment and Restatement (defined below) and the assignment and assumption in Section 1.01, MUELLER GROUP, LLC, a Delaware limited liability company.

Preliminary Statements

A.        Mueller Group (defined in Section 1.02 below, and in such capacity the “Existing Borrower”), a wholly-owned subsidiary of the Borrower, the lenders party thereto (the “Existing Lenders”) and Bank of America, as administrative agent under the Existing Agreement (defined in Section 1.02 below) (in such capacity, the “Existing Agent”), were parties to that certain Credit Agreement, dated as of October 3, 2005, pursuant to which certain of such lenders provided Mueller Group with (a) a revolving credit facility of up to $145,000,000, including a letter of credit and bankers’ acceptance subfacility and a swing line subfacility, and (b) a term loan facility in an initial principal amount of $1,050,000,000.

B.        Subsequently, the Borrower and Mueller Group requested that the Existing Agreement be amended and restated on May 24, 2007, subject to the conditions set forth herein, in order to, among other things, (a) add an additional term loan facility, (b) extend the maturity date of both the revolving credit facility and the existing term loan facility, (c) increase the maximum aggregate principal amount of the revolving credit facility from the existing $145,000,000 to $300,000,000 (subject to an increase option provided in this Agreement), (d) reduce the existing term loan facility, as the Term Loan B Facility hereunder, from the existing $789,732,412 principal amount to an aggregate principal amount as of the date hereof of $565,000,000 (subject to an increase option provided in this Agreement), (e) create a new Term Loan A Facility hereunder in an initial aggregate principal amount of $150,000,000 (subject to an increase option provided in this Agreement), (f) make the Borrower, the owner of all issued and outstanding Equity Interests (defined in Section 1.02 below) of Mueller Group, the borrower under this Agreement, and make Mueller Group a Guarantor (defined in Section 1.02 below) of the Borrower’s obligations hereunder pursuant to the Guaranty (defined in Section 1.02 below), and (g) make certain other amendments to the Existing Agreement (the “Amendment and Restatement”).

C.        The parties hereto amended and restated the Existing Agreement, consented to the assignment to the Borrower of the Existing Borrower’s obligations under the Existing Agreement pursuant to Section 1.01(i), and made and continued to make certain term loan, revolving credit and letter of credit and bankers’ acceptance facilities available to the Borrower upon the terms and conditions set forth herein.

D.        Additionally, the Borrower has requested that this Agreement be further amended, subject to the conditions set forth in that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of June 18, 2009, by and among the Borrower, the Administrative

Agent and the Lenders party thereto (“Amendment No. 2”), in order to, among other things, (a) modify the pricing levels and percentages per annum set forth in the definition of “Applicable Rate”, (b) reduce the Aggregate Revolving Credit Commitments by $100,000,000 (to $200,000,000), (c) increase the Letter of Credit – BA Sublimit by up to $10,000,000 (to $60,000,000), (d) remove the Swing Line Loan facility (as defined in this Agreement immediately prior to the effectiveness of Amendment No. 2), (e) provide for additional events that would trigger a mandatory prepayment of the Term Loan Facilities hereunder, (f) remove the increase option to the Term Loan Facilities, (g) amend the financial covenants set forth in Section 8.12 and add additional financial covenants to such Section, (h) amend certain of the affirmative and negative covenants set forth hereunder and (i) update certain of the Schedules and Exhibits attached hereto.

E.        The parties hereto are now willing to amend the Agreement and to make and continue to make certain term loan, revolving credit and letter of credit and bankers’ acceptance facilities available to the Borrower upon the terms and conditions set forth in Amendment No. 2.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Amendment and Restatement; Existing Borrower Assignment. In order to facilitate the Amendment and Restatement that occurred on the Closing Date and otherwise to effectuate the desires of the Borrower and Mueller Group, the Borrower, the Administrative Agent and the Lenders agreed as follows:

(a)        As of the Closing Date (immediately prior to the effectiveness of this Agreement) (i) the Aggregate Revolving Credit Commitments under (and as defined in) the Existing Agreement were $145,000,000, (ii) the principal amount of the Revolving Loans (as defined in the Existing Agreement) outstanding under the Existing Agreement was $0, (iii) there were no Swing Line Loans (as defined in the Existing Agreement) outstanding under the Existing Agreement, (iv) the aggregate amount of L/C – BA Obligations (as defined in the Existing Agreement) outstanding under the Existing Agreement was $33,350,916.87, and (v) the Outstanding Amount (as defined in the Existing Agreement) of the Term Loan (as defined in the Existing Agreement) was $789,732,412.00.

(b)        Each Existing Lender that had an outstanding Revolving Credit Commitment (as defined in the Existing Agreement) or portion of the Term Loan (as defined in the Existing Agreement) under the Existing Agreement that either executed and delivered a signature page to this Agreement or committed to a portion of the Revolving Credit Commitment or either Term Loan hereunder prior to the Closing Date and consummated such commitment pursuant to a post-Closing Date assignment (each, a “Continuing Lender”) was deemed to have agreed to the Amendment and Restatement pursuant to the terms of this Agreement upon the effectiveness of this Agreement. Each Existing Lender that did not constitute a Continuing Lender on the Closing Date (each, a “Departing Lender”) was deemed not to have agreed to the Amendment and Restatement, and was subject to the mandatory assignment provisions of Section 11.13 of the Existing Agreement upon the Closing Date.

(c)        Simultaneously with the Closing Date, the parties hereby agreed that (i) the Revolving Credit Commitments of each Revolving Lender and its Pro Rata Revolving Share was as set forth in Schedule 2.01, the Revolving Loans outstanding under (and as defined in) the Existing Agreement were to be reallocated in accordance with such Revolving Credit Commitments set forth on Schedule 2.01, and the requisite assignments were deemed to be made in such amounts among the Revolving Lenders and from each Revolving Lender to each other Revolving Lender, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Agreement) under the Existing Agreement, and (ii) the letter of credit subfacility under the Existing Agreement was to continue hereunder in the amount of the Letter of Credit – BA Sublimit as provided for herein and all letters of credit existing under the Existing Agreement (the “Existing Letters of Credit”) continued as Letters of Credit hereunder.

(d)        Simultaneously with the Closing Date, the parties hereby agreed that the Outstanding Amount of the Term Loan B, and each Term Loan B Lender’s Pro Rata Term B Share thereof, was as set forth in Schedule 2.01, and the portion of the Outstanding Amount of the Term Loan B held by each Term Loan B Lender was to be reallocated in accordance with the Pro Rata Term B Shares of the Term Loan B Lenders set forth in Schedule 2.01, and the requisite assignments were deemed to be made in such amounts among the Term Loan B Lenders and from each Term Loan B Lender to each other Term Loan B Lender (and, if necessary, to Term Loan B Lenders, including Bank of America, from Existing Lenders under the Existing Agreement who elected not to become Term Loan B Lenders under this Agreement or whose participation in this Agreement as Term Loan B Lenders was expected to be consummated pursuant to a post-closing assignment with Bank of America), with the same force and effect as if such assignments were evidenced by applicable Assignments and Acceptances (as defined in the Existing Agreement) under the Existing Agreement, but without the payment of any related assignment fee.

(e)        Simultaneously with the Closing Date, the parties hereby agreed that the Outstanding Amount of the Term Loan A, and each Term Loan A Lender’s Pro Rata Term A Share thereof, was as set forth in Schedule 2.01.

(f)        Notwithstanding anything to the contrary in the Existing Agreement or in this Agreement on the Closing Date, no other documents or instruments, including any Assignment and Assumption, were, or were required to be, executed in connection with the assignments set forth in this Section 1.01 (all of which requirements were hereby waived), and such assignments were deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Acceptance. On the Closing Date, the applicable Lenders made full cash settlement with one another, and with any Departing Lender under the Existing Agreement, either directly or through the Administrative Agent, as the Administrative Agent directed or approved, with respect to all assignments, reallocations and other changes in Revolving Credit Commitments and the portion of the Outstanding Amount of the Term Loan B allocable to each Term Loan B Lender, such that after giving effect to such settlements the Revolving Credit Commitment of each Revolving Lender, the Pro Rata Term A Share of each

Term A Lender and the Pro Rata Term B Share of each Term Loan B Lender were as set forth on Schedule 2.01.

(g)        The parties hereto hereby agreed that upon the Closing Date, the terms and provisions of the Existing Agreement which in any manner governed or evidenced the Obligations, the obligations of the Borrower, the Existing Borrower and the other Loan Parties, the rights and interests of the Administrative Agent and the Lenders and any terms, conditions or matters related to any thereof, were amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Agreement, except as otherwise expressly provided herein or therein, were superseded by this Agreement.

(h)        Notwithstanding the Amendment and Restatement of the Existing Agreement, including anything in this Section 1.01, and in any related Loan Documents (as defined in the Existing Agreement and referred to herein, individually or collectively, as the “Existing Loan Documents”), but subject to the assignment from the Existing Borrower to the Borrower set forth in Section 1.01(i) below, (i) all of the indebtedness, liabilities and obligations owing by any Person under the Existing Agreement and other Existing Loan Documents continued and shall continue as Obligations hereunder, and (ii) each of this Agreement and the Notes and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Borrower, the Existing Borrower or any other Loan Party under the Existing Agreement or any Existing Loan Document and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder was or is intended to constitute a novation of the Existing Agreement or of any of the other Existing Loan Documents or any obligations thereunder. Upon the Closing Date, unless otherwise agreed to and arranged by the Administrative Agent, all Revolving Loans (as defined in the Existing Agreement) and Term Loans (as defined in the Existing Agreement) that were owing and outstanding under the Existing Agreement were converted to and, subject to conversion after the Closing Date, continued as Base Rate Loans hereunder and constituted advances hereunder, and all Letters of Credit (as defined in the Existing Agreement) and Bankers’ Acceptances (as defined in the Existing Agreement) outstanding under the Existing Agreement and any of the Existing Loan Documents, if any, continued as Letters of Credit and Bankers’ Acceptances, as applicable, hereunder; provided that if any Eurodollar Rate Loans (as defined in the Existing Agreement) were converted to Base Rate Loans pursuant to this Section 1.01(h) on a day other than the last day of an Interest Period, the Borrower shall have compensated the Lenders holding such Eurodollar Rate Loans (as defined in the Existing Agreement) pursuant to Section 4.05 for any loss, cost or expense arising from such conversion on the Closing Date of Eurodollar Rate Loans under (and as defined in) the Existing Agreement to Base Rate Loans hereunder; provided further, that on and after the Closing Date, the Applicable Rate and fees applicable to Loans, Letters of Credit and Bankers’ Acceptances hereunder shall apply without regard to any margins or fees otherwise applicable thereto under the Existing Agreement prior to the Closing Date (which fees and margins applicable prior to the Closing Date were either paid in full on the Closing Date or at the first date for payment of interest and fees under this Agreement, as determined by the Borrowers and the Administrative Agent).

(i)        Pursuant to the request of the Existing Borrower and the Borrower, in connection with this Amendment and Restatement the Existing Borrower desired to assign to the Borrower, and the Borrower desired to accept such assignment from the Existing Borrower, all of the Existing Borrower’s rights and obligations under the Existing Agreement (as amended and restated by this Amendment and Restatement) so that, after giving effect thereto, the Borrower became the sole borrower under this Agreement, and the Existing Borrower became a Guarantor hereunder pursuant to its execution and delivery of the Guaranty. The assignment provided for in this Section 1.01(i) was hereby agreed and approved by each Lender party hereto, and was deemed to have occurred simultaneously with the occurrence of the Closing Date with respect to this Agreement, without any further action by any party hereto. The Existing Borrower executed this Agreement for the sole purpose of effectuating the assignment provided in this Section 1.01(i), and shall have no further rights or obligations under this Agreement (but without limitation to its rights and obligations contained in any other Loan Document to which it is a party).

(j)        As of the Amendment Date (immediately prior to the effectiveness of Amendment No. 2), (i) the Aggregate Revolving Credit Commitments under the Agreement is $300,000,000, (ii) the principal amount of the Revolving Loans outstanding under the Agreement is $0, (iii) there are no Swing Line Loans (as defined in this Agreement immediately prior to the effectiveness of Amendment No. 2) outstanding under the Agreement, (iv) the aggregate amount of L/C – BA Obligations outstanding under the Agreement is $42,823,224, (v) the Outstanding Amount of Term Loan A is $141,608,000, and (vi) the Outstanding Amount of Term Loan B is $524,057,640.

(k)        Simultaneously with the Amendment Date, the parties hereby agree that (i) the Revolving Credit Commitments of each Revolving Lender and its Pro Rata Revolving Share thereof, (ii) the Outstanding Amount of the Term Loan A, and each Term Loan A Lender’s Pro Rata Term A Share thereof, and (iii) the Outstanding Amount of the Term Loan B, and each Term Loan B Lender’s Pro Rata Term B Share thereof shall in each case be as set forth in Schedule 2.01(a).

1.02    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Credit” means a commercial Letter of Credit in which the L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft, and shall include those Existing Letters of Credit which are Acceptance Credits.

“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Account” means any account (as that term is defined in Section 9-102(a)(2)(i) and (ii) of the UCC) of the Borrower or any Subsidiary arising from the sale or lease of goods or the rendering of services.

“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Acquisition Compliance Information” means (a) pro forma historical financial statements as of the end of the most recently completed Four-Quarter Period, giving effect to any Acquisition pursuant to Section 8.13(c), and (b) a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 7.01(a) or (b), giving effect to such Acquisition and demonstrating both (i) compliance on a pro forma basis with the Consolidated Leverage Ratio and Consolidated Senior Secured First Lien Leverage Ratio financial covenants set forth in Sections 8.12(a) and (b) (each calculated in accordance with Sections 1.04(c) and (d), as applicable) (such Consolidated Leverage Ratio under Section 8.12(a) as calculated on a pro forma basis, the “Pro Forma Consolidated Leverage Ratio”) and (ii)(A) if immediately before giving pro forma effect to such Acquisition the Consolidated Leverage Ratio is at a level greater than 4.00 to 1.00, evidence that the Pro Forma Consolidated Leverage Ratio is at a level less than such Consolidated Leverage Ratio level measured immediately before giving pro forma effect to such Acquisition and (B) if immediately before giving pro forma effect to such Acquisition the Consolidated Leverage Ratio is at a level less than or equal to 4.00 to 1.00, evidence that the Pro Forma Consolidated Leverage Ratio continues to be at a level less than or equal to 4.00 to 1.00.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, as at any date of determination thereof, the sum of (a) the Aggregate Revolving Credit Commitments at such date, plus (b) the Outstanding Amount with respect to the Term Loan Facilities at such date.

“Aggregate Credit Exposures” means, as at any date of determination thereof, the sum of (a) the unused portion of the Aggregate Revolving Credit Commitments then in effect, plus (b) the Total Outstandings at such time.

“Aggregate Revolving Credit Commitments” means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Funding Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, each Revolving Lender other than an Alternative Currency Participating Lender with respect to such Alternative Currency.

“Alternative Currency Funding Fronting Lender” means Bank of America or any other Revolving Lender designated by the Borrower and the Administrative Agent (which such designation shall be consented to by such Revolving Lender) in its capacity as an Alternative Currency Funding Lender for Revolving Loans denominated in an Alternative Currency in which any Alternative Currency Participating Lender purchases Alternative Currency Risk Participations and in which Bank of America (or such other appointed Revolving Lender) advances to the Borrower the amount of all such Alternative Currency Risk Participations in accordance with Sections 2.03(b) and 2.03(f).

“Alternative Currency Funding Pro Rata Share” means (a) with respect to each Alternative Currency Funding Lender other than the Alternative Currency Funding Fronting Lender, its Pro Rata Revolving Share; and (b) with respect to the Alternative Currency Funding Fronting Lender, the percentage (carried out to the ninth decimal place) determined in accordance with the following formula:

Sum of the Revolving Credit Commitments of the

Alternative Currency Funding Fronting Lender

    and the Alternative Currency Participating Lenders

Aggregate Revolving Credit Commitments

“Alternative Currency Loan Credit Exposure” means, with respect to any Revolving Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Funding Fronting Lender, the aggregate principal amount of its Alternative Currency Funding Pro Rata Share thereof advanced by such Revolving Lender, (b) for the Alternative Currency Funding Fronting Lender, the aggregate principal amount of its Alternative Currency Funding Pro Rata Share thereof advanced thereby, net of all Alternative Currency Risk Participations purchased or funded, as applicable, therein, and (c) for each Alternative Currency Participating Lender, the aggregate principal amount of all Alternative Currency Risk Participations purchased or funded, as applicable, by such Revolving Lender in such Revolving Loan.

“Alternative Currency Participating Lender” means, with respect to each Revolving Loan denominated in an Alternative Currency, any Revolving Lender that has given notice to the Administrative Agent and the Borrower that it is unable to fund in the applicable Alternative Currency; provided, however, that the Administrative Agent shall change a Revolving Lender’s designation from an Alternative Currency Participating Lender to an Alternative Currency Funding Lender with respect to such Alternative Currency (and this definition shall ipso facto be so amended) upon receipt of a written notice to the Administrative Agent and the Borrower from an Alternative Currency Participating Lender requesting that such Revolving Lender’s designation be changed to an Alternative Currency Funding Lender with respect to such Alternative Currency, and each Alternative Currency Participating Lender agrees to give such notice to the Administrative Agent and the Borrower promptly upon its acquiring the ability to make Revolving Loans in such Alternative Currency.

“Alternative Currency Participation Payment Date” has the meaning specified in Section 2.03(f)(iii).

“Alternative Currency Risk Participation” means, with respect to each Revolving Loan denominated in an Alternative Currency advanced by the Alternative Currency Funding Fronting Lender, the risk participation purchased by each of the Alternative Currency Participating Lenders in such Revolving Loan in an amount determined in accordance with such Alternative Currency Participating Lender’s Pro Rata Revolving Share of such Revolving Loan, as provided in Section 2.03(f).

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Credit Commitments and $25,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments; provided that the Alternative Currency Sublimit shall not be in effect for Revolving Loans until the Fronting Structure Amendment is effective.

“Amendment and Restatement” has the meaning specified in the Preliminary Statements above.

“Amendment Date” means the effective date of Amendment No. 2.

“Amendment No. 2” has the meaning specified in the Preliminary Statements above.

“Applicable Rate” means, from time to time, with respect to the Commitment Fee, Revolving Loans, Segments of the Term Loan A and Term Loan B and Letter of Credit - BA Fees, the following percentages per annum, based upon the Consolidated Senior Secured First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Revolving Loans, Segments of the Term Loan A and Term Loan B and Letter of Credit – BA Fees
Pricing Level	Consolidated Senior Secured First Lien Leverage Ratio	Base Rate Loans	Eurocurrency Rate Loans and Letter of Credit - BA Fees	Commitment Fee

1	Greater than 4.00 to 1.00	5.00%	6.00%	0.750%

2	Less than or equal to 4.00 to 1.00 but greater than 3.00 to 1.00	4.50%	5.50%	0.625%

3	Less than or equal to 3.00 to 1.00	4.00%	5.00%	0.500%

Any increase or decrease in the Applicable Rate with respect to Revolving Loans, the Term Loan A (including Segments), the Term Loan B (including Segments) and Letter of Credit - BA Fees resulting from a change in the Consolidated Senior Secured First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply thereto as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day following the date the appropriate certificate is so delivered. From the Amendment Date to the Business Day following the date the Compliance Certificate for the fiscal period ending June 30, 2009 is delivered or is required to be delivered (whichever shall first occur), the Applicable Rate with respect to the Commitment Fee, Revolving Loans, Term Loan A, Term Loan B and Letter of Credit - BA Fees shall be Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.11(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and JPMS, each in its capacity as a joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Restricted Subsidiary of the Borrower or (b) is assumed in connection with an Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2008, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C- BA Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means, collectively, (a) the letter agreement, dated as of May 3, 2007, among the Borrower, the Administrative Agent and BAS and (b) the letter agreement, dated as of May 29, 2009, among the Borrower, the Administrative Agent and BAS.

“Bankers’ Acceptance” or “BA” means a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.04 hereof, in the standard form for bankers’ acceptances of the L/C Issuer.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) clause (b) of the definition of “Eurocurrency Rate” plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change (i) in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change, and (ii) in the Eurocurrency Rate described in clause (c) above shall take effect on the date of such change.

“Base Rate Loan” means a Loan (including a Segment) that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Segment” means a Segment bearing interest or to bear interest at the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means any of (a) the advance of the Term Loans pursuant to Section 2.01, or (b) a Revolving Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)        if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAN$” mean lawful money of Canada.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means any of the following types of property, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a)        cash, denominated in U.S. Dollars or in a currency other than U.S. Dollars that is freely transferable or convertible into U.S. Dollars;

(b)        readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)        commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations; provided that up to 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (c) of the definition thereof may be in commercial paper that is rated (I) at least P-1 (or the then equivalent grade) by Moody’s and at least A-2 (or the then equivalent grade) by S&P, or (II) at least P-2 (or the then equivalent grade) by Moody’s and at least A-1 (or the then equivalent grade) by S&P;

(d)         insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000, provided that no more than 25% of the aggregate amount of Investments in Cash Equivalents pursuant to this subpart (d) of the definition thereof may be in such items with a maturity longer than one year;

(e)        readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s;

(f)        readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

(g)        in the case of any Restricted Subsidiary of the Borrower organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (f) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Voting Securities of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)        during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal and real property of the Borrower, any Restricted Subsidiary or any other Person in which the Administrative Agent or any Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Restricted Subsidiary during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude any portion of the purchase price of an Acquisition permitted by Section 8.13 which is accounted for as a capital expenditure.

“Consolidated Cash Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, that portion of Consolidated Interest Charges that is either paid or required to be paid in cash during such period, but excluding prepayment or similar premiums paid in connection with any prepayment, repurchase or redemption of Consolidated Funded Indebtedness.

“Consolidated EBITDA” means, for any period and in each case without duplication (including any duplication with any item excluded in calculating Consolidated Net Income), with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis determined in accordance with GAAP, an amount equal to:

	(a)	Consolidated Net Income for such period,

plus	(b)	Consolidated Interest Charges for such period, to the extent deducted in computing Consolidated Net Income,

plus	(c)	the provision for federal, state, local and foreign income taxes payable for such period, to the extent deducted in computing Consolidated Net Income,

plus	(d)	depreciation and depletion expense, to the extent deducted in computing Consolidated Net Income,

plus	(e)	amortization expense, to the extent deducted in computing Consolidated Net Income,

plus	(f)

all other non-cash charges or expenses (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months) to the extent deducted in computing Consolidated Net Income,

plus	(g)	any amounts deducted in determining Consolidated Net Income representing mark-to-market losses related to interest rate hedges that must be recognized currently in net income under Financial

Accounting Standards Board Statement 133 (to the extent not included in Consolidated Interest Charges),

minus	(h)

any amounts added in determining Consolidated Net Income representing mark-to-market gains related to interest rate hedges that must be recognized currently in net income under Financial Accounting Standards Board Statement 133 (to the extent not included in Consolidated Interest Charges),

minus	(i)	all other non-cash income or gains added in determining Consolidated Net Income,

plus	(j)	expenses incurred in connection with the Transactions to the extent deducted in computing Consolidated Net Income,

plus	(k)

any amounts deducted in determining Consolidated Net Income representing cash restructuring costs, or cash costs reasonably determined by the Borrower to be associated with facility or product line closures, consolidation or rationalization, not to exceed (i) $50,000,000 of such costs in the aggregate incurred from the Closing Date through the last day of the fiscal year of the Borrower ending September 30, 2008, (ii) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2009, (iii) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2010, (iv) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2011, and (v) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2012, provided that any amount not utilized in any fiscal year of the Borrower may be carried forward for use in any succeeding fiscal year until the Term Loan B Maturity Date, and

plus	(l)

for any Four-Quarter Period including a fiscal quarter of the Borrower ending on or prior to December 31, 2006, up to 75% of any amounts deducted in determining Consolidated Net Income representing costs associated with compliance with Sarbanes-Oxley;

provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated Net Income in computing Consolidated EBITDA during any prior periods.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including

Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances (including all BAs hereunder), bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Four-Quarter Period ending on such date to (b) Consolidated Cash Interest Charges for such period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of the following (without duplication), in each case net of interest income earned (without duplication) on cash balances or under Swap Contracts hedging against, or otherwise entered into to manage risks relating to, fluctuations in interest rates to the extent such interest income is included in the calculation of Consolidated Net Income: (a) all interest and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income after taxation of the Borrower and its Restricted Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring income (or expense), including, any compensation charge incurred in connection with the Transactions; provided that the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Borrower or a Restricted Subsidiary in cash.

“Consolidated Senior Secured First Lien Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness that, as of such date, is secured by a first priority Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Senior Secured First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Core Business” means any material line of business conducted by the Borrower and its Subsidiaries as of the Closing Date and any business reasonably related or incidental thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the amount of any cash and fair market value of other property (excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Restricted Subsidiary and the unpaid principal amount of any debt instrument) given as consideration, (b) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Restricted Subsidiary in connection with such Acquisition, (c) all additional purchase price amounts in the form of earnouts and other contingent obligations that are to be paid in cash and that should be recorded on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (d) all amounts paid in cash in respect of covenants not to compete, and consulting agreements that should be recorded on financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (e) the aggregate fair market value of all other consideration given by the Borrower or any Restricted Subsidiary in connection with such Acquisition (but excluding the value of any capital stock, warrants or options to acquire capital stock of the Borrower or any Restricted Subsidiary), and (f) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C– BA Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate with respect to Base Rate Loans plus (c) 2% per annum; provided, however, that (i) with respect to a Eurocurrency Rate Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Eurocurrency Rate Loan plus 2% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, and (ii) with respect to Letter of Credit– BA Fees, the Default Rate shall equal the Letter of Credit– BA Fee, then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Alternative Currency Risk Participations or participations in L/C - BA Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means a Foreign Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Borrower or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property, or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing by the Borrower or any ERISA Affiliate or the PBGC of a notice of intent to terminate, the treatment by the PBGC of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) any event or condition that results in (i) the termination of any Plan that is regulated by any Foreign Benefit Law, (ii) the revocation of such Plan’s authority to operate under the applicable Foreign Benefit Law or (iii) a complete or partial withdrawal by the Borrower or any Subsidiary from a Foreign Pension Plan.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) with respect to each Eurocurrency Rate Loan, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined daily on each Business Day (or as to any day that is not a London Banking Day, on the next preceding London Banking Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan (including a Segment) that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Revolving Loans” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Segment” means a Segment bearing interest or to bear interest at the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any fiscal year, the excess (if any) of (a) Consolidated EBITDA for such fiscal year (but adjusted to include the effect of losses or gains added or deducted pursuant to part (g) or part (h) of the definition of Consolidated EBITDA) over (b) the sum (for such fiscal year) of (i) Consolidated Cash Interest Charges during such period, plus (ii) the aggregate amount of any optional prepayments of the Term Loans made by the Borrower pursuant to Section 2.06(a) hereof during such period and the aggregate amount of any optional prepayment of Revolving Loans made by the Borrower pursuant to Section 2.06(a) hereof during such period to the extent such prepayment is accompanied by a permanent reduction in the Aggregate Revolving Credit Commitments pursuant to Section 2.07, plus (iii) the aggregate amount of any required prepayments of the Term Loans made by the Borrower pursuant to Section 2.06(d) hereof during such period, plus (iv) taxes paid in cash for such period and added in the calculation of Consolidated EBITDA pursuant to part (c) of the definition thereof, plus (v) Consolidated Capital Expenditures permitted hereunder and actually made during such period, plus (vi) Restricted Payments in the nature of ordinary quarterly dividends permitted hereunder and made in cash during such period, plus (vii) the aggregate amount of all scheduled payments of Consolidated Funded Indebtedness made during such period, plus (viii) minimum required pension contributions and contributions required to maintain an 80% funded status under provisions of the Pension Protection Act, plus (ix) optional and mandatory prepayments of any other Consolidated Funded Indebtedness, plus (x) the net increase, if any, of current assets (other than Cash Equivalents) over current liabilities, plus (xi) the Cost of Acquisition for each Acquisition permitted by this Agreement, plus (xii) costs associated with the Transactions.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.01(a).

“Existing Agent” has the meaning specified in the Preliminary Statements above.

“Existing Agreement” means that certain Credit Agreement dated as of October 3, 2005, among Mueller Group, Bank of America, as administrative agent, and a syndicate of lenders, as amended through the Closing Date, which Existing Agreement is being amended and restated hereby.

“Existing Borrower Notes” means the 14  3/4% senior discount notes due 2014 issued by the Borrower in an aggregate initial accreted value not in excess of $110,100,000 pursuant to the Existing Borrower Notes Indenture, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified.

“Existing Borrower Notes Indenture” means the Indenture, dated as of April 29, 2004, among the Borrower and Law Debenture Trust Company of New York, as trustee, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified.

“Existing Borrower Notes Tender” means the offer to purchase and solicitation of consents made by the Borrower pursuant to the Offers to Purchase for the Existing Borrower Notes, and the termination, defeasance or other satisfaction in full in a manner satisfactory to the Administrative Agent of all or substantially all of the Existing Borrower Notes.

“Existing Letters of Credit” has the meaning specified in Section 1.01(c).

“Existing Subordinated Notes” means the 10% senior subordinated notes due 2012 co-issued by Mueller Group and Mueller Group Co-Issuer, Inc. in an aggregate principal amount of $315,000,000, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

“Existing Subordinated Notes Indenture” means the Indenture, dated as of April 23, 2004, among Mueller Group, Mueller Group Co-Issuer, Inc., the guarantors signatory thereto, and Law Debenture Trust Company of New York, as trustee, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

“Existing Subordinated Notes Tender” means the offer to purchase and solicitation of consents made by the Borrower pursuant to the Offers to Purchase and consummated on or prior to the Closing Date, for the Existing Subordinated Notes, and the termination, defeasance or other satisfaction in full in a manner satisfactory to the Administrative Agent of all or substantially all of the Existing Subordinated Notes.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the Revolving Credit Facility and each of the Term Loan Facilities by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit, (ii) the aggregate face amount of all outstanding Bankers’ Acceptances and (iii) all fees relating to any Letters of Credit accruing after such date (which fees shall be payable solely for the account of the L/C Issuer and shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made, (b) the Aggregate Revolving Credit Commitments, if any, shall have terminated or expired, (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Credit Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Related Credit Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto, and (d) each Guarantor shall have fully, finally and irrevocably paid and satisfied in full its respective obligations and liabilities arising under the Loan Documents (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to the Administrative Agent or any of its Related Parties or any Lender pursuant to the Loan Documents and expressly survive termination of this Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Benefit Law” means any Law of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Plan or Pension Plan.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, arrangement, understanding or scheme maintained by the Borrower or any Subsidiary that provides retirement or deferred compensation benefits covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Structure Amendment” means Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June 21, 2007, entered into after the Closing Date by and among the Borrower, the Guarantors and the Administrative Agent, but without any further action by the Lenders as provided in subpart (vi) of the second proviso to Section 11.01, for the purpose of enabling Bank of America to serve as a fronting bank for Revolving Loans made in Alternative Currencies with respect to each Revolving Lender that has provided notice to the Administrative Agent that it is unable to fund Revolving Loans in one or more Alternative Currencies.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Subsidiary of the Borrower and each other Person that has executed and delivered the Guaranty or a Guaranty Joinder Agreement.

“Guaranty” means that certain Amended and Restated Guaranty Agreement dated as of the date hereof among certain Subsidiaries of the Borrower party thereto and the Administrative Agent (on behalf of the Lenders) substantially in the form of Exhibit F, as supplemented from time to time by the execution and delivery of Guaranty Joinder Agreements pursuant to Section 7.12, as from time to time the same may be otherwise supplemented or amended, modified, amended and restated or replaced.

“Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12, as amended, modified, supplemented or amended and restated.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.04(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)        net obligations of such Person under any Swap Contract;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        capital leases and Synthetic Lease Obligations of such Person; and

(g)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04.

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or converted, in whole or in part, and the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, (i) the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October with respect to interest accrued through the last day of each fiscal quarter of the Borrower ending immediately prior to such date, and (ii) the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, with respect to interest accrued through such date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending, in each case, on the date three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or Term Loan Interest Rate Selection Notice; provided that:

(i)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)        no Interest Period shall extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, (b) with respect to the Term Loan A, the date set forth in part (a) of the definition of the Term Loan A Maturity Date, and (c) with respect to the Term Loan B, the date set forth in part (a) of the definition of the Term Loan B Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit or Acceptance Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit or Acceptance Credit.

“Joinder Agreements” means, collectively, Guaranty Joinder Agreements, the Pledge Joinder Agreements and the Security Joinder Agreements.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMorgan Fee Letter” means, collectively, (a) the letter agreement, dated as of May 4, 2007, among the Borrower, JPMorgan and JPMS and (b) the letter agreement, dated as of May 29, 2009, among the Borrower, JPMorgan and JPMS.

“JPMS” means J.P. Morgan Securities Inc.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C – BA Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C – BA Borrowing in accordance with its Pro Rata Revolving Share. All L/C - BA Advances shall be denominated in Dollars.

“L/C – BA Borrowing” means an extension of credit resulting from (a) a drawing under any Letter of Credit (other than an Acceptance Credit) or (b) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C – BA Borrowings shall be denominated in Dollars.

“L/C – BA Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C – BA Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C – BA Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Issuer” means each of Bank of America and JPMorgan, each in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, or any successor issuer of Letters of Credit and Bankers’ Acceptances hereunder. At any time there is more than one L/C Issuer, all singular references to the L/C Issuer shall mean any L/C Issuer, either L/C Issuer, each L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or both L/C Issuers, as the context may require.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer, the Alternative Currency Funding Fronting Lender,

each Alternative Currency Funding Lender and each Alternative Currency Participating Lender, as applicable.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit (including an Acceptance Credit) or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.

“Letter of Credit – BA Expiration Date” means the day that is seven days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit – BA Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit and Bankers’ Acceptances described in Section 2.04(i).

“Letter of Credit – BA Sublimit” means an amount equal to the lesser of (a) $60,000,000 and (b) the Aggregate Revolving Credit Commitments. The Letter of Credit – BA Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Term Loan, including any Segment.

“Loan Documents” means this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), each Security Instrument, each Revolving Loan Notice, each Term Loan Interest Rate Selection Notice, each Issuer Document and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination thereof, each direct or indirect Restricted Subsidiary of the Borrower that (a) holds, owns or contributes, as the case may be, 3% or more of the gross revenues, assets (including Equity Interests in other Subsidiaries) or Consolidated EBITDA of the Borrower and the Restricted Subsidiaries, on a consolidated basis (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b)), (b) is designated by the Borrower as a Material Subsidiary, or (c) Guarantees the Subordinated Notes or any Permitted Subordinated Debt. The Borrower shall designate one or more Restricted Subsidiaries of the Borrower as Material Subsidiaries if, in the absence of such designation, the aggregate gross revenues, assets (including Equity Interests in other Subsidiaries) or contribution to Consolidated EBITDA of all Restricted Subsidiaries of the Borrower that are not Material Subsidiaries would exceed 3% of the gross revenues, assets or Consolidated EBITDA (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Sections 7.01(a) or (b)).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, individually or collectively as the context may indicate, those mortgages, deeds of trust, deeds to secure debt and comparable real estate Lien documents delivered prior to, on or after the Closing Date to the Administrative Agent with respect to any Mortgaged Fee Property, substantially in the form attached hereto as Exhibit I.

“Mortgaged Fee Property” means, collectively, the fee interests of the Borrower or any Guarantor, as applicable, in such real property, improvements, fixtures and other items of real and personal property related thereto (and the products and proceeds thereof) as may be granted to the Administrative Agent prior to or on the Closing Date, or from time to time thereafter, in accordance with the terms of this Agreement pursuant to a Mortgage.

“Mortgaged Property Support Documents” shall mean, for each Mortgaged Fee Property, (a) the Title Policy pertaining thereto, (b) such surveys and flood hazard certifications thereof as the Administrative Agent may require prepared by recognized experts in their respective fields selected by the Borrower and reasonably satisfactory to the Administrative

Agent provided that if the Title Policy for any Mortgaged Fee Property does not contain a blanket survey exception and contains survey coverage and survey related endorsements which are reasonably acceptable to the Administrative Agent, then no survey shall be required for such Mortgaged Fee Property, (c) as to the Mortgaged Properties located in a flood hazard area, such flood hazard insurance as the Administrative Agent may require, (d) such lessee’s affidavits as the Administrative Agent may reasonably require with respect to any such property leased to a third party, (e) such opinions of local counsel with respect to the Mortgages, as applicable, as the Administrative Agent may reasonably require, and (f) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.

“Mueller Group” means Mueller Group, LLC, a Delaware limited liability company

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)      with respect to the sale of any asset by the Borrower or any Restricted Subsidiary (including any Disposition of stock in any Subsidiary owned by either the Borrower or any other Subsidiary of the Borrower), the excess, if any, of (i) the sum of the cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Borrower or any Restricted Subsidiary), (B) the out-of-pocket expenses incurred by the Borrower or any Restricted Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder’s fees and other similar fees and commissions, (C) taxes paid or reasonably estimated to be payable by the Borrower or any Restricted Subsidiary in connection with the relevant asset sale, (D) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to clause (C) above) to the extent such reserves are (x) associated with the assets that are the object of such sale and (y) retained by the Borrower or any Restricted Subsidiary, and (E) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by the Borrower or any Restricted Subsidiary in connection therewith to the extent such reserves are (1) associated with the assets that are the object of such sale and (2) retained by the Borrower or any Restricted Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (D) or (E) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.06(d)(i);

(b)      with respect to the public and private issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and cash equivalents received in connection with such issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, rating agency, banking, title and recording fees and expenses and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance, and (B) all taxes required to be paid or accrued as a consequence of such issuance; and

(c)      with respect to the sale or issuance of any Equity Interest to a Person other than the Borrower or any Subsidiary of the Borrower by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance over (ii) the sum of (A) the underwriting discounts and commissions, and all legal, accounting, printing, banking and other out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance or sale, and (B) all taxes required to be paid or accrued as a consequence of such issuance or sale.

“Notes” means, collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bankers’ Acceptance, or arising under any Related Credit Arrangement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offers to Purchase” means the Offers to Purchase and Solicitations of Consents made on May 1, 2007 to the holders of the Existing Borrower Notes and the Existing Subordinated Notes with respect to all such notes.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to either Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to the Borrowing of the Term Loans on the Closing Date, and any prepayments or repayments of either Term Loan (or any Segment) occurring on such date, (b) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and any prepayments or repayments of Revolving Loans occurring on such date; and (c) with respect to any L/C – BA Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C – BA Obligations on such date after giving effect to any L/C – BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C – BA Obligations as of such date, including as a result of any reimbursements of amounts paid under Bankers’ Acceptances or outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, and (b) any Foreign Pension Plan.

“Permitted Subordinated Debt” means, individually or collectively as the context may indicate, (a) the Subordinated Notes and (b) any other unsecured subordinated notes issued by the Borrower having terms consistent with the following: (i) subordination in right of payment to the Obligations pursuant to terms and conditions substantially similar to those set forth in the Subordinated Notes Indenture or other terms and conditions acceptable to the Administrative Agent, (ii) no scheduled payments of principal for at least one year following the Term Loan B Maturity Date, (iii) commercially reasonable interest rates, (iv) the absence of financial maintenance covenants, and (v) the absence of covenants or any other terms or conditions that, taken as a whole, are more restrictive than the covenants, terms and restrictions contained in this Agreement and the other applicable Loan Documents; provided, in each case that such Indebtedness is either exchanged for, or 100% of the proceeds of such Indebtedness is used to repay, redeem or repurchase, in whole or in part, the Subordinated Notes or other Permitted Subordinated Debt and to pay related premiums, interest, fees, costs and expenses.

“Permitted Subordinated Debt Documents” means all loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing or executed in connection with Permitted Subordinated Debt, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and (b) any Foreign Pension Plan.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means that certain Amended and Restated Securities Pledge Agreement dated as of the date hereof among the Borrower and one or more of the Guarantors to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to Sections 3.01 and 7.12, as the same may be otherwise supplemented (including by Pledge Agreement Supplement).

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” means (a) the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that at any time are on Schedule I to the Pledge Agreement (or any similar schedule serving the same purpose in the Pledge Agreement); (b) all of the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Borrower that is a Material Subsidiary; and (c) 65% of the Voting Securities (or if the relevant Person shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Person) and 100% of the nonvoting Subsidiary Securities of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries of the Borrower that is a Material Subsidiary; provided that the Pledged Interests shall in each case exclude the Voting Securities and Subsidiary Securities of any Unrestricted Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the Administrative Agent pursuant to Section 7.12.

“Post-Closing Agreement” means that certain Post-Closing Agreement by and between the Borrower and the Administrative Agent dated as of the Closing Date with respect to the satisfaction after the Closing Date of certain real property collateral matters, including Mortgages and Mortgaged Property Support Documents.

“Pro Forma Consolidated Leverage Ratio” has the meaning specified in the definition of “Acquisition Compliance Information”.

“Pro Rata Revolving Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Aggregate Revolving Credit Commitments at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Pro Rata Revolving Share of each Revolving Lender shall be the Pro Rata Revolving Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 11.06. The initial Pro Rata Revolving Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 and the Pro Rata Revolving Share of each Revolving Lender as of the Amendment Date is set forth opposite the name of such Revolving Lender on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“Pro Rata Term A Share” means, with respect to each Term Loan A Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan A funded by such Term Loan A Lender. The initial Pro Rata Term A Share of each Term Loan A Lender is set forth opposite the name of such Term Loan A Lender on Schedule 2.01 and the Pro Rata Term A Share of each Term Loan A Lender as of the Amendment Date is set forth opposite the name of such Term Loan A Lender on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Term Loan A Lender becomes a party hereto, as applicable.

“Pro Rata Term B Share” means, with respect to each Term Loan B Lender, the percentage (carried out to the ninth decimal place) of the principal amount of the Term Loan B funded by such Term Loan B Lender. The initial Pro Rata Term B Share of each Term Loan B Lender is set forth opposite the name of such Term Loan B Lender on Schedule 2.01 and the Pro Rata Term A Share of each Term Loan B Lender as of the Amendment Date is set forth opposite the name of such Term Loan B Lender on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Term Loan B Lender becomes a party hereto, as applicable.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Related Credit Arrangements” means, collectively, Related Swap Contracts and Related Treasury Management Arrangements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Swap Contract” means all Swap Contracts that are entered into or maintained by any Loan Party with a Lender or Affiliate of a Lender that are not prohibited by the express terms of the Loan Documents.

“Related Treasury Management Arrangements” means all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a conversion or continuation of Segments, a Term Loan Interest Rate Selection Notice, and (c) with respect to an L/C - BA Credit Extension, a Letter of Credit Application.

“Required ECF Prepayment Percentage” has the meaning specified in Section 2.06(d)(iv).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C - BA Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Revolving Lender’s Alternative Currency Risk Participations and its risk participation and funded participation in L/C – BA Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that (i) any Revolving Credit Commitment of, and the portion of the Total Outstandings (including risk participations in Letters of Credit) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall deemed to be held by the Alternative Currency Funding Fronting Lender for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the Aggregate Revolving Credit Commitments and Outstanding Amount (with the aggregate amount of each Revolving Lender’s Alternative Currency Risk Participations and its risk participation and funded participation in L/C – BA Obligations being deemed “held” by such Revolving Lender for purposes of this definition) under the Revolving Credit Facility; provided that (i) the Revolving Credit Commitment of, and the portion of the Outstanding Amount (including risk participations in Letters of Credit) under the Revolving Credit Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders, and (ii) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall deemed to be held by the Alternative Currency Funding Fronting Lender for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan A Lenders” means, as of any date of determination, Term Loan A Lenders having more than 50% of the Outstanding Amount of the Term Loan A; provided that the Outstanding Amount of the Term Loan A held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan A Lenders.

“Required Term Loan B Lenders” means, as of any date of determination, Term Loan B Lenders having more than 50% of the Outstanding Amount of the Term Loan B; provided that the Outstanding Amount of the Term Loan B held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan B Lenders.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof). For avoidance of doubt, payments pursuant to any shared services agreement described in Section 8.08 shall not be deemed to be Restricted Payments.

“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.03, (iii) the date of advance of the applicable Loan with respect to which the Alternative Currency Funding Fronting Lender has requested payment from the Alternative Currency Participating Lenders in Dollars, and with respect to all other instances pursuant to Section 2.03(f) the date on which payments in Dollars are made between the Alternative Currency Funding Fronting Lender and Alternative Currency Participating Lenders with respect to such Loan, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) each date of any Revolving Loan Notice for a Base Rate Loan under Section 2.04(c)(i), (v) each date of payment of funds in an Alternative Currency by the Administrative Agent to the L/C Issuer pursuant to Section 2.04(c)(ii), and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.02.

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.02, (b) if such Lender is an Alternative Currency Participating Lender with respect to any Alternative Currency, purchase Alternative Currency Risk Participations in Loans denominated in any such Alternative Currency, and (c) purchase participations in L/C - BA Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the facility described in Sections 2.02 and 2.04 providing for Revolving Loans, Letters of Credit and BAs to or for the benefit of the Borrower by the Revolving Lenders and L/C Issuer, as the case may be, in the maximum aggregate principal amount at any time outstanding of $200,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Maturity Date” means the earliest of (a) May 24, 2012, or (b) such earlier date upon which the Outstanding Amounts under the Revolving Credit Facility, including all accrued and unpaid interest, are required to be paid in full, and all Revolving Credit Commitments terminated, in accordance with the terms hereof.

“Revolving Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has Revolving Loans outstanding or participations in an outstanding Letter of Credit or Banker’s Acceptance.

“Revolving Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by a Revolving Lender in accordance with its Pro Rata Revolving Share pursuant to Section 2.02, except as otherwise provided herein. Revolving Loans may be denominated in Dollars or, subject to the Alternative Currency Sublimit and after the effectiveness of the Fronting Structure Amendment, in an Alternative Currency.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Obligations” means Indebtedness issued by the Borrower or any of its Restricted Subsidiaries having terms consistent with, but not limited to, the following: (a) such Indebtedness is secured by a lien that is secondary and expressly subordinated to a duly perfected first priority security interest in any asset or property of the Borrower or any of its Restricted Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties, the terms and conditions of such secondary lien of which are reasonably acceptable to the Administrative Agent; (b) none of the maturity date, any scheduled payment of principal or any obligation to repurchase or prepay such Indebtedness (whether absolute or at the option of the holder (other than as a result of the occurrence of a specified event as agreed to by the Administrative Agent that would constitute an Event of Default)) occurs for at least one year following the Term Loan B Maturity Date; (c) the terms of such Indebtedness contain no financial maintenance covenants or other covenants or any other terms or conditions that, taken as a whole, are more restrictive than the covenants, terms and restrictions contained in this Agreement and the other applicable Loan Documents; and (d) on or prior to the date of incurrence thereof, the Borrower has delivered to the Administrative Agent a Compliance Certificate demonstrating compliance (calculated on a pro forma basis in accordance with Sections 1.04(c) and (d), as applicable), giving effect to the incurrence of such Indebtedness, with the financial covenants set forth in Sections 8.12(a), (b) and (c).

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders and such other Persons for whose benefit the Lien thereunder is conferred, as therein provided.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the date hereof by the Borrower and one or more of the Guarantors to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, as supplemented from time to time by the execution and delivery of Security Joinder Agreements pursuant to Section 7.12.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement (including the Security Joinder Agreements), the Pledge Agreement (including the Pledge Joinder Agreements and the Pledge Agreement Supplements), each Mortgage, each Title Policy and each other Mortgaged Property Support Document and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Restricted Subsidiary or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document, as any of them may be reinstated from time to time in accordance with the terms hereof and thereof.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Administrative Agent pursuant to Section 7.12.

“Segment” means a portion of either Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

“Senior Credit Facility” means, collectively, the Term Loan Facilities and the Revolving Credit Facility.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)      the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and

(b)      it is then able and expects to be able to pay its debts as they mature; and

(c)      it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“SPC” has the meaning specified in Section 11.06(h).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Notes” means the 7 3/ 8% senior subordinated notes due 2017 issued by the Borrower pursuant to the Subordinated Notes Indenture in an aggregate principal amount of $425,000,000 on or prior to the Closing Date, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11, and any registered exchange notes issued in exchange therefor.

“Subordinated Notes Indenture” means the Indenture, dated as of May 24, 2007, among the Borrower, the guarantors signatory thereto, and The Bank of New York, as trustee, as in effect on the Closing Date and, thereafter, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.11.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include, without limitation, the Unrestricted Subsidiaries.

“Subsidiary Securities” means the Equity Interests issued by or in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means, if and as applicable, Bank of America in its capacity as provider of swing line loans.

“Syndication Agent” means JPMorgan in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, individually or collectively, the Term Loan A Lenders and the Term Loan B Lenders.

“Term Loan A” means the loans made pursuant to the Term Loan A Facility in accordance with Section 2.01. The loans made pursuant to the Term Loan A Facility may only be denominated in Dollars.

“Term Loan A Facility” means the facility described in Section 2.01(a) providing for an advance of the Term Loan A to the Borrower by the Term Loan A Lenders in the original principal amount of $150,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Term Loan A Lender” means each Lender that has a portion of the Term Loan A outstanding under the Term Loan A Facility.

“Term Loan A Maturity Date” means the earliest of (a) May 24, 2012, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan Facility, including all accrued and unpaid interest, are required to be paid in full in accordance with the terms hereof.

“Term Loan A Note” means a promissory note made by the Borrower in favor of a Term Loan A Lender evidencing the portion of the Term Loan A made by such Term Loan A Lender, substantially in the form of Exhibit C-1.

“Term Loan B” means the loans made pursuant to the Term Loan B Facility in accordance with Section 2.01. The loans made pursuant to the Term Loan B Facility may only be denominated in Dollars.

“Term Loan B Facility” means the facility described in Section 2.01(b) providing for an advance of the Term Loan B to the Borrower by the Term Loan B Lenders in the original principal amount of $565,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Term Loan B Lender” means each Lender that has a portion of the Term Loan B outstanding under the Term Loan B Facility.

“Term Loan B Maturity Date” means the earliest of (a) May 24, 2014, or (b) such earlier date upon which the Outstanding Amounts under the Term Loan Facility, including all accrued and unpaid interest, are required to be paid in full in accordance with the terms hereof.

“Term Loan B Note” means a promissory note made by the Borrower in favor of a Term Loan B Lender evidencing the portion of the Term Loan B made by such Term Loan B Lender, substantially in the form of Exhibit C-3.

“Term Loan Facilities” means, individually or collectively, the Term Loan A Facility and the Term Loan B Facility.

“Term Loan Interest Rate Selection Notice” means the written notice delivered by a Responsible Officer of the Borrower in connection with the election of a subsequent Interest Period for any Eurocurrency Rate Segment or the conversion of any Eurocurrency Rate Segment into a Base Rate Segment or the conversion of any Base Rate Segment into a Eurocurrency Rate Segment, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Term Loan Notes” means, individually or collectively, the Term Loan A Notes and the Term Loan B Notes.

“Term Loans” means the Term Loan A and the Term Loan B.

“Title Policy” means an ALTA mortgagee title policy insuring the first lien priority of a Mortgage reflecting only such Liens as are permitted under Section 8.01(a), (c), (d), (g) or (j) or which are otherwise acceptable to the Administrative Agent, together with all endorsements reasonably requested by the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C - BA Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C - BA Obligations.

“Transactions” means, individually or collectively as the context may indicate, (a) the Existing Subordinated Notes Tender, (b) the Existing Borrower Notes Tender, (c) the issuance of the Subordinated Notes, (d) the entering by the Borrower of this Agreement and the funding of the Term Loan Facilities and Revolving Credit Facility, and the related amendment and restatement of the Existing Agreement and any further amendments or restatements of this Agreement, and (e) the issuance by the Borrower of Equity Interests permitted hereunder or the issuance by the Borrower of Indebtedness permitted hereunder that is subordinated to the Obligations.

“Type” means with respect to (a) a Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan, and (b) a Segment, its character as a Base Rate Segment or a Eurocurrency Rate Segment.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unfunded Pension Liability” means (a) the excess of a Pension Plan’s (other than a Foreign Pension Plan’s) benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s (other than a Foreign Pension Plan’s) assets, determined in accordance with the assumptions used for funding the Pension Plan (other than a Foreign Pension Plan) pursuant to section 412 of the Code for the applicable plan year, and (b) with respect to each Foreign Pension Plan required to be funded under Foreign Benefit Law, the amount (if any) by which the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan exceeds the current value of the assets of such Foreign Pension Plan’s assets allocable to such benefits, all as determined in accordance with the applicable Foreign Benefit Law for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiaries” means (a) each Subsidiary of the Borrower listed on Schedule 1.02(a) and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.15 subsequent to the Closing Date.

“Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Yen” and “¥” mean the lawful currency of Japan.

1.03    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), including any such amendments, supplements or modifications in connection with this Agreement of documents entered into in connection with the Existing Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.04    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)        Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required

Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)        All defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall be calculated on a historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any period of measurement that includes any Acquisition permitted by Section 8.13 or any Disposition permitted by Section 8.05(e), to the actual historical results of the Person so acquired or disposed and which amounts shall include only adjustments as are permitted under Regulation S-X of the SEC or are otherwise reasonably satisfactory to the Administrative Agent.

(d)        Any pro forma calculation of any financial covenant set forth in Section 8.12 made herein shall be made (i) as if all Indebtedness incurred or repaid at the time of such measurement had been incurred or repaid, as applicable, on the first day of the Four-Quarter Period most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or 7.01(b) and (ii) pro forma for any other element of the relevant transaction that would affect the calculation of either such financial covenant.

(e)        For the avoidance of doubt, the term “the Borrower and its Restricted Subsidiaries” as used in the defined terms used in the calculation of the financial covenants set forth in Section 8.12 hereof shall not include any consolidation of the assets, liabilities or results of operations of the Unrestricted Subsidiaries in the assets, liabilities or results of the Borrower or any Restricted Subsidiary.

(f)        Consolidation of Variable Interest Entities. Except as expressly provided otherwise herein, all references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(g)        In computing financial ratios and other financial calculations of the Borrower and its Restricted Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Borrower and its Restricted Subsidiaries shall be calculated at par value irrespective if the Borrower has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (February 2007).

1.05    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)        Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.07    Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)        Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Rate Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.

1.08    Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)        Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)        Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.10    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Term Loans.

(a)       Term Loan A. Subject to the terms and conditions of this Agreement, each Term Loan A Lender severally agrees to make an advance of its Pro Rata Term A Share of the Term Loan A to the Borrower in Dollars on the Closing Date, and from the Closing Date to the Term Loan A Maturity Date, convert and continue Segments from time to time in accordance with the terms hereof. The principal amount of each Segment of the Term Loan A outstanding hereunder from time to time shall bear interest and the Term Loan A shall be repayable as herein provided. No amount of the Term Loan A repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan A Facility shall be allowed after the initial such advance of the Term Loan A on the Closing Date. Segments of the Term Loan A may be Base Rate Segments or Eurocurrency Rate Segments at the Borrower’s election, as provided herein.

(b)       Term Loan B. Subject to the terms and conditions of this Agreement, and subject to the provisions of Section 1.01 with respect to the continuation of outstanding amounts of the Term Loan under (and as defined in) the Existing Agreement, each Term Loan B Lender severally agrees to make an advance of, or continue from the Existing Agreement, its Pro Rata Term B Share of the Term Loan B to the Borrower in Dollars on the Closing Date, and from the Closing Date to the Term Loan Maturity Date, convert and continue Segments from time to time in accordance with the terms hereof. The principal amount of each Segment of the Term Loan B outstanding hereunder from time to time shall bear interest and the Term Loan B shall be repayable as herein provided. No amount of the Term Loan B repaid or prepaid by the Borrower may be reborrowed hereunder, and no subsequent advance under the Term Loan B Facility shall be allowed after the initial such advance of the Term Loan B on the Closing Date. Segments of the Term Loan B may be Base Rate Segments or Eurocurrency Rate Segments at the Borrower’s election, as provided herein.

(c)       Term Loans Generally. Not later than 1:00 P.M. New York time on the Closing Date, and subject to the provisions of Section 1.01 with respect to the continuation of outstanding amounts of the Term Loan under (and as defined in) the Existing Agreement as a portion of the Term Loan B Facility hereunder, each Term Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of its Pro Rata Term A Share of the Term Loan A and/or (to the extent not already funded under the Existing Agreement and continued hereunder pursuant to Section 1.01) its Pro Rata Term B Share of the Term Loan B, as applicable, available by wire transfer to the Administrative Agent. Such wire transfer shall be directed to the Administrative Agent at the Administrative Agent’s Office and shall be in Same Day Funds in Dollars. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, including without limitation the satisfaction of all applicable conditions in Sections 5.01 and 5.02, be made available to the Borrower by delivery of the proceeds thereof as shall be directed by the Responsible Officer of the Borrower and reasonably acceptable to the Administrative Agent. The initial Borrowing of the Term Loans may be Eurocurrency Rate Segments, Base Rate Segments, or both; provided that if the Borrower desires that any portion of the initial Borrowing of either Term Loan is advanced as a Eurocurrency Rate Segment, the Administrative Agent shall make such Borrowing as a Eurocurrency Rate Segment only if, not later than three Business Days prior to the date that is then anticipated to be the Closing Date, the Administrative Agent has received from the Borrower a Term Loan Interest Rate Selection Notice with respect thereto, together with the Borrower’s written acknowledgement in form and substance satisfactory to the Administrative Agent that the provisions of Section 4.05 hereof shall apply to any failure by the Borrower to borrow on the date set forth in such Term Loan Interest Rate Selection notice any or all of the amounts specified in such Term Loan Interest Rate Selection Notice.

2.02    Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make, convert and continue Revolving Loans to the Borrower in Dollars or (subject to the provisions of Section 2.03(f)) in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Funding Fronting Lender, the aggregate Alternative Currency Risk Participations in all Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Funding Fronting Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.03    Borrowings, Conversions and Continuations of Committed Loans.

(a)      Each Revolving Borrowing, each conversion of Revolving Loans or Segments of the Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Not later than 11:00 a.m., (i) three

Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders or all the Revolving Lenders, as the case may be. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice (as to Revolving Borrowings) or Term Loan Interest Rate Selection Notice, appropriately completed and signed by a Responsible Officer of the Borrower (unless such Revolving Loan Notice is being delivered by the Administrative Agent on behalf of the L/C Issuer pursuant to Section 2.04(c)(i)); provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Loan Notice and Term Loan Interest Rate Selection Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing (applicable to Revolving Loan Notices only), a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) in the case of a Revolving Borrowing, the currency of the Revolving Loans to be borrowed. Each written Revolving Loan Notice shall be substantially in the form of Exhibit A-1 attached hereto, and each written Term Loan Interest Rate Selection Notice shall be substantially in the form of Exhibit A-2 attached hereto. If the Borrower fails to specify a currency in a Revolving Loan Notice requesting a Revolving Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Revolving Loans in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Loans, then the applicable Loans shall, subject to the last sentence of this Section 2.03(a), be made as, or continued as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of three months. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Revolving Loan Notice or Term Loan Interest Rate Selection Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)        Following receipt of a Revolving Loan Notice requesting a Revolving Borrowing denominated in Dollars or in an Alternative Currency with respect to which the Administrative

Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender, the Administrative Agent shall promptly notify each applicable Revolving Lender of the amount (and currency) of its Pro Rata Revolving Share of the applicable Revolving Loans. Following receipt of a Revolving Loan Notice requesting a Revolving Borrowing denominated in an Alternative Currency with respect to which the Administrative Agent and the Borrower have received notice that one or more Revolving Lenders is an Alternative Currency Participating Lender, the Administrative Agent shall on the next following Business Day notify (i) each Alternative Currency Funding Lender of both the Dollar Equivalent amount and the Alternative Currency Equivalent amount of its Alternative Currency Funding Pro Rata Share, (ii) the Alternative Currency Funding Fronting Lender of both the Dollar Equivalent amount and the Alternative Currency Equivalent amount of the aggregate Alternative Currency Risk Participations in its Alternative Currency Funding Pro Rata Share, (iii) each Alternative Currency Participating Lender of both the Dollar Equivalent amount and the Alternative Currency Equivalent amount of its Alternative Currency Risk Participation in such Borrowing, and (iv) all Revolving Lenders and the Borrower of the aggregate Alternative Currency Equivalent amount and the Dollar Equivalent amount of such Revolving Borrowing and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent amount. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Revolving Borrowing in Dollars or in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Revolving Lender is an Alternative Currency Participating Lender, each applicable Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 2:00 p.m. in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Revolving Loan Notice. In the case of a Revolving Borrowing in an Alternative Currency with respect to which the Administrative Agent has received notice that any Revolving Lender is an Alternative Currency Participating Lender, each Alternative Currency Funding Lender shall make the amount of its Alternative Currency Funding Pro Rata Share in such Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time, on the Business Day specified in the applicable Loan Notice. In any event, a Revolving Lender may cause an Affiliate to fund or make the amount of its Loan available in accordance with the foregoing provisions. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C—BA Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C - BA Borrowings, and second, to the Borrower as provided above.

(c)      Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Revolving Lenders, the Required Term Loan A Lenders or the Required Term Loan B Lenders, as applicable. During the existence of an Event of Default, the Required Revolving Lenders may demand that any or all of the then outstanding Eurocurrency Rate Revolving Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)      The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)      After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not at any time be more than (a) five Interest Periods in effect with respect to the Term Loan A, (b) ten Interest Periods in effect with respect to the Term Loan B, and (c) ten Interest Periods in effect with respect to the Revolving Credit Facility.

(f)      Alternative Currency Funding and Participation.

(i)      Subject to all the terms and conditions set forth in this Agreement, including the provisions of Section 2.02, and without limitation of the provisions of Section 2.03, with respect to any Revolving Loans denominated in an Alternative Currency with respect to which one or more Revolving Lenders has given notice to the Administrative Agent that it is an Alternative Currency Participating Lender, (A) each Revolving Lender agrees from time to time on any Business Day during the Availability Period to fund its Pro Rata Revolving Share of Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Funding Lender; and (B) each Revolving Lender severally agrees to acquire an Alternative Currency Risk Participation in Revolving Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Participating Lender.

(ii)      Each Revolving Loan denominated in an Alternative Currency shall be funded upon the request of the Borrower in accordance with Section 2.03(b). Immediately upon the funding by the Alternative Currency Funding Fronting Lender of its respective Alternative Currency Funding Pro Rata Share of any Revolving Loan denominated in an Alternative Currency with respect to which one or more Revolving

Lenders is an Alternative Currency Participating Lender, each Alternative Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased from such Alternative Currency Funding Fronting Lender an Alternative Currency Risk Participation in such Loan in an amount such that, after such purchase, each Revolving Lender (including the Alternative Currency Funding Lenders, the Alternative Currency Funding Fronting Lender and the Alternative Currency Participating Lenders) will have an Alternative Currency Loan Credit Exposure with respect to such Revolving Loan equal in amount to its Pro Rata Revolving Share of such Revolving Loan.

(iii)      Upon the occurrence and during the continuance of an Event of Default, the Alternative Currency Funding Fronting Lender may, by written notice to the Administrative Agent delivered not later than 11:00 a.m., on the second Business Day preceding the proposed date of funding and payment by Alternative Currency Participating Lenders of their Alternative Currency Risk Participations purchased in such Revolving Loans as shall be specified in such notice (the “Alternative Currency Participation Payment Date”), request each Alternative Currency Participating Lender to fund the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to such Revolving Loans to the Administrative Agent on the Alternative Currency Participation Payment Date in Dollars. Following receipt of such notice, the Administrative Agent shall promptly notify each Alternative Currency Participating Lender of the Dollar Equivalent amount of its Alternative Currency Risk Participation purchased with respect to each such Revolving Loan (determined at the Spot Rate on the date of advance of such Revolving Loan) and the applicable Alternative Currency Participation Payment Date. Any notice given by the Alternative Currency Funding Fronting Lender or the Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)      On the applicable Alternative Currency Participation Payment Date, each Alternative Currency Participating Lender in the Revolving Loans specified for funding pursuant to this Section 2.03(f) shall deliver the amount of such Alternative Currency Participating Lender’s Alternative Currency Risk Participation with respect to such specific Revolving Loans in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in such other Alternative Currency Participating Lender’s obligation to pay such amount. Upon receipt of any such amounts from the Alternative Currency Participating Lenders, the Administrative Agent shall distribute such Dollar amounts in Same Day Funds to the Alternative Currency Funding Fronting Lender.

(v)      In the event that any Alternative Currency Participating Lender fails to make available to the Administrative Agent the amount of its Alternative Currency Risk Participation as provided herein, the Administrative Agent shall be entitled to recover such amount on behalf of the Alternative Currency Funding Fronting Lender on demand from such Alternative Currency Participating Lender together with interest at the

Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the Administrative Agent submitted to any Alternative Currency Participating Lender with respect to amounts owing hereunder shall be conclusive in the absence of demonstrable error.

(vi)      In the event that the Alternative Currency Funding Fronting Lender receives a payment in respect of any Revolving Loan, whether directly from a Borrower or a Guarantor or otherwise, in which Alternative Currency Participating Lenders have fully funded in Dollars their purchase of Alternative Currency Risk Participations, the Alternative Currency Funding Fronting Lender shall promptly distribute to the Administrative Agent, for its distribution to each such Alternative Currency Participating Lender, the Dollar Equivalent of such Alternative Currency Participating Lender’s Pro Rata Revolving Share of such payment in Dollars and in Same Day Funds. If any payment received by the Alternative Currency Funding Fronting Lender with respect to any Revolving Loan in an Alternative Currency made by it shall be required to be returned by the Alternative Currency Funding Fronting Lender after such time as the Alternative Currency Funding Fronting Lender has distributed such payment to the Administrative Agent pursuant to the immediately preceding sentence, each Alternative Currency Participating Lender that has received a portion of such payment shall pay to the Alternative Currency Funding Fronting Lender an amount equal to its Pro Rata Revolving Share in Dollars of the amount to be returned; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in that other Alternative Currency Participating Lender’s obligation to pay such amount.

(vii)      Anything contained herein to the contrary notwithstanding, each Alternative Currency Participating Lender’s obligation to acquire and pay for its purchase of Alternative Currency Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Alternative Currency Participating Lender may have against the Alternative Currency Funding Fronting Lender, the Administrative Agent, any Guarantor, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Default; (iii) any adverse change in the condition (financial or otherwise) of any Guarantor, the Borrower or any of their Subsidiaries; (iv) any breach of this Agreement or any other Loan Document by any Guarantor, the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)      In no event shall (i) the Alternative Currency Risk Participation of any Alternative Currency Participating Lender in any Revolving Loans denominated in an Alternative Currency pursuant to this Section 2.03(f) be construed as a loan or other extension of credit by such Alternative Currency Participating Lender to the Borrower, any Revolving Lender or the Administrative Agent or (ii) this Agreement be construed to require any Revolving Lender that is an Alternative Currency Participating Lender with respect to a specific Alternative Currency to make any Revolving Loans in such Alternative Currency under this Agreement or under the other Loan Documents, subject to the obligation of each Alternative Currency Participating Lender to give notice to the Administrative Agent and the Borrower at any time such Revolving Lender acquires the ability to make Revolving Loans in such Alternative Currency.

2.04    Letters of Credit and Bankers’ Acceptances.

(a)       The Letter of Credit – BA Commitment.

(i)      Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit - BA Expiration Date or the termination of the Availability Period, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or the Borrower and a Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drafts under the Letters of Credit; and (3) with respect to Acceptance Credits, to create Bankers’ Acceptances in accordance with the terms thereof and hereof, and (B) the Revolving Lenders severally agree to participate in Letters of Credit and Bankers’ Acceptances issued for the account of the Borrower or the Borrower and a Restricted Subsidiary and any drawings thereunder; provided that the L/C Issuer shall not be obligated to make any L/C – BA Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit, if (A) as of the date of such L/C - BA Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (less, with respect only to the Alternative Currency Funding Fronting Lender, the aggregate Alternative Currency Risk Participations in all Revolving Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, such Lender’s Alternative Currency Risk Participations in Revolving Loans denominated in Alternative Currencies advanced by the Alternative Currency Funding Fronting Lender for such Lender, plus such Revolving Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C - BA Obligations would exceed such Revolving Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C - BA Obligations would exceed the Letter of Credit - BA Sublimit, or (B) as to Acceptance Credits, the Bankers’ Acceptance created or to be created thereunder shall not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. § 372). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C – BA Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)      The L/C Issuer shall not issue any Letter of Credit, if:

(A)      subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twenty-four months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the earlier of (1) 270 days after the date of issuance thereof and (2) 60 days before the Letter of Credit - BA Expiration Date, unless in each case the Required Revolving Lenders have approved such expiry date;

(B)      the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 or later than 120 days from date of issuance and in any event later than 60 days before the Letter of Credit - BA Expiration Date, unless the Required Revolving Lenders have approved such expiry date;

(C)      the expiry date of such requested Letter of Credit, or the maturity date of any Bankers’ Acceptance issued under such requested Letter of Credit, would occur after the Letter of Credit - BA Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(iii)      The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)      the issuance of such Letter of Credit or any related Bankers’ Acceptance would violate one or more policies of the L/C Issuer, or the creation of any related Bankers’ Acceptance would cause the L/C Issuer to exceed the maximum amount of outstanding bankers’ acceptances permitted by applicable Law;

(C)      except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is to be denominated in a currency other than Dollars or is in an initial amount less than

$10,000; provided, that the Administrative Agent and L/C Issuer agree that up to 10 Letters of Credit may be issued and outstanding hereunder in amounts less than $10,000;

(D)      a default of any Revolving Lender’s obligations to fund under Section 2.04(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender;

(E)      except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(F)      the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(iv)      The L/C Issuer shall not amend any Letter of Credit or Bankers’ Acceptance if the L/C Issuer would not be permitted at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof.

(v)      The L/C Issuer shall be under no obligation to amend any Letter of Credit or Bankers’ Acceptance if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit or Bankers’ Acceptance in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit or Bankers’ Acceptance does not accept the proposed amendment to such Letter of Credit or Bankers’ Acceptance .

(vi)      The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit or Bankers’ Acceptance issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)      Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)      Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and, if applicable, of the applicable Restricted Subsidiary. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)      Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the Borrower and the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit. Immediately upon the creation of each Bankers’ Acceptance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Revolving Lender’s Pro Rata Revolving Share times the amount of such Bankers’ Acceptance.

(iii)      If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such

Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit - BA Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)      Drawings and Reimbursements; Funding of Participations.

(i)      Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers’ Acceptance to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable, and in the applicable currency. If the Borrower fails so to reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing or payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative

Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Revolving Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)      Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C – BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C – BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C – BA Borrowing and shall constitute an L/C - BA Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)      Until each Revolving Lender funds its Revolving Loan or L/C - BA Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Revolving Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.

(v)        Each Revolving Lender’s obligation to make Revolving Loans or L/C - BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C - BA Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.

(vi)      If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)      Repayment of Participations.

(i)      At any time after the L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any Revolving Lender such Revolving Lender’s L/C - BA Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Revolving Share thereof in Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C - BA Advance was outstanding) and in the same funds as those received by the Administrative Agent.

(ii)      If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)      Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance, and to repay each L/C – BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)      any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other agreement or instrument relating thereto;

(ii)     the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance ;

(iv)    any payment by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)      any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)      Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms and conditions. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)      Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers’ Acceptance and such drawing has resulted in an L/C – BA Borrowing, or (ii) if, as of the Letter of Credit - BA Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, any Bankers’ Acceptance for any reason remains outstanding, or any L/C – BA Obligation for any reason remains outstanding, then in each such case the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C - BA Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C - BA Borrowing or the Letter of Credit - BA Expiration Date, as the case may be). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Sections 2.06 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C - BA Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

(h)      Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)      Letter of Credit – BA Fees. Subject to the provisions of the last sentence of this subsection (i), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, in Dollars, (i) a Letter of Credit – BA Fee for each commercial Letter of Credit and each Bankers’ Acceptance equal to 50% of the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be, and (ii) a Letter of Credit – BA Fee for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Such Letter of Credit – BA Fees shall be computed on a quarterly basis in arrears. Such Letter of Credit – BA Fees accrued through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance (as the case may be), on the Letter of Credit - BA Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit and Bankers’ Acceptance shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.09(b), the Letter of Credit – BA Fees payable under this subsection (i) shall accrue and be payable at the Default Rate.

(j)      Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit and each Bankers’ Acceptance issued by the L/C Issuer in the amount of 0.125% times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) or the maximum stated amount of such Bankers’ Acceptance, as the case may be. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fee shall accrue through the last day of each fiscal quarter of the Borrower and shall be due and payable on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as applicable, on the Letter of Credit - BA Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers’ acceptances issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)      Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)      Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit or Bankers’ Acceptance issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit and/or Bankers’ Acceptances for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.05    [Intentionally Omitted].

2.06    Prepayments.

(a)      The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under the Revolving Credit Facility or either Term Loan Facility in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Revolving Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Loans under any such credit facility shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the credit facility to which the prepayment is to be applied, and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Prepayments of the Term Loans shall be applied pro rata to remaining installments of the scheduled amortization of the applicable Term Loan. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment (including, in the event such prepayment is of a Revolving Loan denominated in an Alternative Currency, each Alternative Currency Funding Lender’s Alternative Currency Funding Pro Rata Share of such payment). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.05. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their Pro Rata Revolving Shares, Pro Rata Term A Shares or Pro Rata Term B Shares, as applicable.

(b)      If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C - BA Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C - BA Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

(c)      If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans (or, if necessary, Cash Collateralize Letters of Credit) in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(d)      In addition to any required payments of principal of the Term Loans and any optional payments of principal of the Term Loans and the Revolving Loans effected under subsection (a) above, the Borrower shall make the following required prepayments, each such payment to be made to the Administrative Agent for the benefit of the applicable Lenders, within the time period specified below:

(i)      No later than 30 calendar days following the receipt of any Net Cash Proceeds from any Disposition permitted by Section 8.05(e), the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Cash Proceeds and the Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment to the Administrative Agent, for the benefit of the applicable Lenders, of the Outstanding Amount of the Term Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds received after the Amendment Date that exceed $25,000,000 (whether in one or a series of related transactions); provided that no mandatory prepayment on account of any such Net Cash Proceeds up to an aggregate amount of $25,000,000 at any time shall be required under this Section 2.06(d)(i) if the

Borrower informs the Administrative Agent no later than 30 days following the receipt of such Net Cash Proceeds of its or its Restricted Subsidiary’s good faith intention to apply such Net Cash Proceeds to the acquisition of other assets or property consistent with the Core Business (including by way of merger or investment) within twelve months following the receipt of such Net Cash Proceeds, with the amount of such Net Cash Proceeds unused after such twelve-month period being required to be applied to such prepayment on the last day of such twelve-month period; provided further that, despite the application of this Section 2.06(d)(i) only to Dispositions that are permitted under Section 8.05(e) of this Agreement, nothing in this Section 2.06(d)(i) shall be deemed to permit any Disposition not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of any Disposition that is not permitted under this Agreement.

(ii)      The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment to the Administrative Agent, for the benefit of the applicable Lenders, of the Outstanding Amount of the Term Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received after the Amendment Date from each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Sections 8.03(l) and 8.03(o) (other than Permitted Subordinated Debt and Second Lien Obligations, as applicable, that are refinanced, refunded, renewed or extended as permitted under this Agreement) and 8.03(n) if at the time of issuing such Indebtedness the Consolidated Leverage Ratio (calculated on a pro forma basis in accordance with Sections 1.04(c) and (d), as applicable) is greater than 3.50 to 1.00. Each prepayment of the Term Loans required to be made pursuant to this Section 2.06(d)(ii) shall be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that despite the application of this Section 2.06(d)(ii) only to issuances of Indebtedness that are permitted under Sections 8.03(l), (n) or (o), nothing in this Section 2.06(d)(ii) shall be deemed to permit any Indebtedness not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the incurrence of Indebtedness that is not permitted under this Agreement.

(iii)      The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make a prepayment to the Administrative Agent, for the benefit of the applicable Lenders, of the Outstanding Amount of the Term Loans in an amount equal to fifty percent (50%) of the Net Cash Proceeds received after the Amendment Date from any Person other than the Borrower or any Subsidiary of the Borrower from each private or public issuance of Equity Interests of the Borrower or any Restricted Subsidiary if at the time of issuing such Equity Interests the Consolidated Leverage Ratio (calculated on a pro forma basis in accordance with Sections 1.04(c) and (d), as applicable) is greater than 3.50 to 1.00. Each prepayment of the Term Loans required to be made pursuant to this Section 2.06(d)(iii) will be made within ten (10) Business Days of receipt of such Net Cash Proceeds and upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance. Notwithstanding the application of this Section 2.06(d)(iii) to any issuance of Equity Interests, nothing in this Section 2.06(d)(iii) shall be deemed to permit any issuance of Equity Interests of the Borrower or any Restricted Subsidiary not expressly permitted under this Agreement or to constitute a waiver or cure of any Default or Event of Default that arises as a result of the issuance of any such Equity Interest that is not permitted under this Agreement.

(iv)      Within ten (10) Business Days after financial statements have been delivered pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered pursuant to Section 7.02(b), the Borrower shall make a prepayment to the Administrative Agent, for the benefit of the applicable Lenders, of the Outstanding Amount of the Term Loans in an amount equal to the Required ECF Prepayment Percentage (defined below) of Excess Cash Flow for the fiscal year covered by such financial statements and measured as of the end of each such fiscal year (commencing with the fiscal year of the Borrower ending September 30, 2010); provided that for the fiscal year of the Borrower ending September 30, 2009, the Borrower shall make a prepayment to the Administrative Agent, for the benefit of the applicable Lenders, of the Outstanding Amount of the Term Loans in an amount equal to fifty percent (50%) of Excess Cash Flow that exceeds $5,000,000 for such fiscal year. For purposes of this Section 2.06(d)(iv), the term “Required ECF Prepayment Percentage” means (A) eighty-five percent (85%), provided that such prepayment shall only be required to be made at the eighty-five percent (85%) level to the extent that the amount of Consolidated Senior Secured First Lien Indebtedness, as reduced by giving effect to such prepayment at the eighty-five percent (85%) level, would result in a Consolidated Senior Secured First Lien Leverage Ratio greater than to 3.00 to 1.00, (B) seventy-five percent (75%), provided that such prepayment shall only be required to be made at the seventy-five percent (75%) level to the extent that the amount of Consolidated Senior Secured First Lien Indebtedness, as reduced by giving effect to such prepayment at the seventy-five percent (75%) level, would result in a Consolidated Senior Secured First Lien Leverage Ratio greater than to 2.00 to 1.00 but less than or equal to 3.00 to 1.00, and (C) fifty-percent (50%), provided that such prepayment shall only be required to be made at the fifty-percent (50%) level to the extent that the amount of Consolidated Senior Secured First Lien Indebtedness, as reduced by giving effect to such prepayment at the fifty-percent (50%) level, would result in a Consolidated Senior Secured First Lien Leverage Ratio less than or equal to 2.00 to 1.00.

(e)      Any prepayment of a Eurocurrency Rate Loan under this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.05. Each prepayment of the Term Loans required under Section 2.06(d) shall be applied to the Term Loan A and the Term Loan B on a pro rata basis in accordance with the Outstanding Amounts thereof at such time, and within each such Term Loan Facility pro rata across remaining installments of the scheduled amortization of such Term Loan Facility (including the scheduled payment of all remaining Outstanding Amounts of the applicable Term Loan on the Term Loan A Maturity Date and the Term Loan B Maturity Date); provided that any Term Loan B Lender may reject any such mandatory prepayment in whole, with the aggregate amount of all such rejections by Term Loan B Lenders applied to Outstanding Amounts of the

Term Loan A pro rata across remaining installments of the Term Loan A Facility, with any excess amount from all such rejections (in the event all such rejections are more than the aggregate Outstanding Amount of the Term Loan A at such time) to be applied to the Outstanding Amount of the Term Loan B pro rata among the rejecting Term Loan B Lenders and pro rata across remaining installments of the Term Loan B Facility.

2.07    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or the entire remaining Aggregate Revolving Credit Commitments, (c) the Borrower shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments, and (d) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Alternative Currency Sublimit, the Letter of Credit—BA Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. The amount of any such Aggregate Revolving Credit Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Pro Rata Revolving Share. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08    Repayment of Loans.

(a)      The Borrower shall repay to the Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)      The Borrower shall repay the principal amount of the Term Loan A (i) in one installment equal to $21,200,000 on June 18, 2009, (ii) in eleven (11) consecutive quarterly installments equal to $3,540,200 on the last Business Day of each March, June, September and December, commencing on the last Business Day of September 2009, and (iii) in a final installment equal to the aggregate Outstanding Amount of the Term Loan A on the Term Loan A Maturity Date, in each case subject to adjustments for prepayments made pursuant to Section 2.06.

(c)      The Borrower shall repay the principal amount of the Term Loan B (i) in twenty-seven (27) consecutive quarterly installments equal to $1,333,480 on the last Business Day of each March, June, September and December, commencing on the last Business Day of September 2007, (ii) in one installment equal to $78,726,857.53 on June 18, 2009, and (iii) in a final installment equal to the aggregate Outstanding Amount of the Term Loan B on the Term

Loan B Maturity Date, in each case subject to adjustments for prepayments made pursuant to Section 2.06.

2.09    Interest.

(a)      Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)      If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, on the principal amount of all (a) outstanding Obligations under the Revolving Credit Facility upon the affirmative vote of the Required Revolving Lenders, (b) outstanding Obligations under the Term Loan A Facility upon the affirmative vote of the Required Term Loan A Lenders, (c) outstanding Obligations under the Term Loan B Facility upon the affirmative vote of the Required Term Loan B Lenders and (d) other Obligations hereunder upon the affirmative vote of the Required Lenders. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)      Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)      For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(e)      Interest on any Revolving Loan in an Alternative Currency advanced by the Alternative Currency Funding Fronting Lender shall be for the benefit of the Alternative Currency Funding Fronting Lender, and not any Alternative Currency Participating Lender, until the applicable Alternative Currency Participating Lender has funded its participation therein to the Alternative Currency Funding Fronting Lender.

2.10    Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a)       Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C - BA Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and the amount accrued through the end of each fiscal quarter of the Borrower shall be due and payable in arrears on the fifteenth (or the next Business Day after the fifteenth, if the fifteenth is not a Business Day) of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)       Other Fees. The Borrower shall pay to the Arrangers, the Administrative Agent and each of the Lenders, for their own respective accounts, in Dollars, such fees as shall have been separately agreed upon in writing (including in the Bank of America Fee Letter and the JPMorgan Fee Letter, as applicable) in the amounts and at the times so specified, including an annual administrative fee payable to the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)       Alternative Currency Fronting Fee. The Borrower shall pay directly to the Alternative Currency Funding Fronting Lender, for its own account, in Dollars, a fronting fee with respect to the portion of each Revolving Borrowing in an Alternative Currency advanced by such Alternative Currency Funding Fronting Lender for an Alternative Currency Participating Lender (but excluding the portion of such advance constituting the Alternative Currency Funding Fronting Lender’s Pro Rata Revolving Share of such Revolving Borrowing as an Alternative Currency Funding Lender), equal to 0.125% times such portion of such Revolving Borrowing, computed on the Dollar Equivalent of such Revolving Borrowing, such fee to be payable on the date of such Revolving Borrowing.

2.11    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)      If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Senior Secured First Lien Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured First Lien Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.04(c)(iii), 2.04(i) or 2.09(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.12    Evidence of Debt.

(a)      The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)      In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)      Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(b), and by each Lender in its account or accounts pursuant to Section 2.12(a),

shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or any Lender to make an entry, or any finding that any entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations.

2.13    Payments Generally; Administrative Agent’s Clawback.

(a)      General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to such Lender its ratable share (or other applicable share as provided herein, including without limitation the Alternative Currency Funding Fronting Lender’s Alternative Currency Funding Pro Rata Share of any payment made with respect to any Revolving Loan as to which any Alternative Currency Participating Lender has not funded its Alternative Currency Risk Participation) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)       (i)      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided that the Administrative Agent agrees that it shall first make a request (which request may be telephonic) for payment from such applicable Lender before making a request with respect thereto to the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan, Pro Rata Term A Share of the Term Loan A or Pro Rata Term B Share of the Term Loan B, as applicable, included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)      Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)      Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)      Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans (including Revolving Loans denominated in Alternative Currencies in the event they are Alternative Currency Funding Lenders), to fund their respective Pro Rata Term A Shares or Pro Rata Term B Shares of the applicable Term Loan, to fund Alternative Currency Risk Participations (if they are Alternative Currency Participating Lenders), and to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to fund its Pro Rata Term A Share or Pro Rata Term B Share of the applicable Term Loan, to fund any Alternative Currency Risk Participations (if it is an Alternative Currency Participating Lender), to fund any participation in Letters of Credit or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan (including Revolving Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender), to fund its Pro Rata Term A Share or Pro Rata Term B Share of the applicable Term Loan, to purchase its Alternative Currency Risk Participations (if it is an Alternative Currency Participating Lender), to purchase its participations in Letters of Credit or to make its payment under Section 11.04(c).

(e)      Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14   Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans or the portion of either Term Loan made by it, the Alternative Currency Risk Participations or the participations in L/C – BA Obligations held by it (but not including any amounts applied by the Alternative Currency Funding Fronting Lender to Revolving Loans prior to the funding of risk participations therein) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its ratable share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Revolving Loans and/or portion of the applicable Term Loan made by it, subparticipations in the participations in L/C – BA Obligations, and/or subparticipations in Alternative Currency Risk Participations of the other Lenders, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, portion of the applicable Term Loan and/or other amounts owing them, provided that:

(i)      if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)      the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, portion of either Term Loan or subparticipations in L/C – BA Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.

SECURITY

3.01    Security. As security for the full and timely payment and performance of all Obligations, the Borrower shall, and shall cause all other Loan Parties to, on or before the Closing Date (or, with respect to certain real property collateral, within the time provided in the Post-Closing Agreement), do or cause to be done all things necessary in the opinion of the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder. Without limiting the foregoing, and to the extent not previously delivered in connection with the Existing Agreement, on the Closing Date (or, with respect to certain real property collateral, within the time provided in the Post-Closing Agreement) the Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) if such party has rights in any Pledged Interests (i) the Pledge Agreement which shall pledge all of the Pledged Interests held by such party to the Administrative Agent for the benefit of the Secured Parties, and (ii) if such Pledged Interests are in the form of certificated securities, such certificated securities, together with undated stock powers or other appropriate transfer documents indorsed in blank pertaining thereto, (b) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Secured Parties certain personal property of the Borrower and the Guarantors more particularly described therein, (c) if such party has a fee interest in any of the real property set forth on Schedule 3.01, which schedule includes all real property with respect to which a Mortgage has been granted in connection with the Existing Agreement or as of the Closing Date is required to be granted hereunder pursuant to the test set forth in Section 3.02(b), a Mortgage (or amendment or modification to a Mortgage entered into in connection with the Existing Agreement) with respect thereto and such Mortgaged Property Support Documents (or amendments or modifications thereto or endorsements thereof, as appropriate) as the Administrative Agent may request, and (d) Uniform Commercial Code financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Secured Parties on the Pledged Interests and all other Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may request to effect the transactions contemplated by this Article III. The Borrower shall also, and shall cause each Guarantor, to pledge to the Administrative Agent for the benefit of the Secured Parties (and as appropriate to reaffirm its prior pledge of) all of the Pledged Interests acquired or created after the Closing Date and held by such party, or otherwise acquired by such party and not theretofore pledged to the Administrative Agent for the benefit of the Secured Parties, and to deliver to the Administrative Agent all of the documents and instruments in connection therewith as are required pursuant to the terms of Section 7.12 and of the Security Instruments.

3.02    Further Assurances.

(a)      At the request of the Administrative Agent, the Borrower will or will cause all other Loan Parties, as the case may be, from time to time to execute, by its duly authorized officers, alone or with the Administrative Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrower or other Loan Party after the Closing Date.

(b)      Without limiting the generality of the foregoing subsection (a), in the event that the Borrower or any Loan Party (or any Domestic Subsidiary that is required to be a Loan Party pursuant to the terms of this Agreement) shall acquire (including as a result of the creation or acquisition of a Restricted Subsidiary or an existing Subsidiary becoming a Restricted Subsidiary, in each case in accordance with the terms of this Agreement) any fee interest in real property having a fair market value as determined in good faith by the Administrative Agent or the Borrower in excess of $10,000,000 in the aggregate, the Borrower or the applicable Domestic Subsidiary shall, promptly after such acquisition, execute and deliver to the Administrative Agent a Mortgage in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Lenders, and provide the Administrative Agent with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid, perfected, first priority Lien, subject to Liens permitted by Section 8.01(a), (c), (d), (g), (h), (i) or (j), against the properties purported to be covered thereby, including evidence of the payment of any filing or recordation fees or taxes, and deliver to the Administrative Agent such Mortgaged Property Support Documents as the Administrative Agent may request with respect to the property purported to be covered by such Mortgage.

(c)      Without limiting the generality of the foregoing subsection (a), prior to entering into any new lease of real property or renewing any existing lease of real property following the Closing Date, the Borrower shall, and shall cause each of its Domestic Subsidiaries that are or are required to be Loan Parties to, use its (and their) best efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Administrative Agent a waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any real property that is to be leased by the

Borrower or such Domestic Subsidiary for a term in excess of one year in any state which by statute grants such lessor a “landlord’s” (or similar) Lien which is superior to the Administrative Agent’s, to the extent the value of any personal property of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries held or to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $12,000,000.

(d)      The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of the Borrower or any Loan Party appearing thereon, all Uniform Commercial Code financing statements reflecting the Borrower or any other Loan Party as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

3.03    Information Regarding Collateral.  The Borrower represents, warrants and covenants that (a) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 3.03, and (b) Schedule 3.03 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor or contributed or transferred to a Grantor any property constituting Collateral at any time since January 1, 2002 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Grantor at any time since January 1, 2002, (iii) each location within the United States in which material goods constituting Collateral are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Grantor, and a summary description of the relationship between the applicable Grantor and such Person), and (iv) each trade name, trademark or other trade style used by any Grantor as of the Closing Date and the purposes for which it is or was used. The Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at Borrower’s or such other Grantor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent in Collateral.

ARTICLE IV.

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01    Taxes.

(a)       Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)       Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)      duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)   any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)      Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans the interest on which is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London interbank market (each an “Affected Eurocurrency Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Borrower through the Administrative Agent, which notice shall (i) in the case of any such restriction or prohibition with respect to an Alternative Currency, include such Revolving Lender’s notification that it will thenceforth be an Alternative Currency Participating Lender with respect to such Alternative Currency, and (ii) be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder (i) to make Affected Eurocurrency Loans, continue Affected Eurocurrency Loans as such and, in the case of Eurocurrency Loans in Dollars, to convert a Base Rate Loan to an Affected Eurocurrency Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, to make or maintain Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate shall, in each case, forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, such Lender shall then have a commitment only to make a Base Rate Loan (the interest rate on which such Base Rate Loan of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) when an Affected Eurocurrency Loan is requested, (c) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, denominated in Dollars, if any, shall be converted automatically to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, and (d) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, if any, denominated in a Alternative Currency shall be immediately repaid by the Borrower on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) together with accrued interest thereon. If any such conversion or prepayment of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.05. Any Lender that is or becomes an Alternative Currency Participating Lender with respect to any Alternative Currency pursuant to this Section 4.02 or otherwise as provided in this Agreement shall promptly notify the Administrative Agent and the Borrower in the event that the impediment resulting in its being or becoming an Alternative Currency Participating Lender is alleviated in a manner such that it can become an Alternative Currency Funding Lender with respect to such Alternative Currency.

4.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, (whether in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

4.04    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)      Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 4.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer ;

(ii)    subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Bankers’ Acceptance, any participation in a Letter of Credit or a Bankers’ Acceptance, or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii)   result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)   impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or Bankers’ Acceptance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Bankers’ Acceptance), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)      Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Bankers’ Acceptances held by, such Lender, or the Letters of Credit or Bankers’ Acceptances issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)      Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)      Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)      Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

4.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)      any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)      any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)      any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)      any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

4.06    Mitigation Obligations; Replacement of Lenders.

(a)      Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)      Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, the Borrower may replace such Lender in accordance with Section 11.13.

4.07    Survival. All of the Borrower’s obligations under this Article IV shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)       The Administrative Agent’s receipt of the following (except those items that are expressly permitted to be delivered after the Closing Date pursuant to the Post-Closing Agreement), each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)      executed counterparts of this Agreement, each of the Security Instruments and the Guaranty sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)    Revolving Loan Notes executed by the Borrower in favor of each Revolving Lender requesting such a Note;

(iii)   Term Loan Notes executed by the Borrower in favor of each applicable Term Lender requesting such a Note;

(iv)   such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction requested by the Administrative Agent, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business;

(vi)    a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, and appropriate local counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(vii)    certificates of Responsible Officers of the Borrower or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(viii)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied and (B) as to the matters described in Section 5.01(d);

(ix)     evidence satisfactory to the Arrangers of the consummation, prior to or substantially simultaneously with the occurrence of the Closing Date, of each of the following, in each case in compliance with all applicable laws and regulations, with the receipt of all necessary material governmental, shareholder and third party consents and approvals: (A) the issuance of the Subordinated Notes in accordance with the terms of the Subordinated Notes Indenture, and (B) the repurchase and termination of substantially all of the Existing Subordinated Notes pursuant to the Existing Subordinated Notes Tender, and (C) the repurchase and termination of substantially all of the Existing Borrower Notes pursuant to the Existing Borrower Notes Tender;

(x)      a certificate signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower certifying that, after giving effect to the entering into of the Loan Documents, including this amendment and restatement of the Existing Agreement, and the consummation of all of the Transactions, the Borrower and its Subsidiaries, measured on a consolidated basis, are Solvent;

(xi)     evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii)   an initial Revolving Loan Notice, if any;

(xiii)    an initial Term Loan Interest Rate Selection Notice with respect to either or both of the Term Loan Facilities, as applicable, if any;

(xiv)    delivery of Uniform Commercial Code financing statements, including amendments to Uniform Commercial Code financing statements filed in connection with the Existing Agreement, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may require, including without limitation the delivery by the Borrower of all certificates evidencing Pledged Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto;

(xv)   with respect to those parcels of real property set forth on Schedule 3.01, a Mortgage (or an amendment or modification to a Mortgage entered into in connection with the Existing Agreement) and such Mortgaged Property Support Documents as the Administrative Agent may request;

(xvi)   Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders;

(xvii)  executed counterparts of the Post-Closing Agreement;

(xviii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders may reasonably require.

(b)      Any fees required to be paid on or before the Closing Date shall have been paid.

(c)      Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)      The Administrative Agent shall be satisfied that after giving effect to the initial Credit Extension hereunder, the remaining amount available to be drawn under the Revolving Credit Facility shall not be less than $100,000,000.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurocurrency Rate Loans or Eurocurrency Rate Segments, as applicable) or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a)       The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)       No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)       The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)       No limitation exists on any Borrowing or Credit Extension contained in Article II.

(e)       In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Revolving Loan Notice or Term Loan Interest Rate Selection Notice requesting only a conversion of Revolving Loans or Segments, as applicable, to the other Type or a continuation of Eurocurrency Rate Loans or Eurocurrency Rate Segments, as applicable) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, subject to the limitation set forth in Section 5.02(a), that:

6.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person or of any Person whose Equity Interests are being pledged; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person or any Person whose Equity Interests are being pledged is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions.

6.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.05    Financial Statements; No Material Adverse Effect.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)       The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated as of March 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       Since the later of (i) the date of the Audited Financial Statements and (ii) the date of the most recent audited financial statements delivered pursuant to Section 7.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)       The Borrower and its Subsidiaries, on a consolidated basis, have no material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except to the extent (i) set forth in the most recent of (A) the Audited Financial Statements and (B) the financial statements most recently delivered pursuant to Section 7.01(a) or (b), (ii) set forth on Schedule 8.03, or (iii) incurred since the date referred to in subsection (i) hereof in accordance with the terms of this Agreement and the other Loan Documents.

6.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06 which could reasonably be expected to have a Material Adverse Effect.

6.07    No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08    Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01.

6.09    Environmental Compliance. The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Borrower.

6.11    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically described on Schedule 6.11 hereto, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than the Tax Sharing Agreement.

6.12    ERISA Compliance.

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws. Except as set forth on Schedule 6.12, each Plan that is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such letter will be filed within twelve months of the first Plan year for a newly adopted Plan and, to the best knowledge of the Borrower, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Plan subject to any Foreign Benefit Law has, if required under applicable Foreign Benefit Law, received the required approvals by any Governmental Authority regulating such Plan or an application for such approvals is currently being processed, except to the extent that the failure to so obtain such approval could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to section 412 of the Code has been made with respect to any Plan. The Borrower has not (i) failed to make a required contribution or payment with respect to any Foreign Pension Plan, or (ii) otherwise failed to operate in compliance with any Foreign Pension Plan except to the extent that the failure to so operate could not reasonably be expected to have a Material Adverse Effect.

(b)       There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction or violation of the fiduciary responsibility rules described in section 4975 of the Code or Part 4 of Title I of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       (i) No ERISA Event has occurred for which any liability remains unsatisfied or is reasonably expected to occur; (ii) except to the extent it could reasonably be expected to have a Material Adverse Effect, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has had imposed on it, or reasonably expects to have imposed on it, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) to the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)       Each Plan governed by any Foreign Benefit Law is (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plan, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent; provided, that the failure to so fund, provide for, recognize or estimate the liabilities arising under such Plan shall not be deemed to be a breach of this representation unless such failure could reasonably be expected to have a Material Adverse Effect.

6.13    Subsidiaries; Equity Interests. The Borrower (a) has no Subsidiaries other than those specifically disclosed in Schedule 6.13(a) or created or acquired in compliance with Section 7.12, and (b) has no equity investments in any other corporation or entity other than those specifically disclosed Schedule 6.13(b) or made after the Closing Date in compliance with this Agreement and the other Loan Documents.

6.14    Margin Regulations; Investment Company Act.    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.    The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16    Compliance with Laws.    Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property; Licenses, Etc.    The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation by the Borrower and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18    Senior Indebtedness.    All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute “Designated Senior Indebtedness” or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by the Subordinated Notes Indenture or any other applicable Permitted Subordinated Debt Document, as applicable. The Borrower acknowledges that the Administrative Agent, each Lender and the L/C Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Subordinated Notes Indenture or applicable Permitted Subordinated Debt Document.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Restricted Subsidiary to:

7.01    Financial Statements.    Deliver to the Administrative Agent and each Lender:

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement and (ii) to the extent required to be prepared under applicable Securities Laws, the report(s) of management on the Borrower’s internal control over financial reporting pursuant to Items 308(a) and 308(c) of Regulation S-K promulgated under the Exchange Act, the Auditor’s attestation report on management’s assessment of the Borrower’s internal control over financial reporting as filed with the SEC on Form 10-K for the Borrower, and an independent assessment by the Auditor as to the effectiveness of the Borrower’s internal control over financial reporting as required by Auditing Standard No. 2 of the Public Company Accounting Oversight Board;

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or, if earlier, five Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures consistent with the Borrower’s financial statements filed with the SEC with respect to the fiscal quarter ended July 2, 2005, or with other comparative figures as are acceptable to the Administrative Agent, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)       simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, or otherwise demonstrating in a manner reasonably satisfactory to the Administrative Agent compliance with the provisions of Section 7.15 relating to the Unrestricted Subsidiaries; and

(d)       as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower or, if earlier, five Business Days after approval by the Borrower’s Board of Directors, annual financial projections of the Borrower and its Subsidiaries on a consolidated basis, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02    Certificates; Other Information.    Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary they have not become aware of any Default in respect of any term, covenant, condition of Section 8.12 or other provision in so far as they relate to accounting matters or, if any such Default shall exist, stating the nature and status of such event;

(b)       concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)       promptly after any request by the Administrative Agent, documents and other information supporting the calculation of any defined term used in the computation in any Compliance Certificate of the financial covenants set forth in Section 8.12;

(d)       promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)        promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”;

and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03    Notices.    Promptly notify the Administrative Agent and each Lender:

(a)       of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)       of the occurrence of any ERISA Event; and

(d)       of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.11(b).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Obligations.    Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05    Preservation of Existence, Etc.    (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.    (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07    Maintenance of Insurance.    In the event compliance with the insurance requirements set forth in the Security Instruments does not satisfy the following requirements, and not in limitation of such insurance requirements in the Security Instruments, maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 15 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, none of which insurance (other than worker’s compensation insurance, disability insurance and other similar types of insurance that do not constitute the insurance of its properties or of interruptions to its business operations) shall be provided by any Subsidiary or any other Affiliate of the Borrower.

7.08    Compliance with Laws.    Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.    (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10    Inspection Rights.    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11    Use of Proceeds.    Use the proceeds of the Credit Extensions (a) to finance a portion of the Existing Senior Subordinated Notes Tender and the Existing Borrower Notes Tender, (b) to pay fees and expenses in connection with the Transactions, and/or (c) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.12    New Subsidiaries, Pledgors and Real Property.

(a)       As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Subsidiary that is a Restricted Subsidiary, or the time any existing Subsidiary becomes a Material Subsidiary (including as a result of a Subsidiary becoming a Restricted Subsidiary pursuant to Section 7.15 or otherwise) or is otherwise required to become a Guarantor in compliance with Section 7.15(b)(i), in each such case cause to be delivered to the Administrative Agent each of the following:

(i)        if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, a Guaranty Joinder Agreement duly executed by such Material Subsidiary;

(ii)       if such Subsidiary is both a Domestic Subsidiary and a Material Subsidiary, (A) a Security Joinder Agreement duly executed by such Material Subsidiary (with all schedules thereto appropriately completed) and (B) if such Material Subsidiary owns a fee interest in any real property having a fair market value in excess of $10,000,000, those documents as are required by Section 3.02(b);

(iii)      if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are Pledged Interests and are owned by a Material Subsidiary who has not then executed and delivered to the Administrative Agent the Pledge Agreement or a Pledge Joinder Agreement granting a Lien to the Administrative Agent, for the benefit of the Secured Parties, in such Pledged Interests, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by the Material Subsidiary that directly owns such Pledged Interests;

(iv)      if such Subsidiary is both a Material Subsidiary and either a Domestic Subsidiary or a Direct Foreign Subsidiary, and if any of the Subsidiary Securities issued by such Material Subsidiary are owned by the Borrower or a Material Subsidiary who has previously executed a Pledge Agreement or a Pledge Joinder Agreement, a Pledge Agreement Supplement by the Borrower (if applicable) and each Material Subsidiary that owns any of such Pledged Interests with respect to such Pledged Interests in the form required by the Pledge Agreement;

(v)        if such Subsidiary is a Material Subsidiary and owns any Domestic Subsidiary or Direct Foreign Subsidiary that is also a Material Subsidiary, a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary;

(vi)      if the Pledged Interests issued or owned by such Subsidiary constitute securities under Article 8 of the Uniform Commercial Code (A) the certificates representing 100% of such Pledged Interests and (B) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(vii)        with respect to any Person that has executed a Pledge Joinder Agreement, a Pledge Agreement Supplement, or a Security Joinder Agreement, Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

(viii)      upon the reasonable request of the Administrative Agent, an opinion of counsel to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, dated as of the date of delivery of such applicable Joinder Agreements (and other Loan Documents) provided for in this Section 7.12 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(ix)        with respect to each Subsidiary executing any Joinder Agreement or Pledge Supplement, and the Borrower if it executes a Pledge Agreement Supplement, pursuant to this Section 7.12, current copies of the Organization Documents of each such Person, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect.

(b)       As soon as practicable but in any event within 30 Business Days following the acquisition of any Pledged Interests by any Material Subsidiary who has not theretofore executed the Pledge Agreement or a Pledge Joinder Agreement and who is not otherwise required to deliver a Pledge Joinder Agreement pursuant to Section 7.12(a), cause to be delivered to the Administrative Agent a Pledge Joinder Agreement (with all schedules thereto appropriately completed) duly executed by such Material Subsidiary, and the documents, stock certificates, stock powers, financing statements, opinions, Organization Documents and organizational action relating thereto and to the pledge contained therein and described in Section 7.12(a)(vi), (vii), (viii) and (ix).

(c)       As soon as practicable but in any event within 30 Business Days following the acquisition of any fee interest in any real property having a fair market value in excess of $10,000,000 by any Material Subsidiary, notify the Administrative Agent of such acquisition and provide to the Administrative Agent the location and use of such real property, and if requested by the Administrative Agent, cause to be delivered to the Administrative Agent a Mortgage with respect thereto, along with such Mortgaged Property Support Documents as are requested by the Administrative Agent, duly executed by such Material Subsidiary, and such other documents, financing statements and opinions with respect to the grant of a mortgage therein as the Administrative Agent may reasonably request, including evidence of the payment of any filing or recordation fees or taxes.

7.13    Compliance with ERISA.    Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, including Foreign Benefit Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; (c) cause each Plan subject to any Foreign Benefit Law to maintain any required approvals by any Governmental Authority regulating such Plan, (d) make all required contributions to any Plan subject to section 412 of the Code, and (e) make all required contributions and payments to any Foreign Pension Plans.

7.14    Further Assurances.    At the Borrower’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Guaranty, the Security Instruments and the other Loan Documents.

7.15    Unrestricted Subsidiaries.

(a)       The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary or if any of its Subsidiaries is a Restricted Subsidiary (unless such Subsidiaries are being designated as Unrestricted Subsidiaries simultaneously therewith), (iii) immediately after giving effect to such designation (A) the Borrower and the Restricted Subsidiaries shall be in compliance, on a historical pro forma basis, with the covenants set forth in Sections 8.02 and 8.12, (B) the aggregate amount of revenues of the Unrestricted Subsidiaries shall not exceed 10% of the aggregate amount of revenues of the Borrower and its Subsidiaries on a consolidated basis, (C) the consolidated EBITDA (measured on the same basis as “Consolidated EBITDA” provided herein, but for the Unrestricted Subsidiaries only) of the Unrestricted Subsidiaries shall not exceed 10% of the Consolidated EBITDA (measured as if all Subsidiaries were Restricted Subsidiaries for this purpose) of the Borrower and its Subsidiaries on a consolidated basis, and (D) the aggregate amount of total assets of the Unrestricted Subsidiaries shall not exceed 10% of the total assets of the Borrower and its Subsidiaries, and (iv) prior to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with the preceding subsections (iii)(A) through (iii)(D). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee provided by such designated Restricted Subsidiary) and (ii) without duplication, the aggregate principal amount of all Indebtedness owed by such designated Unrestricted Subsidiary and its Subsidiaries (to the extent such Subsidiaries are not previously Unrestricted Subsidiaries) to the Borrower or any Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP (and such designation shall only be permitted to the extent such Investment is permitted under Section 8.03).

(b)       If at any time:

(i)        an Unrestricted Subsidiary becomes a guarantor of the Subordinated Notes or of any other Indebtedness of the Borrower or any Restricted Subsidiary, then the Borrower shall provide prompt notice thereof to the Administrative Agent, and in any case within 10 days of such occurrence, and such Subsidiary shall automatically become a Restricted Subsidiary and shall become a Guarantor in compliance with, and otherwise satisfy the provisions of, Section 7.12, or

(ii)       any of the following occurs: (x) the aggregate amount of revenues of the Unrestricted Subsidiaries exceeds 10% of the aggregate amount of revenues of the Borrower and its Subsidiaries on a consolidated basis, (y) the consolidated EBITDA (measured on the same basis as “Consolidated EBITDA” provided herein, but for the Unrestricted Subsidiaries only) of the Unrestricted Subsidiaries exceeds 10% of the Consolidated EBITDA (measured as if all Subsidiaries were Restricted Subsidiaries for this purpose) of the Borrower and its Subsidiaries on a consolidated basis, or (z) the aggregate amount of total assets of the Unrestricted Subsidiaries exceeds 10% of the total assets of the Borrower and its Subsidiaries, then in any such case the Borrower will promptly, and in any event within 10 days thereafter, designate one or more Unrestricted Subsidiaries a Restricted Subsidiaries so that, after such designation, none of the tests in subsections (i), (ii) and (iii) is then violated.

(c)       If at any time a Restricted Subsidiary is designated as an Unrestricted Subsidiary in compliance with this Agreement, the Administrative Agent shall be authorized to, and shall at the request of the Borrower, release such Unrestricted Subsidiary from any Loan Document to which it is a party, and release the Equity Interests of such Unrestricted Subsidiary from the pledge thereof pursuant to the Pledge Agreement.

(d)       If at any time any Unrestricted Subsidiary is designated or becomes a Restricted Subsidiary pursuant to the terms of this Agreement, such Restricted Subsidiary shall, to the extent required thereby, comply with the provisions of Section 7.12 within the time required therein.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers’ Acceptance shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

8.01    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)       Liens pursuant to any Loan Document;

(b)       Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby consists only of the property covered by the Liens being renewed or extended and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)       Liens for taxes, assessments or other governmental charges, not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlord or other like Liens imposed by Law or arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)       Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or a Foreign Benefit Law;

(f)       Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and including deposits (but not Liens) related to the acquisition of property;

(g)       (i) Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (ii) in the case of any property covered by a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent insuring the Mortgage; and (iii) in the case of any property covered by a Mortgage, upon certification by the Borrower that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Borrower or any such Restricted Subsidiary does not materially detract from the value of or materially impair the use by the Borrower or such Restricted Subsidiary in the ordinary course of its business of the property subject to or to be subject to such encumbrance, the Administrative Agent shall execute such documents as are reasonably requested to subordinate its Mortgage to such encumbrance;

(h)       with respect to any Mortgaged Fee Property, Liens which appear as exceptions to the Title Policy delivered to the Administrative Agent with respect to such Mortgaged Fee Property that are not otherwise permitted by Section 8.01(a), (c), (d), (g) or (i) and are acceptable to the Administrative Agent, it being understood that Liens appearing on the Title Policies delivered to the Administrative Agent on the Closing Date (or on such later date as such Title Policies are delivered in accordance with the Post-Closing Agreement and accepted by the Administrative Agent) are acceptable to the Administrative Agent;

(i)       any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Liens described in clauses (a) through (h) in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(j)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(k)      Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l)        Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 8.03, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(m)      Liens of sellers of goods to the Borrower and the Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(n)       Liens securing Assumed Indebtedness of the Borrower and the Restricted Subsidiaries permitted pursuant to Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Borrower or any of the Restricted Subsidiaries theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Borrower and the Restricted Subsidiaries secured by any such

Lien does not exceed the fair market value of the property being acquired in connection with such Assumed Indebtedness;

(o)       Liens on assets of Foreign Subsidiaries of the Borrower securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (g) or (k) of Section 8.03;

(p)       Liens on the Equity Interests of Unrestricted Subsidiaries securing Indebtedness incurred by such Unrestricted Subsidiaries;

(q)       operating leases or subleases granted by the Borrower or any of the Restricted Subsidiaries to any other Person in the ordinary course of business; and

(r)       Liens securing Indebtedness constituting Second Lien Obligations permitted by Section 8.03(o) that are secondary to a duly perfected first priority security interest in the Collateral pursuant to any Security Instrument.

8.02    Investments.    Make any Investments, except:

(a)       Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b)       loans and advances to officers, directors and employees of the Borrower and its Subsidiaries either (i) made in the ordinary course of the business of the Borrower and its Subsidiaries as conducted on the Closing Date to the extent permitted by applicable Law, or (ii) made in connection with the relocation of any such officer, director or employee in an aggregate amount at any one time outstanding not to exceed $5,000,000;

(c)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)       letters of credit issued in support of and Guarantees permitted by Section 8.03;

(e)       equity Investments existing as of the date hereof and as set forth in Schedule 6.13(a) or Schedule 6.13(b) and other Investments existing as of the date hereof and as set forth in Schedule 8.02 and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (x) increase the amount of such Investment at the time of such extension or renewal or (y) result in a Default hereunder;

(f)       Investments constituting Consolidated Capital Expenditures to the extent permitted by Section 8.12(d);

(g)       Investments in the form of non-cash consideration received from a Disposition permitted by Section 8.05(e);

(h)        Investments by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary consisting of the transfer of Equity Interests of a Foreign Subsidiary to another Foreign Subsidiary that is a Restricted Subsidiary;

(i)        Investments made or held by any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary in any other Foreign Subsidiary of the Borrower that is a Restricted Subsidiary;

(j)        Investments of the Borrower or any Domestic Subsidiary of the Borrower that is as Restricted Subsidiary in the Borrower or any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary;

(k)        Investments in the form of securities of any Person acquired in an Acquisition permitted hereunder and Assumed Indebtedness in respect of a Person or property acquired in an Acquisition permitted hereunder;

(l)        Investments in Swap Contracts permitted to be maintained under Section 8.03(d) or required to be maintained under Section 7.15;

(m)        Investments consisting of Indebtedness held by the Borrower or any Restricted Subsidiary arising on account of the accrual of interest on such Investments;

(n)        [Intentionally omitted];

(o)        other Investments within the meaning of clause (b) of the definition of “Investments” (i) so long as at the time of making such Investment the Consolidated Leverage Ratio (calculated on a pro forma basis in accordance with Sections 1.04(c) and (d), as applicable) is not greater than 4.00 to 1.00, in an unlimited aggregate amount, and (ii) if at the time of making such Investment the Consolidated Leverage Ratio (calculated on a pro forma basis in accordance with Sections 1.04(c) and (d), as applicable) is greater than 4.00 to 1.00 but less than the maximum permitted level for the most recently ended fiscal quarter set forth in Section 8.12(a), in an amount not to exceed, in the aggregate and on a cumulative basis at any time after the Amendment Date, $25,000,000; provided that any Investment made pursuant to clause (i) above may remain outstanding during such times that the Consolidated Leverage Ratio exceeds 4.00 to 1.00, and shall not constitute usage of the basket set forth in clause (ii) during such time;

(p)        Investments consisting of intercompany loans by the Borrower or any Restricted Subsidiary to any Foreign Subsidiary of the Borrower organized under the laws of Canada in an aggregate amount at any one time outstanding not to exceed $10,000,000; and

(q)        Investments consisting of extensions of credit to customers and vendors in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $2,000,000;

provided that, notwithstanding the foregoing, (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clause (d) (except to the extent related to Indebtedness then permitted to be incurred under Section 8.03), (k) or (o) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

8.03    Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under the Loan Documents;

(b)       Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced or replaced, and (iii) any refinancing, refunding, renewal or extension of Indebtedness subordinated to the Obligations shall be on terms no less favorable to the Administrative Agent and the Lenders, and no more restrictive to the Borrower, than the subordinated Indebtedness being refinanced, refunded, renewed or extended and in an amount not less than the amount outstanding at the time thereof;

(c)       Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor (other than Indebtedness described in clauses (i) or (k) below), provided that any guarantee of Permitted Subordinated Debt or of any other Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such Permitted Subordinated Debt or other subordinated Indebtedness;

(d)       obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)       Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(k); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)       Assumed Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(g)       Indebtedness of Foreign Subsidiaries of the Borrower in an aggregate principal amount at any time outstanding not to exceed 5% of the total assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal year of the Borrower;

(h)       the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(i)       Indebtedness of (i) (x) any Domestic Subsidiary that is a Restricted Subsidiary owing to the Borrower or any of the Restricted Subsidiaries, or (y) the Borrower owing to any of the Restricted Subsidiaries, and (ii) any Foreign Subsidiary that is a Restricted Subsidiary of the Borrower owing to the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary; provided that (A) in the case of any Indebtedness described in subpart (ii) above, the Investment by the Borrower or Domestic Subsidiary is permitted by Section 8.02(o), and (B) any such Indebtedness described in this clause (i) which is owing to the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (1) to the extent requested by the Administrative Agent, such Indebtedness shall be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent which shall be duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement and (2) in the case of any such Indebtedness owed by a Person other than the Borrower or a Guarantor, such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar) in cash unless the Administrative Agent otherwise consents;

(j)       surety bonds permitted under Section 8.01;

(k)       Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary;

(l)       Permitted Subordinated Debt;

(m)       [Intentionally omitted];

(n)       other unsecured Indebtedness of the Borrower and its Restricted Subsidiaries so long as (i) at the time of incurrence thereof the Borrower is in pro forma compliance (computed in accordance with Sections 1.04(c) and (d), as applicable) with the financial covenants set forth in Section 8.12, and (ii) such Indebtedness has a stated maturity date no earlier than the Term Loan B Maturity Date; and

(o)       Indebtedness constituting Second Lien Obligations in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;

provided that (i) no Indebtedness otherwise permitted by clause (e), (f), (g), (i) (as such clause (i) relates to loans made by the Borrower or any Guarantor to Restricted Subsidiaries which are not Guarantors), (n) or (o) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (ii) all such Indebtedness of the type described in clause (i)(i)(y) above that is owed to Subsidiaries that are not Guarantors shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Administrative Agent.

8.04    Fundamental Changes.    Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)        any Restricted Subsidiary may merge with the Borrower or any one or more other Restricted Subsidiaries, provided that (i) when the Borrower is merging with a Restricted Subsidiary, the Borrower shall be the continuing or surviving Person, and (ii) when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)        any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must also be a Guarantor or the Borrower; and

(c)        a merger or consolidation necessary to consummate (i) an Acquisition permitted by and in compliance with Section 8.13 or (ii) a Disposition permitted by and in compliance with Section 8.05 shall be permitted hereunder.

8.05    Dispositions.    Make any Disposition or enter into any agreement to make any Disposition, except:

(a)        Dispositions in the ordinary course of its business (so long as such Disposition does not constitute a Disposition of all or a substantial part of the Borrower’s and the Restricted Subsidiaries’ assets, taken as a whole) or of obsolete or worn out property;

(b)        any Disposition that constitutes (i) an Investment permitted under Section 8.02, (ii) a Lien permitted under Section 8.01 or Section 8.04(a) or (b), or (iii) a Restricted Payment permitted under Section 8.06;

(c)        Dispositions for fair market value of equipment or real property to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property, and in each case if the disposed property constituted Collateral then the relevant Loan Party shall grant a Lien to the Administrative Agent (including the delivery of any necessary Mortgage and Mortgaged Property Support Documents) on such new or replacement property;

(d)        Dispositions of property by the Borrower or any Restricted Subsidiary to a wholly-owned Restricted Subsidiary or, solely with respect to Dispositions of the stock of a Restricted Subsidiary of the Borrower, the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must be a Guarantor or, subject to the limitation above, the Borrower;

(e)        Dispositions of assets or stock of the Subsidiaries, so long as (i) each such Disposition is, in the reasonable judgment of the Borrower, for fair market value, (ii) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing and the Borrower is in compliance, on a historical pro forma basis as provided in Sections 1.04(c) and (d), as applicable, with the financial covenants set forth in Section 8.12 and (iii) the aggregate amount of all Dispositions made pursuant to this subsection in any one fiscal year of the Borrower does not exceed 5% of the total assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal year of the Borrower;

(f)        such Disposition that results from a casualty or condemnation in respect of such property or assets;

(g)        such Disposition that consists of the sale or discount of overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof;

(h)        [Intentionally omitted]; or

(i)        Dispositions with respect to which the fair market value of all assets Disposed of, whether individually or in a series of related transactions, does not exceed $10,000,000.

8.06    Restricted Payments.    Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before and after the making of such Restricted Payment):

(a)        each Restricted Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of capital stock or other equity interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b)        the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)        the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares in connection with customary employee or management agreements, plans or arrangements;

(d)        the Borrower shall be permitted to make Restricted Payments in the form of cash dividends to the shareholders of the Borrower in an aggregate amount in any fiscal year not to exceed $10,000,000; provided that, any amount of cash dividends permitted to be paid by this clause (d) but not paid in respect of any fiscal year commencing on or after October 1, 2006, may be carried forward and paid in any subsequent fiscal year; and

(e)        the Borrower and each Subsidiary shall be permitted to make other Restricted Payments in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common Equity Interests on an unlimited basis if at the time of making such Restricted Payment the Consolidated Leverage Ratio (calculated on a pro forma basis giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith and any other relevant factor, all in accordance with Sections 1.04(c) and (d), as applicable) is not greater than 2.50 to 1.00.

8.07    Change in Nature of Business.    Engage in any material line of business that is not a Core Business.

8.08    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) the consummation by the Borrower and its Subsidiaries of the transactions effected by the Loan Documents, (c) any employment arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with the past practices of the Borrower or such Subsidiary, (d) transactions between or among the Borrower and its Restricted Subsidiaries or between or among Restricted Subsidiaries of the Borrower, in each case to the extent permitted under the terms of the Loan Documents, (e) the declaration and payment of dividends and the making of distributions to all holders of any class of capital stock of the Borrower or any of its Restricted Subsidiaries to the extent otherwise permitted under Section 8.06, (f) the Tax Sharing Agreement, and (g) shared service arrangements entered into in the ordinary course of business and allocating expenses and fees reasonably in accordance with the services provided.

8.09    Burdensome Agreements.    Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)       requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except any such provision contained in the Subordinated Notes Indenture to the extent such provision does not require such a grant of a Lien to secure the Subordinated Notes if a Lien is granted securing the Obligations; or

(b)       limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor other than customary restrictions required in connection with (x) financings permitted by this Agreement, the limitations of which are no more restrictive than the corresponding limitations applicable to the Borrower hereunder, and (y) Dispositions permitted by this Agreement and which limitations cover only such assets or Person(s) which are the subject matter of such Dispositions and, prior to such Disposition, permit the Liens granted under the Loan Documents therein, and (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit:

(A)        a negative pledge contained in either (x) Indebtedness of any Restricted Subsidiary as of the date it becomes a Restricted Subsidiary of the Borrower in any transaction otherwise permitted hereunder or (y) Indebtedness outstanding on the date hereof and listed on Schedule 8.03, in each case so long as such provision does not impair or conflict with any Security Instrument or with Section 7.12 hereof;

(B)        provisions limiting Liens on property as may be contained in the terms of any Indebtedness permitted under Section 8.03(e) or (f) solely to the extent any such limitations relates to the property financed by or the subject of such Indebtedness;

(C)       provisions limiting Liens on property, and only on such property, subject to a prior Lien permitted under Section 8.01(c), (d), (e), (f), (i), (k), (o), (p) and (r); and

(D)       such provisions as may be contained in any refinancing or replacing Indebtedness permitted under Section 8.03, provided that the terms of such provisions shall be no less favorable to the Administrative Agent and the Lenders as were contained in the Indebtedness being refinanced or replaced.

8.10    Use of Proceeds.        Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11    Prepayment of Indebtedness; Amendment to Material Agreements.

(a)       Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness that is either subordinated to the Indebtedness hereunder or has a stated maturity date later than the Term Loan B Maturity Date, or make any payment in violation of any subordination terms thereof, including in each case pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrower at its option, except prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction of (i) unsecured Indebtedness made with the proceeds of any Permitted Subordinated Debt, (ii) unsecured or secured Indebtedness made with the proceeds of other Indebtedness permitted to be incurred pursuant to Section 8.03 and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to the Administrative Agent and the Lenders than the Indebtedness being prepaid or otherwise satisfied therewith, (iii) unsecured Indebtedness so long as after giving effect thereto the Consolidated Leverage Ratio (calculated on a pro forma basis in accordance with Sections 1.04(c) or (d), as applicable) is not greater than 3.50 to 1.00, or (iv) so long as no Default exists or would result therefrom, Existing Borrower Notes in an aggregate principal amount not to exceed $500,000; or

(b)       Amend, modify or change in any manner any term or condition of (i) any Subordinated Note or the Subordinated Notes Indenture, (ii) any Permitted Subordinated Debt Document, (iii) any Indebtedness with a stated maturity date outside the Term Loan B Maturity Date, or (iv) any documents, instruments and agreements delivered in connection with Second Lien Obligations or any schedules, exhibits or agreements related thereto, in each case so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Amendment Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable to the Administrative Agent or the Lenders than the terms of such Indebtedness as of the Amendment Date.

8.12    Financial Covenants.

(a)       Consolidated Leverage Ratio.    Permit the Consolidated Leverage Ratio at any time during any Four-Quarter Period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio

June 30, 2009	6.50 to 1.00

September 30, 2009	8.75 to 1.00

December 31, 2009	9.50 to 1.00

March 31, 2010	9.25 to 1.00

June 30, 2010	7.75 to 1.00

September 30, 2010	7.25 to 1.00

December 31, 2010	7.00 to 1.00

March 31, 2011	6.50 to 1.00

June 30, 2011	6.25 to 1.00

September 30, 2011 through June 30, 2012	6.00 to 1.00

September 30, 2012 and each fiscal quarter thereafter	4.00 to 1.00

(b)       Consolidated Interest Charge Coverage Ratio.    Permit the Consolidated Interest Charge Coverage Ratio as at the end of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio

June 30, 2009	1.50 to 1.00

September 30, 2009 through March 31, 2010	1.25 to 1.00

June 30, 2010	1.45 to 1.00

September 30, 2010	1.55 to 1.00

December 31, 2010	1.60 to 1.00

March 31, 2011	1.70 to 1.00

June 30, 2011	1.80 to 1.00

September 30, 2011 through June 30, 2012	1.90 to 1.00

September 30, 2012 through June 30, 2013	2.75 to 1.00

September 30, 2013 and each fiscal quarter thereafter	3.00 to 1.00

(c)       Consolidated Senior Secured First Lien Leverage Ratio.    Permit the Consolidated Senior Secured First Lien Leverage Ratio at any time during any Four-Quarter Period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Secured First Lien Leverage Ratio

June 30, 2009	3.75 to 1.00

September 30, 2009	5.00 to 1.00

December 31, 2009 through March 31, 2010	5.25 to 1.00

June 30, 2010	4.50 to 1.00

September 30, 2010 through December 31, 2010	4.00 to 1.00

March 31, 2011 through June 30, 2012	3.50 to 1.00

September 30, 2012 and each fiscal quarter thereafter	2.50 to 1.00

(d)       Maximum Consolidated Capital Expenditures.    Make or become legally obligated to make Consolidated Capital Expenditures in the aggregate (i) during the period of two consecutive fiscal quarters of the Borrower ending September 30, 2009, in an amount in excess of $25,000,000, and (ii) during each fiscal year set forth below, in an amount in excess of the amount set forth opposite such fiscal year:

Fiscal Year Ending	Amount

September 30, 2010	$54,000,000

September 30, 2011	$72,000,000

September 30, 2012	$80,000,000

September 30, 2013 and each fiscal year thereafter	$85,000,000

provided that, the amounts set forth above in clause (ii) for any fiscal year shall be increased by an amount equal to (x) 50% times (y) the aggregate reduction, if any, during such fiscal year of Restricted Payments made under Section 8.06(d) compared to the aggregate amount of such Restricted Payments made during the immediately preceding fiscal year; provided, further, that so long as no Default has occurred and is continuing or would result from such expenditure, 50% of any amount set forth above in clause (ii) for any fiscal year, if not expended in the fiscal year for which it is permitted above (excluding in that calculation (x) any increased amount pursuant to the first proviso to this Section 8.12(d) above and (y) any amount carried forward from a prior fiscal year), may be carried over for expenditure in the next following fiscal year; and provided, further, however, that the amounts set forth above in clause (ii) for any fiscal year may be increased, in whole or in part, by an amount equal to (x) 50% times (y) the Net Cash Proceeds from the issuance, if any, of additional Equity Interests during such fiscal year that are not subject to mandatory prepayments required by Section 2.06(d)(iii), such increased amount herein not to exceed, in any event, in the aggregate and on a cumulative basis, $10,000,000.

8.13    Acquisitions.    Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition (including Investments within the meaning of clause (a) or clause (c) of the definition of “Investments”), or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses; (b) after giving effect to such Acquisition and all Indebtedness incurred or repaid in connection therewith, the Borrower shall be in compliance on a pro forma basis with each financial covenant set forth in Section 8.12 (each calculated in accordance with Sections 1.04(c) and (d), as applicable)); (c) in the case of any Acquisition after the Amendment Date in which cash in excess of $2,000,000 is given as consideration (whether in whole or in part), the Borrower shall have furnished to the Administrative Agent the Acquisition Compliance Information, and (i) so long as the Pro Forma Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00, the Borrower and its Restricted Subsidiaries may make Acquisitions in an unlimited aggregate amount, (ii) if the Pro Forma Consolidated Leverage Ratio is at a level greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00, then the Cost of Acquisition shall not exceed, on an aggregate and cumulative basis for all Acquisitions consummated during such Pro Forma Consolidated Leverage Ratio level, $100,000,000, and (iii) if the Pro Forma Consolidated Leverage Ratio is at a level greater than 4.00 to 1.00, then the Cost of Acquisition shall not exceed, on an aggregate and cumulative basis for all Acquisitions consummated during such Pro Forma Consolidated Leverage Ratio level, an amount equal to (x) $25,000,000 plus (y) 50% of any Net Cash Proceeds from each issuance of Equity Interests that are not subject to the mandatory prepayment required under Section 2.06(d)(iii) (provided, however, that such amount under this clause (y) shall not exceed $25,000,000); provided that any Acquisition made pursuant to clause (i) above shall not constitute usage of the basket set forth in clause (ii) during such times that the Pro Forma Consolidated Leverage Ratio is at a level greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00, and any Acquisition made pursuant to clause (ii) above shall not constitute usage of the basket set forth in clause (iii) during such time that the Pro Forma Consolidated Leverage Ratio is at a level greater than 4.00 to 1.00, and vice versa; (d) in the case of any Acquisition after the Amendment Date in which consideration other then cash is given and the Cost of Acquisition is in excess of $50,000,000, the Borrower shall have furnished to the Administrative Agent (i) pro forma historical financial statements as of the end of the most recently completed Four-Quarter Period, giving effect to such Acquisition, and (ii) a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 7.01(a) or (b), giving effect to such Acquisition, which Compliance Certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto (including demonstrating compliance on a pro forma basis with each financial covenant set forth in Section 8.12 (each calculated in accordance with Sections 1.04(c) and (d), as applicable)); (e) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition; (f) the Person acquired shall be a wholly-owned Restricted Subsidiary, or be merged with or into a Restricted Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Restricted Subsidiary); and (g) upon consummation of the Acquisition each Subsidiary shall have complied with the provisions of Section 7.12, including with respect to any new assets (including real property) acquired.

8.14    Creation of New Subsidiaries.    Create or acquire any new Subsidiary after the Closing Date other than Restricted Subsidiaries created or acquired in accordance with Section 7.12, provided that any Unrestricted Subsidiary may create a Subsidiary that is an Unrestricted Subsidiary.

8.15    Securities of Subsidiaries.    Permit any Restricted Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than the Borrower or another Subsidiary of the Borrower that is a Restricted Subsidiary.

8.16    Sale and Leaseback.    Enter into, or permit any Restricted Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by the Borrower or any of the Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of the Restricted Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of the Restricted Subsidiaries; provided, however, that, with the Administrative Agent’s prior consent in the reasonable discretion of the Administrative Agent, a leaseback shall be permitted following a bona fide sale to a third party if the lease term is not greater than 12 months.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.    Any of the following shall constitute an Event of Default:

(a)       Non-Payment.    The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C—BA Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C—BA Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants.    The Borrower fails to perform or observe any term, covenant or agreement contained (A) in any of Section 7.03(a) or (b), 7.05 (other than with respect to the maintenance of good standing), 7.10, 7.11 or 7.12 or Article VIII, or (B) in either Section 7.01 or 7.02 and such failure continues for 15 days; or

(c)       Other Defaults.    Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower from the Administrative Agent, or (ii) any Responsible Officer of the Borrower becomes aware of such default; or

(d)       Representations and Warranties.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)       Cross-Default.    (i) The Borrower, any Restricted Subsidiary or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the period of grace, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, any Restricted Subsidiary or any other Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, any Restricted Subsidiary or any other Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, any Restricted Subsidiary or any other Loan Party as a result thereof is greater than $25,000,000;

(f)       Insolvency Proceedings, Etc.    The Borrower, any Restricted Subsidiary or any other Loan Party institutes or consents to the institution of any proceeding under any Debtor

Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment.    (i) The Borrower, any Restricted Subsidiary or any other Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)       Judgments.    There is entered against the Borrower, any Restricted Subsidiary or any other Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by insurance provided by a Person described in Section 7.07 as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)       ERISA.    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or (iii) the benefit liabilities of all Plans governed by Foreign Benefit Laws, or the funding of which are regulated by any Foreign Benefit Laws, at any time exceed all such Plans’ assets, as computed in accordance with applicable law as of the most recent valuation date for such Plans, by more than $25,000,000; or

(j)       Invalidity of Loan Documents.    Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (except with respect to immaterial assets); or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)       Subordinated Notes and Permitted Subordinated Debt.    The subordination provisions relating to the Subordinated Notes, any Permitted Subordinated Debt or any Second Lien Obligations (the “Subordination Provisions”) shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, any L/C—BA Obligation or other Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Notes, Permitted Subordinated Debt or Second Lien Obligations; or the Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Secured Parties; or

(l)        Change of Control.    There occurs any Change of Control.

9.02    Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)       declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)       require that the Borrower Cash Collateralize the L/C – BA Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C – BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03    Application of Funds.    After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C – BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit – BA Fees and other Obligations expressly described in clauses Third through Fifth below) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit – BA Fees and interest on the Loans, L/C – BA Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them) to (i) the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C – BA Borrowings, (ii) the payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the L/C Issuer (or to the extent Revolving Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Revolving Lenders in accordance with their Pro Rata Revolving Shares) and (iii) to Cash Collateralize that portion of L/C – BA Obligations comprising the aggregate undrawn amount of Letters of Credit, to the Administrative Agent for the account of the L/C Issuer; provided that if the amounts available are insufficient to make all payments provided for in this clause Fourth, that portion allocable to clause (iii) shall be applied first to pay Outstanding Amounts of Revolving Loans and L/C – BA Borrowings before being utilized to Cash Collateralize L/C – BA Obligations;

Fifth, to payment of Swap Termination Values and amounts owing under Related Treasury Management Arrangements, in each case to the extent owing to any Lender or any Affiliate of any Lender arising under Related Credit Arrangements that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof or the amount owing under the applicable Related Treasury Management Arrangement from the applicable Lender or Affiliate of a Lender;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Document that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The foregoing provisions of this Section 10.02 shall likewise apply to the Person serving as the Alternative Currency Funding Fronting Lender.

10.03    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04  Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit or Bankers’ Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit or Bankers’ Acceptance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05  Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any

such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06  Resignation of Administrative Agent.    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Alternative Currency Funding Fronting Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Alternative Currency Funding Fronting Lender, (b) the retiring L/C Issuer and Alternative Currency Funding Fronting Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and/or Bankers’ Acceptances, and (d) the successor Alternative Currency Funding Fronting Lender shall make arrangements with the resigning Alternative Currency Funding Fronting Lender for the funding of all outstanding Alternative Currency Risk Participations.

10.07  Non-Reliance on Administrative Agent and Other Lenders.    Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08  No Other Duties, Etc.    Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09  Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C – BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C – BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10  Collateral and Guaranty Matters.    The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)        to release any Pledged Interest and any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) as provided in Section 7.15(c) with respect to Subsidiaries that become Unrestricted Subsidiaries in accordance with the terms of this Agreement, or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)        to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(k); and

(c)        to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including pursuant to its designation as an Unrestricted Subsidiary in compliance with the terms hereof, including Section 7.15).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

ARTICLE XI.

MISCELLANEOUS

11.01  Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)        waive any condition set forth in Section 5.01(a) without the written consent of each Lender except to the extent otherwise provided for in Section 5.01(a);

(b)        extend or increase (i) the Revolving Credit Commitment of any Revolving Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.02) without the written consent of such Revolving Lender, or (ii) the obligation of any Term Lender to make any portion of either Term Loan without the written consent of such Term Lender;

(c)        postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Term Loan A Maturity Date, the Term Loan B Maturity Date and the Revolving Credit Maturity Date, or any scheduled reduction of the Aggregate Revolving Credit Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(d)        except as subject to adjustments for prepayments made pursuant to Section 2.06, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C - BA Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or Eurocurrency Rate Loans, as applicable) or to waive any obligation of the Borrower to pay interest or Letter of Credit – BA Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to change the Applicable Rate or amount of prepayment required under Section 2.06(d)(ii), (iii) or (iv);

(e)        change Section 2.14 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)        change any provision of this Section or the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Lender;

(h)        change any provision of this Section or the definition of “Required Term Loan A Lenders” or any other provision hereof specifying the number or percentage of Term Loan A Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan A Lender;

(i)        change any provision of this Section or the definition of “Required Term Loan B Lenders” or any other provision hereof specifying the number or percentage of Term Loan B Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Term Loan B Lender;

(j)        impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of commitments: (i) the class consisting of the Revolving Lenders, (ii) the class consisting of the Term Loan A Lenders, and (iii) the class consisting of the Term Loan B Lenders; provided that for purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C—BA Obligations shall be deemed to be held by such Lender;

(k)        release any Guarantor from the Guaranty without the written consent of each Lender, except to the extent such Guarantor is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(l)        release all or a material part of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) or as provided in the other Loan Documents (in which case such release may be made by the Administrative Agent acting alone);

(m)        reduce the number or type of events that give rise to a mandatory prepayment pursuant to Section 2.06(d) or change the order or manner of application of the Net Cash Proceeds provided therein, in each case without the written consent of each Lender directly affected thereby (it being understood that the delay or waiver of any particular mandatory prepayment, without the permanent waiver or removal of such type of mandatory prepayment, shall not be included in this Section 11.01(m));

(n)        amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; or

(o)        amend, modify or waive any provision of this Agreement or any other Loan Document affecting the rights or duties of the Alternative Currency Funding Fronting Lender without the written consent of the Alternative Currency Funding Fronting Lender and each affected Revolving Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) each of the Bank of

America Fee Letter and the JPMorgan Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; (v) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders, the Alternative Currency Funding Fronting Lender or the L/C Issuer to make any additional Revolving Loan, or to issue any additional or renew any existing Letter of Credit or issue any Bankers’ Acceptance, unless and until the Required Revolving Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent; and (vi) notwithstanding anything to the contrary in this Section 11.01, each Lender agrees that, upon the execution thereof by the Administriatve Agent, the Borrower and the Guarantors after the Closing Date, the Fronting Structure Amendment shall thereupon be and become fully effective as an amendment to this Agreement without any further notice to, action by or consent of any Lender (it being understood that the final Fronting Structure Amendment will be made available to the Lenders). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02  Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower, the Administrative Agent, the L/C Issuer or the Alternative Currency Funding Fronting Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02, as changed pursuant to subsection (d) below; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications.    Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication

(including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.    Each of the Borrower, the Administrative Agent, the Alternative Currency Funding Fronting Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform (a “Private Side Person”) in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws; provided that nothing in this Agreement shall be deemed to be a consent by any party hereto to any Private Side Person providing any such Borrower Materials from the “Private Side” of the Platform that are not available on the “Public Side” of the Platform to any person at such Public Lender who has not been selected as a Private Side Person, or otherwise acting in violation of the provisions of Section 11.07 with respect to any such Borrower Materials.

(e)        Reliance by Administrative Agent, L/C Issuer and Lenders.    The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Term Loan Interest Rate Selection Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03  No Waiver; Cumulative Remedies.    No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit

(solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04  Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses.    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Banker’s Acceptance or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Alternative Currency Funding Fronting Lender, the L/C Issuer or the Arrangers (including the fees, charges and disbursements of any counsel for the Administrative Agent, the L/C Issuer or the Arrangers), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan, Letter of Credit or Bankers’ Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit or Bankers’ Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Bankers’ Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)       Reimbursement by Lenders.    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s portion of Loans, commitments and risk participations with respect to the Revolving Credit Facility and the Term Loan Facilities) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d); provided further that any amount due exclusively to the L/C Issuer in its capacity as such shall be borne pursuant to this Section 11.04(c) pro rata by the Revolving Lenders, and not by any Term Lender.

(d)       Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or Bankers’ Acceptance or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)        Survival.    The agreements in this Section shall survive the resignation of the Administrative Agent, the Alternative Currency Funding Fronting Lender and the L/C Issuer, the replacement of any Lender and the occurrence of the Facility Termination Date.

11.05  Payments Set Aside.    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06  Successors and Assigns.

(a)       Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Revolving Loans (including for purposes of this subsection (b), Alternative Currency Risk Participations and participations in L/C – BA Obligations), of its Pro Rata Term A Share of the Term Loan A at the time owing to it, or of its Pro Rata Term B Share of the Term Loan B at the time owing to it (such Lender’s portion of Loans, commitments and risk participations with respect to each of the Revolving Credit Facility and the Term Loan Facilities (each, an “Applicable Facility”) being referred to in this Section 11.06 as its “Applicable Share”)) at the time owing to it); provided that

(i)        except in the case of an assignment of the entire remaining amount of the assigning Lender’s Applicable Share of the Applicable Facility at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Applicable Share (which for this purpose includes Loans outstanding thereunder) with respect to each Applicable Facility, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (A) $5,000,000 with respect to the Revolving Credit Facility and (B) $1,000,000 with respect to each Term Loan Facility, unless in either case each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Applicable Facilities on a non-pro rata basis;

(iii)        any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the L/C Issuer (which consent shall not be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)        the consent of the Alternative Currency Funding Fronting Lender (such consent not to be unreasonably withheld or delayed) shall be required if upon effectiveness of the applicable assignment the proposed assignee would be an Alternative Currency Participating Lender with respect to any Alternative Currency; and

(v)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and

Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Lender or a Term Lender, as applicable, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver applicable Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower (in such capacity, subject to Section 11.17), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C – BA Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)        Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s Alternative Currency Risk Participations and its participations in L/C – BA Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and

4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)        Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.01(e) as though it were a Lender.

(f)        Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)        Special Purpose Funding Vehicles.    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 4.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment or commitment to make an applicable Term Loan of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the occurrence of the Facility Termination Date) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)        Resignation as Alternative Currency Funding Fronting Lender and/or L/C Issuer after Assignment.    Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan assigns all of its Revolving Credit Commitment, Revolving Loans, any Pro Rata Term A Share of the Term Loan A and any Pro Rata Term B Share of the Term Loan B pursuant to subsection (b) above, such Person may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of America, upon 30 days notice to the Borrower and the Lenders, resign as Alternative Currency Funding Fronting Lender. In the event of any such resignation as L/C Issuer or Alternative Currency Funding Fronting Lender, the Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor L/C Issuer or Alternative Currency Funding Fronting Lender hereunder, as the case may be; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Person as L/C Issuer or Alternative Currency Funding Fronting Lender, as the case may be. If Bank of America or JPMorgan Chase Bank, N.A resigns as L/C Issuer, such Person shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers’ Acceptances outstanding as of the effective date of its resignation as L/C Issuer and all L/C – BA Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If the Alternative Currency Funding Fronting Lender resigns as Alternative Currency Funding Fronting Lender, it shall retain all the rights and obligations of the Alternative Currency Funding Fronting Lender hereunder with respect to all Alternative Currency Risk Participations outstanding as of the effective date of its resignation as the Alternative Currency Funding Fronting Lender and all obligations of any Loan Party or any other Lender with respect thereto (including the right to require Alternative Currency Participating Lenders to fund any Alternative Currency Risk Participations therein in the manner provided in Section 2.03(f)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit and/or Bankers’ Acceptances, if any, outstanding at the time of such successor or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit and/or Bankers’ Acceptances.

11.07  Treatment of Certain Information; Confidentiality.        Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08  Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09  Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10  Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11  Survival of Representations and Warranties.        All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12  Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13  Replacement of Lenders.    If any Lender requests compensation under Section 4.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, if any Lender is a Defaulting Lender, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C – BA Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)        in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e)        such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14  Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)       SUBMISSION TO JURISDICTION.        THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE.        THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS.        EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15  Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16  USA PATRIOT Act Notice.        Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17  No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, JPMorgan and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, JPMorgan and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, JPMorgan and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent, JPMorgan nor either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent, JPMorgan and the Arrangers and their respective Affiliates may be engaged in a board range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, JPMorgan nor either Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, JPMorgan and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Walter A. Smith

Name:	Walter A. Smith

Title:	Senior Vice President and Treasurer

MUELLER GROUP, LLC, solely for purposes of Section 1.01(i) of this Agreement

By:	/s/ Walter A. Smith

Name:	Walter A. Smith

Title:	Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ W. Thomas Barnett

Name:	W. Thomas Barnett

Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ W. Thomas Barnett

Name:	W. Thomas Barnett

Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Suzanne Ergastolo

Name:	Suzanne Ergastolo

Title:	Vice President

CITICORP USA, INC., as a Lender

By:	/s/ Jeffrey A. Neikirk

Name:	Jeffrey A. Neikirk

Title:	Managing Director

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Samuel L. Hill

Name:	Samuel L. Hill

Title:	Managing Director & Regional Manager

By:	/s/ Brian Myers

Name:	Brian Myers

Title:	Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ Stacy M. Lewis

Name:	Stacy M. Lewis

Title:	Director

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Andrew D. Hahn

Name:	Andrew D. Hahn

Title:	Vice President

FIFTH THIRD BANK, A MICHIGAN BANKING CORPORATION, as a Lender

By:	/s/ John A. Marian

Name:	John A. Marian

Title:	Vice President

NORTH FORK BUSINESS CAPITAL CORP., as a Lender

By:	/s/ Paul Dellova

Name:	Paul Dellova

Title:	Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Stacey V. Judd

Name:	Stacey V. Judd

Title:	Vice President

CAROLINA FIRST BANK, as a Lender

By:	/s/ Kevin M. Short

Name:	Kevin M. Short

Title:	Senior Vice President

KBC BANK N.A., as a Lender

By:	/s/ Thomas G. Jackson

Name:	Thomas G. Jackson

Title:	First Vice President

By:	/s/ Jean-Pierre Diels

Name:	Jean-Pierre Diels

Title:	First Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Louis K. McLinden

Name:	Louis K. McLinden

Title:	Vice President

TD BANKNORTH, N.A., as a Lender

By:	/s/ Jeffrey R. Westling

Name:	Jeffrey R. Westling

Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND, PLC, as a Lender

By:	/s/ Angela Reilly

Name:	Angela Reilly

Title:	Managing Director

THE BANK OF NEW YORK, as a Lender

By:	/s/ David C. Siegel

Name:	David C. Siegel

Title:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Andy Ballta

Name:	Andy Ballta

Title:	First Vice President

By:	/s/ Walter T. Duffy III

Name:	Walter T. Duffy III

Title:	First Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas J. Purcell

Name:	Thomas J. Purcell

Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John C. Canty

Name:	John C. Canty

Title:	Vice President

FIRSTRUST BANK, as a Lender

By:	/s/ Ellen Frank

Name:	Ellen Frank

Title:	Vice President

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.09(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lender’s Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 1.02(a)

UNRESTRICTED SUBSIDIARIES

Anvil International LLC

SCHEDULE 2.01

COMMITMENTS AND

PRO RATA SHARES

(as of the Closing Date)

Lender	Revolving Credit Commitment	Pro Rata Revolving Share
Bank of America, N.A.	$30,000,000.00	10.000000000%

JPMorgan Chase Bank, National Association	$30,000,000.00	10.000000000%

CitiBank, N.A.	$21,333,333.30	7.111111100%

Calyon New York Branch	$21,333,333.30	7.111111100%

SunTrust Bank	$21,333,333.30	7.111111100%

Raymond James Bank, FSB	$18,000,000.00	6.000000000%

Fifth Third Bank, a Michigan Banking Corporation	$16,666,666.70	5.555555566%

Capital One Leverage Finance Corp. (f/k/a North Fork Business Capital Corp.)	$16,666,666.70	5.555555566%

Comerica Bank	$14,000,000.00	4.666666667%

Carolina First Bank	$14,000,000.00	4.666666667%

KBC Bank, N.V.	$14,000,000.00	4.666666667%

PNC Bank, National Association	$14,000,000.00	4.666666667%

TD BankNorth, N.A.	$14,000,000.00	4.666666667%

The Royal Bank of Scotland, PLC	$14,000,000.00	4.666666667%

The Bank of New York Mellon (f/k/a The Bank of New York)	$14,000,000.00	4.666666667%

Israel Discount Bank of New York	$9,333,333.30	3.111111100%

KeyBank National Association	$8,666,666.70	2.888888900%

The Northern Trust Company	$6,666,666.70	2.222222233%

Firstrust Bank	$2,000,000.00	0.666666666%

Total	$300,000,000.00	100.000000000%

Lender	Term Loan A Commitment	Pro Rata Term A Share

Bank of America, N.A.	$15,000,000.00	10.000000000%

JPMorgan Chase Bank, N.A.	$15,000,000.00	10.000000000%

CitiBank, N.A.	$10,666,666.70	7.111111133%

Calyon New York Branch	$10,666,666.70	7.111111133%

SunTrust Bank	$10,666,666.70	7.111111133%

Raymond James Bank, FSB	$9,000,000.00	6.000000000%

Fifth Third Bank, a Michigan Banking Corporation	$8,333,333.30	5.555555533%

Capital One Leverage Finance Corp. (f/k/a North Fork Business Capital Corp.)	$8,333,333.30	5.555555533%

Comerica Bank	$7,000,000.00	4.666666667%

Carolina First Bank	$7,000,000.00	4.66666667%

KBC Bank, N.V.	$7,000,000.00	4.66666667%

PNC Bank, National Association	$7,000,000.00	4.66666667%

TD BankNorth, N.A.	$7,000,000.00	4.66666667%

The Royal Bank of Scotland, PLC	$7,000,000.00	4.66666667%

The Bank of New York Mellon (f/k/a The Bank of New York)	$7,000,000.00	4.66666667%

Israel Discount Bank of New York	$4,666,666.70	3.111111133%

KeyBank National Association	$4,333,333.30	2.888888867%

The Northern Trust Company	$3,333,333.30	2.222222200%

Firstrust Bank	$1,000,000.00	0.666666666%

Total	$150,000,000.00	100.000000000%
Lender	Term Loan B Commitment	Pro Rata Term B Share

Bank of America, N.A.	$565,000,000.00	100.000000000%

Total	$565,000,000.00	100.000000000%

SCHEDULE 2.01(a)

COMMITMENTS AND

PRO RATA SHARES

(as of the Amendment Date)

Lender	Revolving Credit Commitment	Pro Rata Revolving Share

Bank of America, N.A.	$20,000,000.00	10.000000000%

JPMorgan Chase Bank, N.A.	$20,000,000.00	10.000000000%

CitiBank, N.A.	$14,222,222.20	7.111111100%

Calyon New York Branch	$14,222,222.20	7.111111100%

SunTrust Bank	$14,222,222.20	7.111111100%

Raymond James Bank, FSB	$12,000,000.00	6.000000000%

Fifth Third Bank, a Michigan Banking Corporation	$11,111,111.14	5.555555566%

Capital One Leverage Finance Corp. (f/k/a North Fork Business Capital Corp.)	$11,111,111.14	5.555555566%

Comerica Bank	$9,333,333.33	4.666666667%

Carolina First Bank	$9,333,333.33	4.666666667%

KBC Bank, N.V.	$9,333,333.33	4.666666667%

PNC Bank, National Association	$9,333,333.33	4.666666667%

TD BankNorth, N.A.	$9,333,333.33	4.666666667%

The Royal Bank of Scotland, PLC	$9,333,333.33	4.666666667%

The Bank of New York Mellon (f/k/a The Bank of New York)	$9,333,333.33	4.666666667%

Israel Discount Bank of New York	$6,222,222.20	3.111111100%

KeyBank National Association	$5,777,777.80	2.888888900%

The Northern Trust Company	$4,444,444.47	2.222222233%

Firstrust Bank	$1,333,333.33	0.666666666%

Total	$200,000,000.00	100.000000000%

Lender	Outstanding Amount of Term Loan A	Pro Rata Term A Share

Bank of America, N.A.	$12,040,800.00	10.000000000%

JPMorgan Chase Bank, N.A.	$12,040,800.00	10.000000000%

CitiBank, N.A.	$8,562,346.69	7.111111133%

Calyon New York Branch	$8,562,346.69	7.111111133%

SunTrust Bank	$8,562,346.69	7.111111133%

Raymond James Bank, FSB	$7,224,480.00	6.000000000%

Fifth Third Bank, a Michigan Banking Corporation	$6,689,333.31	5.555555533%

Capital One Leverage Finance Corp. (f/k/a North Fork Business Capital Corp.)	$6,689,333.31	5.555555533%

Comerica Bank	$5,619,040.00	4.666666667%

Carolina First Bank	$5,619,040.00	4.66666667%

KBC Bank, N.V.	$5,619,040.00	4.66666667%

PNC Bank, National Association	$5,619,040.00	4.66666667%

TD BankNorth, N.A.	$5,619,040.00	4.66666667%

The Royal Bank of Scotland, PLC	$5,619,040.00	4.66666667%

The Bank of New York Mellon (f/k/a The Bank of New York)	$5,619,040.00	4.66666667%

Israel Discount Bank of New York	$3,746,026.69	3.111111133%

KeyBank National Association	$3,478,453.31	2.888888867%

The Northern Trust Company	$2,675,733.31	2.222222200%

Firstrust Bank	$802,720.00	0.666666666%
Total	$$120,408,000.00	100.000000000%
Lender	Outstanding A mount of Term Loan B	Pro Rata Term B Share

Bank of America, N.A.	$445,257,640.00	100.000000000%

Total	$445,257,640.00	100.000000000%

SCHEDULE 3.01

MORTGAGED PROPERTIES

Debtor	Property Address
Anvil International, LP

Bullock County, Georgia

•11021 Clito Road, Statesboro, Georgia

Hennepin County, Minnesota

•1201 West 96th Street, Bloomington, Minnesota

Lancaster County, Pennsylvania

•1411 Lancaster Avenue, Columbia, Pennsylvania

Franklin County, Pennsylvania

•9170 Molly Pitcher, Highway South, Greencastle, Pennsylvania

•330 E. 9th Street, Waynesboro, Pennsylvania

Chester County, Tennessee

•2875/2870 Old Jackson Road, Henderson, Tennessee

Harris County, Texas

•6999 Old Clinton Road, Houston, Texas

Gregg County, Texas

•305 Simms Street, Longview, Texas

Henry Pratt Company, LLC	Kane County, Illinois •401 S. Highland Avenue, Aurora, Illinois Lee County, Illinois •900 Depot Street, Dixon, Illinois
Hersey Meters Co., LLC	Rowan County, North Carolina •10210 Statesville Boulevard, Cleveland, North Carolina
J.B. Smith Mfg Co., LLC	Harris County, Texas •6618 Navigation Boulevard, Houston, Texas
Mueller Co., Ltd.

Macon County, Illinois

•1226 E. Garfield Street, Decatur, Illinois

•500 West Eldorado Street, Decatur, Illinois

Hamilton County, Tennessee

•1401 Mueller Avenue, Chattanooga, Tennessee

Bradley County, Tennessee

•620 Industrial Drive, SW, Cleveland, Tennessee

•155 Enterprise Drive, Cleveland, Tennessee

Debtor	Property Address
United States Pipe and Foundry Company, LLC

Jefferson County, Alabama

•2023 St. Louis Avenue, Bessemer, Alabama

•3301 1st Avenue North, N. Birmingham, Alabama

Alameda County, California

•1295 Whipple Road, Union City, California

Burlington County, New Jersey

•1101 E. Pearl Street, Burlington, New Jersey

SCHEDULE 3.03

INFORMATION REGARDING COLLATERAL

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
Mueller Water Products, Inc.	Delaware Corporation #4033400	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Mueller Group, LLC	Delaware Limited Liability Company #3067786	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)
Anvil 1, LLC	Delaware Limited Liability Company #4100970	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Anvil 2, LLC	Delaware Limited Liability Company #4100931	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Anvil International, LP	Delaware Limited Partnership #3067111	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328

11021 Clito Road

Statesboro, GA 30549

1201 West 96th Street

Bloomington, MN 55431-2605

1411 Lancaster Avenue

Columbia, PA 17512-1939

330 E. 9th Street

Waynesboro, PA 17268-2064

2875/2870 Old Jackson Road

Henderson, TN 38340-3657

9170 Molly Pitcher, Highway South

Greencastle, PA

1 Type of Collateral at each location consists of fixtures, machinery, equipment and inventory unless specifically noted otherwise.

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]

6999 Old Clinton Road

Houston, TX 77020-7547

305 Simms Street

Longview, TX 75604-5058

375 Gentry Drive

Aurora, OH 42202-7540

160 Frenchtown Road

North Kingstown, RI

14103 Borate Street

Santa Fe Springs, CA 90670-5342

750 Central Avenue

University Park, IL

1385 Greg Street, Suite 105

Sparks, NV 89431-6042

1313 and 1421 Avenue R

Buildings III and IV

Grand Prairie, TX 75050-1604

319 Circle of Progress

Pottstown, PA 19464-3811

350 Circle of Progress

Pottstown, PA 19464-3811

398 Circle of Progress

Pottstown, PA 19464-3811

2485 Northline Road

Taylor, MI

1930 Warren Street

N. Kansas City, MO

6300, 6310, 6320 Rothway, Suite 190

Houston, TX

110 Corporate Drive, Suite 10

Portsmouth, NH

(primary books and records, fixtures)

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
AnvilStar, LLC	Delaware Limited Liability Company #3749592	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Fast Fabricators, LLC	Delaware Limited Liability Company #4254549	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328

6 Northwood Drive

Bloomfield, CT

3387 Plumas-Arboga Road

Marysville, CA 95901

15467 Valencia Avenue

Fontana, CA 92335

8 East Newberry Road

Bloomfield, CT 06002

1518 SW 12th Avenue

Ocala, FL 34474

1534 North Industrial Road

Ottawa, KS 66067

164 Hamilton Court

Louisville KY 40229

200 Rhawn Street

Delanco, NJ 08075

4729 NW Front Avenue

Portland, OR 97210

1622 Two Notch Road

Lexington, SC 29073

800 Burlington Road

Saginaw, TX 79764

Lot 12A, Kerr’s Edgar Subdivision

Saginaw, TX

11622 Lucky Hill Road

Remington, VA 22734

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
Henry Pratt Company, LLC	Delaware Limited Liability Company #2198696	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	401 S. Highland Avenue Aurora, IL 60506-5580 900 Depot Street Dixon, IL 61021-3549 255 Highland Aurora, IL 60506 403 Conkey Street Hammond, IN 46324
Henry Pratt International, LLC	Delaware Limited Liability Company #3624310	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Hersey Meters Co., LLC	Delaware Limited Liability Company #3078050	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	10230 Statesville Boulevard Cleveland, NC 27013-8103
Hunt Industries, LLC	Delaware Limited Liability Company #4100929	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	2351 South Church Street Murfreesboro, TN 37130-5548
Hydro Gate, LLC	Delaware Limited Liability Company #3463120	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	3888 E. 45th Avenue, #120 Denver, CO 80216 1900 Billy Mitchell Blvd., Suite A Brownsville, TX 78521
James Jones Company, LLC	Delaware Limited Liability Company #4101154	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	1470 South Vintage Avenue Ontario CA 91761
J.B. Smith Mfg Co., LLC	Delaware Limited Liability Company #4101104	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	6618 Navigation Blvd. Houston, TX 77011-1342

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
MCO 1, LLC	Alabama Limited Liability Company #474-135	1200 Abernathy Road Suite 1200 Atlanta, GA 30328	None
MCO 2, LLC	Alabama Limited Liability Company #474-134	1200 Abernathy Road Suite 1200 Atlanta, GA 30328	None
Milliken Valve, LLC	Delaware Limited Liability Company #3615102	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	2625 Brodhead Road Bethlehem, PA 18020-8914
Mueller Co. Ltd.	Alabama Limited Partnership #504-532	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328

500 W. Eldorado Street

Decatur, IL 62522

(primary books and records, fixtures)

1226 E. Garfield Street

Decatur, IL 62526-4923

455 Douglas Avenue, Suite 1155

Altamonte Springs, FL

1401 Mueller Avenue

Chattanooga, TN 37406-1344

620 Industrial Drive, SW

Cleveland, TN 37311-8096

5111 Highway 431

Albertville, AL 35950

956 Industrial Boulevard

Albertville, AL 35950-8730

1315 Industrial Boulevard

Boaz, AL 35957

3351 FM 802

Brownsville, TX 78526-2834

1165 Park Avenue

Murfreesboro, TN 37130

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
155 Enterprise Drive Cleveland, TN 37311 20 Thurber Boulevard Smithfield, RI
Mueller Group Co-Issuer, Inc.	Delaware Corporation #4033401	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Mueller Service California, Inc.	Delaware Corporation #4238113	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	None
Mueller Service Co., LLC	Delaware Limited Liability Company #2131785	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	2004 Wood Court, Suite 3 Plant City, FL 33563 10424 W. McNab Road, B-7 Tamarac, FL 33321
Mueller International, Inc.	Delaware Corporation #3437273	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)
Mueller International, L.L.C.	Delaware Limited Liability Company #3459509	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)
Mueller International Finance, Inc.	Delaware Corporation #3459441	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)
Mueller International Finance, L.L.C.	Delaware Limited Liability Company #3459504	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)
Mueller Financial Services, LLC	Delaware Limited Liability Company #4037311	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
Mueller Technologies LLC	Delaware Limited Liability Company #4629121	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	48 Leona Drive Middleborough, MA 02346 (primary books and records)
United States Pipe and Foundry Company, LLC	Alabama Limited Liability Company # 469-116	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328

3300 First Avenue North

Birmingham, AL 35222

2023 St. Louis Avenue

Bessemer, AL 35020

1101 East Pearl Street

Burlington, NJ 08016

1295 Whipple Road

Union City, CA 94587

3000 – 30 Avenue North

Birmingham, AL 35207

1801 SW First Avenue

Ft. Lauderdale, FL 33315

55 W. 6th Street

Alexandria, IN 46001

21778 Highview Avenue

Lakeville, MN 55044

12th Street Yard

Kansas City, MO 64108

9850 Havana Street

Irondale, CO 80640

4295 Kearney Street

Denver, CO 80216

1820 S. 35th Avenue

Phoenix, AZ 85009

13560 Whittram Avenue

Fontana, CA 92335

I.	II.	III.	IV.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Collateral Locations (and Type of Collateral) [1]
U.S. Pipe Valve & Hydrant, LLC	Delaware Limited Liability Company #4640007	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328	500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)

SCHEDULE 5.01

GOOD STANDING AND

FOREIGN QUALIFICATION JURISDICTIONS

Loan Party	State of Formation/ Good Standing Jurisdiction	State(s) of Foreign Qualification
Borrower
Mueller Water Products, Inc.	Delaware	Florida, Georgia
Other Loan Parties
Anvil 1, LLC	Delaware	Florida, Massachusetts, Ohio, Oregon, Texas
Anvil 2, LLC	Delaware	None
Anvil International, LP	Delaware

Arizona, California, Colorado,

Florida, Georgia, Illinois, Indiana,

Louisiana, Massachusetts, Michigan,

Minnesota, Missouri, North

Carolina, New Hampshire, New

Jersey, Nevada, Ohio, Oklahoma,

Pennsylvania, Rhode Island

Tennessee

Texas

AnvilStar, LLC	Delaware	Texas
Fast Fabricators, LLC	Delaware	Oregon, Texas, South Carolina, Connecticut, Florida, Kansas, California, New Jersey, Kentucky, Virginia
Henry Pratt Company, LLC	Delaware	Illinois, Indiana, New Jersey, Pennsylvania, Texas, Virginia
Henry Pratt International, LLC	Delaware	None
Hersey Meters Co., LLC	Delaware	California, Hawaii, Maryland, North Carolina
Hunt Industries, LLC	Delaware	Tennessee
Hydro Gate, LLC	Delaware	Colorado, Illinois
J.B. Smith Mfg Co., LLC	Delaware	Texas
James Jones Company, LLC	Delaware	California, Texas
MCO 1, LLC	Alabama	Florida, Texas
MCO 2, LLC	Alabama	None
Milliken Valve, LLC	Delaware	Pennsylvania

Loan Party	State of Formation/ Good Standing Jurisdiction	State(s) of Foreign Qualification
Mueller Co. Ltd.	Alabama	California, Florida, Georgia, Illinois, Maryland, Pennsylvania, Tennessee, Texas
Mueller Financial Services, LLC	Delaware	None
Mueller Group Co-Issuer, Inc.	Delaware	None
Mueller Group, LLC	Delaware	Illinois, New Hampshire, Rhode Island, Texas
Mueller International Finance, Inc.	Delaware	New Hampshire
Mueller International Finance, L.L.C.	Delaware	New Hampshire
Mueller International, Inc.	Delaware	New Hampshire
Mueller International, L.L.C.	Delaware	New Hampshire
Mueller Service California, Inc.	Delaware	California
Mueller Service Co., LLC	Delaware	Arizona, Florida
Mueller Technologies LLC	Delaware	Massachusetts
United States Pipe and Foundry Company, LLC	Alabama

Arizona, California, Colorado,

Florida, Georgia, Hawaii, Illinois,

Indiana, Kansas, Massachusetts,

Maryland, Michigan, Minnesota,

Missouri, Mississippi, North

Carolina, New Jersey, New York,

Ohio, Oklahoma, Oregon,

Pennsylvania, South Carolina,

Texas, Washington

U.S. Pipe Valve & Hydrant, LLC	Delaware	Arizona, California, Florida, Georgia, Illinois, Iowa, Maine, New York, Ohio, Oklahoma, Texas, Washington, Wisconsin

SCHEDULE 6.06

LITIGATION

•

A former James Jones employee (“Armenta”) filed a false claims action on behalf of 163 California municipalities against James Jones Company, LLC, Mueller Co. Ltd. and Tyco International in June 1997. The complaint alleges that, from 1987 through mid-March 1998, James Jones violated the California False Claims Act by manufacturing and delivering bronze waterworks parts with higher than specified lead and zinc levels to local government operators of public water systems. Tyco International is obligated to defend and indemnify James Jones Company, LLC and Mueller Co. Ltd. pursuant to the Amended and Restated Stock and Asset Purchase Agreement dated August 13, 1999.

•

The City of Banning and approximately 40 other California municipalities filed a common law fraud complaint against Mueller Co. Ltd., James Jones Company, LLC (a Mueller subsidiary) and Watts Water Technologies, Inc. alleging that bronze waterworks parts sold to developers between 1989 and 1998 contained higher than specified lead and zinc levels. Tyco International is obligated to defend and indemnify James Jones Company, LLC and Mueller Co. Ltd. pursuant to the Amended and Restated Stock and Asset Purchase Agreement dated August 13, 1999.

•

Mueller Canada, Ltd. filed an ‘intent-to-use’ design application with respect to Mueller Flow Control’s Trademark with the Canadian Intellectual Property Office on November 7, 2002. Opposition against the application was filed by Mueller Industries, Inc., an unaffiliated United States corporation, based on the technicality that Mueller Canada, Ltd. in fact used the trademark and design prior to the application date, making the ‘intent-to-use’ application the wrong form.

•

Mueller Industries has filed oppositions to the application of Mueller International, Inc., the subsidiary that owns most of the Mueller trademarks, to register “Mueller Water Products” as a trademark in the U.S. Patent and Trademark Office on the basis that the proposed registration is overbroad and would cause confusion if granted

•

United States and Pipe Foundry Company, LLC (“U.S. Pipe”) and Walter Industries, Inc. are defendants in a civil action for contribution and cost recovery by Solutia Inc. and Pharmacia Corp. with respect to costs incurred and to be incurred in performing responsive activities mandated by the EPA at the “Anniston, Alabama PCB and Lead Sites.” Plaintiffs allege that U.S. Pipe and 16 other defendants used foundry sand to collect industrial oils containing PCBs for disposal and discharged by the defendants.

•

Isaiah Evans et al. filed a purported civil class action on behalf of property owners against Walter, U.S. Pipe and 17 other foundries in the Anniston, Alabama area alleging negligence, nuisance and wantonness in the creation and disposal of foundry sand alleged to contain lead and PCBs, among other substances on their property. The plaintiffs are seeking real property damages.

•

Phyllis Andrews brought a purported class action on behalf of hourly employees who work in the melting and casting departments of U.S. Pipe’s Bessemer, Chattanooga, Burlington and North Birmingham Pipe Plants. The action alleges that U.S. Pipe has failed to compensate the employees for the time they spend “donning and doffing” certain protective clothing and for time they spend on certain pre and post shift activities.

•

Sloss Industries Corporation, U.S. Pipe and Mueller Co. Ltd. have received a letter from attorneys representing a purported group of residents of the North Birmingham area of Jefferson County, Alabama who alleging suffered personal injury, property damage, nuisance and trespass relating to coke oven emissions and coal tar.

•

In April 1992, Anvil International, LP was informed that it was the position of GMP Local 376 (Columbia Plant) that a provision of the collective bargaining agreement with that union relating to the Pension Plan for Hourly Employees violated the accrual and anti-cutback rules under ERISA and the Code.

•	See also Schedule 6.09.

SCHEDULE 6.09

ENVIRONMENTAL MATTERS

The Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of pearsons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the Environmental Protection Agency (EPA), the states and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. United States Pipe and Foundry Company, LLC (“U.S. Pipe”) was identified as a potentially responsible party (PRP) by the EPA under CERCLA with respect to cleanup of hazardous substances at a superfund site located in Anniston, Alabama, and U.S. Pipe is among many PRPs at the site, a significant number of which are substantial companies.

The PRPs negotiated an Administrative Order of Consent (ACO) with the EPA. Based on these negotiations, management estimated the Borrower’s share of liability for cleanup, after allocation among several PRPs, would be approximately $4.0 million, which was accrued in 2004. In the fourth quarter of 2006, U.S. Pipe and Phelps Dodge (a co-signer of the ACO) agreed that Phelps Dodge would assume U.S. Pipe’s obligations and liabilities relating to the ACO. As a result, the Borrower recognized a pre-tax benefit related to the settlement of this obligation, which was not material to the Borrower’s financial statements. Phelps Dodge had previously entered into similar agreements with all other signatories to the ACO.

Solutia, Inc and Pharmacia Corporation filed suit against U.S. Pipe and Walter on January 5, 2003 for contribution and cost recovery by Solutia with respect to costs incurred and to be incurred by Solutia in performing remediation of polychlorinated biphenyls (PCBs) and heavy metals mandated by EPA in Anniston, Alabama with respect to the ACO described above. U.S. Pipe asserts that the ACO provides protection against contribution claims by third parties, such as Solutia.

The Borrower’s U.S. Pipe subsidiary has been named in a purported civil class action case originally filed on April 8, 2005 in the Circuit Court of Calhoun County, Alabama, and removed to the U.S. District Court for the Northern District of Alabama under the Class Action Fairness Act. The putative plaintiffs in the case filed an amended complaint with the U.S. District Court on December 15, 2006. The case was filed against U.S. Pipe and other foundries in the Anniston, Alabama area alleging state law tort claims (negligence, failure to warn, wantonness, nuisance, trespass and outrage) arising from creation and disposal of “foundry sand” alleged to contain harmful levels of PCBs and other toxins, including arsenic, cadmium, chromium, lead and zinc. The plaintiffs are seeking damages for real and personal property damage.

The Borrower and U.S. Pipe received a letter from attorneys representing a purported group of residents of the North Birmingham area of Jefferson County, Alabama alleging personal injury, property damage, nuisance, and trespass involving the release of toxic emissions into the

North Birmingham environment causing injury. The Borrower may be named in this potential litigation because of its ownership interests in U.S. Pipe. The allegations against U. S. Pipe result from the use of coal tar products and their emissions into the North Birmingham environment.

U.S. Pipe has implemented an Administrative Consent Order (ACO) for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup. U.S. Pipe has completed, and has received final approval for the soil cleanup required by the ACO. U.S. Pipe is continuing to address ground water issues at this site. Further remediation could be required. The Borrower’s Anvil segment entered into a Consent Order with the Georgia Department of Natural Resources regarding alleged hazardous waste violations at Anvil’s former foundry facility in Statesboro, Georgia. Pursuant to the Consent Order, Anvil agreed to pay a monetary fine of $50,000 and pay an additional $50,000 to fund a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the foundry and its landfill. The total costs are estimated to be between $1.2 million and $1.4 million. The Borrower maintains an adequate reserve to cover these estimated costs.

Although the Borrower now produces a small amount of no-lead brass products, most of the Borrower’s brass valve products contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California’s Proposition 65, are seeking to eliminate or reduce the content of lead in water infrastructure products offered for sale in California. California and some other states have passed legislation that seeks to eliminate the content of lead in water infrastructure products for human consumption that are offered for sale in California and such other states. Some of the Borrower’s subsidiaries have entered into settlement agreements with these environmental advocacy groups to modify products or offer substitutes for sale in California. Legislation to substantially restrict lead content in water infrastructure products has been introduced in the United States Congress. Congress or state jurisdictions other than California and such states may enact legislation similar to Proposition 65 to restrict the content of lead in water products, which could require the Borrower to incur additional capital expenses to modify production.

Under the terms of the agreement whereby Tyco International Ltd. (“Tyco”) sold the Mueller and Anvil businesses in August 1999 to prior owners (the “August 1999 Tyco Transaction”), Tyco agreed to indemnify the Borrower’s predecessor-in-interest (“Predecessor Mueller”), and, by legal succession, the Borrower and its affiliates, for all “Excluded Liabilities”. Excluded Liabilities include, among other things, substantially all environmental liabilities relating to the time prior to the August 1999 Tyco Transaction. The indemnity survives indefinitely, is not subject to any deductibles or caps, and continues with respect to the Borrower’s current operations, other than those operations acquired since the August 1999 Tyco Transaction, including the operations of the U.S. Pipe segment. If Tyco ever becomes financially unable to, or otherwise fails to comply with the terms of the indemnity, the Borrower may be responsible for the Tyco-indemnified obligations. In addition, Tyco’s indemnity does not cover environmental liabilities to the extent caused by the Borrower or Predecessor Mueller or the operation of the Borrower’s business after the August 1999 Tyco Transaction, nor does it cover environmental liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco Transaction.

SCHEDULE 6.11

PROPOSED TAX ASSESSMENTS

•	The Borrower is jointly and severally liable for any federal income tax liabilities of Walter Industries, Inc. for periods prior to its spin off from Walter Industries, Inc.

•

The Borrower is currently under audit by the Internal Revenue Service for the fiscal year ended September 30, 2005 and a three day tax year preceding its acquisition by Walter Industries, Inc., namely October 1, 2005 through October 3, 2005. The Internal Revenue Service issued a Notice of Proposed Adjustment related to these returns increasing income by $15,564,741. The Borrower is contesting the proposed changes and has requested a conference with the Office of Appeals.

•

The Borrower is currently under audit by the Illinois Department of Revenue for the periods September 30, 2002 through December 31, 2005. The Illinois Department of Revenue issued an Auditor’s Report for these years proposing additional tax of $2,384,628. The Borrower is currently reviewing the Auditor’s Report

SCHEDULE 6.12

ERISA COMPLIANCE

Each of the U.S. Pipe Salaried Pension Plan and the U.S. Pipe 401(k) Plan have applied to the Internal Revenue Service for a favorable determination letter, but have not yet received such letter. Each such plan has responded to an IRS request for additional information pertaining to the determination letter.

SCHEDULE 6.13(a)

SUBSIDIARIES

Mueller Water Products, Inc., a Delaware corporation

•	Anvil 1, LLC, a Delaware limited liability company

•	Anvil 2, LLC, a Delaware limited liability company

•	Anvil International LLC, a Delaware limited liability company

•	Anvil International, LP, a Delaware limited partnership (formerly Anvil International, Inc., a Delaware corporation)

•	AnvilStar, LLC, a Delaware limited liability company

•	Fast Fabricators, LLC, a Delaware limited liability company

•	Henry Pratt Company, LLC, a Delaware limited liability company (formerly Henry Pratt Company, a Delaware corporation)

•	Henry Pratt International, LLC, a Delaware limited liability company (formerly Henry Pratt International Ltd., a Delaware corporation)

•	Hersey Meters Co., LLC, a Delaware limited liability company (formerly Hersey Meters Co., a Delaware corporation)

•	Hunt Industries, LLC, a Delaware limited liability company (formerly Hunt Industries, Inc., a Tennessee corporation)

•	Hydro Gate, LLC, a Delaware limited liability company (formerly Hydro Gate Acquisition Corp., a Delaware corporation)

•	James Jones Company, LLC, a Delaware limited liability company (formerly James Jones Company, a California corporation)

•	J.B. Smith Mfg Co., LLC, a Delaware limited liability company (formerly J.B. Smith Mfg Co., an Oklahoma corporation)

•	MCO 1, LLC, an Alabama limited liability company

•	MCO 2, LLC, an Alabama limited liability company

•	Jingmen Pratt Valve Co., Ltd., a Peoples Republic of China limited liability company

•	Milliken Valve, LLC, a Delaware limited liability company (formerly Milliken Acquisition Corp., a Delaware corporation)

•	Mueller Canada Holdings Corp., a Canada corporation

•	Mueller Canada Ltd., a Canada corporation

•	Mueller Co. Ltd., an Alabama limited partnership (formerly Mueller Co., an Illinois corporation)

•	Mueller Financial Services, LLC, a Delaware limited liability company

•	Mueller Group Co-Issuer, Inc., a Delaware corporation

•	Mueller Group, LLC, a Delaware limited liability company

•	Mueller International Finance, Inc., a Delaware corporation

•	Mueller International Finance, L.L.C., a Delaware limited liability company

•	Mueller International, Inc., a Delaware corporation

•	Mueller International, L.L.C., a Delaware limited liability company

•	Mueller Service California, Inc., a Delaware corporation

•	Mueller Service Co., LLC, a Delaware limited liability company (formerly Mueller Service Co., a Delaware corporation)

•	Mueller Technologies LLC, a Delaware limited liability company

•	United States Pipe and Foundry Company, LLC, an Alabama limited liability company

•	U.S. Pipe Valve & Hydrant, LLC, a Delaware limited liability company

SCHEDULE 6.13(b)

OTHER EQUITY INVESTMENTS

None.

SCHEDULE 8.01

EXISTING LIENS

Debtor	Secured Party	Filing Office	File Date	Filing Number	Brief Description of Collateral
Anvil International, Inc.	Inter-Tel Leasing, Inc.	Delaware Secretary of State	06-14-05	51830943	Telephone systems
Anvil International, LP	Core Business Technologies	Delaware Secretary of State	04-28-08	81463981	Specified equipment
Anvil International, LP	Zeno Office Solutions, Inc.	Delaware Secretary of State	03-03-09	90668134	Specified equipment
J.B. Smith Mfg Co., LLC	Takisawa, Inc.	Delaware Secretary of State	07-28-06	62623320	Specified equipment
Mueller Company	Hyundai-Kia Machine America Corp.	Alabama Secretary of State	06-09-06	06-0516051	Specified equipment
Mueller Co. Ltd.	United Rentals Southeast, L.P.	Alabama Secretary of State	08-24-07	07-0724/801	Specified equipment
Mueller Group, LLC	Dell Financial Service L.P.	Delaware Secretary of State	01-24-07	2007 0300441	Computer equipment pursuant to lease
Mueller Water Products, Inc.	Air Liquid Industrial U.S. LP	Delaware Secretary of State	04-08-09	91127676	Specified equipment
United States Pipe and Foundry Company, LLC	The CIT Group/Equipment Financing Inc.	Alabama Secretary of State	09-24-02	02-0780525	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	05-13-05	05-0365847	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	08-18-05	05-0629884	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	11-22-05	06-0009556	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary ofState	11-28-05	06-0019543	Specified equipment

Debtor	Secured Party	Filing Office	File Date	Filing Number	Brief Description of Collateral
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	01-30-06	06-0159292	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	05-24-06	06-0469095	Specified equipment
United States Pipe and Foundry Company, LLC	Thompson Tractor Co., Inc.	Alabama Secretary of State	04-25-07	07-0373599	Specified equipment
United States Pipe and Foundry Company, LLC	TCF Equipment Finance, Inc.	Alabama Secretary of State	11-07-07	07-0922885	Equipment other goods and personal property pursuant to Master Lease
United States Pipe and Foundry Company, LLC	TCF Equipment Finance, Inc.	Alabama Secretary of State	11-07-07	07-0923033	Equipment other goods and personal property pursuant to Master Lease
United States Pipe and Foundry Company, LLC	TCF Equipment Finance, Inc.	Alabama Secretary of State	11-13-07	07-0933806	Specified equipment
United States Pipe and Foundry Company, LLC	Synovus Capital Finance	Alabama Secretary of State	10-17-08	08-7096414	Equipment and personal property pursuant to Equipment Finance Agreement
United States Pipe and Foundry Company, LLC	BancorpSouth Equipment Finance	Alabama Secretary of State	11-24-08	08-0724815	Specified machinery and equipment
United States Pipe and Foundry Company, LLC	The McPherson Companies, Inc.	Alabama Secretary of State	04-20-09	09-7063228	Specified equipment
United States Pipe and Foundry Company, LLC	The McPherson Companies, Inc.	Alabama Secretary of State	06-04-09	09-7094376	Specified equipment

SCHEDULE 8.02

EXISTING INVESTMENTS

See Schedule 8.03.

SCHEDULE 8.03

EXISTING INDEBTEDNESS

Mueller Water Products, Inc. 14.75% Senior Discount Notes Due 2014

Master Lease Agreement between Gelco Corporation and Mueller Group, LLC dated August 9, 2002

Mueller Water Products, Inc. 7 3/8% Senior Subordinated Notes Due 2017

$500,000 line of credit between Bank of America, N.A. and United States Pipe and Foundry Company, LLC (relating to remediation of the Burlington facility)

Intercompany Indebtedness:

Borrower	Lender	Loan Amount
Mueller Co. Ltd.	Mueller International Finance, Inc.	US$ 25,468,800.00
Mueller Canada Holdings Corp.	Mueller Co. Ltd.	C$ 28,000,000.00
Mueller Canada Ltd.	Mueller Canada Holdings Corp.	C$ 28,000,000.00
Mueller Co. Ltd.	Mueller International Finance, Inc.	US$ 520,000,000.00
Anvil International, LP	Mueller International Finance, Inc.	US$ 50,000,000.00
Jingmen Pratt Co., Ltd	Mueller Co. Ltd.	US$ 1,500,000.00
Jingmen Pratt Co., Ltd	Mueller Co. Ltd.	US$ 500,000.00

Surety Bonds (see Schedule 8.03 Attachments 1 and 2)

Vendor Loans:

BORROWER	LENDER	LOAN AMOUNT

Prabhat Industries	Anvil International LLC	$157,278

Customer Loans:

BORROWER	LENDER	LOAN AMOUNT
LAM Group	Mueller Co. Ltd.	$24,500
Premier Utilities & Services, Inc.	Mueller Co. Ltd.	$472,047
Western Nevada Supply	Mueller Co. Ltd.	$324,917
C&B Piping	United States Pipe and Foundry Company LLC	$71,939
Premier Utilities & Services, Inc.	United States Pipe and Foundry Company LLC	$2,737,960
S&B Technical Products	United States Pipe and Foundry Company LLC	$3,435,317

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

MUELLER WATER PRODUCTS, INC.
1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Attention:	Walter A. Smith, Treasurer
Telephone:	770.206.4248
Telecopier:	770.206.4270
E-Mail:	wsmith@muellercompany.com

Website Address:	www.muellerwaterproducts.com
U.S. Taxpayer Identification Number: 20-3547095

With a copy to:

MUELLER WATER PRODUCTS, INC.
1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Attention:	Robert Barker, General Counsel
Telephone:	770.206.4232
Telecopier:	770.206.4260
E-Mail:	rbarker@muellercompany.com

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.
Administrative Agent’s Office (for payments and Requests for Credit Extensions):
101 N. Tryon Street, NC1-001-04-39
Charlotte, North Carolina 28255
Attention:	Libby Garver
Telephone:	704.386.8451
Telecopier:	704.409.0004
E-Mail:	elizabeth.garver@bankofamerica.com

Bank of America, N.A.
New York, New York
Account No. (for Dollars):	1366212250600
Reference:	Mueller Water Products, Inc.
Attention:	Credit Services
ABA#:	026009593

Account No. (for Euro):	65280019
Reference:	Mueller Water Products, Inc.
Attention:	Credit Services
Swift Address:	BOFAGB22

Account No. (for Sterling):	65280027
Reference:	Mueller Water Products, Inc.
Attention:	Credit Services
London Sort Code:	16-50-50
Swift Address:	BOFAGB22

Account No. (for Yen):	606490661046
Reference:	Mueller Water Products, Inc.
Attention:	Credit Services
Swift Address:	BOFAJPJX

Other Notices as Administrative Agent:
101 N. Tryon Street, NC1-001-15-14 Charlotte, North Carolina 28255
Attention:	William A. Cessna, Agency Management Officer
Telephone:	980.388.1639
Telecopier:	704.264.2501
E-Mail:	william.a.cessna@bankofamerica.com

L/C ISSUER:

BANK OF AMERICA, N.A.
Trade Operations
333 S. Beaudry Avenue, VA9-703-19-23
Los Angeles, California 90017
Attention:	Sandra Leon, Vice President
Telephone:	213.345.5231
Telecopier:	213.345.0265
E-Mail:	sandra.leon@bankofamerica.com

EXHIBIT A-1

FORM OF REVOLVING LOAN NOTICE

Date:             ,

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans

☐ A conversion or continuation of Revolving Loans

1.	On (a Business Day).

2.	In the amount of .

3.	In the following currency: .

4.	Comprised of .

                [Type of Revolving Loan requested]

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

The Revolving Loan Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.02 of the Agreement.

In connection with any Borrowing requested hereunder, the matters set forth in Section 5.02(a), (b), (d) and (e) of the Agreement are true, correct and complete as of the date hereof.

MUELLER WATER PRODUCTS, INC.

By:

Name:

Title:

A-1-1

Form of Revolving Loan Notice

EXHIBIT A-2

FORM OF TERM LOAN INTEREST RATE SELECTION NOTICE

Date:             ,

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrower through its Responsible Officer hereby gives notice to the Administrative Agent of the following with respect to the ☐ [Term Loan A] ☐ [Term Loan B]:

☐ An election of a subsequent Interest Period for Eurocurrency Rate Segment(s)

☐ A conversion of Eurocurrency Rate Segment(s) into a Base Rate Segment(s)

☐ A conversion of Base Rate Segment(s) into Eurocurrency Rate Segment(s)

Type of Segment	Interest Period(1)	Aggregate Amount(2)	Date of Segment(3)
(check one)

Base Rate Segment
Eurocurrency Rate Segment

On                                          , 20         (a Business Day).

MUELLER WATER PRODUCTS, INC.

By:

Name:

Title:

(1) For any Eurocurrency Rate Segment, three or six months.

(2) Must be $3,000,000 or if greater an integral multiple of $1,000,000.

(3) At least three (3) Business Days later if a Eurocurrency Rate Segment.

A-2-1

Form of Term Loan Notice

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C-1

FORM OF

TERM LOAN A NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan A from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan A from the date of such Term Loan A until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Loan A Note (the “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loan A Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loan A Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

C-1-1

Form of Term Loan A Note

THIS TERM LOAN A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MUELLER WATER PRODUCTS, INC.

By:

Name:

Title:

C-1-2

Form of Term Loan A Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

Form of Term Loan A Note

EXHIBIT C-2

FORM OF

REVOLVING LOAN NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                                   or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Loan Note.

C-2-1

Form of Revolving Loan Note

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MUELLER WATER PRODUCTS, INC.

By:

Name:

Title:

C-2-2

Form of Revolving Loan Note

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

Form of Revolving Loan Note

EXHIBIT C-3

FORM OF

TERM LOAN B NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                                   or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan B from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan B from the date of such Term Loan B until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Loan B Note (the “Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loan B Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loan B Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

C-3-1

Form of Term Loan B Note

THIS TERM LOAN B NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MUELLER WATER PRODUCTS, INC.

By:

Name:

Title:

C-3-2

Form of Term Loan B Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-3-3

Form of Term Loan B Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                 of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.        Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.        Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.        A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.        The representations and warranties of the Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.        The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

MUELLER WATER PRODUCTS, INC.

By: ___________________________________
Name: ________________________________
Title: __________________________________

Form of Compliance Certificate

For the Quarter/Year ended                         (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 8.12(a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:		$_______

B.	Consolidated EBITDA with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis, for four consecutive fiscal quarters ending on above Statement Date (“Subject Period”):

	1.	Consolidated Net Income for Subject Period:	$_______

	2.	Consolidated Interest Charges for Subject Period:	$_______

	3.	Provision for income taxes for Subject Period:	$_______

	4.	Depreciation and depletion expenses for Subject Period:	$_______

	5.	Amortization expenses for Subject Period:	$_______

	6.	Non-cash charges or expenses (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months) for Subject Period:	$_______

	7.	Amounts deducted in determining Consolidated Net Income representing mark-to-market losses related to interest rate hedges that must be recognized currently in net income under Financial Accounting Standards Board Statement 133 for Subject Period:	$_______

	8.	Amounts added in determining Consolidated Net Income representing mark-to-market gains related to interest rate hedges that must be recognized currently in net income under Financial Accounting Standards Board Statement 133 for Subject Period:	$_______

	9.	Other non-cash income or gains for Subject Period:	$_______

	10.	Expenses incurred in connection with the Transactions, for Subject Period:	$_______

	11.	Amounts representing cash restructuring costs, or cash costs reasonably determined by the Borrower to be associated with facility or product line closures, consolidation or rationalization, for Subject Period, such amount not to exceed (i)

Form of Compliance Certificate

		$50,0000,000 of such costs in the aggregate incurred from the Closing Date through the last day of the fiscal year of the Borrower ending September 30, 2008, (ii) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2009, (iii) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2010, (iv) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2011, and (v) $25,000,000 of such costs in the aggregate incurred during the fiscal year of the Borrower ending September 30, 2012, provided that any amount not utilized in any fiscal year of the Borrower may be carried forward for use in any succeeding fiscal year until the Term Loan B Maturity Date:	$ _______

	12.	For any Subject Period including a fiscal quarter of the Borrower ending on or prior to December 31, 2006, up to 75% of any amounts deducted in determining Consolidated Net Income representing costs associated with compliance with Sarbanes-Oxley for such Subject Period:	$ _______

	13.	Cash expenditures in Subject Period related to non-cash charges added back to Consolidated Net Income in computing Consolidated EBITDA during any prior periods:	$ _______

C.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9 + 10 + 11 + 12[2] – 13):		$ _______

D.	Consolidated Leverage Ratio (Line I.A ÷ Line I.C):		to 1

Maximum permitted:
Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio

June 30, 2009	6.50 to 1.00

September 30, 2009	8.75 to 1.00

December 31, 2009	9.50 to 1.00

March 31, 2010	9.25 to 1.00

2 Through December 31, 2006.

Form of Compliance Certificate

June 30, 2010	7.75 to 1.00

September 30, 2010	7.25 to 1.00

December 31, 2010	7.00 to 1.00

March 31, 2011	6.50 to 1.00

June 30, 2011	6.25 to 1.00

September 30, 2011 through June 30, 2012	6.00 to 1.00

September 30, 2012 and each fiscal quarter thereafter	4.00 to 1.00

II.	Section 8.12(b) – Consolidated Interest Charge Coverage Ratio.

A.	Consolidated EBITDA for Subject Period (Line I.C above):	$ _______

B.	Consolidated Cash Interest Charges for Subject Period:	$ _______

C.	Consolidated Interest Coverage Ratio (Line II.A. ÷ Line II.B):	to 1

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio

June 30, 2009	1.50 to 1.00

September 30, 2009 through March 31, 2010	1.25 to 1.00

June 30, 2010	1.45 to 1.00

September 30, 2010	1.55 to 1.00

December 31, 2010	1.60 to 1.00

March 31, 2011	1.70 to 1.00

June 30, 2011	1.80 to 1.00

September 30, 2011 through June 30, 2012	1.90 to 1.00

September 30, 2012 through June 30, 2013	2.75 to 1.00

September 30, 2013 and each fiscal quarter thereafter	3.00 to 1.00

Form of Compliance Certificate

III.	Section 8.12(c) – Consolidated Senior Secured First Lien Leverage Ratio.

A.	Consolidated Senior Secured First Lien Funded Indebtedness at Statement Date:	$ _______

B.	Consolidated EBITDA for Subject Period (Line I.C above):	$ _______

C.	Consolidated Senior Secured First Lien Leverage Ratio (Line III.A ÷ Line III.B):	to 1

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Secured First Lien Leverage Ratio

June 30, 2009	3.75 to 1.00

September 30, 2009	5.00 to 1.00

December 31, 2009 through March 31, 2010	5.25 to 1.00

June 30, 2010	4.50 to 1.00

September 30, 2010 through December 31, 2010	4.00 to 1.00

March 31, 2011 through June 30, 2012	3.50 to 1.00

September 30, 2012 and each fiscal quarter thereafter	2.50 to 1.00

IV.	Section 8.12(d) – Consolidated Capital Expenditures[3].

1.	For the two consecutive fiscal quarters of the Borrower ending September 30, 2009:

A.	Maximum permitted Consolidated Capital Expenditures:	$25,000,000

B.	Consolidated Capital Expenditures made by the Borrower and its Restricted Subsidiaries during the two consecutive fiscal quarters of the Borrower ending September 30, 2009:	$

[3]	Only required for Compliance Certificate delivered with annual financial statements delivered pursuant to Section 7.01(a) of the Credit Agreement.

Form of Compliance Certificate

2.	For each fiscal year of the Borrower commencing with the fiscal year ended September 30, 2010 and thereafter:

A.	Consolidated Capital Expenditures that could have been made during prior fiscal year but which were not made (excluding in that calculation (x) any increased amount pursuant to the first proviso to Section 8.12(d) and (y) any amount carried forward from a prior fiscal year):	$ _________

B.	50% times Line IV.2.A:	$ _________

C.	Aggregate reduction, if any, during such fiscal year of Restricted Payments made under Section 8.06(d) compared to the aggregate amount of such Restricted Payments made during the immediately preceding fiscal year:	$ _________

D.	50% times Line IV.2.C:	$ _________

E.	At the election of the Borrower, 50% times Net Cash Proceeds from the issuance, if any, of additional Equity Interests during such fiscal year that are not subject to mandatory prepayments required by Section 2.06(d)(iii) (up to $10,000,000 in the aggregate and on a cumulative basis):	$ _________

F.	Maximum permitted Consolidated Capital Expenditures (amount set forth below opposite such fiscal year + Lines IV.2.B + IV.2.D + IV.2.E):	$ _________

G.	Consolidated Capital Expenditures made by the Borrower and its Restricted Subsidiaries during fiscal year to date:	$ _________

H.	Excess (deficient) for covenant compliance (Line IV.2.F – IV.2.G):	$ _________

Fiscal Year Ending	Amount
September 30, 2010	$54,000,000
September 30, 2011	$72,000,000
September 30, 2012	$80,000,000
September 30, 2013 and each fiscal year thereafter	$85,000,000

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor:

2.	Assignee:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Mueller Water Products, Inc.

Form of Assignment and Assumption

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement (defined herein).

5.	Credit Agreement:

Amended and Restated Credit Agreement, dated as of May 24, 2007, among Mueller Water Products, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

6.	Assigned Interest:

Assignor[s][4]	Assignee[s][5]	Facility Assigned [6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
			$ _________	$ _________	%
			$ _________	$ _________	%
			$ _________	$ _________	%

[7.	Trade Date: ]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

4 List each Assignor, as appropriate.

5 List each Assignee, as appropriate.

6 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan A”, etc.).

7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Form of Assignment and Assumption

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Assumption

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:]

MUELLER WATER PRODUCTS, INC.

By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.        Representations and Warranties.

1.1.     Assignor.    [The][Each]  Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee.    [The][Each]  Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms

Form of Assignment and Assumption

all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

FORM OF GUARANTY

See attached.

F-1

Form of Guaranty

AMENDED AND RESTATED GUARANTY AGREEMENT

THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of May 24, 2007, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) in favor of BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders” and collectively with the Administrative Agent and other Persons party to Related Credit Arrangements as more particularly described in Section 19 hereof, the “Secured Parties”) now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Mueller Group, LLC, a Delaware limited liability company (“Mueller Group”), entered into a certain Credit Agreement, dated as of October 3, 2005, with the lenders party thereto (the “Pre-Restatement Lenders”) and Administrative Agent (as amended prior to the date hereof, the “Pre-Restatement Credit Agreement”), pursuant to which the Pre-Restatement Lenders made available a term loan facility and a revolving credit facility with a letter of credit and swing line sublimit for the benefit of Mueller Group; and

WHEREAS, certain Guarantors (other than Mueller Group), as of the date of the Pre-Restatement Credit Agreement, (i) were a direct or indirect Subsidiary of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) guaranteed the obligations of Mueller Group under the Pre-Restatement Credit Agreement pursuant to the terms of that certain Guaranty Agreement dated as of October 3, 2005 (the “Pre-Restatement Guaranty”); and

WHEREAS, Mueller Water Products, Inc., a Delaware corporation (“Mueller Water Products”), (i) owned, as of the date of the Pre-Restatement Credit Agreement, and owns, as of the date hereof, 100%, directly or indirectly, of the ownership interests of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) guaranteed the obligations of Mueller Group under the Pre-Restatement Credit Agreement pursuant to the terms of that certain Guaranty Agreement dated as of October 3, 2005 (the “Parent Guaranty”); and

WHEREAS, Mueller Group and Mueller Water Products have requested that the Administrative Agent and the Lenders amend and restate the Pre-Restatement Credit Agreement to provide, among other things, that Mueller Water Products be made the sole borrower by assignment from Mueller Group (in such capacity, the “Borrower”) pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of May 24, 2007 among the Borrower, the Administrative Agent and the Lenders (as amended, amended and restated, modified, supplemented or replaced from time to time, the “Credit Agreement”) and that the Parent

Guaranty be terminated and all obligations (excluding those obligations and liabilities relating to the Borrower’s Liabilities (as such term is defined in the Parent Guaranty) that expressly survive such termination) of the Borrower thereunder be released; and

WHEREAS, the Secured Parties have agreed to provide to the Borrower certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit and swing line sublimit, pursuant to the terms of the Credit Agreement; and

WHEREAS, each Guarantor is, directly or indirectly, a Subsidiary of the Borrower and will materially benefit from the Loans made and to be made, and the Letters of Credit and Bankers’ Acceptances issued and to be issued, under the Credit Agreement; and

WHEREAS, each Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Secured Parties was the obligation of the Borrower to cause each Guarantor to enter into this Guaranty Agreement, and the Secured Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement;

NOW, THEREFORE, in order to induce the Administrative Agent and the Lenders to amend and restate the Pre-Restatement Credit Agreement and to enter into the Credit Agreement and to continue to perform their obligations thereunder, all as provided under the Credit Agreement, THE PARTIES HERETO AGREE that the Pre-Restatement Guaranty is hereby amended and restated by this Guaranty Agreement, with the effect that the Pre-Restatement Guaranty as so amended and restated is hereby continued by this Guaranty Agreement, and this Guaranty Agreement shall constitute neither a release nor novation of any obligation or liability arising under the Pre-Restatement Guaranty, and such obligation shall continue in effect on the terms hereof (except as provided in Section 26), all as follows:

1.        Guaranty.    Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Borrower’s Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Borrower’s Liabilities” means: (a) the Borrower’s and each Loan Party’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents and all Related Swap Contracts heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and reasonable fees, charges and disbursements of counsel (such fees, charges and disbursements, the “Attorney Costs”)); and (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement and all other Loan Documents. The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the

“Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Borrower’s Liabilities.

The Guarantors’ Obligations are secured by various Security Instruments referred to in the Credit Agreement, including without limitation the Pledge Agreement and the Security Agreement.

2.        Payment.    If the Borrower shall default in payment or performance of any of the Borrower’s Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Borrower’s Liabilities then due and owing.

3.        Absolute Rights and Obligations.    This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense (other than a defense of payment and performance) to its obligations under this Guaranty Agreement and all Security Instruments to which it is a party by reason of:

(a)        any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Borrower’s Liabilities, or any other guaranty of any of the Borrower’s Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)        any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)        any acceleration of the maturity of any of the Borrower’s Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)        any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrower’s Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)        except as expressly provided in clause (b) of Section 22, any dissolution of the Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower or any Guarantor or any other party to a Related Agreement;

(f)        any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)        the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrower’s Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);

(h)        any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrower’s Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)        any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Borrower’s Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

Each Guarantor understands and acknowledges that if the Administrative Agent forecloses judicially or nonjudicially against any real property security for the Borrower’s Liabilities, that foreclosure could impair or destroy any ability that any Guarantor may have to seek reimbursement, contribution or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by such Guarantor under this Guaranty Agreement. Each Guarantor further understands and acknowledges that in the absence of this Section 3, such potential impairment or destruction of any Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty Agreement based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal.App.2d 40 (1968). By executing this Guaranty Agreement, each Guarantor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that each Guarantor will be fully liable under this Guaranty Agreement even though the Administrative Agent may foreclose judicially or nonjudicially against any real property security for the Borrower’s Liabilities; (ii) agrees that each Guarantor will not assert that defense in any action or proceeding which any Secured Party may commence to enforce this Guaranty Agreement; (iii) acknowledges and agrees that the rights and defenses waived by each Guarantor under this Guaranty Agreement include any right or defense that each Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in extending credit to the Borrower, and that this waiver is a material part of the consideration which the Secured Parties are receiving for such credit extensions. Without limiting the foregoing, each Guarantor hereby waives all rights and defenses arising out of an election of remedies by any of the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to the security held by the Administrative Agent for the Borrower’s Liabilities, has destroyed each Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure.

Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor waives any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty Agreement, including any rights and defenses available to any Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code and any and all benefits that otherwise might be available to any Guarantor under California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2849, 2850, 2899 and 3433.

Each Guarantor waives all rights and defenses that each Guarantor may have in the event that the Borrower’s Liabilities shall be secured by real property. This means, among other things:

(i)        The Secured Parties may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower.

(ii)       If the Administrative Agent forecloses on any real property collateral pledged by the Borrower:

   (A)        The amount of the Borrower’s Liabilities may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)        The Secured Parties may collect from any Guarantor even if the Administrative Agent, by foreclosing on the real property collateral, has destroyed any right any Guarantor may have to collect from the Borrower.

This Section 3 is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have in the event that the Borrower’s Liabilities shall be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

Each Guarantor also waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

As provided below, this Guaranty Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and provisions of this Guaranty Agreement as to matters of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Guaranty Agreement or the Borrower’s Liabilities.

No provision or waiver in this Guaranty Agreement shall be construed as limiting the generality of any other provision or waiver contained in this Guaranty Agreement.

4.        Currency and Funds of Payment.    If the Administrative Agent so notifies the Guarantor in writing, at Administrative Agent’s sole and absolute discretion, payments under this Guaranty Agreement shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made. If any claim arising under or related to this Guaranty Agreement is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the Spot Rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Administrative Agent in the place of the Administrative Agent’s choice at or about 8:00 a.m. on the date for determination specified above. Each Guarantor shall indemnify the Administrative Agent and the Secured Parties and hold the Administrative Agent and the Secured Parties harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by any Guarantor or any failure of the amount of any such judgment to be calculated as provided in this Section.

5.        Events of Default.    Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default and remedies shall have been exercised or amounts shall have become automatically due and payable, as the case may be, pursuant to Section 9.02 of the Credit Agreement, then notwithstanding any collateral or other security or credit support for the Borrower’s Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6.        Subordination.    Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the payment in full of the Borrower’s Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or the Related Credit Arrangements. All amounts due under such subordinated debts, liabilities, or obligations shall, upon request by the Administrative Agent after the occurrence and during the continuance of an Event of Default, be collected and paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Borrower’s Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

7.        Suits.    Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s place of business set forth in the Credit Agreement or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Borrower’s Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower’s Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8.        Set-Off and Waiver.    Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply the balances of any deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured

Party, whether now existing or hereafter established, or any part thereof to such of the Guarantor’s Obligations to the Secured Parties then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party; provided that no delay or failure of such notice shall in any way affect the validity, enforceability or finality of any such set-off.

9.        Waiver of Notice; Subrogation.

(a)        Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and Bankers’ Acceptances and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)        Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Borrower’s Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Borrower’s Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c)        Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Borrower’s Liabilities unless and until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower’s Liabilities are, subject to the reinstatement provisions of Section 13 hereof, paid in full, no Letters of Credit or Bankers’ Acceptances are outstanding and the Revolving Credit Commitments are terminated. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date.

10.        Effectiveness; Enforceability.    This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 24 hereof.

11.        Representations and Warranties.    Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organization Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12.        Expenses.    Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13.        Reinstatement.    Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Borrower’s Liabilities is rescinded or must be restored upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor (including in connection with a good faith settlement of any pending or threatened avoidance claim).

14.        Attorney-in-Fact.    To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15.        Reliance.    Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Borrower and the Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Borrower’s books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16.        Rules of Interpretation.    The rules of interpretation contained in Article I of the Credit Agreement shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17.        Entire Agreement.    This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitute and express the entire understanding between the parties hereto with respect to the subject matter hereof, and supersede all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 22, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18.        Binding Agreement; Assignment.    This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, each Guarantor acknowledges and agrees to the assignment and participation provisions of the Credit Agreement, including Article X and Section 11.06 thereof. All references herein to the Administrative Agent shall include any successor thereof.

19.        Related Credit Arrangements.    All obligations of the Borrower under Related Credit Arrangements to which any Lender or its Affiliates are a party shall be deemed to be Borrower’s Liabilities, and each Lender or Affiliate of a Lender party to any such Related Credit Arrangements shall be deemed to be a Secured Party hereunder with respect to such Borrower’s Liabilities; provided, however, that such obligations shall cease to be Borrower’s Liabilities at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this Section shall have, prior to the Facility Termination Date, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Guarantors’ Obligations (including the release or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Guaranty

Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each–of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

20.        Severability.    The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21.        Counterparts.    This Guaranty Agreement may be executed in any number of counterparts (including by facsimile) each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 21, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

22.        Termination.    Subject to reinstatement pursuant to Section 13 hereof, (a) this Guaranty Agreement and each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Borrower’s Liabilities that expressly survive such termination) shall terminate without delivery of any instrument or performance of any act by any party on the Facility Termination Date and (b) with respect to the Guarantor’s Obligations of any Guarantor Disposed of in accordance with the Credit Agreement, the Guarantor’s Obligations of such Guarantor shall terminate upon the consummation of the Disposition of such Guarantor in accordance with the terms of the Credit Agreement.

23.        Remedies Cumulative; Late Payments.    All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other Credit Extensions pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Borrower’s Liabilities pursuant to the terms hereof.

24.        Notices.    Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Schedule 11.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 11.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25.        Joinder.    Each Person who shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

26.        Termination of Parent Guaranty.    Effective as of the date hereof, the obligations of each “Guarantor” (as such term is defined in the Parent Guaranty) that is not a party to this Guaranty Agreement (each, a “Released Guarantor”) are hereby canceled in their entirety and each Released Guarantor is hereby released from all obligations and liabilities (excluding those obligations and liabilities relating to the Borrower’s Liabilities (as such term is defined in the Parent Guaranty) that expressly survive such termination) which such Released Guarantor owes to the “Secured Parties” (as such term is defined in the Parent Guaranty) under the Parent Guaranty and the Parent Guaranty is hereby terminated; provided, however, that the release effected hereby shall not in any way limit the obligations and liabilities of the Borrower under the Credit Agreement or any Guarantor hereunder.

27.        Governing Law; Venue; Waiver of Jury Trial.

(a)        THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE PERFORMED, IN SUCH STATE.

(b)        EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)        EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT,

ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d        NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.

(e)        IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH GUARANTOR MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)        EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Guaranty Agreement as of the day and year first written above.

GUARANTORS:

ANVIL 1, LLC
ANVIL 2, LLC
ANVIL INTERNATIONAL, LP
By: Anvil I, LLC, its General Partner
ANVILSTAR, LLC FAST FABRICATORS, LLC
HENRY PRATT COMPANY, LLC
HENRY PRATT INTERNATIONAL, LLC
HERSEY METERS CO., LLC
HUNT INDUSTRIES, LLC
HYDRO GATE, LLC
JAMES JONES COMPANY, LLC
J.B. SMITH MFG CO., LLC
MCO 1, LLC
MCO 2, LLC
MILLIKEN VALVE, LLC
MUELLER CO. LTD.
By: MCO 1, LLC, its General Partner
MUELLER FINANCIAL SERVICES, LLC
MUELLER GROUP, LLC
MUELLER INTERNATIONAL, INC.
MUELLER INTERNATIONAL, L.L.C.
MUELLER INTERNATIONAL FINANCE, INC.
MUELLER INTERNATIONAL FINANCE, L.L.C.
MUELLER SERVICE CALIFORNIA, INC.
MUELLER SERVICE CO., LLC
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

By:
Name:	Walter A. Smith
Title:	Vice President

MUELLER GROUP CO-ISSUER, INC.

By:
Name:	Walter A. Smith
Title:	President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent for the Lenders

By:
Name:
Title:

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of                             , 20     is made by                             , a                  (the “Joining Guarantor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement (as amended, amended and restated, modified, supplemented or replaced from time to time, the “Credit Agreement”), dated as of May 24, 2007, by and among Mueller Water Products, Inc. (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, certain Subsidiaries of the Borrower are party to an Amended and Restated Guaranty Agreement dated as of May 24, 2007 (as in effect on the date hereof, the “Guaranty Agreement”); and

WHEREAS, the Joining Guarantor is a Subsidiary of the Borrower and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Guaranty Agreement; and

WHEREAS, the Joining Guarantor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Guaranty Agreement and including any Lender or Affiliate of any Lender party to a Related Credit Arrangement):

1.        Joinder.    The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Secured Parties of the payment and performance in full of the Borrower’s Liabilities (as defined in the Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty Agreement.

2.        Affirmations.    The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty Agreement.

3.        Severability.    The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

4.        Counterparts.    This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor. Without limiting the foregoing provisions of this Section 4, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

5.        Delivery.    The Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Borrower’s Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents and the Related Credit Arrangements made and maintained, in reliance on this Guaranty Joinder Agreement and the Joining Guarantor’s joinder as a party to the Guaranty Agreement as herein provided.

6.        Governing Law; Venue; Waiver of Jury Trial.    The provisions of Section 27 of the Guaranty Agreement are hereby incorporated by reference as if fully set forth herein.

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

EXHIBIT G

FORM OF SECURITY AGREEMENT

See attached.

G-1

Form of Security Agreement

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Security Agreement”) is made and entered into as of May 24, 2007 by MUELLER WATER PRODUCTS, INC., a Delaware corporation (“Mueller Water Products” and a “Grantor”), MUELLER GROUP, LLC, a Delaware limited liability company (“Mueller Group”, a “Guarantor” and a “Grantor”), EACH OF THE UNDERSIGNED SUBSIDIARIES OF THE BORROWER AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A SECURITY JOINDER AGREEMENT (each a “Guarantor” and, collectively with Mueller Group, the “Guarantors” and, the Guarantors collectively with Mueller Water Products, the “Grantors”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”) for each of the lenders now or hereafter party to the Credit Agreement (as defined below) (collectively with the Administrative Agent and certain other Persons parties to Related Credit Arrangements as more particularly described in Section 21 hereof, the “Secured Parties”). All capitalized terms used but not otherwise defined herein or pursuant to Section 1 hereof shall have the respective meanings assigned thereto in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Mueller Group entered into a certain Credit Agreement, dated as of October 3, 2005, with the lenders party thereto (the “Pre-Restatement Lenders”) and Administrative Agent (as amended prior hereto, the “Pre-Restatement Credit Agreement”), pursuant to which the Pre-Restatement Lenders made available a term loan facility and a revolving credit facility with a letter of credit and swing line sublimit for the benefit of Mueller Group; and

WHEREAS, as of the date of the Pre-Restatement Credit Agreement, each of certain Guarantors (i) were a direct or indirect Subsidiary of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) as collateral security for payment and performance of the respective obligations and liabilities of Mueller Group under the Pre-Restatement Credit Agreement granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its personal property and assets pursuant to the terms of that certain Security Agreement dated as of October 3, 2005 (the “Pre-Restatement Security Agreement”); and

WHEREAS, as of the date of the Pre-Restatement Credit Agreement, Mueller Water Products (i) owned, and, as of the date hereof, Mueller Water Products owns, 100%, directly or indirectly, of the ownership interests of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) as collateral security for payment and performance of the respective obligations and liabilities of Mueller Group under the Pre-Restatement Credit Agreement granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its personal property and assets pursuant to the terms of that certain Pre-Restatement Security Agreement; and

WHEREAS, as collateral security for payment and performance of its obligations and liabilities under the Pre-Restatement Credit Agreement, Mueller Group granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its personal property and assets pursuant to the terms of that certain Pre-Restatement Security Agreement; and

WHEREAS, Mueller Group and Mueller Water Products have requested that the Administrative Agent and the Lenders amend and restate the Pre-Restatement Credit Agreement to provide, among other things, that Mueller Water Products be made the sole borrower by assignment from Mueller Group (in such capacity, the “Borrower”) pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of May 24, 2007 among the Borrower, the Administrative Agent and the Lenders (as amended, amended and restated, modified, supplemented or replaced from time to time, the “Credit Agreement”); and

WHEREAS, each Subsidiary of the Borrower party hereto will materially benefit from the Loans and other credit facilities made or to be made available under the Credit Agreement, and in connection therewith and pursuant to the terms of the Credit Agreement each Subsidiary of the Borrower party hereto is a party (as signatory or by joinder) to a Guaranty pursuant to which it has guaranteed the full and prompt payment and performance of the Obligations and is required to execute and deliver this Security Agreement; and

WHEREAS, as collateral security for payment and performance of the Obligations and the obligations and liabilities of any Loan Party now existing or hereafter arising under Related Credit Arrangements, the Borrower is willing to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in all of its personal property and assets pursuant to the terms of this Security Agreement; and

WHEREAS, as collateral security for payment and performance by each Guarantor of its Guarantor’s Obligations (as defined in the Guaranty to which such Guarantor is a party), and the payment and performance of its obligations and liabilities (whether now existing or hereafter arising) hereunder or under any of the other Loan Documents to which it is now or hereafter becomes a party, each Guarantor is willing to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in all of its personal property and assets pursuant to the terms of this Security Agreement; and

WHEREAS, each Grantor is required to enter into this Security Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless the Borrower and the Guarantors enter into this Security Agreement;

NOW, THEREFORE, in order to induce the Administrative Agent and the Lenders to amend and restate the Pre-Restatement Credit Agreement by entering into the Credit Agreement and to continue to perform their obligations thereunder, all as provided under the Credit Agreement, THE PARTIES HERETO AGREE that the Pre-Restatement Security Agreement is hereby amended and restated by this Security Agreement, with the effect that the Pre-Restatement Security Agreement as so amended and restated is hereby continued by this Pre-

Restatement Security Agreement, and this Pre-Restatement Security Agreement shall constitute neither a release nor novation of any obligation or liability arising thereunder, and such obligation shall continue in effect on the terms hereof, all as follows:

1.        Certain Definitions.    Terms used in this Security Agreement, not otherwise expressly defined herein or in the Credit Agreement, and for which meanings are provided in the Uniform Commercial Code of the State of New York (the “UCC”), shall have such meanings.

2.        Grant of Security Interest.    Each Grantor hereby grants as collateral security for the payment, performance and satisfaction of all of the Borrower’s Obligations and its Guarantor’s Obligations (as defined in the Guaranty), as applicable, and the payment and performance of its obligations and liabilities (whether now existing or hereafter arising) hereunder or under any of the other Loan Documents to which it is now or hereafter becomes a party (such obligations and liabilities of the Grantors referred to collectively as the “Secured Obligations”), to the Administrative Agent for the benefit of the Secured Parties a continuing first priority security interest in and to, and collaterally assigns to the Administrative Agent for the benefit of the Secured Parties, all of the following property of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, including the following:

(a)        All accounts, and including accounts receivable, contracts, bills, acceptances, choses in action, accounts constituting as-extracted collateral, and other forms of monetary obligations at any time owing to such Grantor arising out of property sold, leased, licensed, assigned or otherwise disposed of or for services rendered or to be rendered by such Grantor, and all of such Grantor’s rights with respect to any property represented thereby, whether or not delivered, property returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation (collectively referred to hereinafter as “Accounts”);

(b)        All inventory, including all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, as-extracted collateral, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor’s account (collectively referred to hereinafter as “Inventory”);

(c)        All goods, including all machinery, equipment, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description (but specifically excluding any vehicle covered by a certificate of title or ownership), and all computer programs embedded in any of the foregoing and all supporting information relating to such computer programs (collectively referred to hereinafter as “Equipment”);

(d)        All general intangibles, including all rights now or hereafter accruing to such Grantor under contracts, leases, agreements or other instruments, including all contracts or contract rights to perform or receive services, to purchase or sell goods, or to hold or use land or facilities, and to enforce all rights thereunder, all causes of action, corporate or business records, inventions, patents and patent rights, rights in mask works, designs, trade names and trademarks and all goodwill associated therewith, trade secrets, trade processes, copyrights, licenses, permits, franchises, customer lists, computer programs and software, all internet domain names and registration rights thereto, all internet websites and the content thereof, all payment intangibles, all claims under guaranties, tax refund claims, all rights and claims against carriers and shippers, leases, all claims under insurance policies, all interests (other than Pledged Interests (as defined in the Pledge Agreement)) in general and limited partnerships, limited liability companies, and other Persons not constituting securities, security entitlements, securities accounts, commodity contracts and commodity accounts, all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature (collectively referred to hereinafter as “General Intangibles”);

(e)        All chattel paper, including tangible chattel paper, electronic chattel paper, or any hybrid thereof (collectively referred to hereinafter as “Chattel Paper”);

(f)        All investment property, including all securities, security entitlements, securities accounts, commodity contracts and commodity accounts of or maintained for the benefit of such Grantor, but excluding (i) Pledged Interests subject to any Pledge Agreement, (ii) the Subsidiary Securities of any Direct Foreign Subsidiary of such Grantor, or the portion thereof, not pledged as permitted by the Pledge Agreement, (iii) the Subsidiary Securities of any Domestic Subsidiary that is not a Material Subsidiary and is not listed on Schedule I to the Pledge Agreement on the Closing Date and (iv) any other investment property constituting capital stock of any Person not organized under the federal laws of the United States or the laws of any state of the United States or the District of Columbia that, if such Person were a Subsidiary of such Grantor, would not constitute a Material Subsidiary (without regard to the proviso of the definition thereof) (collectively referred to hereinafter as “Investment Property”);

(g)        All instruments, including all promissory notes (collectively referred to hereinafter as “Instruments”);

(h)        All documents, including warehouse receipts, bills of lading and other documents of title;

(i)         All books and records relating to any of the foregoing (including customer data, credit files, ledgers, computer programs, printouts, and other computer materials and records (and all media on which such data, files, programs, materials and records are or may be stored)); and

(j)        All proceeds, products and replacements of, accessions to, and substitutions for, any of the foregoing, including without limitation proceeds of insurance policies insuring any of the foregoing;

EXCLUDING, HOWEVER, from each of the foregoing paragraphs (and from each definition contained therein) (1) any of such property or property rights financed with Indebtedness permitted by Section 8.03(e) of the Credit Agreement and encumbered by a Lien of the provider of such Indebtedness permitted by Section 8.01(j), to the extent and only so long as the agreements creating such Indebtedness or such Lien prohibit any other Lien on such property, (2) motor vehicles and other assets subject to certificates of title the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (3) any Commercial Tort Claims, (4) any Letter-of-Credit Rights, (5) any of such property (including without limitation deposit accounts and securities accounts) the perfection of a security interest in which control is required under the Uniform Commercial Code in the relevant jurisdiction, and (6) any property that would otherwise constitute a General Intangible to the extent that the grant of a security interest in such property is prohibited by any requirement of law of a Governmental Authority, requires a consent not obtained from any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, permit, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder, joint venture or similar agreement, except in each case to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder, joint venture or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided, however, the exclusion in this part (6) shall not apply to Equity Interests in joint venture investments or Subsidiaries acquired or created after the Closing Date unless after reasonable best efforts the relevant Grantor is unable either to avoid the conditions set forth in this part (6) or to obtain consents, waivers or approvals thereof.

All of the property and interests in property described in subsections (a) through (j), subject to the foregoing exclusion, are herein collectively referred to as the “Collateral”.

3.        Perfection.    Each Grantor acknowledges that the Administrative Agent shall file financing statements pursuant to the UCC in order that upon the filing of the same the Administrative Agent, for the benefit of the Secured Parties, shall have a duly perfected security interest in all Collateral in which a security interest can be perfected by the filing of financing statements under applicable law, with the effect that the Liens conferred in favor of the Administrative Agent shall be and remain duly perfected and of first priority subject only, to the extent applicable, to Liens allowed to exist and have priority under Section 8.01 of the Credit Agreement (“Permitted Liens”). All financing statements (including all amendments thereto and continuations thereof), certificates, acknowledgments and other documents and instruments furnished in connection with the creation, enforcement, protection, perfection or priority of the Administrative Agent’s security interest in Collateral, including such items as are described above in this Section 3, are sometimes referred to herein as “Perfection Documents”. The delivery of possession of items of or evidencing Collateral, causing other Persons to execute and deliver Perfection Documents as appropriate, the filing or recordation of Perfection Documents, and the taking of such other actions as may be necessary or advisable in the determination of the

Administrative Agent to create, enforce, protect, perfect, or establish or maintain the priority of, the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral is sometimes referred to herein as “Perfection Action”.

4.        Maintenance of Security Interest; Further Assurances.

(a)        Each Grantor will from time to time at its own expense deliver specific assignments of Collateral or such other Perfection Documents, and take such other or additional Perfection Action, as may be required by the terms of the Loan Documents or as the Administrative Agent may reasonably request in connection with the administration or enforcement of this Security Agreement or related to the Collateral or any part thereof in order to carry out the terms of this Security Agreement, to perfect, protect, maintain the priority of or enforce the Administrative Agent’s security interest in the Collateral, subject only to Permitted Liens, or otherwise better to assure and confirm unto the Administrative Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. Without limiting the foregoing, each Grantor hereby irrevocably authorizes the Administrative Agent to file, without the signature of the Grantor appearing thereon, financing statements (including amendments thereto and initial financing statements in lieu of continuation statements) or other Perfection Documents (including copies thereof) showing such Grantor as “debtor” at such time or times and in all filing offices as the Administrative Agent may from time to time determine to be necessary or advisable to perfect or protect the rights of the Administrative Agent and the Secured Parties hereunder, or otherwise to give effect to the transactions herein contemplated. Each Grantor hereby irrevocably ratifies and acknowledges the Administrative Agent’s authority to have effected filings of Perfection Documents made by the Administrative Agent prior to the date of execution of this Security Agreement or Security Joinder Agreement by such Grantor, as applicable (with respect to each Grantor, its “Applicable Date”).

(b)        With respect to any and all Collateral, each Grantor agrees to do and cause to be done all things necessary to perfect, maintain the priority of and keep in full force the security interest granted in favor of the Administrative Agent for the benefit of the Secured Parties, including, but not limited to, the payment upon demand therefor by the Administrative Agent of all fees and expenses (including documentary stamp, excise or intangibles taxes) incurred in connection with the preparation, delivery, or filing of any Perfection Document or the taking of any Perfection Action to perfect, protect or enforce a security interest in Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens. All amounts not so paid when due shall constitute additional Secured Obligations.

(c)        Each Grantor agrees that, in the event any proceeds (other than goods) of Collateral shall be or become commingled with other property not constituting Collateral, then such proceeds may, to the extent permitted by law, be identified by application of the lowest intermediate balance rule to such commingled property.

5.        Receipt of Payment.    In the event an Event of Default shall occur and be continuing and a Grantor (or any of its Affiliates, Subsidiaries, stockholders, directors, officers,

employees or agents) shall receive any proceeds of Collateral, including without limitation monies, checks, notes, drafts or any other items of payment, each Grantor shall hold all such items of payment in trust for the Administrative Agent for the benefit of the Secured Parties, and as the property of the Administrative Agent for the benefit of the Secured Parties, separate from the funds and other property of such Grantor, and no later than the first Business Day following the receipt thereof, at the election of the Administrative Agent, such Grantor shall cause such Collateral to be forwarded to the Administrative Agent for its custody, possession and disposition on behalf of the Secured Parties in accordance with the terms hereof and of the other Loan Documents.

6.        Preservation and Protection of Collateral.

(a)        The Administrative Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise. Each Grantor shall be responsible for the safekeeping of its Collateral, and in no event shall the Administrative Agent have any responsibility for (i) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause, (ii) any diminution in the value thereof, or (iii) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling such Collateral.

(b)        Each Grantor shall keep and maintain its tangible personal property Collateral in good operating condition and repair, ordinary wear and tear excepted.

(c)        Each Grantor agrees (i) to pay when due all taxes, charges and assessments against the Collateral in which it has any interest, unless (A) being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP and (B) all enforcement proceedings in the nature of levy or foreclosure are effectively stayed, except with respect to such claims the aggregate claimed amount of which does not exceed $1,000,000, and (ii) to cause to be terminated and released all Liens (other than Permitted Liens) on the Collateral. Upon the failure of any Grantor to so pay or contest the taxes, charges, or assessments required to be paid pursuant to the preceding sentence, or cause the Liens required to be terminated pursuant to the preceding sentence so to be terminated, the Administrative Agent at its option may pay or contest any of them or amounts relating thereto (the Administrative Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments) but shall not have any obligation to make any such payment or contest; provided that if any such taxes, charges or assessments are being contested in good faith by the applicable Grantor, the Administrative Agent will consult with such Grantor before making any such payment unless the Administrative Agent determines in good faith that payment prior to such consultation is advisable to protect the interest of the Secured Parties; provided further, that the Administrative Agent’s failure to so consult with such Grantor will not affect or limit the Administrative Agent’s security interest or other rights hereunder or the rights of the Secured Parties under the Loan Documents. All sums so disbursed by the Administrative Agent, including, to the extent payable pursuant to Section 11.04 of the Credit Agreement, fees, charges and disbursements of counsel for the Secured Parties (“Attorney Costs”), court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Administrative Agent and shall be additional Secured Obligations secured by the Collateral.

7.        Status of Grantors and Collateral Generally.    Each Grantor represents and warrants to, and covenants with, the Administrative Agent for the benefit of the Secured Parties, with respect to itself and the Collateral as to which it has or acquires any interest, that:

(a)        It is at its Applicable Date (or as to Collateral acquired after its Applicable Date will be upon the acquisition of the same) and, except as permitted by the Credit Agreement and subsection (b) of this Section 7, will continue to be, the owner of the Collateral, free and clear of all Liens, other than the security interest hereunder in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens, and that it will at its own cost and expense defend such Collateral and any products and proceeds thereof against all claims and demands of all Persons (other than holders of Permitted Liens to the extent of their claims permitted under the Credit Agreement) at any time claiming the same or any interest therein adverse to the Secured Parties. After the occurrence and during the continuation of an Event of Default, upon the failure of any Grantor to so defend, the Administrative Agent may do so at its option but shall not have any obligation to do so. All sums so disbursed by the Administrative Agent, including reasonable Attorney Costs, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Administrative Agent and shall be additional Secured Obligations secured by the Collateral.

(b)        It shall not (i) sell, assign, transfer, lease, license or otherwise dispose of any of, or grant any option with respect to, the Collateral, except for dispositions permitted under the Credit Agreement, (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the security interests created by this Security Agreement and Permitted Liens, or (iii) take any other action in connection with any of the Collateral that would materially impair the value of the interest or rights of such Grantor in the Collateral taken as a whole or that would materially impair the interest or rights of the Administrative Agent for the benefit of the Secured Parties.

(c)        It has full power, legal right and lawful authority to enter into this Security Agreement (and any Security Joinder Agreement applicable to it) and to perform its terms, including the grant of the security interests in the Collateral herein provided for.

(d)        No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person which has not been given or obtained, as the case may be, is required either (i) for the grant by such Grantor of the security interests granted hereby or for the execution, delivery or performance of this Security Agreement (or any Security Joinder Agreement) by such Grantor, or (ii) for the perfection of or the exercise by the Administrative Agent, on behalf of the Secured Parties, of its rights and remedies hereunder, except for action required by the UCC to perfect and exercise remedies with respect to the security interest conferred hereunder.

(e)        Schedule 7(e) attached hereto contains true and complete information as to each of the following: (i) the exact legal name of each Grantor as it appears in its Organization Documents as of its Applicable Date and at any time during the five (5) year period ending as of its Applicable Date (the “Covered Period”), (ii) the jurisdiction of formation and form of organization of each Grantor, and the identification number (if any) of such Grantor in its jurisdiction of formation, (iii) each address of the chief executive office of each Grantor as of its Applicable Date and at any time during the Covered Period, (iv) all trade names or trade styles used by such Grantor as of its Applicable Date and at any time during the Covered Period, (v) the address of each location within the United States of such Grantor at which any tangible personal property Collateral (including Account Records and Account Documents (as such terms are defined in Section 9(a)(i) hereof)) is located at its Applicable Date, (vi) with respect to each location described in clause (v) that is not owned beneficially and of record by such Grantor, the name and address of the owner thereof and (vii) the name of each Person other than such Grantor and each address within the United States of such Person at which any tangible personal property Collateral of such Grantor is held under any warehouse, consignment, bailment or other arrangement as of its Applicable Date. No Grantor shall change its name, change its jurisdiction of formation (whether by reincorporation, merger or otherwise), or change the location of its chief executive office, except in each case upon giving not less than fifteen (15) days’ prior written notice to the Administrative Agent and taking or causing to be taken at such Grantor’s expense all such Perfection Action, including the delivery of such Perfection Documents, as may be reasonably requested by the Administrative Agent to perfect or protect, or maintain the perfection and priority of, the Lien of the Administrative Agent for the benefit of the Secured Parties in Collateral contemplated hereunder. In the event that any Grantor shall utilize any additional location where tangible personal property Collateral (including Account Records and Account Documents, but excluding tangible personal property located on site in connection with the construction of homes), the book value of which exceeds $500,000 at such location, may be located, such Grantor shall provide the Administrative Agent with written notice thereof within thirty (30) days following such utilization of an additional location.

(f)        No Grantor shall engage in any consignment transaction in respect of any Equipment or Inventory, whether as consignee or consignor, other than consignments, to consignees disclosed to and acceptable to the Administrative Agent, by such Grantor as consignor of Inventory at no time having an aggregate value in excess of $5,000,000 and provided that the Grantor shall have caused at its expense to be prepared and executed such additional Perfection Documents and to be taken such other Perfection Action as the Administrative Agent may deem necessary or advisable to carry out the transactions contemplated by this Security Agreement.

(g)        No Grantor shall cause, suffer or permit any of the Equipment or Inventory having an aggregate value in excess of $5,000,000 (i) to be evidenced by any document of title (except for shipping documents as necessary or customary to effect the receipt of raw materials or components or the delivery of inventory to customers, in each case in the ordinary course of business) or (ii) to be in the possession, custody or control of any warehouseman or other bailee unless (A) such location and Person are set forth on

Schedule 7(e) or the Administrative Agent shall have received not less than fifteen (15) days’ prior written notice of each such transaction, (B) unless otherwise agreed to by the Administrative Agent, the relevant Grantor shall use commercially reasonable efforts to provide to the Administrative Agent a duly executed acknowledgement of the security interest conferred hereunder (in form and substance satisfactory to the Administrative Agent) from such bailee, and (C) the Grantor shall have caused at its expense to be prepared and executed such additional Perfection Documents and to be taken such other Perfection Action as the Administrative Agent may deem necessary or advisable to carry out the transactions contemplated by this Security Agreement.

(h)        No Equipment or Inventory is or shall be located at any location that is leased by such Grantor from any other Person other than Equipment or Inventory the value of which, when aggregated with all other Equipment and Inventory kept at any location which is leased by all Grantors, is less than $20,000,000, unless (x) such location and lessor is set forth on Schedule 7(e) attached hereto or such Grantor provides not less than fifteen (15) days’ prior written notice thereof to the Administrative Agent, (y) the relevant Grantor shall use commercially reasonable efforts to obtain from such lessor a written acknowledgement of the Lien in favor of the Administrative Agent for the benefit of the Secured Parties conferred hereunder and waiver of its statutory and consensual liens and rights with respect to such Collateral, all in form and substance acceptable to the Administrative Agent, which such Grantor shall use commercially reasonable efforts to have delivered to the Administrative Agent prior to any Collateral being located at any such location other than with respect to Collateral so located on the Closing Date, in each case unless otherwise agreed to by the Administrative Agent, and (z) the Grantor shall have caused at its expense to be prepared and executed such additional Perfection Documents and to be taken such other Perfection Action as the Administrative Agent may deem necessary or advisable to carry out the transactions contemplated by this Security Agreement.

(i)        With respect to any property of a Grantor (other than property the granting of a Lien on which is expressly prohibited by Applicable Law) that (x) would constitute Collateral but for the operation of part (6) of the exclusionary paragraph immediately following Section 2(j) hereof, and (y) has a fair market value in excess of $15,000,000, the Grantor having rights in such property shall use commercially reasonable efforts to obtain such consents, waivers or approvals, the obtaining of which will result in such property constituting Collateral notwithstanding the operation of part (6) of such exclusionary paragraph.

8.        Inspection.    The Administrative Agent (by any of its officers, employees and agents), on behalf of the Secured Parties, shall have the right upon prior notice to an executive officer of any Grantor, and at any reasonable times during such Grantor’s usual business hours (and no more frequently than quarterly unless an Event of Default has occurred and is continuing), to inspect the Collateral, all records related thereto (and to make extracts or copies from such records), and the premises upon which any of the Collateral is located, to discuss such Grantor’s affairs and finances with any officer or any independent public accountant of such Grantor (other than any officer or any independent public accountant obligated on any Accounts (“Account Debtors”) except as expressly otherwise permitted in the Loan Documents) and to verify with any such officer or any such independent public accountant other than (except as expressly otherwise permitted in the Loan Documents) Account Debtors the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral and, if an Event of Default has occurred and is continuing, to discuss such Grantor’s affairs and finances with such Grantor’s Account Debtors and to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral with such Account Debtors. Upon or after the occurrence and during the continuation of an Event of Default, the Administrative Agent may at any time and from time to time employ and maintain on such Grantor’s premises a custodian selected by the Administrative Agent who shall have full authority to do all acts necessary to protect the Administrative Agent’s (for the benefit of the Secured Parties) interest. All reasonable expenses incurred by the Administrative Agent, on behalf of the Secured Parties, by reason of the employment of such custodian shall be paid by such Grantor on demand from time to time and shall be added to the Secured Obligations secured by the Collateral.

9.        Specific Collateral.

(a)        Accounts.    With respect to its Accounts whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties that:

(i)        Each Grantor shall keep accurate and complete records of its Accounts (“Account Records”) and from time to time, upon the request of the Administrative Agent, such Grantor shall promptly (but in no event later than ten (10) Business Days after such request) provide the Administrative Agent with a schedule of Accounts in form acceptable to the Administrative Agent describing all Accounts created or acquired by such Grantor (“Schedule of Accounts”); provided, however, that such Grantor’s failure to execute and deliver any such Schedule of Accounts shall not affect or limit the Administrative Agent’s security interest or other rights in and to any Accounts for the benefit of the Secured Parties. If requested by the Administrative Agent, each Grantor shall furnish the Administrative Agent with copies of proof of delivery and other documents relating to the Accounts so scheduled, including without limitation repayment histories and present status reports (collectively, “Account Documents”) and such other information relating to the status of then existing Accounts as the Administrative Agent shall reasonably request.

(ii)        The Accounts are genuine, are in all respects what they purport to be, are not evidenced by an instrument or document or, if evidenced by an instrument or document, are only evidenced by one original instrument or document.

(iv)        The Accounts cover bona fide sales and deliveries of Inventory and other dispositions of property usually dealt in by such Grantor, or the rendition by such Grantor of services, to an Account Debtor in the ordinary course of business.

(v)        The amounts of the face value of any Account shown or reflected on any Schedule of Accounts, invoice statement, or certificate delivered to the

Administrative Agent, are actually owing to such Grantor and are not contingent for any reason, and except as may be stated in the Schedule of Accounts and reflected in the calculation of the face value of each respective invoice related thereto, there are no setoffs, discounts, allowances, claims, counterclaims or disputes of any kind or description in an amount greater than $1,000,000 in the aggregate, or greater than $500,000 individually, existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor thereunder for any deduction therefrom.

(vi)        Except for conditions generally applicable to such Grantor’s industry and markets, there are no facts, events, or occurrences known to such Grantor pertaining particularly to any Accounts which are reasonably expected to impair in any way the validity, collectibility or enforcement of Accounts that would reasonably be likely, in the aggregate, to have a Material Adverse Effect.

(b)        Inventory.    With respect to its Inventory whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties that each Grantor shall keep accurate and complete records itemizing and describing the kind, type, location and quantity of Inventory, its cost therefor and the selling price of Inventory held for sale, and the daily withdrawals therefrom and additions thereto, and from time to time, upon the request of the Administrative Agent, such Grantor shall promptly (but in no event later than ten (10) Business Days after such request) provide the Administrative Agent with a current schedule of Inventory based upon its most recent physical inventory and its daily inventory records. Unless otherwise agreed to by the Administrative Agent, each Grantor shall conduct a physical inventory no less frequently than annually.

(c)        Equipment.    With respect to its Equipment whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties that the Grantors shall maintain accurate, itemized records describing the kind, type, quality, quantity and value of its Equipment.

(d)        Investment Property.    With respect to its Investment Property whether now existing or hereafter created or acquired and wheresoever located, each Grantor represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties that:

(i)        Schedule 9(d) attached hereto contains a true and complete description of (x) the name and address of each securities intermediary with which such Grantor maintains a securities account in which Investment Property is or may at any time be credited or maintained, and (y) all other Investment Property of such Grantor granted under Section 2 of this Security Agreement. From time to time, upon the request of the Administrative Agent, such Grantor shall promptly (but in no event later than ten (10) Business Days after such request) provide the Administrative Agent with copies of each account agreement between the applicable securities intermediary and such Grantor and the most recent statement of account pertaining to such securities account (or a summary or summaries of the information in such account statements in form reasonably acceptable to the Administrative Agent).

(ii)        Without limiting the generality of the foregoing, no Grantor shall cause, suffer or permit any Investment Property having a value in excess of $1,000,000 in the aggregate to be credited to or maintained in any securities account not listed on Schedule 9(d) attached hereto except in each case upon giving not less than fifteen (15) days’ prior written notice to the Administrative Agent and taking or causing to be taken at such Grantor’s expense all such Perfection Action, including the delivery of such Perfection Documents, as may be reasonably requested by the Administrative Agent to perfect or protect, or maintain the perfection and priority of, the Lien of the Administrative Agent for the benefit of the Secured Parties in Collateral contemplated hereunder.

(iii)        So long as no Event of Default shall have occurred and be continuing, the registration of Investment Property in the name of a Grantor as record and beneficial owner shall not be changed and such Grantor shall be entitled to exercise all voting and other rights and powers pertaining to Investment Property for all purposes not inconsistent with the terms hereof.

(iv)        Upon the occurrence and during the continuance of any Event of Default, at the option of the Administrative Agent, all rights of the Grantors to exercise the voting or consensual rights and powers which it is authorized to exercise pursuant to clause (iii) immediately above shall cease and the Administrative Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Administrative Agent or its nominee or agent for the benefit of the Secured Parties and/or exercise such voting or consensual rights and powers as appertain to ownership of such Collateral, and to that end each Grantor hereby appoints the Administrative Agent as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Investment Property upon the occurrence and during the continuance of any Event of Default, which proxy is coupled with an interest and is irrevocable until the Facility Termination Date (or such earlier date on which the Lien on the Investment Property granted by such Grantor is released in accordance with the terms of the Loan Documents), and each Grantor hereby agrees to provide such further proxies as the Administrative Agent may reasonably request to give effect to the foregoing appointment; provided, however, that the Administrative Agent in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such voting or consensual rights or such proxy.

(v)        Upon the occurrence and during the continuance of any Event of Default, all rights of the Grantors to receive and retain cash dividends and other distributions upon or in respect to Investment Property pursuant to clause (iii) above shall cease and shall thereupon be vested in the Administrative Agent for the benefit of the Secured Parties, and each Grantor shall, or shall cause, all such cash dividends and other distributions with respect to the Investment Property to be promptly delivered to the Administrative Agent (together, if the Administrative Agent shall request, with any documents related thereto) to be held, released or disposed of by it hereunder or, at the option of the Administrative Agent, to be applied to the Secured Obligations.

10.      Insurance.

(a)        Each Grantor will keep the Collateral continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations including (i) casualty insurance on the Inventory and the Equipment in an amount not less than the full insurable value thereof, against loss or damage by theft, fire, lightning and other hazards ordinarily included under uniform broad form standard extended coverage policies, limited only as may be provided in the standard broad form of extended coverage endorsement at the time in use in the states in which the Collateral is located, (ii) comprehensive general liability insurance against liability on account of damage to persons and property occurring with or about such Collateral, (iii) liability insurance with respect to the operation of its facilities under the workers’ compensation laws of the states in which such Collateral is located, and (iv) business interruption insurance, each of which policies of insurance will be with insurance companies satisfying the requirements of Section 7.07 of the Credit Agreement and shall be reasonably satisfactory to the Administrative Agent in all other respects (which insurance may be provided by blanket policies now or hereafter maintained by each or any Grantor).

(b)        Each insurance policy obtained in satisfaction of the requirements of Section 10(a) shall (i) provide that the insurer affording coverage will endeavor to mail thirty (30) days written notice to the Administrative Agent if the policy is to be cancelled, except for non-payment of premium, as to which such policies shall provide for at least fifteen (15) days’ prior written notice to the Administrative Agent, and (ii) name the Administrative Agent as additional insured party or loss payee, or both, as applicable, unless otherwise reasonably agreed to by the Administrative Agent.

(c)        The Net Proceeds (as defined in Section 10(d)) of the insurance carried pursuant to the provisions of Sections 10(a)(ii) and 10(a)(iii) shall be applied by such Grantor toward satisfaction of the claim or liability with respect to which such insurance proceeds may be paid.

(d)        To the extent the Net Proceeds of the insurance carried with respect to the Collateral pursuant to the provisions of Section 10(a)(i) hereof with respect to any occurrence shall exceed $2,000,000, such Net Proceeds shall be paid to such Grantor and held by such Grantor in a separate account and applied, as long as no Event of Default shall have occurred and be continuing, as follows: after any loss under any such insurance and payment of the proceeds of such insurance, each Grantor shall have a period of 270 days after payment of the insurance proceeds with respect to such loss to elect to either (x) repair or replace the Collateral so damaged, (y) deliver such Net Proceeds to the Administrative Agent, for the benefit of the Secured Parties, as additional

Collateral or (z) apply such Net Proceeds to the acquisition of tangible assets constituting Collateral used or useful in the conduct of the business of such Grantor, subject to the provisions of this Security Agreement. If such Grantor elects to repair or replace the Collateral so damaged, such Grantor agrees the Collateral shall be repaired to a condition substantially similar to or of better quality or higher value than its condition prior to damage or replaced with Collateral in a condition substantially similar to or of better quality or higher value than the condition of the Collateral so replaced prior to damage. At all times during which an Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to receive direct and immediate payment of the proceeds of such insurance and such Grantor shall take all action as the Administrative Agent may reasonably request to accomplish such payment. Notwithstanding the foregoing, after the occurrence and during the continuation of an Event of Default, in the event such Grantor shall receive any such proceeds, such Grantor shall immediately deliver such proceeds to such Administrative Agent for the benefit of the Secured Parties as additional Collateral, and pending such delivery shall hold such proceeds in trust for the benefit of the Secured Parties and keep the same segregated from its other funds. “Net Proceeds” when used in this Section 10(d) shall mean the gross insurance proceeds, award or other amount, less all taxes, fees and expenses (including Attorney Costs) incurred in the realization thereof.

(e)        In case of any material damage to, destruction or loss of, or claim or proceeding against, all or any material part of the Collateral pledged hereunder by a Grantor, such Grantor shall give prompt notice thereof to the Administrative Agent. Each such notice shall describe generally the nature and extent of such damage, destruction, loss, claim or proceeding. Subject to Section 10(d), each Grantor is hereby authorized and empowered to adjust or compromise any loss under any such insurance other than losses relating to claims made directly against any Secured Party as to which the insurance described in Section 10(a)(ii) or (iii) is applicable.

11.      Rights and Remedies Upon Event of Default.    Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the following rights and remedies on behalf of the Secured Parties in addition to any rights and remedies set forth elsewhere in this Security Agreement or the other Loan Documents, all of which may be exercised with or, if allowed by law, without notice to a Grantor:

(a)        All of the rights and remedies of a secured party under the UCC or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Security Agreement or any other Loan Document;

(b)        The right to foreclose the Liens and security interests created under this Security Agreement by any available judicial procedure or without judicial process;

(c)        The right to (i) require such Grantor or any bailee or other agent of such Grantor to assemble the Collateral and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties and (ii) notify any or all Persons who have possession of or control over any

Collateral of the occurrence of an Event of Default and other appropriate circumstances, and exercise control over and take possession or custody of any or all Collateral in the possession, custody or control of such other Persons;

(d)        The right to (i) exercise all of a Grantor’s rights and remedies with respect to the collection of Accounts and General Intangibles (collectively, “Payment Collateral”), including the right to demand payment thereof and enforce payment, by legal proceedings or otherwise; (ii) settle, adjust, compromise, extend or renew all or any Payment Collateral or any legal proceedings pertaining thereto; (iii) discharge and release all or any Payment Collateral; (iv) take control of any item of payment or proceeds referred to in Section 5 above; (v) prepare, file and sign a Grantor’s name on any proof of claim in bankruptcy, notice of Lien, assignment or satisfaction of Lien or similar document in any action or proceeding adverse to any obligor under any Payment Collateral or otherwise in connection with any Payment Collateral; (vi) endorse the name of a Grantor upon any document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral; (vii) use the information recorded on or contained on a Grantor’s internet website or otherwise in any data processing equipment and computer hardware and software relating to any Collateral to which a Grantor has access; (viii) notify any or all Account Debtors or other obligor on any Payment Collateral that such Payment Collateral has been assigned to the Administrative Agent for the benefit of the Secured Parties and that Administrative Agent has a security interest therein for the benefit of the Secured Parties (provided that the Administrative Agent may at any time give such notice to an Account Debtor that is a department, agency or authority of the United States government), direct any such Account Debtor to make payment directly to the Administrative Agent or another Person designated by the Administrative Agent, for the benefit of the Secured Parties, and open any mail addressed to such Grantor at the address provided to Account Debtors in accordance with this subparagraph; each Grantor hereby agrees that any such notice, in the Administrative Agent’s sole discretion, may (but need not) be sent on such Grantor’s stationery, in which event such Grantor shall co-sign such notice with the Administrative Agent if requested to do so by the Administrative Agent; and (ix) do all acts and things and execute all documents necessary, in Administrative Agent’s reasonable judgment, to collect the Payment Collateral; and

(e)        The right to sell all or any Collateral in its then existing condition, or after any further manufacturing or processing thereof, at such time or times, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, with or without representations and warranties, all as the Administrative Agent, in its sole discretion, may deem advisable. The Administrative Agent shall have the right to conduct such sales on a Grantor’s premises or elsewhere and shall have the right to use a Grantor’s premises without charge for such sales for such time or times as the Administrative Agent may see fit. The Administrative Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the Administrative Agent has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person. The Administrative Agent for the benefit of the Secured Parties is hereby granted an irrevocable fully paid license or other right (including each Grantor’s rights under any license or any franchise agreement), each of which shall remain in full force and effect until the Facility Termination Date (or such earlier date on which the Lien on the applicable Collateral granted by the applicable Grantor is released in accordance with the terms of the Loan Documents), to use, without charge, each of the labels, patents, copyrights, names, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature owned or licensed by any Grantor, as it pertains to the Collateral, solely for the purpose of completing production of, advertising for sale and selling any Collateral. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, the Administrative Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as the Administrative Agent shall deem appropriate, but the Administrative Agent shall have the right to sell or dispose of the Collateral without such processing and no Grantor shall have any claim against the Administrative Agent for the value that may have been added to such Collateral with such processing. In addition, each Grantor agrees that in the event notice is necessary under applicable law, written notice mailed to such Grantor in the manner specified herein ten (10) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to such Grantor. The Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, free from any right of redemption which is hereby expressly waived by such Grantor and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.

The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied first to the expenses (including all Attorney Costs) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Secured Obligations in accordance with the terms of Section 9.03 of the Credit Agreement. Each Grantor shall be liable to the Administrative Agent, for the benefit of the Secured Parties, and shall pay to the Administrative Agent, for the benefit of the Secured Parties, on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral.

12.        Attorney-in-Fact.    Each Grantor hereby appoints the Administrative Agent as the Grantor’s attorney-in-fact for the purposes of carrying out the provisions of this Security Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right and power:

(a)        to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)        to receive, endorse and collect any drafts or other instruments and documents in connection with clause (a) above;

(c)        to endorse such Grantor’s name on any checks, notes, drafts or any other payment relating to or constituting proceeds of the Collateral which comes into the Administrative Agent’s possession or the Administrative Agent’s control, and deposit the same to the account of the Administrative Agent, for the benefit of the Secured Parties, on account and for payment of the Secured Obligations.

(d)        to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent, for the benefit of the Secured Parties, with respect to any of the Collateral; and

(e)        to execute, in connection with any sale or other disposition of Collateral provided for herein, any endorsement, assignments, or other instruments of conveyance or transfer with respect thereto.

13.        Reinstatement.    Without limiting the provisions of Section 29, the granting of a security interest in the Collateral and the other provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or is repaid by any Secured Party in whole or in part upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor or any other Loan Party (including in connection with a good faith settlement of any pending or threatened avoidance claim). The provisions of this Section 13 shall survive repayment of all of the Secured Obligations and the termination or expiration of this Security Agreement in any manner, including but not limited to termination upon occurrence of the Facility Termination Date.

14.        Certain Waivers by the Grantors.    Each Grantor waives to the extent permitted by applicable law (a) any right to require any Secured Party or any other obligee of the Secured Obligations to (x) proceed against any Person or entity, including without limitation any Loan Party, (y) proceed against or exhaust any Collateral or other collateral for the Secured Obligations, or (z) pursue any other remedy in its power; (b) any defense arising by reason of any disability or other defense of any other Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person or entity; (c) any right of subrogation and (d) any right to enforce any remedy which any Secured Party or any other obligee of the Secured Obligations now has or may hereafter have against any other Person and any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Administrative Agent for the benefit of the Secured Parties. Each Grantor acknowledges and agrees that such Grantor’s liability hereunder or under any of the other Loan Documents shall not be released, discharged or impaired by any action, from time to time, of the Administrative Agent or any Secured Party or other obligee of the Secured Obligations, with or without notice to such Grantor, (i) taking and holding security, other than the Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchanging, enforcing, waiving and releasing the Collateral herein described or any part thereof or any such other security; and (ii) applying such Collateral or other security and directing the order or manner of sale thereof as such Secured Party or obligee in its discretion may determine.

The Administrative Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to a Grantor and the receipt thereof by such Grantor shall be a complete and full acquittance for the Collateral so delivered, and the Administrative Agent shall thereafter be discharged from any liability or responsibility therefor.

15.        Continued Powers.    Until the Facility Termination Date shall have occurred, the power of sale and other rights, powers and remedies granted to the Administrative Agent for the benefit of the Secured Parties hereunder shall continue to exist and may be exercised by the Administrative Agent at any time and from time to time irrespective of the fact that any part of the liability of any Grantor may have ceased; provided, however, that such powers and remedies granted to the Administrative Agent shall no longer exist with respect to any Collateral which is released by the Administrative Agent pursuant to Section 29 hereof.

16.        Other Rights.    The rights, powers and remedies given to the Administrative Agent for the benefit of the Secured Parties by this Security Agreement shall be in addition to all rights, powers and remedies given to the Administrative Agent or any Secured Party under any other Loan Document or by virtue of any statute or rule of law. Any forbearance or failure or delay by the Administrative Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in accordance with the terms of the Credit Agreement.

17.        Anti-Marshaling Provisions.    The right is hereby given by each Grantor to the Administrative Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Administrative Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release any Grantor from personal liability for the Secured Obligations. Notwithstanding the existence of any other security interest in the Collateral held by the Administrative Agent, for the benefit of the Secured Parties, the Administrative Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Security Agreement. Each Grantor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or in any other Loan Document.

18.        Entire Agreement.    This Security Agreement and each Security Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as contained in the Loan Documents. The express terms hereof and of the Security Joinder Agreements control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof or thereof. Neither this Security Agreement nor any Security Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

19.        Third Party Reliance.    Each Grantor hereby consents and agrees that all issuers of or obligors in respect of any Collateral, and all securities intermediaries, warehousemen, bailees, public officials and other Persons having any interest in, possession of, control over or right, privilege, duty or discretion in respect of, any Collateral shall be entitled to accept the provisions hereof and of the Security Joinder Agreements as conclusive evidence of the right of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights hereunder or thereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such Persons.

20.        Binding Agreement; Assignment.    This Security Agreement and each Security Joinder Agreement, and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign this Security Agreement, any Security Joinder Agreement or any interest herein or therein or, except as expressly permitted herein or in the Credit Agreement, in the Collateral or any part thereof or interest therein. Without limiting the generality of the foregoing sentence of this Section 20, each Grantor acknowledges and agrees to the assignment and participation provisions of the Credit Agreement, including Article X and Section 11.06 thereof. All references herein to the Administrative Agent and to the Secured Parties shall include any successor thereof or permitted assignee, and any other obligees from time to time of the Secured Obligations.

21.        Related Credit Arrangements.    All obligations of each Grantor under or in respect of Related Credit Arrangements shall be deemed to be Secured Obligations secured hereby, and each Lender or Affiliate of a Lender party to any such Related Credit Arrangement shall be deemed to be a Secured Party hereunder with respect to such Secured Obligations; provided, however, that such obligations shall cease to be Secured Obligations at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of any Lien by virtue of the provisions of this Section shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Security Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

22.        Severability.    The provisions of this Security Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Security Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

23.        Counterparts.    This Security Agreement may be executed in any number of counterparts (including by facsimile) each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart executed by the Grantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 23, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Security Agreement.

24.        Termination.    Subject to the provisions of Sections 13 and Section 29, this Security Agreement and each Security Joinder Agreement, and all obligations of the Grantors hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate without delivery of any instrument or performance of any act by any party on the Facility Termination Date. Upon such termination of this Security Agreement, the Administrative Agent shall, at the request and sole expense of the Grantors, promptly deliver to the Grantors any Collateral held by the Administrative Agent hereunder and execute and deliver to each Grantor such documents as such Grantor shall reasonably request to evidence such termination.

25.        Notices.    Any notice required or permitted hereunder shall be given (a) with respect to the Borrower, at the address for the giving of notice then in effect under the Credit Agreement, (b) with respect to any Grantor, at the address then in effect for the giving of notices to such Grantor under the Guaranty to which it is a party, and (c) with respect to the Administrative Agent or a Lender, at the Administrative Agent’s address indicated in Schedule 11.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

26.        Joinder.    Each Person who shall at any time execute and deliver to the Administrative Agent a Security Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Grantor and shall have thereupon pursuant to Section 2 hereof granted a security interest in and collaterally assigned to the Administrative Agent for the benefit of the Secured Parties all Collateral in which it has at its Applicable Date or thereafter acquires any interest or the power to transfer, and all references herein and in the other Loan Documents to the Grantors or to the parties to this Security Agreement shall be deemed to include such Person as a Grantor hereunder. Each Security Joinder Agreement shall be accompanied by the Supplemental Schedules referred to therein, appropriately completed with information relating to the Grantor executing such Security Joinder Agreement and its property. Each of the applicable Schedules attached hereto shall be deemed amended and supplemented without further action by such information reflected on the Supplemental Schedules.

27.        Rules of Interpretation.    The rules of interpretation contained in Article I of the Credit Agreement shall be applicable to this Security Agreement and each Security Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any Credit Extensions referred to herein or secured hereby.

28.        Perfection Action; Perfection Documents.    Notwithstanding anything herein to the contrary, the Administrative Agent intends, unless and until there is a Default or Event of Default, to create, enforce, protect, perfect, or establish or maintain the priority of, the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral solely through the filing or recordation of Perfection Documents; provided, however, that the Administrative Agent does not hereby waive or otherwise limit its right to take, or require any other Person to take, any other Perfection Action.

29.        Permitted Transactions.    If any Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by, and consummated in accordance with the terms of, the Credit Agreement or if, as a result of a transaction permitted by, and consummated in accordance with the terms of, the Credit Agreement (including, without limitation, a Disposition resulting in the Grantor no longer being a Subsidiary of the Borrower), any Grantor is no longer required by the terms of the Credit Agreement to be a Grantor hereunder or any Collateral is no longer required to be covered by a security interest hereunder, such portion of the Collateral or such Grantor, as the case may be, shall automatically be released from any Liens created hereby, all without delivery of any instrument or performance of any action by any party, and all rights to such Collateral shall revert to the resulting owner of such Collateral; provided that if after giving effect to any such transaction, any Person with any rights in such Collateral is required to be a Grantor hereunder or any such Collateral is otherwise required to be covered by a security interest hereunder, the release described in this Section 29 shall not apply to any such Collateral; provided further that in the event following any such transaction any Grantor shall thereafter acquire any interest in (or the power to transfer rights in) any asset that constituted Collateral hereunder prior to such a transaction and the release from the security interests hereunder, the pledge, assignment and security interest granted hereunder shall be deemed to automatically apply and attach to such asset and it shall from such time forward continue to constitute Collateral hereunder notwithstanding any prior release. The Administrative Agent will (other than in connection with sales of Inventory in the ordinary course of business), at the Grantors’ expense, execute and deliver to each Grantor such documents as each such Grantor shall reasonably request on reasonable advance notice to evidence the release of such item of Collateral from the pledge, assignment and security interest granted hereunder, provided that upon the request of the Administrative Agent such Grantor shall provide to the Administrative Agent a reasonably detailed description of the transaction giving rise to such release.

30.        Payments.    If any amount payable by any Grantor hereunder is not paid within five (5) days of the date due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

31.        Governing Law; Waivers.

(a)        THIS SECURITY AGREEMENT AND EACH SECURITY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE PERFORMED, IN SUCH STATE; PROVIDED THAT (i) WITH RESPECT TO THOSE INSTANCES IN WHICH THE APPLICABLE CHOICE OF LAWS RULES OF SUCH STATE, INCLUDING SECTION 9-301 OF THE UCC, REQUIRE THAT THE MANNER OF CREATION OF A SECURITY INTEREST IN SPECIFIC COLLATERAL OR THE MANNER OR EFFECT OF PERFECTION OR NONPERFECTION OR THE RULES GOVERNING PRIORITY OF SECURITY INTERESTS ARE TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION, THEN THE LAWS OF SUCH OTHER JURISDICTION SHALL GOVERN SUCH MATTERS, AND (ii) IN THOSE INSTANCES IN WHICH THE LAWS OF THE JURISDICTION IN WHICH COLLATERAL IS LOCATED GOVERN MATTERS PERTAINING TO THE METHODS AND EFFECT OF REALIZING ON COLLATERAL, SUCH LAWS SHALL BE GIVEN EFFECT WITH RESPECT TO SUCH MATTERS.

(b)        EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY SECURITY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT OR A SECURITY JOINDER AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)        EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 25 OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)        NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY SECURITY JOINDER AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE ANY OTHER PARTY OR ANY OF SUCH PARTY’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.

(e)        IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS SECURITY AGREEMENT OR ANY SECURITY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)        EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Security Agreement on the day and year first written above.

GRANTORS:

MUELLER WATER PRODUCTS, INC.

By:
Name:	Walter A. Smith
Title:	Senior Vice President and Treasurer

ANVIL 1, LLC
ANVIL 2, LLC
ANVIL INTERNATIONAL, LP
By: Anvil I, LLC, its General Partner
ANVILSTAR, LLC
FAST FABRICATORS, LLC
HENRY PRATT COMPANY, LLC
HENRY PRATT INTERNATIONAL, LLC
HERSEY METERS CO., LLC
HUNT INDUSTRIES, LLC
HYDRO GATE, LLC
JAMES JONES COMPANY, LLC
J.B. SMITH MFG CO., LLC
MCO 1, LLC
MCO 2, LLC
MILLIKEN VALVE, LLC
MUELLER CO. LTD.
By: MCO 1, LLC, its General Partner
MUELLER FINANCIAL SERVICES, LLC
MUELLER GROUP, LLC
MUELLER INTERNATIONAL, INC.
MUELLER INTERNATIONAL, L.L.C.
MUELLER INTERNATIONAL FINANCE, INC.
MUELLER INTERNATIONAL FINANCE, L.L.C.
MUELLER SERVICE CALIFORNIA, INC.
MUELLER SERVICE CO., LLC
MUELLER TECHNOLOGIES LLC
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
U.S. PIPE VALVE & HYDRANT, LLC

By:
Name:	Walter A. Smith
Title:	Vice President

MUELLER GROUP CO-ISSUER, INC.

By:
Name:	Walter A. Smith
Title:	President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent for the Lenders

By:
Name:
Title:

SCHEDULE 7(e)

Grantor Information9

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[1][0]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Mueller Water Products, Inc.	Delaware Corporation #4033400	1200 Abernathy Road Atlanta, GA 30328		1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)	Northpark-600 Associates, L.L.C. 400 Northpark Town Center 1000 Abernathy Rd., Suite L-2 Atlanta, GA 30328	Landlord
Anvil 1, LLC	Delaware Limited Liability Company #4100970	1200 Abernathy Road Atlanta, GA 30328		None
Anvil 2, LLC	Delaware Limited Liability Company #4100931	1200 Abernathy Road Atlanta, GA 30328		None

[9]	Additional Grantor information set forth on Exhibit 1 attached hereto.

[10]	Type of Collateral at each location consists of fixtures, machinery, equipment and inventory unless specifically noted otherwise.

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Anvil LP International,	Delaware Limited Partnership #3067111	1200 Abernathy Road Atlanta, GA 30328		11021 Clito Road Statesboro, GA 30549

1201 West 96th Street Bloomington, MN 55431-2605

1411 Lancaster Avenue Columbia, PA 17512-1939

			Beck Manufacturing	9170 Molly Pitcher Highway South Greencastle, PA 17225-9712

			Beck Manufacturing	330 E. 9th Street Waynesboro, PA 17268-2064

2875/2870 Old Jackson Road Henderson, TN 38340-3657

6999 Old Clinton Road Houston, TX 77020-7547

305 Simms Street Longview, TX 75604-5058
Gentry Drive
				375 Gentry Drive Aurora, OH 42202-7540	Partners, Ltd. 340 Harris Drive P.O. Box 404 Aurora, OH 44202	Landlord

			Beck Manufacturing	160 Frenchtown Road North Kingstown, RI;	WREC Precision Park LLC	Landlord

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
P.O. Box 6187 Providence, RI 02940
				14103 Borate Street Santa Fe Springs, CA 90670-5342	Pera Valley View, Inc. 1630 S. Sunkist St., Suite A Anaheim, CA 92806	Landlord

				750 Central Avenue University Park, IL	Net Lease Investments, Inc. 3421 Manhattan Beach Avenue Manhattan Beach, CA 90266	Landlord

				1385 Greg Street, Suite 105 Sparks, NV 89431-6042	Northwestern Investment Management Co. d/b/a Sparks Industrial c/o: Trainor & Associates 50 E. Greg Street Suite 100 Sparks, NV 89431	Landlord

				1313 and 1421 Avenue R Buildings III and IV Grand Prairie, TX 75050-1604	Proterra Properties, Inc., as agent for Greenbriar Holdings Dallas, Ltd.	Landlord

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
			Merit Manufacturing	319 Circle of Progress Pottstown, PA 19464-3811	P.O. Box 910725 Dallas, TX 75391

			Merit Manufacturing	350 Circle of Progress Pottstown, PA 19464-3811

			Merit Manufacturing	350 Circle of Progress Pottstown, PA 19464-3811

				110 Corporate Drive Portsmouth, NH (primary books and records, fixtures)	Pioneer New Hampshire LLC 210 Commerce Way Suite 100 Portsmouth, NH 03802	Landlord
AnvilStar, LLC	Delaware Limited Liability Company #3749592	1200 Abernathy Road Atlanta, GA 30328		None
Fast Fabricators, LLC	Delaware Limited Liability Company #4254549	1200 Abernathy Road Atlanta, GA 30328		6 Northwood Drive Bloomfield, CT	6-8 Northwood Road, LLC c/o Blake Johnson Property Management, LLC 6-8 Northwood Road, LLC 6-C Northwood Drive Bloomfield, CT 06002

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
				3387 Plumas-Arboga Road Marysville, CA 95901	Rios Partnership I, LLC 1727 7 th Avenue Sacramento, CA 95818

				15467 Valencia Avenue Fontana, CA 92335	Mark E. Kirkland and Tanya L. Kirkland P. O. Box 1228 Fontana, CA 92334

				8 East Newberry Road Bloomfield, CT 06002	8 East Newberry Road, LLC 2 Mosey Drive Bloomfield, CT 06002

				1518 SW 12th Avenue Ocala, FL 34474	Pennco, LLC 1201 S.W. 17th St. Ocala, FL 34474

				1534 North Industrial Road Ottawa, KS 66067	Rees Family Limited Partnership c/o Ms. Carol Lynn Blaine 7446 Santa Fe Drive Overland Park, KS 66204

				164 Hamilton Court Louisville KY 40229	Riverton Partners c/o Kurt Broecker, General Partner

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
217 East Burnett Avenue, Louisville, KY 40208

				200 Rhawn Street Delanco, NJ 08075	Jane Rhawn P. O. Box 5127 Delanco, NJ 08075

				4729 NW Front Avenue Portland, OR 97210	O’Neill Transfer & Storage Co., Inc. 4927 NW Front Avenue, Portland, OR 97210

				1622 Two Notch Road Lexington, SC 29073	Aftermarket, LLC 2103 Bayberry Court Columbia, SC 29206 ATTN: Beau Long

				800 Burlington Road Saginaw, TX 79764	Taylor Holdings, Inc. 1200 Summitt Avenue, Suite 780, Fort Worth, TX 76102

				Lot 12A Kerr’s Edgar Subdivision Saginaw, TX	Holloway Company, Inc. P. O. Box 79577 Saginaw, TX 76179

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)

				11622 Lucky Hill Road Remington, VA 22734	T.P. Developed Parcel, LLC P. O. Box 1148 Culpeper, VA 22701
Henry Pratt Company, LLC	Delaware Limited Liability Company #2198696	1200 Abernathy Road Atlanta, GA 30328		401 S. Highland Avenue Aurora, IL 60506-5580 900 Depot Street Dixon, IL 61021-3549 255 Highland Aurora, IL 60506 403 Conkey Street Hammond, IN 46324
Henry Pratt International, LLC	Delaware Limited Liability Company #3624310	1200 Abernathy Road Atlanta, GA 30328		None
Hersey Meters Co., LLC	Delaware Limited Liability Company #3078050	1200 Abernathy Road Atlanta, GA 30328		10230 Statesville Boulevard Cleveland, NC 27013-8103

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Hunt Industries, LLC	Delaware Limited Liability Company #4100929	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)

1165 Park Avenue Murfreesboro, TN 37129-4911

				2561 S. Church Street Murfreesboro, TN 37129-4911	Michelle Hunt	Lessor
Hydro Gate, LLC	Delaware Limited Liability Company #3463120	1200 Abernathy Road Atlanta, GA 30328		1900 Billy Mitchell Blvd., Suite A Brownsville, TX 78521	Fresno Valves & Castings, Inc. P.O. Box 40 7736 E. Springfield Avenue Selma, CA 93662	Landlord
James Jones Company, LLC	Delaware Limited Liability Company #4101154	1200 Abernathy Road Atlanta, GA 30328		1470 South Vintage Avenue Ontario, CA 91761

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
J.B. Smith Mfg Co., LLC	Delaware Limited Liability Company #4101104	1200 Abernathy Road Atlanta, GA 30328		6618 Navigation Boulevard Houston, TX 77011-1342
MCO 1, LLC	Alabama Limited Liability Company #474-135	1200 Abernathy Road Atlanta, GA 30328		1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
MCO 2, LLC	Alabama Limited Liability Company #474-134	1200 Abernathy Road Atlanta, GA 30328		1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Milliken Valve, LLC	Delaware Limited Liability Company #3615102	1200 Abernathy Road Atlanta, GA 30328		2625 Brodhead Road Bethlehem, PA 18020-8914	Bethlehem Crossings Lmtd. Partnership c/o: Opus East L.L.C. 2099 Gaither Road Rockville, MD 20850	Landlord

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Mueller Co. Ltd.	Alabama Limited Partnership #504-532	1200 Abernathy Road Atlanta, GA 30328

500 W. Eldorado Street

Decatur, IL 62522

and

1200 Abernathy Road

Atlanta, GA 30328

  (primary books and records,

fixtures)

455 Douglas Avenue

Altamonte Springs, FL

  1226 E. Garfield Street

Decatur, IL 62526-4923

1401 Mueller Avenue

Chattanooga, TN 37406-1344

  620 Industrial Drive, SW

Cleveland, TN 37311-8096

				155 Enterprise Drive Cleveland, TN 37311	C.H. Thirlwall 3351 FM 802 Brownsville, TX 78521	Lessor

				956 Industrial Boulevard Albertville, AL 35950-8730	Leggett & Platt, Inc.	Owner

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
				3351 FM 802 Brownsville, TX 78526-2834	3700 Modern Industries Parkway Chattanooga, TN 37419 McCullough Industries, Inc.
Mueller Financial Services, LLC	Delaware Limited Liability Company #4037311	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller Group, LLC	Delaware Limited Liability Company #3067786	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller Group Co- Issuer, Inc.	Delaware Corporation #4033401	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Mueller International, Inc.	Delaware Corporation #3437273	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller International, L.L.C.	Delaware Limited Liability Company #3459509	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller International Finance, Inc.	Delaware Corporation #3459441	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller International Finance, L.L.C.	Delaware Limited Liability Company #3459504	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
Mueller Service California, Inc.	Delaware Corporation #4238113	1200 Abernathy Road Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 and 1200 Abernathy Road Atlanta, GA 30328 (primary books and records, fixtures)
Mueller Service Co., LLC	Delaware Limited Liability Company #2131785	1200 Abernathy Road Atlanta, GA 30328		806 Woodrow Wilson Street Unit #6 Plant City, FL 10424 W. McNab Road, B-7 Tamarac, FL	Crest Holding LLC 106 NW Drane St. Plant City, FL 33563 Industrial Development Co. of America, LLP 4100 N. Powerline Road, Suite B-2 Pompano Beach, FL 33073	Landlord Landlord
Mueller Technologies LLC	Delaware Limited Liability Company #4629121	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328		48 Leona Drive Middleborough, MA 02346 (primary books and records)	The Melville Building, LLC 145 Rear Union St. New Bedford, MA 02740	Landlord
U.S. Pipe Valve & Hydrant, LLC	Delaware Limited Liability Company #4640007	1200 Abernathy Rd. Suite 1200 Atlanta, GA 30328		500 W. Eldorado Street Decatur, IL 62522 (primary books and records, fixtures)

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)
United States Pipe and Foundry Company, LLC	Alabama Limited Liability Company #469-116	1200 Abernathy Road Atlanta, GA 30328		3300 First Avenue North Birmingham, AL 35222 1101 East Pearl Street Burlington, NJ 08016 1295 Whipple Road Union City, CA 94587 3000 – 30 Avenue North Birmingham, AL 35207

				1801 SW First Avenue Ft. Lauderdale, FL 33315	Florida East Coast Railway (same address)	Lessor

				500 W. 6th Street Alexandria, IN 46001	Sloss Industries (same address)	Bailee

				21778 Highview Avenue Lakeville, MN 55044	Progressive Rail Incorporated (same address)	Bailee

				12th Street Yard Kansas City, MO 64108	Central Missouri Reload, Inc. (same address)	Bailee

				9850 Havana Street Irondale, CO 80640	Cast Transportation (same address)	Bailee/Consignor

				4295 Kearney Street Denver, CO 80216	Waterworks Sales Company (same address)	Bailee

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)[10]	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in Column VI to Grantor (e.g., lessor, warehousemen)

				1820 South 35th Avenue Phoenix, AZ 85009	Precision Components, Inc. (same address)	Bailee

				13560 Whittram Avenue Fontana, CA 92335	Dalton Trucking, Inc. (same address)

SCHEDULE 9(d)

Investment Property

Securities Accounts			Other Investment Property
Name and Address of Securities Intermediary	Account Number	Name and Type of Issuer	Quantity of Shares or Other Interest	Certificate Number(s)
Fifth Third Bank 5050 Kingsley Drive Cincinnati, OH 45263	069-093688	Money Market Account
Fifth Third Bank 5050 Kingsley Drive Cincinnati, OH 45263	069-093696	Fifth Third Institutional
Fifth Third Bank 5050 Kingsley Drive Cincinnati, OH 45263	069-099368	Money Market Core

EXHIBIT A

Form of Security Joinder Agreement

SECURITY JOINDER AGREEMENT

THIS SECURITY JOINDER AGREEMENT (the “Security Joinder Agreement”), dated as of                          , 20     is made by and between                                                  , a                              (the “Joining Grantor”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement (as amended, supplemented or restated from time to time, the “Credit Agreement”), dated as of May 24, 2007, by and among MUELLER WATER PRODUCTS, INC. (the “Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Joining Grantor is a Subsidiary and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Security Agreement as a Grantor (as defined in the Security Agreement); and

WHEREAS, the Joining Grantor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Grantor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Security Agreement):

1.        Joinder.  The Joining Grantor hereby irrevocably, absolutely and unconditionally becomes a party to the Security Agreement as a Grantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Grantor or to which each Grantor is subject thereunder, including without limitation the grant pursuant to Section 2 of the Security Agreement of a security interest to the Administrative Agent for the benefit of the Secured Parties in the property and property rights constituting Collateral (as defined in Section 2 of the Security Agreement) of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, as security for the payment and performance of the Secured Obligations (as defined in the Security Agreement), all with the same force and effect as if the Joining Grantor were a signatory to the Security Agreement.

2.        Affirmations.  The Joining Grantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Grantor contained in the Security Agreement.

3.        Supplemental Schedules.  Attached to this Security Joinder Agreement are duly completed schedules (the “Supplemental Schedules”) supplementing as thereon indicated the respective Schedules to the Security Agreement. The Joining Grantor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such Joining Grantor and its properties and affairs is true, complete and accurate as of the date hereof.

4.        Severability.  The provisions of this Security Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Security Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

5.        Counterparts.  This Security Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Security Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Grantor. Without limiting the foregoing provisions of this Section 5, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Security Joinder Agreement.

6.        Delivery.  The Joining Grantor hereby irrevocably waives notice of acceptance of this Security Joinder Agreement and acknowledges that the Secured Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Security Joinder Agreement and the Joining Grantor’s joinder as a party to the Security Agreement as herein provided.

7.        Governing Law; Venue; Waiver of Jury Trial.  The provisions of Section 31 of the Security Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Grantor has duly executed and delivered this Security Joinder Agreement as of the day and year first written above.

JOINING GRANTOR:

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent for the Secured Parties

By:
Name:
Title:

SUPPLEMENTAL

SCHEDULE 7(e)

Grantor Information

I.	II.	III.	IV.	V.	VI.	VII.
Name	Jurisdiction of Formation/ Form of Equity/I.D. Number	Address of Chief Executive Office	Trade Styles	Collateral Locations (and Type of Collateral)	Name and address of Owner of Collateral Location (If other than Grantor)	Relationship of Persons listed in VI to Grantor (e.g., lessor, warehousemen)

Delivered pursuant to Security Joinder Agreement of                                                          .

Applicable Date:                          , 20

SUPPLEMENTAL

SCHEDULE 9(d)

Investment Property

Securities Accounts			Other Investment Property
Name and Address of Securities Intermediary	Account Number	Name and Type of Issuer	Quantity of Shares or Other Interest	Certificate Number(s)

Delivered pursuant to Security Joinder Agreement of                                                          .

Applicable Date:                          , 20

EXHIBIT H

FORM OF PLEDGE AGREEMENT

See attached.

H-1

Form of Pledge Agreement

AMENDED AND RESTATED SECURITIES PLEDGE AGREEMENT

THIS AMENDED AND RESTATED SECURITIES PLEDGE AGREEMENT (this “Pledge Agreement”) is made and entered into as of May 27, 2007 by MUELLER WATER PRODUCTS, INC., a Delaware corporation (“Mueller Water Products” and a “Pledgor”), MUELLER GROUP, LLC, a Delaware limited liability company (“Mueller Group”, a “Guarantor” and a “Pledgor”), EACH OF THE UNDERSIGNED SUBSIDIARIES OF THE BORROWER AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A PLEDGE JOINDER AGREEMENT (each a “Guarantor” and, collectively with Mueller Group, the “Guarantors” and, the Guarantors collectively with Mueller Water Products, the “Pledgors”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (as defined in the Credit Agreement referred to below) for each of the Lenders now or hereafter party to the Credit Agreement referred to below (collectively with the Administrative Agent and certain other Persons parties to Related Credit Arrangements as more particularly described in Section 17, the “Secured Parties”). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Mueller Group entered into a certain Credit Agreement, dated as of October 3, 2005, with the lenders party thereto (the “Pre-Restatement Lenders”) and Administrative Agent (as amended prior hereto, the “Pre-Restatement Credit Agreement”), pursuant to which the Pre-Restatement Lenders made available a term loan facility and a revolving credit facility with a letter of credit and swing line sublimit for the benefit of Mueller Group; and

WHEREAS, as of the date of the Pre-Restatement Credit Agreement, each of certain Guarantors (i) were a direct or indirect Subsidiary of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) as collateral security for payment and performance of the respective obligations and liabilities of Mueller Group under the Pre-Restatement Credit Agreement pledged and granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its Voting Securities pursuant to the terms of that certain Securities Pledge Agreement dated as of October 3, 2005 (the “Pre-Restatement Pledge Agreement”); and

WHEREAS, as of the date of the Pre-Restatement Credit Agreement, Mueller Water Products (i) owned, and, as of the date hereof, Mueller Water Products owns, 100%, directly or indirectly, of the ownership interests of Mueller Group, (ii) materially benefited from the loans made and letters of credit issued thereunder and (iii) as collateral security for payment and performance of the respective obligations and liabilities of Mueller Group under the Pre-Restatement Credit Agreement pledged and granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its Voting Securities pursuant to the terms of that certain Pre-Restatement Pledge Agreement; and

WHEREAS, as collateral security for payment and performance of its obligations and liabilities under the Pre-Restatement Credit Agreement, Mueller Group pledged and granted to the Administrative Agent, for the benefit of the Pre-Restatement Lenders, a security interest in certain of its Voting Securities pursuant to the terms of that certain Pre-Restatement Pledge Agreement; and

WHEREAS, Mueller Group and Mueller Water Products have requested that the Administrative Agent and the Lenders amend and restate the Pre-Restatement Credit Agreement to provide, among other things, that Mueller Water Products be made the sole borrower by assignment from Mueller Group (in such capacity, the “Borrower”) pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of May 27, 2007 among the Borrower, the Administrative Agent and the Lenders (as amended, amended and restated, modified, supplemented or replaced from time to time, the “Credit Agreement”); and

WHEREAS, each Subsidiary of the Borrower party hereto will materially benefit from the Loans and other credit facilities made or to be made available under the Credit Agreement, and in connection therewith and pursuant to the terms of the Credit Agreement each Subsidiary of the Borrower party hereto is a party (as signatory or by joinder) to a Guaranty pursuant to which it has guaranteed the full and prompt payment and performance of the Obligations and is required to execute and deliver this Pledge Agreement; and

WHEREAS, each Pledgor is required to enter into this Pledge Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, each of (i) the Borrower, as collateral security for the payment and performance of its Obligations, and the payment and performance of its obligations and liabilities (whether now existing or hereafter arising) hereunder or under any of the other Loan Documents to which it is now or hereafter becomes a party, and (ii) each other Pledgor, as collateral security for the payment and performance of its Guarantor’s Obligations (as defined in the Guaranty), and the payment and performance of its obligations and liabilities (whether now existing or hereafter arising) hereunder or under any of the other Loan Documents to which it is now or hereafter becomes a party (such obligations and liabilities of the Pledgors described in clauses (i) and (ii) being referred to as “Secured Obligations”), is willing to pledge and grant to the Administrative Agent for the benefit of the Secured Parties a security interest in the Pledged Interests (as defined below) and certain related property; and

WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless each Pledgor enters into this Pledge Agreement;

NOW, THEREFORE, in order to induce the Administrative Agent and the Lenders to amend and restate the Pre-Restatement Credit Agreement by entering into the Credit Agreement and to continue to perform their obligations thereunder, all as provided under the Credit Agreement, THE PARTIES HERETO AGREE that the Pre-Restatement Pledge Agreement is hereby amended and restated by this Pledge Agreement, with the effect that the Pre-Restatement Pledge Agreement as so amended and restated is hereby continued by this Pre-Restatement Pledge Agreement, and this Pre-Restatement Pledge Agreement shall constitute neither a release nor novation of any obligation or liability arising thereunder, and such obligation shall continue in effect on the terms hereof, all as follows:

1.         Certain Definitions; Pledge of Pledged Interests; Other Collateral.

(a)        For purposes of this Pledge Agreement, the following terms will have the meanings ascribed thereto below:

(i)        “Pledged Interests” means, at any time, in each case, whether now existing or hereafter created or acquired, but in each case excluding the Voting Securities or Subsidiary Securities of any Unrestricted Subsidiary, (i) 65% of the Voting Securities (or if any Pledgor shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Pledgor) and 100% of the other Subsidiary Securities of each of its Direct Foreign Subsidiaries identified on Schedule I hereto at any time (including as amended or replaced by any Pledge Agreement Supplement or Pledge Joinder Agreement), (ii) all of the Subsidiary Securities of each of its Domestic Subsidiaries identified on Schedule I hereto at any time (including as amended or replaced by any Pledge Agreement Supplement or Pledge Joinder Agreement), (iii) all of the Subsidiary Securities of any of its other Domestic Subsidiaries that is a Material Subsidiary, and (iv) 65% of the Voting Securities (or if any Pledgor shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Pledgor) and 100% of the other Subsidiary Securities of each of its other Direct Foreign Subsidiaries that is a Material Subsidiary.

(ii)      “Pledged Subsidiaries” means, at any time, all Subsidiaries of Mueller Water Products whose Subsidiary Securities are or are required to be subject to this Pledge Agreement at such time.

(b)        As collateral security for the payment and performance by each Pledgor of its now or hereafter existing Secured Obligations, each Pledgor hereby grants, pledges and collaterally assigns to the Administrative Agent for the benefit of the Secured Parties a first priority security interest in all of the following items of property in which it now has or may at any time hereafter acquire an interest or the power to transfer rights therein, and wheresoever located:

(i)         the Pledged Interests; and

(ii)        all money, securities, security entitlements and other investment property, dividends, rights, general intangibles and other property at any time and from time to time (x) declared or distributed in respect of or in exchange for or on conversion of any Pledged Interest, or (y) by its or their terms exchangeable or exercisable for or convertible into any Pledged Interest; and

(iii)       all other property of whatever character or description, including money, securities, security entitlements and other investment property, and general intangibles hereafter delivered to the Administrative Agent in substitution for or as an addition to any of the foregoing; and

(iv)       all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and

(v)        all proceeds of any of the foregoing.

All such Pledged Interests, certificates, instruments, cash, securities, interests, dividends, rights and other property referred to in clauses (i) through (v) of this Section 1 are herein collectively referred to as the “Collateral”.

(c)        Subject to Section 10(a), each Pledgor agrees to deliver all certificates, instruments or other documents representing any Collateral to the Administrative Agent at such location as the Administrative Agent shall from time to time designate by written notice pursuant to Section 22 for its custody at all times until termination of this Pledge Agreement, together with such instruments of assignment and transfer as requested by the Administrative Agent.

(d)        Each Pledgor agrees to execute and deliver, or cause to be executed and delivered by other Persons, at Pledgor’s expense, all share certificates, documents, instruments, agreements, financing statements (and amendments thereto and continuations thereof), assignments, control agreements, or other writings as the Administrative Agent may reasonably request from time to time to carry out the terms of this Pledge Agreement or to protect or enforce the Administrative Agent’s Lien and security interest in the Collateral hereunder granted to the Administrative Agent for the benefit of the Secured Parties and further agrees to do and cause to be done upon the Administrative Agent’s reasonable request, at Pledgor’s expense, all things determined by the Administrative Agent to be necessary or advisable to perfect and keep in full force and effect the Lien in the Collateral hereunder granted to the Administrative Agent for the benefit of the Secured Parties, including the payment upon demand of all out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the Lien and security interest in the Collateral hereunder granted in favor of the Administrative Agent for the benefit of the Secured Parties.

(e)        All filing fees, advances, charges, costs and expenses, including reasonable Attorney Costs, incurred or paid by the Administrative Agent or any Lender in exercising any right, power or remedy conferred by this Pledge Agreement, or in the enforcement thereof, shall become a part of the Secured Obligations secured hereunder and shall be paid to the Administrative Agent for the benefit of the Secured Parties by the Pledgor in respect of which the same was incurred immediately upon demand therefor.

(f)        Each Pledgor agrees to register and cause to be registered the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral on its own books and records and the registration books of each of the Pledged Subsidiaries.

2.         Status of Pledged Interests.    Each Pledgor hereby represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties, with respect to itself and the Collateral as to which it has or acquires any interest, that:

(a)        All of the Pledged Interests are, as of the date of execution of this Pledge Agreement or Pledge Joinder Agreement by each Pledgor pledging such Pledged Interests (such date as applicable with respect to each Pledgor, its “Applicable Date”), and shall at all times thereafter be validly issued and outstanding, fully paid and non-assessable and constitute (i) 65% of the issued and outstanding Voting Securities (or if any Pledgor shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Pledgor) and 100% of the other issued and outstanding Subsidiary Securities of each Direct Foreign Subsidiary constituting a Pledged Subsidiary and (ii) all of the issued and outstanding Subsidiary Securities of all other Domestic Subsidiaries constituting Pledged Subsidiaries, and are accurately described on Schedule I.

(b)        The Pledgor is as at its Applicable Date and shall at all times thereafter (except as otherwise permitted by the Credit Agreement) be the sole registered and record and beneficial owner of the Pledged Interests, free and clear of all Liens, charges, equities, options, hypothecations, encumbrances and restrictions on pledge or transfer, including transfer of voting rights (other than the pledge hereunder and applicable restrictions pursuant to federal and state and applicable foreign securities laws). Without limiting the foregoing, the Pledged Interests are not and will not be subject to any voting trust, shareholders agreement, right of first refusal, voting proxy, power of attorney or other similar arrangement (other than the rights hereunder in favor of the Administrative Agent).

(c)        At no time shall any Pledged Interests (i) be held or maintained in the form of a security entitlement or credited to any securities account and (ii) which constitute a “security” (or as to which the related Pledged Subsidiary has elected to have treated as a “security”) under Article 8 of the Uniform Commercial Code of the State of New York or of any other jurisdiction whose laws may govern (the “UCC”) be maintained in the form of uncertificated securities. With respect to Pledged Interests that are “securities” under the UCC, or as to which the issuer has elected at any time to have such interests treated as “securities” under the UCC, such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule I hereto, which share certificates, with stock powers duly executed in blank by the Pledgor, have been delivered to the Administrative Agent or are being delivered to the Administrative Agent simultaneously herewith or, in the case of Additional Interests as defined in Section 21, shall be delivered pursuant to Section 21. In addition, with respect to all Pledged Interests, including Pledged Interests that are not “securities” under the UCC and as to which the applicable Pledged Subsidiary has not elected to have such interests treated as “securities” under the UCC, the Pledgor, at its Applicable Date, (i) authorizes the Administrative Agent to file Uniform Commercial Code financing statements (or appropriate amendments thereto) naming the Pledgor as “debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “secured party,” in form, substance and number reasonably satisfactory to the Administrative Agent in all UCC filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on such Pledged Interests, and (ii) has paid (or shall pay in the case of any Additional Interests acquired after such Pledgor’s Applicable Date pursuant to Section 21) all required filing fees. Without limiting the foregoing provisions of this Section 2(c), with respect to any Pledged Interests issued by any Direct Foreign Subsidiary, Pledgor shall deliver or cause to be delivered, (i) in addition to or in substitution for all or any of the foregoing items, as the Administrative Agent may elect, such other instruments, certificates, agreements, notices, filings, and other documents, and take or cause to be taken such other action, as the Administrative Agent may reasonably determine to be necessary or advisable under the laws of the jurisdiction of formation of such Direct Foreign Subsidiary, to grant, perfect and protect as a first priority lien in such Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, and (ii) an opinion of counsel acceptable in form and substance to the Administrative Agent issued by a law firm acceptable to the Administrative Agent licensed to practice law in such foreign jurisdiction, addressing with respect to such Pledged Interests the matters described in Section 7.12(a)(viii) of the Credit Agreement to the extent applicable.

(d)        It has full corporate power, legal right and lawful authority to execute this Pledge Agreement (and any Pledge Joinder Agreement applicable to it) and to pledge, assign and transfer its Pledged Interests in the manner and form hereof.

(e)        The pledge, assignment and delivery of its Pledged Interests (along with undated stock powers executed in blank, financing statements and other agreements referred to in Section 2(c) hereof) to the Administrative Agent for the benefit of the Secured Parties pursuant to this Pledge Agreement (or any Pledge Joinder Agreement) creates or continues, as applicable, a valid and perfected first priority security interest in such Pledged Interests in favor of the Administrative Agent for the benefit of the Secured Parties, securing the payment of the Secured Obligations The Pledgor will defend the Secured Parties’ right, title and security interest in and to the Collateral against the claims and demands of all persons whomsoever.

(f)        Except as otherwise expressly provided herein or pursuant to a transaction permitted under the Credit Agreement, none of the Pledged Interests (nor any interest therein or thereto) shall be sold, transferred or assigned without the Administrative Agent’s prior written consent, which may be withheld for any reason.

(g)        It shall at all times cause the Pledged Interests of such Pledgor that constitute “securities” (or as to which the issuer elects to have treated as “securities”) under the UCC to be represented by the certificates now and hereafter delivered to the Administrative Agent in accordance with Sections 1, 2 and 21 hereof and that it shall cause each of the Pledged Subsidiaries as to which it is the Pledgor not to issue any Subsidiary Securities, or securities convertible into, or exchangeable or exercisable for, Subsidiary Securities, at any time during the term of this Pledge Agreement unless the Pledged Interests of such Pledged Subsidiary are issued solely to either (y) such Pledgor who shall, as soon as practicable but in any event within thirty (30) Business Days following such issuance, comply with Sections 2 and 21 hereof with respect to such property or (z) the Borrower or another Guarantor who shall, as soon as practicable but in any event within thirty (30) Business Days following such issuance, pledge such additional Subsidiary Securities to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 21 or 23 hereof, as applicable, on substantially identical terms as are contained herein and deliver or cause to be delivered the appropriate documents described in Section 2(c) hereof to the Administrative Agent and take such further actions as the Administrative Agent may deem necessary in order to perfect a first priority security interest in such Subsidiary Securities.

(h)        The exact legal name and address, type of Person, jurisdiction of formation, jurisdiction of formation identification number (if any), and location of the chief executive office of such Pledgor are (i) with respect to each Pledgor granting a Lien to the Administrative Agent under a Security Instrument at the Closing Date, as specified on Schedule 3.03 to the Credit Agreement, and (ii) with respect to each other Pledgor, as specified on Schedule II attached hereto. No Pledgor shall change its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), or the location of its chief executive office, except upon giving not less than fifteen (15) days’ prior written notice to the Administrative Agent and taking or causing to be taken all such action at such Pledgor’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection of the Lien of the Administrative Agent in Collateral.

3.         Preservation and Protection of Collateral.

(a)        The Administrative Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession.

(b)        Each Pledgor agrees (i) to pay when due all taxes, charges and assessments against the Collateral in which it has an interest, unless (A) being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP and (B) all enforcement proceedings in the nature of levy or foreclosure are effectively stayed, except with respect to such claims the aggregate claimed amount of which does not exceed $1,000,000, and (ii) to cause to be terminated and released all Liens (other than Permitted Liens) on the Collateral. Upon the failure of any Pledgor to so pay or contest the taxes, charges, or assessments required to be paid pursuant to the preceding sentence, or cause the Liens required to be terminated pursuant to the preceding sentence so to be terminated, or upon the failure of any Pledgor to pay any amount pursuant to Section 1(e), the Administrative Agent at its option may pay or contest any of them or amounts relating thereto (the Administrative Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments) but shall not have any obligation to make any such payment or contest; provided that if any such taxes, charges or assessments are being contested in good faith by the applicable Pledgor, the Administrative Agent will consult with such Pledgor before making any such payment unless the Administrative Agent determines in good faith that payment prior to such consultation is advisable to protect the interest of the Secured Parties; provided further, that the Administrative Agent’s failure to so consult with such Pledgor will not affect or limit the Administrative Agent’s security interest or other rights hereunder or the rights of the Secured Parties under the Loan Documents. All sums so disbursed by the Administrative Agent, including reasonable Attorney Costs, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Pledgor to the Administrative Agent and shall be additional Secured Obligations secured by the Collateral.

(c)        Each Pledgor hereby (i) irrevocably authorizes the Administrative Agent to file, without the signature of the Pledgor appearing thereon, financing statements (including amendments thereto and continuations and copies thereof) showing such Pledgor as “debtor” at such time or times and in all filing offices as the Administrative Agent may from time to time determine to be necessary or advisable to perfect or protect the rights of the Administrative Agent and the Secured Parties hereunder, or otherwise to give effect to the transactions herein contemplated, and (ii) irrevocably ratifies and acknowledges all such actions taken by or on behalf of the Administrative Agent prior to the Applicable Date.

4.         Default.    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent is given full power and authority, then or at any time thereafter, to sell, assign, deliver or collect the whole or any part of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Administrative Agent may elect; and any such sale may be made either at public or private sale at the Administrative Agent’s place of business or elsewhere, either for cash or upon credit or for future delivery, at such price or prices as the Administrative Agent may reasonably deem fair; and the Administrative Agent or any other Secured Party may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Administrative Agent. Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Administrative Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Collateral sold to any Person or group. Each Pledgor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to such Pledgor than if such Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Administrative Agent has no obligation to delay the sale of any of the Collateral for the period of time necessary to permit the Pledged Subsidiary to register or otherwise qualify the Collateral, even if such Pledged Subsidiary would agree to register or otherwise qualify such Collateral for public sale under the Securities Act or applicable state law. Each Pledgor further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of the Collateral shall be deemed to be dispositions in a commercially reasonable manner. Each Pledgor hereby acknowledges that a ready market may not exist for the Pledged Interests if they are not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Pledged Interests may be sold for an amount less than a pro rata share of the fair market value of the Pledged Subsidiary’s assets minus its liabilities. In addition to the foregoing, the Secured Parties may exercise such other rights and remedies as may be available under the Loan Documents, at law (including without limitation the UCC) or in equity.

5.         Proceeds of Sale.    The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied first to the expenses (including all Attorney Costs) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Secured Obligations in accordance with the terms of Section 9.03 of the Credit Agreement.

6.         Presentments, Demands and Notices.    Except to the extent required by law, the Administrative Agent shall not be under any duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonperformance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the Secured Obligations secured hereunder.

7.         Attorney-in-Fact.    Each Pledgor hereby appoints the Administrative Agent as the Pledgor’s attorney-in-fact for the purposes of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to any Pledgor representing any dividend, interest payment, principal payment or other distribution payable or distributable in respect to the Collateral or any part thereof and to give full discharge for the same.

8.         Reinstatement.    Without limiting the provisions of Section 25, the granting of a security interest in the Collateral and the other provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or is repaid by any Secured Party in whole or in part upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Pledgor or any other Loan Party (including in connection with a good faith settlement of any pending or threatened avoidance claim). The provisions of this Section 8 shall survive repayment of all of the Secured Obligations and the termination or expiration of this Pledge Agreement in any manner, including but not limited to termination upon occurrence of the Facility Termination Date.

9.         Waiver by the Pledgors.    Each Pledgor waives to the extent permitted by applicable law (a) any right to require any Secured Party or any other obligee of the Secured Obligations to (i) proceed against any Person or entity, including without limitation any Loan Party, (ii) proceed against or exhaust any Collateral or other collateral for the Secured Obligations, or (iii) pursue any other remedy in its power, (b) any defense arising by reason of any disability or other defense of any other Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person or entity, (c) any right of subrogation, (d) any right to enforce any remedy which any Secured Party or any other obligee of the Secured Obligations now has or may hereafter have against any other Person and any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Administrative Agent for the benefit of the Secured Parties. Each Pledgor acknowledges and agrees that such Pledgor’s liability hereunder or under any of the other Loan Documents shall not be released, discharged or impaired by any action, from time to time, of the Administrative Agent or any Secured Party or other obligee of the Secured Obligations, with or without notice to such Plegor, (x) taking and holding security, other than the Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchanging, enforcing, waiving and releasing the Collateral herein described or any part thereof or any such other security; and (y) applying such Collateral or other security and directing the order or manner of sale thereof as such Secured Party or obligee in its discretion may determine.

The Administrative Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to a Pledgor and the receipt thereof by such Pledgor shall be a complete and full acquittance for the Collateral so delivered, and the Administrative Agent shall thereafter be discharged from any liability or responsibility therefor.

10.        Dividends and Voting Rights.

(a)        All dividends and other distributions with respect to any of the Pledged Interests shall be subject to the pledge hereunder, provided, however, that cash dividends paid to a Pledgor as record owner of the Pledged Interests, to the extent permitted by the Credit Agreement to be declared and paid, may be retained by such Pledgor so long as no Event of Default shall have occurred and be continuing, free from any Liens hereunder.

(b)        So long as no Event of Default shall have occurred and be continuing, the registration of the Collateral in the name of a Pledgor as record and beneficial owner shall not be changed and such Pledgor shall be entitled to exercise all voting and other rights and powers pertaining to the Collateral for all purposes not inconsistent with the terms of the Loan Documents.

(c)        Upon the occurrence and during the continuance of any Event of Default, all rights of the Pledgors to receive and retain cash dividends and other distributions upon the Collateral pursuant to subsection (a) above shall cease and shall thereupon be vested in the Administrative Agent for the benefit of the Secured Parties, and each Pledgor shall promptly deliver, or shall cause to be promptly delivered, all such cash dividends and other distributions with respect to the Pledged Interests to the Administrative Agent (together, if the Administrative Agent shall request, with the documents described in Sections 1(d) and 2(c) hereof or other negotiable documents or instruments so distributed) to be held by it hereunder or, at the option of the Administrative Agent, to be applied to the Secured Obligations. Pending delivery to the Administrative Agent of such property, each Pledgor shall keep such property segregated from its other property and shall be deemed to hold the same in trust for the benefit of the Secured Parties.

(d)        Upon the occurrence and during the continuance of any Event of Default, at the option of the Administrative Agent, all rights of each of the Pledgors to exercise the voting or consensual rights and powers which it is authorized to exercise pursuant to subsection (b) above shall cease and the Administrative Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Administrative Agent or its nominee or agent for the benefit of the Secured Parties and/or exercise such voting or consensual rights and powers as appertain to ownership of such Collateral, and to that end each Pledgor hereby appoints the Administrative Agent as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Pledged Interests hereunder upon the occurrence and during the continuance of any Event of Default, which proxy is coupled with an interest and is irrevocable until the Facility Termination Date (or such earlier date on which the Lien on the Pledged Interests granted by such Pledgor is released in accordance with the terms of the Loan Documents), and each Pledgor hereby agrees to provide such further proxies as the Administrative Agent may reasonably request to give effect to the foregoing appointment; provided, however, that the Administrative Agent in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such voting or consensual rights or such proxy.

11.        Continued Powers.    Until the Facility Termination Date shall have occurred, the power of sale and other rights, powers and remedies granted to the Administrative Agent for the benefit of the Secured Parties hereunder shall continue to exist and may be exercised by the Administrative Agent at any time and from time to time irrespective of the fact that any part of the liability of any Pledgor may have ceased; provided, however, that such powers and remedies granted to the Administrative Agent shall no longer exist with respect to any Collateral which is released by the Administrative Agent pursuant to Section 25 hereof.

12.        Other Rights.    The rights, powers and remedies given to the Administrative Agent for the benefit of the Secured Parties by this Pledge Agreement shall be in addition to all rights, powers and remedies given to the Administrative Agent or any Secured Party under any Related Agreement (as defined below) or by virtue of any statute or rule of law. Any forbearance or failure or delay by the Administrative Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in accordance with the terms of the Credit Agreement. For purposes of this Pledge Agreement, “Related Agreements” shall mean the Loan Document and any other agreement or instrument creating, providing security for, or otherwise relating to any of the Secured Obligations.

13.        Anti-Marshaling Provisions.    The right is hereby given by each Pledgor to the Administrative Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Administrative Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release any Pledgor from personal liability for the Secured Obligations. Notwithstanding the existence of any other security interest in the Collateral held by the Administrative Agent, for the benefit of the Secured Parties, the Administrative Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Pledge Agreement. Each Pledgor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or in any Related Agreement.

14.        Entire Agreement.    This Pledge Agreement and each Pledge Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof and of the Pledge Joinder Agreements control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof. Neither this Pledge Agreement nor any Pledge Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

15.        Further Assurances.    Each Pledgor agrees at its own expense to do such further acts and things, and to execute and deliver, and cause to be executed and delivered as may be necessary or advisable to give effect thereto, such additional conveyances, assignments, financing statements, control agreements, documents, certificates, stock powers, agreements and instruments, as the Administrative Agent may at any time reasonably request in connection with the administration or enforcement of this Pledge Agreement or any Pledge Joinder Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Administrative Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder or thereunder. Each Pledgor hereby consents and agrees that the Pledged Subsidiaries and all other Persons, shall be entitled to accept the provisions hereof and of the Pledge Joinder Agreements as conclusive evidence of the right of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights, privileges, and remedies hereunder and thereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Pledgor or any other Person to any of such Pledged Subsidiaries or other Persons.

16.        Binding Agreement; Assignment.    This Pledge Agreement and each Pledge Joinder Agreement, and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Pledgor shall be permitted to assign this Pledge Agreement, any Pledge Joinder Agreement or any interest herein or therein or in the Collateral, or any part thereof or interest therein, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Administrative Agent as Collateral under this Pledge Agreement. Without limiting the generality of the foregoing sentence of this Section 16, each Pledgor acknowledges and agrees to the assignment and participation provisions of the Credit Agreement, including Article X and Section 11.06 thereof. All references herein to the Administrative Agent and to the Secured Parties shall include any successor thereof or permitted assignee, and any other obligees from time to time of the Secured Obligations.

17.        Related Credit Arrangements.    All obligations of each Pledgor under or in respect of Related Credit Arrangements to which any Lender or any Affiliate of any Lender is a party, shall be deemed to be Secured Obligations secured hereby, and each Lender or Affiliate of a Lender party to any such Related Credit Arrangement shall be deemed to be a Secured Party hereunder with respect to such Secured Obligations; provided, however, that such obligations shall cease to be Secured Obligations at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of any Lien by virtue of the provisions of this Section shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Pledge Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

18.        Severability.    The provisions of this Pledge Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Pledge Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

19.        Counterparts.    This Pledge Agreement may be executed in any number of counterparts (including by facsimile) each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart executed by the Pledgor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 19, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Pledge Agreement.

20.        Termination.    Subject to the provisions of Section 8 and Section 25, this Pledge Agreement and each Pledge Joinder Agreement, and all obligations of the Pledgors hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate without delivery of any instrument or performance of any act by any party on the Facility Termination Date. Upon such termination of this Pledge Agreement, the Administrative Agent shall, at the sole expense of the Pledgors, promptly deliver to the Pledgors the certificates evidencing its shares of Pledged Interests (and any other property received as a dividend or distribution or otherwise in respect of such Pledged Interests to the extent then held by the Administrative Agent as additional Collateral hereunder), together with any cash then constituting the Collateral not then sold or otherwise disposed of in accordance with the provisions hereof, and take such further actions (including the delivery of termination statements) at the request of the Pledgors as may be necessary to effect the same.

21.        Additional Interests.    If any Pledgor shall at any time acquire or hold any additional Pledged Interests, including any Pledged Interests issued by any Material Subsidiary not listed on Schedule I hereto which are required to be subject to a Lien pursuant to a Pledge Agreement by the terms hereof or of Article III, Section 7.12 or any other provision of the Credit Agreement (any such shares being referred to herein as the “Additional Interests”), such Pledgor shall deliver to the Administrative Agent for the benefit of the Secured Parties (i) a Pledge Agreement Supplement in the form of Exhibit A hereto with respect to such Additional Interests duly completed and executed by such Pledgor and (iii) any other document required in connection with such Additional Interests as described in Section 2(c). Each Pledgor shall comply with the requirements of this Section 21 as soon as practicable but in any event within thirty (30) Business Days following the acquisition of any such Additional Interests; provided, however, that the failure to comply with the provisions of this Section 21 shall not impair the Lien on Additional Interests conferred hereunder.

22.        Notices.    Any notice required or permitted hereunder shall be given (a) with respect to the Borrower, at the address of the Borrower indicated in Schedule 11.02 of the Credit Agreement, (b) with respect to each Subsidiary which is a Pledgor hereunder, at the address then in effect for the giving of notices to such Subsidiary under the Guaranty to which it is a party, and (c) with respect to the Administrative Agent or a Lender, at the Administrative Agent’s address indicated in Schedule 11.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

23.        Joinder.    Each Person who shall at any time execute and deliver to the Administrative Agent a Pledge Joinder Agreement substantially in the form attached as Exhibit B hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Pledgor and shall have thereupon pursuant to Section 1 hereof granted a security interest in and collaterally assigned and pledged to the Administrative Agent for the benefit of the Secured Parties all Pledged Interests which it has at its Applicable Date or thereafter acquires any interest or the power to transfer, and all references herein and in the other Loan Documents to the Pledgors or to the parties to this Pledge Agreement shall be deemed to include such Person as a Pledgor hereunder. Each Pledge Joinder Agreement shall be accompanied by the Supplemental Schedules referred to therein, appropriately completed with information relating to the Pledgor executing such Pledge Joinder Agreement and its property. Each of the applicable Schedules attached hereto shall be deemed amended and supplemented without further action by such information reflected on the Supplemental Schedules.

24.        Rules of Interpretation.    The rules of interpretation contained in Article I of the Credit Agreement shall be applicable to this Pledge Agreement and each Pledge Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any Credit Extensions referred to herein or secured hereby.

25.        Release of Security Interest in Collateral for Permitted Transactions.    If any Collateral shall be sold, transferred or otherwise disposed of by any Pledgor in a transaction permitted by, and consummated in accordance with the terms of, the Credit Agreement or if, as a result of a transaction permitted by, and consummated in accordance with the terms of, the Credit Agreement (including, without limitation, a Disposition resulting in the Pledgor no longer being a Subsidiary of the Borrower), any Pledgor is no longer required by the terms of the Credit Agreement to be a Pledgor hereunder or any Collateral is no longer required to be covered by a security interest hereunder, such portion of the Collateral or such Pledgor, as the case may be, shall automatically be released from any Liens created hereby, all without delivery of any instrument or performance of any action by any party, and all rights to such Collateral shall revert to the resulting owner of such Collateral; provided that if after giving effect to any such transaction, any Person with any rights in such Collateral is required to be a Pledgor hereunder or any such Collateral is otherwise required to be covered by a security interest hereunder, the release described in this Section 25 shall not apply to any such Collateral, provided further that in the event following any such transaction any Pledgor shall thereafter acquire any interest in (or the power to transfer rights in) any asset that constituted Collateral hereunder prior to such a transaction and the release from the security interests hereunder, the pledge, assignment and security interest granted hereunder shall be deemed to automatically apply and attach to such asset and it shall from such time forward continue to constitute Collateral hereunder notwithstanding any prior release. The Administrative Agent will, at the Pledgors’ expense, execute and deliver to each Pledgor such documents as each such Pledgor shall reasonably request on reasonable advance notice to evidence the release of such item of Collateral from the pledge, assignment and security interest granted hereunder, provided that upon the request of the Administrative Agent such Pledgor shall provide to the Administrative Agent a reasonably detailed description of the transaction giving rise to such release.

26.        Payments.    If any amount payable by any Pledgor hereunder is not paid within five days of the date due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

27.        Governing Law; Waivers.

(a)        THIS PLEDGE AGREEMENT AND EACH PLEDGE JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE PERFORMED, IN SUCH STATE.

(b)        EACH PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY PLEDGE JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS PLEDGE AGREEMENT OR A PLEDGE JOINDER AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)        EACH PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PLEDGOR PROVIDED IN SECTION 22 OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)        NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY PLEDGE JOINDER AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE ANY PLEDGOR OR ANY OF SUCH PLEDGOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.

(e)        IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS PLEDGE AGREEMENT OR ANY PLEDGE JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)        EACH PLEDGOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Securities Pledge Agreement on the day and year first written above.

PLEDGORS:

MUELLER WATER PRODUCTS, INC.

By:

Name:	Walter A. Smith
Title:	Senior Vice President and Treasurer

MUELLER GROUP, LLC

MCO 1, LLC

MCO 2, LLC

MUELLER CO. LTD.

By:	MCO 1, LLC, its General Partner

MUELLER INTERNATIONAL, INC.

MUELLER INTERNATIONAL FINANCE, INC.

ANVIL INTERNATIONAL, LP

By:	Anvil I, LLC, its General Partner

HENRY PRATT COMPANY, LLC

HENRY PRATT INTERNATIONAL, LLC

ANVIL 1, LLC

ANVIL 2, LLC

By:

Name:	Walter A. Smith
Title:	Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative
Agent for the Lenders

By:

Name:

Title:

SCHEDULE I

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Mueller Water Products, Inc.	Mueller Group, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Group, LLC	Mueller International, Inc. (DE corporation)	Common stock	100	100	100	1	$0.01

Mueller Group, LLC	Mueller International Finance, Inc. (DE corporation)	Common stock	1,000	1,000	1,000	1	$0.01

Mueller Group, LLC	United States Pipe and Foundry Company, LLC (AL limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Mueller Group, LLC	Hunt Industries, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Group, LLC	MCO 1, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Group, LLC	MCO 2, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Group, LLC	Fast Fabricators, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Group, LLC	Mueller Group Co-Issuer, Inc. (DE corporation)	Common stock	1,000	1	1	1	$0.01

Mueller Group, LLC	Mueller Technologies LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Mueller International, Inc.	Mueller International, L.L.C. (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller International Finance, Inc.	Mueller International Finance, L.L.C. (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller International Finance, Inc.	Mueller Financial Services, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

MCO 1, LLC	Mueller Co. Ltd. (AL limited partnership)	Limited partnership interest	n/a	n/a	n/a	uncertificated	n/a

MCO 2, LLC	Mueller Co. Ltd. (AL limited partnership)	Limited partnership interest	n/a	n/a	n/a	uncertificated	n/a

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Mueller Co. Ltd.	Henry Pratt Company, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Co. Ltd.	Hersey Meters Co., LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Co. Ltd.	James Jones Company, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Co. Ltd.	Mueller Service Co., LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

[Mueller Co. Ltd.	Mueller Canada Holdings Corp. (CAN corporation)	Common stock	Unlimited	100,100	65,065	C-5	CAN $0.01]

Mueller Co. Ltd.	Anvil 1, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Mueller Co. Ltd.	Anvil 2, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Mueller Co. Ltd.	Mueller Service California, Inc. (DE corporation)	Common stock	100	100	100	1	$0.01

Mueller Co. Ltd.	U.S. Pipe Valve & Hydrant, LLC (Delaware limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Anvil 1, LLC	Anvil International, LP (DE limited partnership)	Limited partnership interest	n/a	n/a	n/a	uncertificated	n/a

Anvil 2, LLC	Anvil International, LP (DE limited partnership)	Limited partnership interest	n/a	n/a	n/a	uncertificated	n/a

[Anvil International, LP	Anvil International LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a]

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)
Anvil International, LP	AnvilStar, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Anvil International, LP	J.B. Smith Mfg Co., LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Henry Pratt Company, LLC	Henry Pratt International, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Henry Pratt Company, LLC	Hydro Gate, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

Henry Pratt Company, LLC	Milliken Valve, LLC (DE limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a

[Henry Pratt International, LLC	Jingman Pratt Valve Co., Ltd. (Peoples Republic of China limited liability company)	Limited liability company interest	n/a	n/a	n/a	uncertificated	n/a]

SCHEDULE II

Name and Address of Pledgor	Type of Person	Jurisdiction of Formation of Pledgor	Jurisdiction of Formation Identification Number	Address of Chief Executive Office
Mueller Water Products, Inc. 1200 Abernathy Road Atlanta, GA 30328	Corporation	Delaware	4033400	1200 Abernathy Road Atlanta, GA 30328

Mueller Group, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Delaware	3067786	1200 Abernathy Road Atlanta, GA 30328

MCO 1, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Alabama	474-135	1200 Abernathy Road Atlanta, GA 30328

MCO 2, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Alabama	474-134	1200 Abernathy Road Atlanta, GA 30328

Mueller Co. Ltd. 500 1200 Abernathy Road Atlanta, GA 30328	Limited Partnership	Alabama	504-532	1200 Abernathy Road Atlanta, GA 30328

Mueller International, Inc. 1200 Abernathy Road Atlanta, GA 30328	Corporation	Delaware	3437273	1200 Abernathy Road Atlanta, GA 30328

Mueller International Finance, Inc. 1200 Abernathy Road Atlanta, GA 30328	Corporation	Delaware	3459441	1200 Abernathy Road Atlanta, GA 30328

Anvil International, LP 1200 Abernathy Road Atlanta, GA 30328	Limited Partnership	Delaware	3067111	1200 Abernathy Road Atlanta, GA 30328

Henry Pratt Company, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Delaware	2198696	1200 Abernathy Road Atlanta, GA 30328

Name and Address of Pledgor	Type of Person	Jurisdiction of Formation of Pledgor	Jurisdiction of Formation Identification Number	Address of Chief Executive Office
Henry Pratt International, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Delaware	3624310	1200 Abernathy Road Atlanta, GA 30328

Anvil 1, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Delaware	4100970	1200 Abernathy Road Atlanta, GA 30328

Anvil 2, LLC 1200 Abernathy Road Atlanta, GA 30328	Limited Liability Company	Delaware	4100931	1200 Abernathy Road Atlanta, GA 30328

EXHIBIT A

PLEDGE AGREEMENT SUPPLEMENT

THIS PLEDGE AGREEMENT SUPPLEMENT (as from time to time amended, revised, modified, supplemented or amended and restated, this “Supplement”), dated as of                      ,          is made by                                         , a                      corporation (the “Pledgor”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for each of the Lenders (as described in the Pledge Agreement referred to below) now or hereafter party to the Credit Agreement (as defined in the Pledge Agreement referred to below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Pledge Agreement (as defined below).

WHEREAS, the Pledgor is required under the terms of that certain Amended and Restated Securities Pledge Agreement dated as of May 27, 2007 executed by the Pledgor (among others), or to which the Pledgor has been joined as a party pursuant to a Pledge Joinder Agreement, in favor of the Administrative Agent for the benefit of the Secured Parties (as from time to time amended, revised, modified, supplemented or amended and restated, the “Pledge Agreement”), to cause certain Pledged Interests held by it and listed on Annex A to this Supplement (the “Additional Interests”) to be specifically identified as subject to the Pledge Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement (as defined in the Pledge Agreement referred to above) by the Secured Parties was the obligation of the Pledgor to pledge to the Administrative Agent for the benefit of the Secured Parties the Additional Interests, whether then owned or subsequently acquired or created; and

WHEREAS, the Pledgor has acquired rights in the Additional Interests and desires to pledge, and evidence its prior pledge, to the Administrative Agent for the benefit of the Secured Parties all of the Additional Interests in accordance with the terms of the Credit Agreement and the Pledge Agreement;

NOW, THEREFORE, the Pledgor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties:

The Pledgor hereby reaffirms and acknowledges the pledge and collateral assignment to, and the grant of security interest in, the Additional Interests contained in the Pledge Agreement and pledges and collaterally assigns to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a first priority lien and security interest in, the Additional Interests and all of the following:

(a)        all money, securities, security entitlements and other investment property, dividends, rights, general intangibles and other property at any time and from time to time (x) declared or distributed in respect of or in exchange for or on conversion of any or all of the Additional Interests or (y) by its or their terms exchangeable or exercisable for or convertible into any Additional Interest or other Pledged Interest;

(b)        all other property of whatever character or description, including money, securities, security entitlements and other investment property, and general intangibles hereafter delivered to the Administrative Agent in substitution for or as an addition to any of the foregoing;

(c)        all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and

(d)        all proceeds of any of the foregoing.

The Pledgor hereby acknowledges, agrees and confirms by its execution of this Supplement that the Additional Interests constitute “Pledged Interests” under and are subject to the Pledge Agreement, and the items of property referred to in clauses (a) through (d) above (the “Additional Collateral”) shall collectively constitute “Collateral” under and are subject to the Pledge Agreement. Each of the representations and warranties with respect to Pledged Interests and Collateral contained in the Pledge Agreement is hereby made by the Pledgor with respect to the Additional Interests and the Additional Collateral, respectively. The Pledgor further represents and warrants that Annex A attached to this Supplement contains a true, correct and complete description of the Additional Interests, and that all other documents required to be furnished to the Administrative Agent pursuant to Section 2(c) of the Pledge Agreement in connection with the Additional Collateral have been delivered or are being delivered simultaneously herewith to the Administrative Agent. The Pledgor further acknowledges that Schedule I to the Pledge Agreement shall be deemed, as to it, to be supplemented as of the date hereof to include the Additional Interests as described on Annex A to this Supplement.

IN WITNESS WHEREOF, the Pledgor has caused this Supplement to be duly executed by its authorized officer as of the day and year first above written.

PLEDGOR:

By:

Name:

Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent for the Secured Parties

By:

Name:

Title:

ANNEX A

(to Pledge Agreement Supplement of                      dated                      , 20    )

Additional Interests

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)

EXHIBIT B

PLEDGE JOINDER AGREEMENT

THIS PLEDGE JOINDER AGREEMENT (the “Pledge Joinder Agreement”), dated as of                          , 20     is made by and between                                     , a                                          (the “Joining Pledgor”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement dated as of May 27, 2007 among MUELLER WATER PRODUCTS, INC. (the “Borrower”), the Administrative Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated, the “Credit Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Joining Pledgor is a Material Subsidiary and required by the terms of the Credit Agreement to become a “Guarantor” under the Credit Agreement and be joined as a party to the Pledge Agreement as a Pledgor (as defined in the Pledge Agreement); and

WHEREAS, the Joining Pledgor will materially benefit directly and indirectly from the credit facilities made available and to be made available to the Borrower by the Lenders under the Credit Agreement; and

NOW, THEREFORE, the Joining Pledgor hereby agrees as follows with the Administrative Agent, for the benefit of the Secured Parties (as defined in the Pledge Agreement):

1.        Joinder.    The Joining Pledgor hereby irrevocably, absolutely and unconditionally becomes a party to the Pledge Agreement as a Pledgor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Pledgor or to which each Pledgor is subject thereunder, including without limitation the grant pursuant to Section 1 of the Pledge Agreement of a security interest to the Administrative Agent for the benefit of the Secured Parties in, and collateral assignment and pledge to the Administrative Agent of, the Pledged Interests and other property constituting Collateral (as defined in Section 1 of the Pledge Agreement) of such Pledgor or in which such Pledgor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, as security for the payment and performance of the Secured Obligations (as defined in the Pledge Agreement), all with the same force and effect as if the Joining Pledgor were a signatory to the Pledge Agreement.

2.        Affirmations.    The Joining Pledgor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Pledgor contained in the Pledge Agreement.

3.        Supplemental Schedules.    Attached to this Pledge Joinder Agreement are duly completed schedules (the “Supplemental Schedules”) supplementing as thereon indicated the respective Schedules to the Pledge Agreement. The Joining Pledgor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such Joining Pledgor and its properties and affairs is true, complete and accurate as of its Applicable Date (as defined in the Pledge Agreement).

4.        Severability.    The provisions of this Pledge Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Pledge Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

5.        Counterparts.    This Pledge Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Pledge Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Pledgor. Without limiting the foregoing provisions of this Section 5, the provisions of Section 11.10 of the Credit Agreement shall be applicable to this Pledge Joinder Agreement.

6.        Delivery.    The Joining Pledgor hereby irrevocably waives notice of acceptance of this Pledge Joinder Agreement and acknowledges that the Secured Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Pledge Joinder Agreement and the Pledgor’s joinder as a party to the Pledge Agreement as herein provided.

7.        Governing Law; Venue; Waiver of Jury Trial.    The provisions of Section 27 of the Pledge Agreement are hereby incorporated by reference as if fully set forth herein.

IN WITNESS WHEREOF, the Joining Pledgor has duly executed and delivered this Pledge Joinder Agreement as of the day and year first written above.

JOINING PLEDGOR:

By:

Name:

Title:

SUPPLEMENTAL

SCHEDULE I

Name of Pledgor	Name, Jurisdiction of Formation and Type of Entity of Pledged Subsidiary	Class or Type of Pledged Interest	Total Amount of Class or Type of Pledged Interests Authorized	Total Amount of Class or Type Outstanding	Total Amount Pledged	Certificate Number (if applicable)	Par Value (if applicable)	Name of Transfer Agent (if any)

Delivered Pursuant to Pledge Joinder Agreement of:

Applicable Date:                          , 20

SUPPLEMENTAL

SCHEDULE II

Name and Address of Pledgor	Type of Person	Jurisdiction of Formation of Pledgor	Jurisdiction of Formation Identification Number	Address of Chief Executive Office

Delivered Pursuant to Pledge Joinder Agreement of:

Applicable Date:                          , 20

EXHIBIT I

FORM OF MORTGAGE

See attached.

I-1

Form of Mortgage

PREPARED BY AND WHEN

RECORDED MAIL TO:

James W. Litsey, Esq.

Helms Mulliss & Wicker, PLLC

201 North Tryon Street

Charlotte, North Carolina 28202

A CREDIT LINE DEED OF TRUST, MORTGAGE, OPEN-END MORTGAGE,

DEED OF TRUST, DEED TO SECURE DEBT, SECURITY AGREEMENT,

FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS

AND

FINANCING STATEMENT

Dated and effective as of                     , 2007

between

ANVIL INTERNATIONAL, LP,

a Delaware limited partnership

(formerly known as Anvil International, Inc., a Delaware corporation),

Grantor

and

BANK OF AMERICA, N.A.,

as Agent

Beneficiary

IF THE STATE IS GEORGIA, THE MAXIMUM AMOUNT OF INDEBTEDNESS SECURED BY THIS

INSTRUMENT AT ANY ONE TIME IS $            , THE MAXIMUM AMOUNT OF ORIGINAL

PRINCIPAL INDEBTEDNESS.

IF THE PROPERTY TO BE ENCUMBERED BY THIS INSTRUMENT IS LOCATED IN PENNSYLVANIA,

THE FOLLOWING SHALL BE APPLICABLE. THIS INSTRUMENT IS INTENDED TO BE AN OPEN END

MORTGAGE AS DEFINED IN 42 PA.C.S.A. § 8143, AND SHALL BE ENTITLED TO THE BENEFITS OF

SUCH STATUTE. THE MAXIMUM AMOUNT OF INDEBTEDNESS SECURED BY THIS INSTRUMENT AT

ANY TIME IS $            , PLUS AMOUNTS PROVIDED IN SECTION 2.3(        ) OF THIS INSTRUMENT.

THIS INSTRUMENT SECURES FUTURE ADVANCES.

THIS INSTRUMENT SECURES DEBT WHICH INCLUDES FUTURE ADVANCES BY BENEFICIARY

AND/OR CERTAIN SECURED CREDITORS TO GRANTOR, THE BORROWER AND/OR ANY OTHER

LOAN PARTY INCLUDING, AMONG OTHER THINGS, TERM LOANS, SWING LINE LOANS,

REVOLVING LOANS AND REIMBURSEMENT OF ADVANCES OR DRAWS MADE UNDER LETTERS OF

CREDIT AND BANKERS’ ACCEPTANCES.

TO THE EXTENT THAT THIS DOCUMENT IS A DEED OF TRUST, THE TRUSTEE IS

PRLAP, INC. OR THE INDIVIDUAL TRUSTEES, AS APPLICABLE.

THIS INSTRUMENT COVERS GOODS WHICH ARE OR ARE TO BECOME FIXTURES RELATED TO THE

REAL ESTATE DESCRIBED HEREIN AND IS TO BE RECORDED IN THE DEED RECORDS AND IS ALSO

TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR OF FIXTURE FILINGS. REFER TO

PAGE TWO OF THIS INSTRUMENT FOR ADDITIONAL INFORMATION CONCERNING THE DEBTOR

AND SECURED PARTY.

THIS INSTRUMENT ENCUMBERS REAL AND PERSONAL PROPERTY LOCATED

IN THE STATE OF ALABAMA AND OTHER STATES. NOTWITHSTANDING

ANYTHING TO THE CONTRARY HEREIN CONTAINED, THE RECOVERY OF

AGENT AS BENEFICIARY UNDER THIS DEED OF TRUST WITH

RESPECT TO THE MORTGAGED PROPERTY LOCATED IN ALABAMA

SHALL BE LIMITED TO THE PRINCIPAL AMOUNT OF $

TOGETHER WITH ACCRUED INTEREST ON SUCH AMOUNT AND

OTHER COSTS AND FEES OF RECOVERY AS PROVIDED HEREIN.

THIS IS A CREDIT LINE DEED OF TRUST

IF THE STATE IS TENNESSEE, THIS DEED OF TRUST

SECURES OBLIGATORY ADVANCES AND IS MADE FOR

COMMERCIAL PURPOSES, MAXIMUM PRINCIPAL

INDEBTEDNESS FOR TENNESSEE RECORDING

TAX PURPOSES IS $            .

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, MAXIMUM PRINCIPAL

INDEBTEDNESS WITH RESPECT TO THE MORTGAGED PROPERTY LOCATED IN NORTH CAROLINA

SHALL BE $1,515,000,000.

Table of Contents

(continued)

Table of Contents

(continued)

EXHIBIT A	Land	95

THIS INSTRUMENT IS A CREDIT LINE DEED OF TRUST, MORTGAGE, OPEN-END MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY AGREEMENT, FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT OF BOTH REAL AND PERSONAL PROPERTY, INCLUDING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN, AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE MORTGAGES, DEEDS OF TRUST OR DEEDS TO SECURE DEBT OF REAL ESTATE ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE, DEED OF TRUST OR DEED TO SECURE DEBT, BUT ALSO AS A FINANCING STATEMENT OR FIXTURE FILING COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE NAMES OF THE GRANTOR (DEBTOR/MORTGAGOR) AND THE TRUSTEE AND BENEFICIARY (SECURED PARTY/MORTGAGEE), THE MAILING ADDRESS OF THE GRANTOR (DEBTOR/MORTGAGOR), THE MAILING ADDRESSES OF THE TRUSTEE AND BENEFICIARY (SECURED PARTY/MORTGAGEE), AND A STATEMENT INDICATING THE TYPES, OR DESCRIBING THE ITEMS OF COLLATERAL, ARE SET FORTH BELOW ON PAGE 2 AND IN SECTIONS 1.1 AND 8.1 OF THIS INSTRUMENT, RESPECTIVELY. THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES, EXTENSIONS OF TIME FOR PAYMENT AND OTHER MODIFICATIONS IN THE TERMS OF THE OBLIGATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, TO THE EXTENT THE MORTGAGED PROPERTY IS LOCATED IN THE STATE OF ARIZONA, CALIFORNIA, NORTH CAROLINA, TENNESSEE OR TEXAS, THIS INSTRUMENT SHALL BE DEEMED TO BE AND SHALL BE ENFORCEABLE AS A DEED OF TRUST AND AS A SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT. TO THE EXTENT THE MORTGAGED PROPERTY IS LOCATED IN THE STATE OF ALABAMA, ILLINOIS, MINNESOTA, NEW JERSEY OR PENNSYLVANIA, THIS INSTRUMENT SHALL BE DEEMED TO BE AND SHALL BE ENFORCEABLE AS AN OPEN-END MORTGAGE AND/OR MORTGAGE AND AS A SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT. TO THE EXTENT THE MORTGAGED PROPERTY IS LOCATED IN THE STATE OF GEORGIA, THIS INSTRUMENT SHALL BE DEEMED TO BE AND SHALL BE ENFORCEABLE AS A DEED TO SECURE DEBT AND AS A SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS. THIS INSTRUMENT SECURES FUTURE ADVANCES MADE PURSUANT TO THE PROVISIONS HEREOF AND THE CREDIT AGREEMENT REFERRED TO BELOW.

THIS DEED OF TRUST IS BEING USED FOR MULTIPLE JURISDICTIONS AND TO THE EXTENT ANY PROVISION STATES THAT IT APPLIES TO THE MORTGAGED PROPERTY LOCATED IN A PARTICULAR STATE, SUCH PROVISION SHALL ONLY BE APPLICABLE TO THE MORTGAGED PROPERTY LOCATED IN SUCH STATE.

A CREDIT LINE DEED OF TRUST, MORTGAGE, OPEN-END MORTGAGE,

DEED OF TRUST, DEED TO SECURE DEBT, SECURITY AGREEMENT,

FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS AND

FINANCING STATEMENT

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST. A POWER OF SALE MAY ALLOW THE BENEFICIARY TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE GRANTOR UNDER THIS DEED OF TRUST.

THIS CREDIT LINE DEED OF TRUST, MORTGAGE, OPEN-END MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY AGREEMENT, FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS, AND FINANCING STATEMENT (hereinafter referred to as this “Deed of Trust” or this “Mortgage”), is entered into as of the              day of                     , 2007, by and among ANVIL INTERNATIONAL, LP, a Delaware limited partnership (formerly known as Anvil International, Inc., a Delaware corporation), the mortgagor, grantor and trustor hereunder (herein called “Grantor”), whose address for all purposes hereunder is c/o Mueller Water Products, Inc., 1200 Abernathy Road, Suite 1200, Atlanta, Georgia 30328; PRLAP, INC., a North Carolina corporation, the trustee hereunder to the extent that this Deed of Trust operates as a deed of trust (for all Deed of Trust States other than Arizona, California, Tennessee and Texas) (herein called “Trustee”), whose address for all purposes hereunder is 1400 Best Plaza Drive, Richmond, Virginia 23227; STEWART TITLE & TRUST OF PHOENIX, INC., a Delaware corporation, the individual trustee hereunder to the extent this Deed of Trust operates as a deed of trust in the State of Arizona (herein called the “Arizona Individual Trustee”), with an address of 244 W. Osborn, Phoenix, Arizona 85013; STEWART TITLE OF CALIFORNIA, INC., a California corporation, the individual trustee hereunder to the extent this Deed of Trust operates as a deed of trust in the State of California (herein called the “California Individual Trustee”), with an address of 7675 Mission Valley Road, San Diego, California 92108; KIM A. BROWN, a resident of Davidson County, Tennessee, the individual trustee hereunder to the extent this Deed of Trust operates as a deed of trust in the State of Tennessee (herein called the “Tennessee Individual Trustee”), with an address of Sherrard & Roe, P.L.C., Suite 2000, 424 Church Street, Nashville, Tennessee 37219; PRLAP, INC., a Texas corporation, the individual trustee hereunder to the extent this Deed of Trust operates as a deed of trust in the State of Texas (herein called the “Texas Individual Trustee”) whose address for all purposes hereunder is 901 Main Street, Bank of America Plaza, Dallas, Texas 75202-3714; and BANK OF AMERICA, N.A., a national banking association, acting in its capacity as Agent for the Secured Creditors (as defined herein), under the Credit Agreement defined herein, the mortgagee hereunder to the extent that this Deed of Trust operates as a mortgage, the grantee hereunder to the extent that this Deed of Trust operates as a deed to secure debt and the beneficiary hereunder to the extent this Deed of Trust operates as a deed of trust (herein called “Beneficiary”, which term shall include each of its successors and assigns), whose address for all purposes hereunder is 100 N. Tryon Street, 15th Floor, NC1-001-15-14, Charlotte, North Carolina 28255, Attention: Agency Management Officer. Beneficiary shall hold the interests and exercise the rights granted hereunder in trust as Agent for the benefit of and as security for the Secured Creditors, as more fully provided in the Credit Agreement. The Grantor is a subsidiary of the Borrower (as defined in Section 1.1) and will materially benefit from the Loans to be advanced under the Credit Agreement. This Deed of Trust secures the Obligations (as defined below in Section 1.1) and any modifications, extensions and renewals of the Obligations, it being the intention of the parties hereto that this Deed of Trust shall be deemed an open and continuing lien instrument to secure all such Obligations now existing or hereafter arising regardless of the extinguishment and payment of any one or more obligations owed to the Secured Creditors. This Deed of Trust secures future advances and re-advances made by the Secured Creditors to the Borrower, the Grantor or to any other Loan Party under the Credit Agreement and the other Loan Documents and hereunder, and each future advance and re-advance, whether or not evidenced by a note, and each note or other instrument evidencing the same, shall be secured hereby. All provisions of this Deed of Trust shall apply to each future advance and re-advance as well as to all other Obligations secured hereby, whether or not evidenced by a note, and all such advances and re-advances and other Obligations, and any modifications, extensions and renewals of the Obligations shall have the same lien priority as if made on the date this Deed of Trust is recorded.

This Deed of Trust secures the Obligations, and any modifications, extensions and renewals of the Obligations, which shall be construed in all cases to consist of, among other obligations, the covenants of the Grantor or any other Loan Party set forth in, and the amounts advanced to or for the account, use or benefit of the Borrower or the Grantor or any other Loan Party from time to time pursuant to the Loan Documents (as defined below), the aggregate amount of the Secured Indebtedness (as defined below) actually outstanding at any particular time being subject to fluctuations up or down due to further advances and re-advances of loan proceeds and/or future repayments of such loan proceeds from time to time over the term of such Secured Indebtedness and/or changes in the rate of interest charged in respect of Secured Indebtedness bearing interest at a floating rate (all of which advances, re-advances and repayments are hereby declared to be contemplated by the Grantor and the Beneficiary at the time this Deed of Trust is executed).

WITNESSETH:

ARTICLE I

DEFINITIONS

1.1        Definitions:    As used herein, the following terms shall have the following meanings:

Agent:    Initially Bank of America, N.A. in its capacity as Administrative Agent for the Secured Creditors and any successor Administrative Agent pursuant to the Credit Agreement and such Administrative Agent’s successors.

Arizona Individual Trustee:    Stewart Title & Trust of Phoenix, Inc., a Delaware corporation, whose address is 244 W. Osborn, Phoenix, Arizona 85013, and any successor or substitute Arizona Individual Trustee to the extent and subject to the limitations described in Section 9.9 hereof.

Assignment:    The assignment and delivery to Beneficiary as security for the payment and performance of the Obligations of all of the rights, titles, interests and estates of Grantor in and to all of the following: (a) the Leases, (b) the Rents, (c) the Fixtures and (d) the Personalty.

Bankers’ Acceptance:    As defined in the Credit Agreement.

Bankruptcy Code:    The Bankruptcy Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time.

Beneficiary:    Bank of America, N.A., as Agent for the Secured Creditors, and, if Bank of America, N.A. is not permitted to act as Beneficiary in any State, then in that State the Individual Beneficiary to the extent and solely for the purpose described in Section 9.8, and each of their successors and assigns.

Borrower:    Mueller Water Products, Inc. a Delaware corporation, its successors and assigns, in its capacity as Borrower under the Credit Agreement.

Buildings:    Any and all buildings, parking structures, utility sheds, workrooms, air conditioning towers, open parking areas, and other structures or improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

California Individual Trustee:    Stewart Title of California, Inc., a California corporation, whose address is 7675 Mission Valley Road, San Diego, California 92108, and any successor or substitute California Individual Trustee to the extent and subject to the limitations described in Section 9.9 hereof.

Commitments:    The commitments by the Lenders to make the term loans, swing line loans and the revolving loans as set forth in the Credit Agreement (which includes commitments to issue Letters of Credit and Bankers’ Acceptances as more particularly set forth therein).

Credit Agreement:    The Amended and Restated Credit Agreement dated as of May 24, 2007, among the Borrower, Mueller Group, LLC, the Lenders, and the Agent, which agreement is incorporated by reference in this Deed of Trust and which provides for the making of term loans, swing line loans and revolving loans and the issuance of, and participation in, Letters of Credit and Bankers’ Acceptances as contemplated therein (as the same may be amended, modified, extended, renewed, restated, supplemented and/or amended and restated from time to time), provided, however, that references herein to sections or provisions of, schedules or exhibits to, or capitalized terms or phrases contained in, the Credit Agreement shall have the respective meanings defined or provided in the Credit Agreement as it exists on the date hereof, and as it may be amended, modified, extended, renewed, restated, supplemented and/or amended and restated from time to time.

Debtor Relief Laws:    As defined in the Credit Agreement.

Deed to Secure Debt State:    Any state defined as a “Deed to Secure Debt State” in Section 2.3 hereof.

Deed of Trust State:    Any state defined as a “Deed of Trust State” in Section 2.3 hereof.

Default:    As defined in the Credit Agreement.

Default Rate:    As defined in the Credit Agreement.

Environmental Laws:    As defined in the Credit Agreement.

Equipment:    All of the Grantor’s right, title and interest in and to all “equipment”, as such term is defined in Article 9 of the UCC (as defined below), now or hereafter existing, now owned or hereafter acquired by the Grantor, which are now or hereafter located or to be located upon, within or about the Land and the Buildings, or which are used in or related to the operation of the Mortgaged Property, including, but not limited to, all machinery, equipment, furnishings, fixtures, electrical equipment, vehicles and computer and other electronic data-processing and other office equipment, any movable walls and partitions and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

Event of Default:    As defined in the Credit Agreement.

Exhibits:    The exhibits attached hereto and incorporated herein by this reference.

Expenses:    All out-of-pocket costs and expenses (including reasonable fees and expenses of counsel and court costs) incurred and all advances made, by the Beneficiary and/or Trustee, as applicable, or any trustee, co-trustee or agent of the Beneficiary and/or Trustee pursuant to the provisions of, or in furtherance of the Beneficiary’s and/or Trustee’s duties or rights under, the Loan Documents, including, without limitation, expenses of retaking, holding, preparing for sale or lease, selling and/or leasing the Mortgaged Property, but excluding any of the same specifically described in the Loan Documents as being the responsibility of the Beneficiary.

Facility Termination Date:    As defined in the Credit Agreement.

Financing Statement:    As defined in Section 8.5 below.

Fixtures:    Goods (as defined in the UCC) now owned or the ownership of which is hereafter acquired by Grantor which is so related to the Land and Buildings forming part of the Mortgaged Property that it is deemed a fixture or real property under the laws of the State, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Mortgaged Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now owned or the ownership of which is hereafter acquired by Grantor and now or hereafter attached to, installed on or in, or used in connection with (temporarily or permanently), any of the Buildings or the Land, or which in some fashion are deemed to be fixtures to the Land or Buildings under the laws of the State, including, but not limited to, the items described in the definition of Equipment, furnaces, boilers, heaters, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire and theft protection apparatus and equipment, water tanks, air and water pollution control, waste disposal, heating, ventilating, plumbing, lighting, refrigerating, laundry, incinerating, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, carpet, moveable or immoveable walls or partitions, built-in oxygen and vacuum systems and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Grantor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof. Notwithstanding the foregoing, “Fixtures” shall not include any property which tenants are entitled to remove pursuant to their Leases.

Governmental Authority:    As defined in the Credit Agreement.

Grantor:    The above-defined Grantor and any and all subsequent owners of the Mortgaged Property.

Hazardous Materials:    As defined in the Credit Agreement.

Highest Lawful Rate:    As defined in Section 10.23 hereof.

Impositions:    All real estate and personal property taxes; water, gas, sewer, electricity and other utility rates and charges; charges for any easement, license or agreement maintained for the benefit of the Mortgaged Property; and all other taxes, standby fees, levies, claims, charges and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the Rents or the ownership, use, occupancy or enjoyment thereof, and any interest, costs or penalties with respect to any of the foregoing.

Indebtedness:    As defined in the Credit Agreement.

Individual Beneficiary:    Any individual who shall be hereafter named of record as Individual Beneficiary, and who shall be co-Beneficiary hereunder to the extent and subject to the limitations described in Section 9.8 hereof.

Individual Trustees:    To the extent the Mortgaged Property is located in the State of Arizona, the Arizona Individual Trustee; to the extent the Mortgaged Property is located in the State of California, the California Individual Trustee; to the extent the Mortgaged Property is located in the State of Tennessee, the Tennessee Individual Trustee; and to the extent the Mortgaged Property is located in the State of Texas, the Texas Individual Trustee.

Inventory:    All of the Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to all inventory in all of its forms, wherever located, now or hereafter existing, including, but not limited to, (i) goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Grantor has an interest or right as consignee or consignor) and (ii) goods that are returned to or repossessed by the Grantor, and all accessions thereto and products thereof and documents therefor.

Land:    The real estate owned in fee by the Grantor and described in Exhibit “A” attached hereto, and all rights, titles and interests appurtenant thereto.

Laws:    As defined in the Credit Agreement.

L/C-BA Obligations:    As defined in the Credit Agreement.

L/C Issuer:    Each of Bank of America and JPMorgan Chase Bank, N.A., each in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances in accordance with the Credit Agreement, or any successor issuer of Letters of Credit and Bankers’ Acceptances thereunder. At any time there is more than one L/C Issuer, all singular references to the L/C Issuer shall mean any L/C Issuer, either L/C Issuer, each L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or both L/C Issuers, as the context may require.

Leases:    Any and all leases, subleases, licenses, concessions or other agreements (written or verbal, now or hereafter in effect) through which Grantor directly or indirectly grants a possessory interest in and to, or the right to occupy and use, all or any portion of the Mortgaged Property that constitutes real property together with any renewals or extensions thereof and all leases, subleases, licenses, concessions or other agreements in substitution therefor.

Lenders:    As defined in the Credit Agreement, and specifically the L/C Issuer and any successor L/C Issuer, the Swing Line Lender and any successor Swing Line Lender and each other lender which may hereafter become a party to the Credit Agreement pursuant to the terms thereof.

Letter of Credit:    As defined in the Credit Agreement.

Loan:    As defined in the Credit Agreement.

Loan Documents:    As defined in the Credit Agreement, which includes without limitation the Guaranty executed by the Grantor and other Guarantors and any Related Credit Arrangements.

Loan Parties:    Collectively, the Borrower, each Guarantor, including without limitation the Grantor, and each other Person providing Collateral (as defined in the Credit Agreement) pursuant to a Security Instrument.

Material Adverse Effect:    As defined in the Credit Agreement.

Mechanic’s Liens:    As defined in Section 4.4 hereof.

Mortgage State:    Each state defined as a “Mortgage State” in Section 2.3 hereof.

Mortgaged Property or Mortgaged Properties:    The Land, Buildings, Fixtures, Personalty, Leases and Rents together with:

(i)        all rights, privileges, tenements, licenses, hereditaments, rights-of-way, easements, utility use, air rights, appendages, division rights, and appurtenances in any way appertaining thereto, and all right, title, interest or estate of Grantor in and to any streets, ways, alleys, roadbeds, inclines, tunnels, culverts, strips or gores of land adjoining or serving the Land or any part thereof;

(ii)       all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein;

(iii)      all of Grantor’s right, title and interest in and to any awards, remuneration, settlements or compensation hereafter to be made by any insurer, governmental authority or other person or entity as a result of the destruction, loss, theft, taking by eminent domain or other involuntary conversion of whatever nature (whether occurring prior to or after the date of this Deed of Trust) of any of the Land, Buildings, Fixtures, Leases, Rents or Personalty, including those for any condemnation and vacation of, or change of grade in, any streets affecting the Land or the Buildings;

(iv)      any and all other security and collateral of any nature whatsoever, now or hereafter given by Grantor to secure the payment and performance of the Obligations;

(v)       all water and water rights (whether riparian, appropriative, or otherwise and whether or not appurtenant) in or hereafter relating to or used in connection with the Land, including, without limitation, any surface water management permits, any consumption use permits or general permits;

(vi)      any right, title, interest or estate hereafter acquired by Grantor in any of the foregoing and in and to the Land, Buildings, Fixtures, Personalty (except as otherwise provided herein), Leases and Rents. To the extent permitted by law, all of the Fixtures are to be deemed and held to be a part of and affixed to the Land. In the event the estate of the Grantor in and to any of the Land and Buildings is a leasehold estate, this conveyance shall include and the lien, security interest and assignment created hereby shall encumber and extend to all other, further or additional title, estates, interest or rights which may exist now or at any time be acquired by Grantor in or to any portion of the property demised under the lease creating such leasehold estate and including Grantor’s rights, if any, to purchase the property demised under such lease and, if fee simple title to any of such property shall ever become vested in Grantor, such fee simple interest shall be encumbered by this Deed of Trust in the same manner as if Grantor had fee simple title to such property as of the date of execution hereof;

(vii)       all of Grantor’s right, title and interest in and to any and all funds deposited by or on behalf of Grantor with any city, county, public body or agency, irrigation, sewer or water district or company, gas or electric company, telephone company, and any other body or agency for the installation, or to secure the installation, of any utility pertaining to the Land, Buildings, Fixtures and all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions thereof and thereto;

(viii)      all of Grantor’s right, title and interest in and to (i) all oil, gas and other minerals located in, on or under the Land, (ii) all oil, gas or mineral leases, royalty agreements and other contracts that have been or in the future are entered into with respect to the Land or with respect to any oil, gas or other minerals located in, on or under the Land (“Mineral Leases”), and (iii) all rents, profits, royalties and income at any time arising from the Mineral Leases or from the sale of oil, gas or other minerals located in, on or under the Land;

(ix)        all shrubs, trees, plants, lawn and other landscaping; and

(x)         all proceeds and products of the foregoing. As used in this Deed of Trust, the term “Mortgaged Property”, including each component thereof, shall be expressly interpreted as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest of Grantor therein.

Notes:    The Notes as defined in the Credit Agreement, and any notes issued in replacement, substitution, renewal or refinance of the same.

Obligations:    All advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bankers’ Acceptance, or arising under any Related Credit Arrangement, including, without limitation, the Secured Indebtedness, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. To the extent the State is Minnesota, the foregoing definition of the Obligations is subject to the limitations set forth in Section 6.1(d)(vi)(D)(2). To the extent the State is Tennessee, the foregoing definition of the Obligations is subject to the limitations set forth in Section 2.3(g). To the extent the State is California, the foregoing definition is subject to the limitations set forth in Section 2.3(h).

Parcel:    A single parcel of real property identified as a unit in Exhibit “A” hereto. For purposes of legal description and real property title records, a Parcel may be comprised of more than one lot.

Permitted Encumbrances:    Those title exceptions which specifically relate to the Mortgaged Property and are shown in Schedule B, Part I on the Stewart Title Guaranty Insurance Company Loan Title Insurance Policy issued to and approved by Agent in connection herewith, the Liens permitted by Subsections 8.01(a), (c), (d), (g) and (i) of the Credit Agreement, and such other title exceptions submitted in writing to, and approved by Agent.

Personalty:    All of the right, title and interest of Grantor in and to all tangible and intangible personal property including all furniture, furnishings, Equipment, machinery, goods, tools, supplies, appliances, construction contracts, architect’s contracts, technical services agreements, contract rights, franchises, licenses, certificates, operating rights, approvals, consents, authorizations and permits, and all other personal property (other than Inventory, accounts receivable, and Fixtures) of any kind or character (as defined in and subject to the provisions of the UCC) which are now or hereafter located or to be located upon, within or about the Land and the Buildings, or which are used in or related to the construction of the Buildings or the use, occupancy or operation of the Mortgaged Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof; and all insurance proceeds and condemnation proceeds received by Grantor with respect to the Mortgaged Property to the extent provided herein, all of which, including replacements thereof and additions thereto and proceeds thereof, shall, to the fullest extent permitted by law and for the purposes of this Deed of Trust, be deemed to be part and parcel of, and appropriated to the use of, the real property described herein, and, whether affixed or annexed thereto or not, be deemed conclusively to be real property and conveyed by this Deed of Trust. Grantor agrees to execute and deliver, from time to time, such further instruments and documents as may be required by Beneficiary to confirm the lien of this Deed of Trust on any of the foregoing properties or interests therein. Furthermore, with respect to any of the above-described personal property represented by a contract, agreement or other instrument or consisting of a permit, certificate or similar item issued by a governmental authority, then, to the extent that the granting of the lien or security interest or exercise of Beneficiary’s rights under this Deed of Trust would constitute a breach or violation of the terms of such instrument, or any Law applicable to such permit, certificate or similar item that would impose material liability on the Grantor or that would result in a revocation or forfeiture of such item of personal property, such personal property shall not constitute “Personalty” hereunder.

Related Credit Arrangements:    Collectively, Related Swap Contracts and Related Treasury Management Arrangements.

Related Swap Contract:    All Swap Contracts that are entered into or maintained by any Loan Party with a Lender or Affiliate of a Lender that are not prohibited by the express terms of the Loan Documents.

Related Treasury Management Arrangements:    All arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

Rents:    All of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable and to become due or payable to Grantor by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying any portion or portions of the Mortgaged Property.

Required Lenders:    As defined in the Credit Agreement.

Restoration Work:    As defined in Section 4.8 hereof.

Secured Creditors:    Collectively, the Agent, the Lenders, and specifically including the L/C Issuer and the Swing Line Lender or any successor L/C Issuer or successor Lender making Swing Line Loans, and each of their successors or assigns and each Lender or an Affiliate of a Lender party to any Related Credit Arrangement.

Secured Indebtedness:        (a)  Subject to Subsections 2.3(g), (h) and Section 6.1(d)(vi)(D)(2) below, the principal, interest, premium (if any) and other sums (including, without limitation the L/C-BA Obligations) owing or payable by the Grantor or the Borrower pursuant to the Loan Documents, which includes present advances, re-advances and future advances to be incurred within the terms specified in the Credit Agreement, including without limitation, indebtedness to the Lenders under the Credit Agreement in the maximum principal amount of One Billion Five Hundred Fifteen Million Dollars ($1,515,000,000.00) outstanding at any one time as evidenced by the Notes and the Credit Agreement; (b) any and all additional advances made by Beneficiary to protect or preserve the Mortgaged Property (as defined above) or the security title, security interest and lien hereof on the Mortgaged Property or to repair or maintain the Mortgaged Property, or to complete improvements on the Mortgaged Property (whether or not Grantor remains the owner of the Mortgaged Property at the time of such advances and whether or not the Beneficiary or the Lenders remain the owner of the Obligations and this Deed of Trust) in accordance with the provisions hereof; and (c) any and all expenses incident to effecting the collection, performance and/or satisfaction of the Obligations secured hereby and the foreclosure hereof by action in court or by exercise of the power of sale herein contained. The Credit Agreement provides that the interest rate and the payment terms of the indebtedness may be adjusted as provided therein.

State:    The State in which the Mortgaged Property is situated. For example, with respect to the portion of the Mortgaged Property situated in California, the term “State” shall mean the State of California.

Subsidiary:    As defined in the Credit Agreement.

Swap Contract:    means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Tennessee Individual Trustee:    Kim A. Brown, a resident of Nashville, Davidson County, Tennessee, whose address is Sherrard & Roe, P.L.C., Suite 2000, 424 Church Street, Nashville, Tennessee, 37219, and any successor or substitute Tennessee Individual Trustee to the extent and subject to the limitations described in Section 9.9 hereof.

Texas Individual Trustee:    PRLAP, Inc., a Texas corporation, whose address is 901 Main Street, Bank of America Plaza, Dallas, Texas 75202-3714, and any successor or substitute Texas Individual Trustee, to the extent and subject to the limitations described in Section 9.9 hereof.

Transfer:    As defined in Section 5.3 below.

Trustee:    PRLAP, Inc., a North Carolina corporation, its successors and assigns, or the Individual Trustees, as applicable and any successor Trustee hereunder.

UCC:    The Uniform Commercial Code as adopted in the State.

1.2        Defined Terms:    The terms “Administrative Agent,” “Affiliate”, “Business Day,” “GAAP,” “Lien,” and “Person,” together with any other capitalized term used herein but not otherwise defined herein, shall have the same respective meanings given to them in the Credit Agreement as it existed on the date hereof, and as it may be amended, modified, extended, renewed, restated, supplemented and/or amended and restated from time to time.

ARTICLE II

GRANT

2.1        Grant:    NOW THEREFORE, for and in consideration of Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, and to secure the Grantor’s and the other Loan Parties’ full and faithful performance and satisfaction of the Obligations, Grantor, intending to be legally bound hereby, has GIVEN, ALIENATED, REMISED, GRANTED, BARGAINED, MORTGAGED, SOLD, RELEASED, CONVEYED, ASSIGNED, TRANSFERRED, WARRANTED, SET OVER AND CONFIRMED WITH MORTGAGE COVENANTS and by these presents does GIVE, ALIENATE, REMISE, GRANT, BARGAIN, MORTGAGE, SELL, RELEASE, CONVEY, ASSIGN, TRANSFER, WARRANT, SET OVER AND CONFIRM WITH MORTGAGE COVENANTS AND GRANT A SECURITY INTEREST IN unto Trustee, its successors in trust and its assigns forever, in trust, for the benefit of Beneficiary to the extent the Mortgaged Property is situated in a Deed of Trust State, or unto Beneficiary to the extent the Mortgaged Property is situated in a Deed of Trust State, or unto Beneficiary to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, with POWER OF SALE and right to entry and possession for the benefit of Beneficiary, all of the Mortgaged Property, whether now owned or hereafter acquired, subject only to the Permitted Encumbrances, TO HAVE AND TO HOLD the Mortgaged Property and (except as otherwise set forth herein) all parts, rights, members and appurtenances thereof for the use, benefit and behoof of the Trustee and its successors and assigns in trust, for the benefit of Beneficiary to the extent the Mortgaged Property is situated in a Deed of Trust State, or for the use, benefit and behoof of the Beneficiary and its successors and assigns to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, in fee simple forever, hereby releasing and waiving all rights under and by virtue of the homestead exemption laws of the State, to the extent permitted by the applicable Laws of such State; and Grantor hereby absolutely and irrevocably assigns to Beneficiary the Leases and Rents for the purposes and upon the terms and conditions herein set forth; and Grantor does hereby bind itself, its successors and assigns to FOREVER WARRANT AND DEFEND the title to the Mortgaged Property and every part thereof, subject only to the Permitted Encumbrances, unto Trustee, in trust, for the benefit of Beneficiary to the extent the Mortgaged Property is situated in a Deed of Trust State, or unto Beneficiary to the extent the Mortgaged Property is situated in a Mortgage State or a Deed to Secure Debt State, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

2.2        Defeasance and Reconveyance:

(a)        If the Secured Indebtedness shall have been paid in full and all the other Obligations shall have been performed and discharged in full, and all of the Commitments shall have been terminated in whole, and the Facility Termination Date has occurred, then with respect to Mortgaged Property located in any State except a Deed to Secure Debt State, the liens, security interests, estates and rights granted by this Deed of Trust shall terminate; whereupon (i) with respect to any Deed of Trust State except Tennessee and Texas and upon surrender to Trustee of this Deed of Trust for cancellation (which shall be made promptly upon request by Grantor), if required by applicable Laws,

Beneficiary shall execute a request for reconveyance and thereafter the Trustee shall reconvey, without warranty, the Mortgaged Property, or that portion thereof then held hereunder; and (ii) with respect to any Mortgage State, Tennessee and Texas, the Beneficiary promptly shall execute such documents in recordable form as may be necessary to release and/or satisfy the Mortgaged Property, or that portion thereof then held hereunder, from the lien of and security interests created or purported to be created by this Deed of Trust; and

(b)        with respect to the Mortgaged Property located in a Deed to Secure Debt State, the Beneficiary shall cancel and surrender this Deed of Trust.

To the extent permitted by applicable Laws, any reconveyance delivered hereunder may describe the grantee as “the person or persons legally entitled thereto.” Neither Beneficiary (nor Trustee, if applicable) shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance. Each reconveyance of Mortgaged Property or portions thereof shall also operate as a reassignment of all future rents, issues and profits appertaining to the Parcel(s) or portions thereof covered by such reconveyance to the person or persons legally entitled thereto, unless its reconveyance expressly provides otherwise.

2.3        Provisions Concerning Particular States:    Notwithstanding anything to the contrary herein contained:

(a)        if the State is Alabama, Illinois, Minnesota, New Jersey or Pennsylvania (each, a “Mortgage State”), this instrument shall be deemed to be and shall be enforceable as a mortgage or open-end mortgage, and as an assignment of leases and rents, security agreement and financing statement;

(b)        if the State is Arizona, California, North Carolina, Tennessee or Texas (each, a “Deed of Trust State”), this instrument shall be deemed to be and shall be enforceable as a deed of trust and as an assignment of leases and rents, security agreement and financing statement;

(c)        if the State is Georgia (a “Deed to Secure Debt State”), (i) this instrument shall be deemed to be and shall be enforceable as (A) a deed passing title to the Beneficiary in the portion of the Mortgaged Property located in the Deed to Secure Debt State, made under those provisions of the existing Laws of the Deed to Secure Debt State relating to deeds to secure debt, and not as a mortgage, and given to secure the Obligations and (B) an assignment of leases and rents and security agreement given to secure the Obligations, and (ii) the aggregate principal amount of the Indebtedness secured hereby shall not exceed One Billion Five Hundred Fifteen Million and No/100 Dollars ($1,515,000,000.00) at any time plus (a) interest and fees, (b) the amount of additional advances made by Beneficiary to protect and preserve the Mortgaged Property or the lien created hereby, to pay taxes and insurance premiums and to repair, maintain and complete improvements on the Mortgaged Property and (c) all expenses incident to collection;

(d)        if the State is Illinois, pursuant to Illinois Revised Statutes 205 ILCS 5/5d and 765 ILCS 5/11, the parties intend that this Deed of Trust will secure, in addition to the other Obligations described herein, a revolving credit consisting of existing indebtedness as well as future advances (whether or not now outstanding, whether obligatory or made at the option of the Secured Creditors). It is anticipated that amounts advanced under the Credit Agreement may be repaid and reborrowed from time to time, provided that the maximum principal indebtedness outstanding at any one time under the Credit Agreement and secured hereby shall not exceed One Billion Five Hundred Fifteen Million and No/100 Dollars ($1,515,000,000.00), exclusive of disbursements made for the payment of taxes, special assessments, or insurance on the real property subject to this Deed of Trust, with interest on such disbursements.

(e)        If the State is North Carolina the following provisions shall apply: This Deed of Trust shall secure present and future obligations which may be incurred hereunder, including, but not limited to, periodic advances and readvances on a revolving basis which will be made from time to time, it being understood and agreed by the parties hereto that all future advances and readvances on a revolving basis shall be secured to the same extent as the original advances made under the Credit Agreement. The amount of present obligations secured hereby is $                                    . The maximum principal amount, including present and future obligations, which may be secured hereby at any one time is One Billion Five Hundred Fifteen Million and No/100 Dollars ($1,515,000,000.00). The time period within which such future obligations may be incurred is the period between the date of this Deed of Trust and the date fifteen (15) years from the date hereof. It shall not be necessary at the time any future advance is made or obligation incurred for Grantor to execute any form of written instrument or notation stipulating that such advance or obligation is secured by this Deed of Trust.

(f)        If the State is Pennsylvania, the following provisions shall apply: This Deed of Trust is an OPEN-END MORTGAGE as defined in 42 Pa. Con. Stat. Ann. § 8143 and secures advances made pursuant to the Notes and other Loan Documents. The maximum total principal indebtedness outstanding hereunder at any one time and secured hereby may not exceed One Billion Five Hundred Fifteen Million and No/100 Dollars ($1,515,000,000.00), plus accrued and unpaid interest and protective advances made by Beneficiary pursuant to the terms of the Notes and other Loan Documents. The Deed of Trust secures, and the Loan Documents executed in connection herewith evidence, the obligation of Grantor to repay protective advances made by Beneficiary pursuant to this Deed of Trust and the other Loan Documents for, among other things, payment of taxes, assessments, maintenance charges, insurance premiums, costs incurred for the protection of the Mortgaged Property or the lien of the Deed of Trust, costs incurred by Beneficiary by reason of the occurrence of an Event of Default, and advances made to complete construction of any improvements at the Mortgaged Property. Beneficiary’s address for receiving notices under 42 Pa. Con. Stat. Ann. § 8143 shall be Bank of America, 100 N. Tryon Street, NC1-001-15-14, 15th Floor, Charlotte, North Carolina 28255, Attention: Agency Services. Grantor waives all of Grantor’s rights under 42 Pa. Con. Stat. Ann. § 8143(c).

(g)        If the State is Tennessee (i) in addition to all other indebtedness secured by this Deed of Trust, this Deed of Trust shall also secure all future advances made by Beneficiary or any of the Secured Creditors to the Borrower or the Grantor for any purpose to the same extent as if such advances were made at the execution of this Deed of Trust, and (ii) any disbursements made by Beneficiary or Secured Creditors for the payment of taxes, liens or insurance on the Mortgaged Property encumbered by this Deed of Trust, together with interest on such disbursements.

(h)        If the State is California, notwithstanding anything herein to the contrary, (i) neither the terms “Obligations” nor “Secured Indebtedness” nor “Loan Documents” shall include the Related Credit Arrangements or any debts, liabilities or obligations thereunder, and (ii) the term “Secured Creditors” shall not include any Affiliates of the Lenders party to Related Credit Arrangements (other than in their capacities as Lenders).

Wherever herein contained, the phrase “Trustee and Beneficiary, as applicable” or any similar phrase (1) shall be deemed to refer to Beneficiary (as mortgagee) to the extent the Mortgaged Property is situated in any Mortgage State and Trustee shall have no rights, powers or obligations in those States, (2) shall be deemed to refer to Beneficiary (as grantee) to the extent the Mortgaged Property is situated in a Deed to Secure Debt State and Trustee shall have no right, power or obligations in those states, and (3) to the extent the Mortgaged Property is situated in any Deed of Trust State, shall be deemed to refer to (a) Trustee or the applicable individual trustee for the benefit of Beneficiary and (b) if the context so requires or permits; and if Beneficiary so elects, Beneficiary.

2.4        Credit Agreement:    The Credit Agreement includes term loans, swing line loans, revolving loans, and in connection therewith there may be repayments and disbursements of principal from time to time. It is expressly agreed that the outstanding principal balance of the Indebtedness evidenced by the Notes and governed by the Credit Agreement may, from time to time, be reduced to a zero balance without such repayment operating to extinguish and release the lien, security titles and security interests created by this Deed of Trust. This Deed of Trust shall remain in full force and effect as to any subsequent future advances and re-advances made after the zero balance without loss of priority until the Obligations are paid in full and fully performed and satisfied, all of the Commitments shall have been terminated in whole, the Facility Termination Date has occurred, and the Credit Agreement and all other agreements between the Borrower and the Secured Creditors for further advances have been terminated. Grantor waives the operation of any applicable statute, law or regulation having a contrary effect.

ARTICLE III

WARRANTIES AND REPRESENTATIONS

For the consideration aforesaid and to protect the security of this Deed of Trust, Grantor hereby unconditionally warrants and represents to Beneficiary as follows:

3.1        Title to Mortgaged Property and Lien of this Instrument:    Grantor has good and record and marketable (or, if the State is Texas, Grantor has good and indefeasible) title in fee to the Land, Buildings and Fixtures and good title to the Personalty and Leases, in all cases free and clear of any Liens and claims of Liens except the Permitted Encumbrances. This Deed of Trust constitutes a valid lien and valid deed of trust, mortgage or deed to secure debt on the Grantor’s fee interests in the Land, the Buildings and the Fixtures, and a valid security agreement which creates a valid security interest in and to, and a valid assignment of, the Fixtures, Personalty, Leases and Rents, all in accordance with the terms hereof, in each case subject only to the Permitted Encumbrances.

3.2        Intentionally Omitted.

3.3        Intentionally Omitted.

3.4        Powers of Termination and Rights of Reverter:    With respect to any fee-owned Parcel of Mortgaged Property subject to a right of reverter or power of termination, no event has occurred or is threatened, or is likely to occur by virtue of the performance by Grantor of any of its Obligations under any of the Loan Documents, which would enable the beneficiary of such right or power to cause such reversion or termination.

3.5        Wetlands:    GRANTOR SHALL BE SOLELY RESPONSIBLE FOR AND AGREES TO INDEMNIFY TRUSTEE, BENEFICIARY AND EACH SECURED CREDITOR, PROTECT AND DEFEND WITH COUNSEL REASONABLY ACCEPTABLE TO BENEFICIARY, AND HOLD TRUSTEE, BENEFICIARY AND EACH SECURED CREDITOR HARMLESS FROM AND AGAINST ANY CLAIMS (INCLUDING WITHOUT LIMITATION THIRD PARTY CLAIMS FOR PERSONAL INJURY OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS) JUDGMENTS, DAMAGES, PUNITIVE DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENTS OF CLAIMS), INTEREST OR LOSSES, REASONABLE ATTORNEYS’ FEES (INCLUDING ANY FEES AND EXPENSES INCURRED IN ENFORCING THIS INDEMNITY), CONSULTANT FEES, AND EXPERT FEES THAT ARISE DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THE PRESENCE ON THE MORTGAGED PROPERTY OF WETLANDS, TIDELANDS OR SWAMP AND OVERFLOW LANDS, OR ANY BREACH OF THE FOREGOING REPRESENTATION AND WARRANTY. THE PROVISIONS OF THIS SECTION 3.5 SHALL SURVIVE THE TERMINATION AND RECONVEYANCE OF THIS DEED OF TRUST. THE FOREGOING INDEMNITY SHALL INCLUDE WITHOUT LIMITATION OF THE FOREGOING INDEMNITY, THE INDEMNITY OF EACH OF THE PARTIES

INDEMNIFIED HEREIN WITH RESPECT TO CLAIMS, DEMANDS, LOSSES, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES) LIABILITIES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) AND MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE, OR OTHERWISE) OF SUCH AND/OR ANY OTHER INDEMNIFIED PARTY OR FOR WHICH SUCH INDEMNIFIED PARTY MAY HAVE STRICT LIABILITY.

3.6        Intentionally Omitted.

3.7        Property Condition:    Except as otherwise disclosed to the Beneficiary in writing, and except as would not reasonably be expected to have a Material Adverse Effect (a) the Mortgaged Property is not part of a larger tract of Mortgaged Property owned by Grantor or any of its affiliates or any Guarantor, is not otherwise included under any unity of title or similar covenant with other Mortgaged Property not owned by Grantor, and constitutes a separate tax lot or lots with a separate tax assessment or assessments for the Mortgaged Property and Buildings, independent of those for any other property or improvements; (b) the Mortgaged Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property; (c) the Buildings comply with all Laws regarding access and facilities for handicapped or disabled persons; (d) Grantor has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Mortgaged Property, including those arising under any zoning or property use ordinance or other Laws; (e) all utility services necessary for the use of the Mortgaged Property and the Buildings and the operation thereof for their intended purpose are satisfactory for the current use of the Mortgaged Property; (f) except as otherwise provided for in the Loan Documents, the Grantor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Mortgaged Property; (g) the current and anticipated use of the Mortgaged Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Mortgaged Property without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Laws or regulation exists with respect thereto.

ARTICLE IV

AFFIRMATIVE COVENANTS

Grantor hereby unconditionally covenants and agrees with Beneficiary as follows:

4.1        Payment and Performance:    Grantor will satisfy and perform the Obligations, including the payment of any sums required thereby, in the manner required under this Deed of Trust, the Credit Agreement and the other Loan Documents.

4.2        Compliance with Laws:    Beneficiary and any other person or entity designated by Beneficiary, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon any of the Mortgaged Property during normal business hours or at any time in the event of an emergency (including without limitation in connection with any securitization, participation or transfer of any of the Loan Documents or in connection with the exercise of any remedies set forth in this Deed of Trust or the other Loan Documents) to assess any and all aspects of the environmental condition of any of the Mortgaged Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Beneficiary’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Grantor shall cooperate with and provide reasonable access to Beneficiary and any such person or entity designated by Beneficiary. If an Event of Default shall have occurred and be continuing, any such assessment and investigation shall be at Grantor’s sole cost and expense.

4.3        Lien Status:    Grantor will defend and protect the lien, security title and security interest status of this Deed of Trust subject only to the Permitted Encumbrances. If Grantor shall fail to satisfy its obligations under this Section 4.3, Beneficiary shall have the rights granted by Section 10.7 hereof to take such actions as Beneficiary deems necessary to defend and protect the lien, security title and security interest status of this Deed of Trust, subject as aforesaid. Grantor shall reimburse Beneficiary for any losses or Expenses incurred by Beneficiary if an interest in the Mortgaged Property, other than as permitted hereunder, is claimed by others.

4.4        Payment of Impositions and Other Amounts:

(a)        Grantor will duly pay and discharge, or cause to be paid and discharged, the Impositions before the earlier of (i) the day any fine, penalty, interest or late payment charge may be added thereto or imposed thereon or (ii) the day any Lien may be filed for the non-payment thereof; provided, however, that (1) Grantor may, if permitted by applicable Laws and in full compliance therewith, pay the Impositions in installments whether or not interest shall accrue on the unpaid balance of such Impositions, and (2) unless an Event of Default, or any material Default, has occurred and is continuing, Grantor shall not be required to pay and discharge or to cause to be paid and discharged any such Impositions so long as (u) the validity or amount thereof shall be contested diligently and in good faith by appropriate proceedings, (v) the Mortgaged Property shall then be in no danger of being sold, forfeited or lost pursuant to such contest, and (w) adequate reserves have been set aside by Grantor to pay the Impositions, and any fine, penalty, interest or cost that may be added thereto or imposed thereon, in accordance with GAAP, consistently applied by Grantor in connection therewith.

(b)        Notwithstanding the foregoing subsection (a), but subject to subsection (c) below, Grantor (i) shall pay all lawful claims and demands of mechanics, materialmen, laborers and others with respect to the Mortgaged Property before the earlier of the day any Lien or claim of Lien may be filed for the non-payment thereof, provided, such payment shall not be overdue for a period of more than thirty (30) days; and (ii) shall not create or suffer or permit any mechanic’s liens or claims of lien, materialmen’s liens or claims of lien, or other liens or claims for lien made by parties claiming to have provided labor or materials with respect to the Mortgaged Property (which liens and claims of lien are herein referred to as “Mechanic’s Liens”) to attach to or be filed against the Mortgaged Property, whether such Mechanic’s Liens are inferior or superior to the lien of this Deed of Trust, except to the extent permitted by subsection (c) below.

(c)        Notwithstanding the foregoing prohibition against Mechanic’s Liens against the Mortgaged Property, Grantor, or any party obligated to Grantor to do so, may in good faith and with reasonable diligence by appropriate proceedings contest the validity or amount of any Mechanic’s Lien and defer payment and discharge thereof during the pendency of such contest, provided: (i) that such contest shall have the effect of preventing the sale or forfeiture of the affected Parcels and any part thereof, or any interest therein, to satisfy any such Mechanic’s Lien; (ii) that, within twenty (20) days after Grantor has been notified of the filing of any Mechanic’s Lien, any affidavit claiming a Mechanic’s Lien or any notice of intention to file a Mechanic’s Lien, in each case in an amount in excess of $2,000,000, Grantor shall have notified Beneficiary in writing of Grantor’s intention to contest such Mechanic’s Lien or to cause such other party to contest such Mechanic’s Lien; (iii) that to the extent required by applicable Laws in connection with such contest, Grantor shall deposit with the court or other applicable Person such bonds or other security as is so required; and (iv) that adequate reserves have been set aside by Grantor, in accordance with GAAP, to pay in full such Mechanic’s Lien and all interest which may be due in connection therewith.

4.5        Repair:    Except as would not reasonably be expected to have a Material Adverse Effect, Grantor will maintain and preserve the Mortgaged Property in good working order, repair, operating condition and appearance, and will make all repairs, replacements, renewals, additions, betterments, improvements and alterations thereof and thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, which are necessary to keep same in such order and condition.

4.6        Insurance:    Grantor will maintain or cause to be maintained upon and relating to the Mortgaged Property policies of liability and casualty insurance in amounts and otherwise in accordance with Section 7.07 of the Credit Agreement and this Section 4.6.

(a)        If, and to the extent that, the Mortgaged Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards as defined in the Federal Flood Disaster Protection Act of 1973, as such act may from time to time be amended and in effect, or pursuant to any other national or state program of flood insurance, the Grantor shall carry flood insurance with respect to the Mortgaged Property in an amount not less than the maximum amount available under the Flood Disaster Protection Act of 1973 and the regulations issued pursuant thereto, as amended from time to time, in form complying with the “insurance purchase” requirement of that Act.

(b)        Each liability insurance policy required as set forth in Section 7.07 of the Credit Agreement shall name Beneficiary as an additional insured party with respect to the Mortgaged Property, and each casualty insurance policy shall name Beneficiary as a mortgagee and loss payee in a standard mortgagee endorsement, as its interest may appear, and shall provide by way of endorsements, riders or otherwise that (i) proceeds will be payable to Beneficiary as its interest may appear; (ii) Beneficiary will be loss payee for all proceeds payable if the proceeds payable are equal to or greater than $5,000,000 in amount on a per occurrence or claim basis; (iii) such insurance policy shall be renewed, if renewal is available, and shall not be canceled and further, shall not be endorsed, altered or reissued to effect a change in coverage in any manner materially adverse to the Beneficiary, for any reason and to any extent whatsoever unless such insurer shall have first given Beneficiary fifteen (15) days’ prior written notice thereof; (iv) such insurance policy shall not be impaired by any act or neglect of Grantor or any use of the Mortgaged Property for purposes more hazardous than are permitted by such policy; and (v) Beneficiary may, but shall not be obliged to, make premium payments to prevent any nonrenewal, cancellation, endorsement, alteration or reissuance and such payments shall be accepted by the insurer to prevent same.

(c)        Beneficiary shall be furnished with an original certificate of insurance and if requested by Beneficiary a certified copy of the original policy and satisfactory evidence of renewal thereof not less than fifteen (15) days prior to the expiration of the initial or each preceding renewal policy together with receipts or other evidence that the premiums thereon have been paid, with the original of each renewal policy or a certificate with a duplicate of such renewal policy to follow as soon as available or, in any such case, an appropriate broker’s certificate in respect thereto. In addition, Grantor will promptly comply with any and all requirements of any insurer of any portion of the Mortgaged Property and any and all rules and regulations of any insurance commission or board of fire underwriters having jurisdiction over the Mortgaged Property.

(d)        Without limiting any of the other provisions of this Section 4.6, all losses under, and the proceeds payable under, any policies of insurance that Grantor may elect to obtain, whether or not required hereunder, which insure, cover or relate to the Mortgaged Property, or any portion thereof, or any use or operation or business carried out thereon shall be payable to Beneficiary and, shall be applied in the same manner and to the same extent as provided herein with respect to any insurance required to be carried by Grantor under this Deed of Trust.

4.7        Restoration Following Casualty:    If any acts or occurrences of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, shall result in damage to or loss or destruction of the Mortgaged Property, and the reasonably estimated cost to repair such damage is in excess of $5,000,000, Grantor will give prompt notice thereof to Beneficiary. If (a) no

Event of Default shall have occurred and be continuing and (b) the Beneficiary will not incur any liability to any other person as a result of any use by Beneficiary or Grantor or release of insurance proceeds to Grantor, then Grantor will so certify to Beneficiary, and will certify that it will, and shall, within 90 days following reaching an agreement with the insurer under the casualty insurance policy relating thereto with regard to the disbursement of insurance proceeds commence and thereafter continue diligently to completion, to restore, repair, replace and rebuild such Mortgaged Property as nearly as possible to its condition and character immediately prior to such damage, loss or destruction with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by Grantor in its business judgment. If the conditions set forth in such certificate of Grantor are not in all material respects satisfied with respect to a casualty, or if Grantor fails to deliver such a certificate to Beneficiary within 180 days following the casualty, or if Grantor shall otherwise fail to restore, repair, replace or rebuild such Mortgaged Property as provided herein, the insurance proceeds related thereto shall be promptly paid to Beneficiary and applied to the outstanding balance of the Obligations.

4.8        Application of Proceeds:    Insurance proceeds to be used for repair or restoration work (“Restoration Work”), which proceeds are equal to or greater than $5,000,000 on a per occurrence or claim basis, initially shall be paid to Beneficiary, and Beneficiary may at Beneficiary’s option, either endorse such proceeds to Grantor or elect to control the disbursement of same by paying such proceeds to Grantor from time to time as the Restoration Work progresses, subject to the following conditions: (a) each request for payment by Grantor shall be made on at least ten (10) days prior notice to Beneficiary and shall be accompanied by a certificate by an officer of Grantor, stating that: (i) all of the Restoration Work done to date has been completed in substantial compliance with the plans and specifications, if any, therefor; and (ii) the sum requested is justly required to reimburse Grantor for payments by Grantor to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Restoration Work; (b) an Event of Default has not occurred and is not continuing since the hazard, casualty or contingency giving rise to payment of the insurance proceeds occurred; (c) in the case of the request for the final disbursement, such request is accompanied by a copy of any certificates of occupancy or other certificate if required by any Law to render occupancy of the damaged portion of the Mortgaged Property lawful; and (d) if, in Beneficiary’s reasonable judgment, the amount of such insurance proceeds will not be sufficient to complete the Restoration Work (which determination may be made prior to or from time to time during the performance of the Restoration Work), Grantor shall maintain adequate reserves in conformity with GAAP equal to an amount of money which when added to such insurance proceeds will be sufficient, in Beneficiary’s reasonable judgment, to complete the Restoration Work. Insurance proceeds to be used for Restoration Work, which proceeds are less than $5,000,000 on a per occurrence or claim basis, initially shall be paid to Grantor and shall be used by Grantor to perform such Restoration Work in accordance with its certificate delivered pursuant to Section 4.7. In the event Grantor elects to restore, repair, replace or rebuild the Mortgaged Property and subsequently fails to comply in any material respect with any of the conditions set forth herein to disbursement of insurance proceeds, any proceeds remaining to be disbursed, whether held by Grantor, Beneficiary or an insurance company, shall be paid to Beneficiary and, at its option, applied to the outstanding balance of the Obligations.

4.9        Intentionally Omitted.

4.10      Leases:

(a)        Grantor shall keep, observe and perform, or cause to be kept, observed and performed, using its “reasonable” commercial business judgment, all of the material terms, covenants, provisions and agreements imposed upon or assumed by Grantor under any Leases, now or hereafter in effect, including any amendments or supplements to such Leases covering any part of the Mortgaged Property that is affected by the terms, covenants, provisions and agreements imposed upon or assumed by Grantor in such Leases;

(b)        If Grantor shall, in any manner, fail to comply with subsection (a) above, Grantor agrees that upon the occurrence and during the continuance of an Event of Default, Beneficiary may (but shall not be obligated to) take, upon ten (10) days’ written notice to Grantor (or upon lesser notice, or without notice, if Beneficiary reasonably deems that the same is required to protect its interest in the Mortgaged Property), any action which Beneficiary shall reasonably deem necessary or desirable to keep, observe and perform or cause to be kept, observed or performed any such terms, covenants, provisions or agreements and to enter upon the Mortgaged Property and take all action thereon as may be necessary therefor, or to prevent or cure any default by Grantor in the performance of or compliance with any of Grantor’s covenants or obligations under said Leases. Beneficiary may rely on any notice of default received from any tenant unless, in connection with any such default or alleged default Grantor in good faith notifies Beneficiary of Grantor’s election to contest such default by appropriate procedures and diligently pursues such contest. Grantor shall promptly deliver to Beneficiary a copy of any notice relating to defaults received from any tenant that is a party, or the trustee, receiver or successor for or to a party, to any of said Leases. Beneficiary may expend such sums of money as are reasonable and necessary for any such purposes, and Grantor hereby agrees to pay to Beneficiary, immediately upon demand, all sums so expended by Beneficiary, together with interest thereon from the date of such payment at the Default Rate, and until so paid by Grantor, all sums so expended by Beneficiary and the interest thereon shall be added to the Obligations secured by the lien and legal operation and effect of this Deed of Trust; and

(c)        Grantor will not, without the prior written consent of the Beneficiary, amend, modify, terminate or cancel any of the Leases of any part of the Mortgaged Property except in accordance with Grantor’s customary business practices.

4.11      Intentionally Omitted.

4.12      Taxes:    Grantor shall pay, together with interest, fines, and penalties, if any, any documentary stamp, recording, transfer, mortgage, intangibles (including without limitation all recurring intangible taxes) or other taxes or fees whatsoever due under the Laws of the State in connection with the making, execution, delivery, filing of record, recordation, assignment, release, or discharge of any of the Loan Documents or in connection with any advances made thereunder. This obligation shall survive the repayment of the Obligations and shall continue for so long as Beneficiary could be assessed for such taxes or fees, or for penalties or interest with respect to such taxes or fees.

4.13        Collection Costs:    In the event a Default or an Event of Default has occurred, whether or not an action or other proceeding is subsequently commenced, as well as for any legal advice sought in response to or in connection with any request made by the Grantor for any review or approval by the Beneficiary, any forbearance, any modification or interpretation of the Loan Documents, or any estoppel statement (other than to the extent that certain types of fees or charges may be limited by statutory provisions, such as California Civil Code Section 2924c and 2924d), or in the event that this Deed of Trust is foreclosed, or in the event this Deed of Trust is put into the hands of an attorney for collection, suit, action or foreclosure, or in the event of the foreclosure of any mortgage prior to or subsequent to this Deed of Trust, in which proceeding Beneficiary is made a party, or in the event of the bankruptcy of the Grantor or the Borrower or any other Loan Party, or an assignment by the Grantor or the Borrower or any other Loan Party for the benefit of creditors, Grantor, its successors and assigns, shall be chargeable with and agrees to pay all costs of legal advice or counsel and of collection and defense, including an amount as attorneys’ fees not to exceed such amount as may be permitted by the Laws of the applicable State including reasonable actual attorneys’ fees for all appellate proceedings and post-judgment action involved therein, which shall be due and payable at once together with all required service or use taxes; the payment of which charges, fees and taxes together with all costs and expenses, shall be secured hereby, and may be recovered in any suit or action hereupon or hereunder.

4.14        Intentionally Omitted.

4.15        Intentionally Omitted.

4.16        Creation and Recordation of Additions and Betterments:    Grantor shall arrange for timely recording or filing, as required, of all documents having to do with additions to or betterments of any portion of the Mortgaged Property, and the covenants and agreements set forth in this Deed of Trust shall apply to all such additions and betterments.

4.17        Consents:    Grantor will obtain and maintain the consent or approval of any Person whose consent or approval is required to the granting of a Lien on any interest in the Mortgaged Property to the Beneficiary.

4.18        Intentionally Omitted.

4.19        Intentionally Omitted.

4.20        Proceeds of Sales of Assets:    Subject to Laws, all proceeds of any sale of all or any part of the Mortgaged Property shall be applied in accordance with the Credit Agreement.

4.21        Change of Name or Address:    Within ten (10) days following any change in Grantor’s name or address (as specified in the Loan Documents), Grantor shall give written notice of such change to Beneficiary, and shall promptly execute (and acknowledge, as necessary) all documents and agreements reasonably required by Beneficiary or the Secured

Creditors to confirm or maintain the security interests granted herein or in the other Loan Documents.

4.22        Environmental Assessment Reports:    The Grantor agrees, upon reasonable request of the Beneficiary, in the event Beneficiary has reason to believe that a change in the environmental condition of the Mortgaged Property has occurred, to provide the Beneficiary (at the Grantor’s expense) with a current environmental assessment report of the Mortgaged Property within a reasonable time after such request. Such assessment report shall be in a form satisfactory to the Beneficiary and from an environmental engineer or consultant reasonably satisfactory to the Beneficiary.

4.23        Transfer of License:    If Beneficiary acquires title to the Mortgaged Property, Grantor shall execute, deliver and file or use its best efforts to cause the tenant under the Lease of the Mortgaged Property to execute, deliver and file all documents and statements requested by Beneficiary to effect the transfer of the licenses and other governmental authorizations necessary for the continued use and operation of the Mortgaged Property, subject to any required approval of governmental regulatory authorities, and shall provide to Beneficiary all information and records required in connection therewith.

4.24        Operation of Mortgaged Property:    Grantor will comply with the requirements set forth in the Credit Agreement as to the operation of the Mortgaged Property.

ARTICLE V

NEGATIVE COVENANTS

Grantor hereby covenants and agrees with Beneficiary that, until all of the Obligations shall have been fully paid, performed, satisfied and discharged, all of the Commitments shall have been terminated in whole and the Facility Termination Date has occurred:

5.1        Use Violations:    Grantor will not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Mortgaged Property in any manner which would result in a violation of Section 4.2 above or make void, voidable or cancelable, or substantially increase the premium of, any insurance then in force with respect thereto.

5.2        Waste:    Grantor will not commit or permit any waste of the Mortgaged Property or permit any nuisance to be maintained thereon.

5.3        Transfer of Mortgaged Property; Partial Release:    Except as expressly permitted in Section 8.05 of the Credit Agreement, Grantor will not, without the prior written consent of Beneficiary in accordance with the Credit Agreement, permit any of the Mortgaged Property to be sold, transferred, conveyed, mortgaged, pledged, encumbered, disposed of, leased or removed at any time (any or all of the foregoing being referred to herein as a “Transfer”). If such Transfer is consented to by Beneficiary or is otherwise permitted pursuant to Section 8.05 of the Credit Agreement, then, upon compliance with the conditions imposed by Beneficiary and the Credit Agreement and upon at least ten (10) days’ prior notice to Beneficiary, Grantor shall have the right to obtain from the Trustee and the Beneficiary, as applicable, the release or reconveyance of such transferred portions of the Mortgaged Property. As a condition of any such release or reconveyance, (i) Grantor shall pay all trustees’ fees, recording fees, escrow fees, attorneys’ fees and other costs and expenses incurred by Beneficiary and/or Trustee in connection with any release or reconveyance given hereunder; and (ii) Grantor shall deliver to Beneficiary such evidence as Beneficiary reasonably requests that (A) such release or reconveyance of any portion of the Mortgaged Property can be done in compliance with all applicable subdivision and other Laws and regulations, and (B) Beneficiary’s and the Secured Creditors’ rights and remedies with respect to the remaining Mortgaged Property under the Loan Documents will not be impaired by such release or reconveyance.

5.4        Rights of Reverter and Powers of Termination:    With respect to any fee-owned Parcel of Mortgaged Property subject to a right of reverter or power of termination, and so long as such right or power is or may be enforceable, Grantor:

(a)        will not take or omit to take any action or change the use of such Parcel or otherwise so as to enable the beneficiary of such right or power to enforce or obtain the benefit of such reversion or termination; and

(b)        will not file for or otherwise initiate any proceedings to abandon such Parcel.

ARTICLE VI

DEFAULT AND FORECLOSURE

6.1        Remedies:    If an Event of Default shall have occurred, and all or any portion of the Obligations then remaining unpaid shall have been declared due and payable in accordance with the Loan Documents, then, without notice or demand, which are hereby expressly waived to the extent permitted under applicable Laws, the Trustee or Beneficiary, as applicable, may exercise any or all of the following rights, remedies and recourses:

(a)        Entry Upon Mortgaged Property:    Except to the extent prohibited by applicable Laws, enter upon all or any part of the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto. If Grantor remains in possession of all or any part of the Mortgaged Property after an Event of Default and without Beneficiary’s prior written consent thereto, Trustee or Beneficiary, as applicable, may invoke any and all legal remedies to dispossess Grantor, including without limitation one or more actions for forcible entry and detainer, trespass to try title and writ of restitution. Nothing contained in the foregoing sentence shall, however, be construed to impose any greater obligation or any prerequisites to acquiring possession of the Mortgaged Property after an Event of Default than would have existed in the absence of such sentence.

(b)        Operation of Mortgaged Property:

(i)        To the extent permitted by applicable Laws, by itself or by the appointment of a receiver in accordance with applicable Laws, hold, lease, manage, operate or otherwise use or permit the use of all or any portion of the Mortgaged Property, either by itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as Trustee or Beneficiary, as applicable, may deem to be prudent and reasonable under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Beneficiary shall reasonably deem necessary or desirable), and apply all Rents and other amounts collected by Trustee or Beneficiary in connection therewith in accordance with the provisions of Section 6.6 below.

(ii)       To the extent permitted by applicable Laws, as attorney-in-fact or agent of the Grantor, or in its own name as Beneficiary or by the appointment of a receiver in accordance with applicable Laws and under the powers herein granted, hold, operate, manage, and control all or any portion of the Mortgaged Property and conduct the business, if any, thereof, either personally or by its agents, and to exercise the powers described in Section 8.3 hereof. Such remedies may be exercised cumulatively and concurrently, and in this respect Beneficiary shall be entitled to avail itself of the benefits and rights stated in Section 6.3 below.

(c)        Foreclosure:    Institute a proceeding, judicial or otherwise, for the complete foreclosure of this Deed of Trust to the fullest extent permitted by applicable Laws; or (ii)

institute a proceeding or proceedings, judicial or otherwise, for the partial foreclosure of this Deed of Trust, as permitted by applicable Laws for the portion of the Obligations then due and payable, with this Deed of Trust then continuing unimpaired and without loss of priority so as to secure the balance of the Obligations.

(d)        Special State Provisions:

(i)        Alabama.    To the extent the Mortgaged Property is situated in the State of Alabama, the following provisions shall apply in addition to all other rights and remedies hereunder: Upon the occurrence of an Event of Default, the Beneficiary may, at its option, enter upon and take possession of the Mortgaged Property and after, or without, taking such possession of the same, sell the Mortgaged Property at public outcry, in front of the front or main courthouse door of the county wherein the Land is located, to the highest bidder for cash, either in person or by auctioneer, after first giving notice of the time, place, and terms of such sale, together with a description of the property to be sold, by publication once a week for three (3) successive weeks in a newspaper published in said county, and, upon the payment of the purchase money, the Beneficiary or any person conducting said sale for it is authorized and empowered to execute to the purchaser at said sale a deed to the real estate so purchased in the name and on behalf of Grantor, and the certificate of the holder of the mortgage indebtedness, appointing said auctioneer to make such sale, shall be prima facie evidence of his authority in the real estate, or the equity of redemption from this Deed of Trust may be foreclosed by suit in any court of competent jurisdiction as now provided by applicable Laws in the case of past due mortgages. The Beneficiary, or the then holder of the Obligations hereby secured, may bid at such sale and become the purchaser of the Mortgaged Property if the highest bidder therefor, all in accordance with Section 35-10-11, et seq., Code of Alabama 1975. The proceeds of any such sale shall be applied (A) to the expenses incurred in making the sale and in all prior efforts to effect collection of the indebtedness(es) secured hereby, including a reasonable attorney’s fee, or reasonable attorneys’ fees, as permitted by applicable Laws for such services as may be, or have been, necessary in any one or more of the foreclosure of this Deed of Trust, of the collection of said Obligations, and of the pursuit of any efforts theretofore directed to that end, including, but without limitation to, the defense of any proceedings instituted by the Grantor, or anyone liable for said indebtedness(es) or interested in the Mortgaged Property to prevent or delay, by any means, the exercise of said power of sale on the foreclosure of this Deed of Trust; (B) to the payment of whatever sum or sums Beneficiary may have paid out or become liable to pay, in carrying out the provisions of this Deed of Trust, together with interest thereon; (C) to the payment and satisfaction of the Obligations and interest thereon specifically referred to hereinabove to the day of sale and any other indebtedness secured by this Deed of Trust; and (D) the balance, if any, shall be paid over to Grantor, or Grantor’s successors or assigns, or persons legally entitled thereto. In any event, the purchaser under any foreclosure sale, as provided herein, shall be under no obligation to see to the proper application of the purchase money.

(ii)        Arizona.    To the extent the Mortgaged Property is situated in the State of Arizona, the following provisions shall apply in addition to all other rights and remedies hereunder:

(A)        If an Event of Default shall have occurred, without further notice, Beneficiary may declare all sums hereby to be immediately due and payable in full, and may accelerate all such indebtedness, and Beneficiary shall have the right to cause Trustee to sell the Mortgaged Property or any part thereof as set forth herein and as provided by Arizona Revised Statutes, Sections 33-807 et seq. To invoke the power of sale hereunder, Beneficiary or its agent shall execute a Statement of Breach or Nonperformance and deliver the same to Trustee. Trustee shall thereafter record and give notice of Trustee’s sale in the manner required by Arizona Revised Statutes, Section 33-808 and, after the lapse of such time as may then be required by law, Trustee shall sell the Mortgaged Property in the manner required by law at public auction at the time and place fixed by it in such notice to the highest bidder for cash in lawful money of the United States, payable at the time provided by applicable law or by a credit bid of Beneficiary. Trustee in its discretion may postpone or continue the sale from time to time and from place to place by giving notice of postponement or continuance by public declaration at the time and place last appointed for the sale. Trustee shall deliver to any purchaser its deed conveying the property so sold, but without any covenant or warranty, expressed or implied. Any person, including Grantor, Trustee or Beneficiary, may purchase the Mortgaged Property at such sale. The purchaser at the Trustee’s sale shall be entitled to immediate possession of the Mortgaged Property as against Grantor, Trustee or other persons in possession and shall have a right to the summary proceedings to obtain possession provided in Arizona Revised Statutes, Section 12-1271, together with costs and reasonable attorneys’ fees. Each provision of law relating to deeds of trust is and shall remain applicable to the respective rights and obligations of Grantor, Beneficiary and Trustee, and no term or provision hereof shall limit or restrict such rights or obligations. The omission of any express provision restating the applicable law herein shall not constitute or render the same inapplicable or waive the same. After deducting all costs, fees and expenses of Trustee and of this trust, including, without limitation, the cost of any environmental survey or study and the cost of evidence of title in connection with any Trustee’s sale and reasonable attorneys’ fees of Beneficiary and Trustee, Trustee shall apply the proceeds of sale to payment of all sums then secured hereby and all other sums due under the terms hereof, with accrued interest; and the remainder, if any, to the person or persons legally entitled thereto, or as provided in Arizona Revised Statutes, Section 33-812. To the fullest extent permitted by law, an action may be maintained by Beneficiary to recover a deficiency judgment for any balance due hereunder. In any action by Beneficiary to recover a deficiency judgment for any balance due under the Notes upon the foreclosure of this Deed of

Trust or in any action to recover the Obligations secured hereby, and as a material inducement to making the loan evidenced by the Notes, Grantor acknowledges and agrees that the successful bid amount made at any judicial or non-judicial foreclosure sale, if any, shall be conclusively deemed to constitute the fair market value of the Mortgaged Property, that such bid amount shall be binding against Grantor in any proceeding seeking to determine or contest the fair market value of the Mortgaged Property and that such bid amount shall be the preferred alternative means of determining and establishing the fair market value of the Mortgaged Property. Grantor hereby waives and relinquishes any right to have the fair market value of the Mortgaged Property determined by a judge or jury in any action seeking a deficiency judgment or any action on the Obligations secured hereby, including, without limitation, a hearing to determine fair market value pursuant to Arizona Revised Statutes, Sections 12-1566, 33-814, 33-725 and 33-727. In lieu of sale pursuant to the power of sale conferred hereby, this Deed of Trust may be foreclosed in the same manner provided by law for the foreclosure of mortgages on real property. In any such judicial foreclosure, Beneficiary shall recover its reasonable attorneys’ fees together with all costs and expenses, including without limitation, all court costs, experts’ fees, cost of evidence of title and cost of any environmental survey or study. Beneficiary shall have all rights and remedies available to it hereunder and at law or in equity, and all remedies shall be cumulative and may be pursued concurrently or consecutively to the extent permitted by law.

(B)        If an Event of Default shall have occurred Beneficiary may at any time, without notice, either by person, agent or a receiver to be appointed by a court, and without regard to the adequacy of any security for the Obligations or the solvency of the Grantor, enter upon, take possession of and manage the Mortgaged Property or any part thereof, in his own name sue for or otherwise collect Rents, including that past due and unpaid, and apply the same to costs and expenses of operation and collection including receiver’s fees and reasonable attorneys’ fees of Beneficiary and Trustee and upon any Obligation, in such order as Beneficiary may determine. The entering upon and taking possession of the Mortgaged Property, the collection of such Rents, and the application thereof as aforesaid, shall not cure or waive any default or notice of Trustee’s sale hereunder or invalidate any act done pursuant to such notice. Beneficiary expressly shall have all rights provided for in Arizona Revised Statutes, Section 33-702B and Arizona Revised Statutes, Section 33-807 or such similar provisions as may be enacted hereafter.

(C)        If an Event of Default shall occurred, Grantor agrees that a receiver may be appointed upon the application of Beneficiary to take charge of the Mortgaged Property and to do such things as shall be authorized by the court, and that all costs and expenses of the receiver or of the receivership, less any income derived from the Mortgaged Property collected by such receiver, together with such receiver’s own compensation, shall be secured by this Deed of Trust. Beneficiary’s right to a receiver shall be absolute and unconditional once a Default exists, and such receiver may be obtained in an action to appoint such receiver, in any judicial foreclosure, any suit for specific performance or in any other lawsuit to enforce this Deed of Trust in any manner. Notwithstanding the foregoing, Grantor agrees that Beneficiary shall have the absolute and unconditional right to the appointment of a receiver in any independent and/or separate action brought by Beneficiary regardless of whether Beneficiary seeks any relief in such action other than the appointment of a receiver. In that respect, Grantor waives any express or implied requirement under common law or Arizona Revised Statutes, Sections 12-1241 or 33-702 that a receiver may be appointed only ancillary to other judicial or non-judicial relief.

(D)        At any time or from time to time, without liability therefore and without notice, upon written request of Beneficiary, without affecting the personal liability of any person for payment of the Obligations secured hereby, Trustee may reconvey without warranty any part of the Mortgaged Property, consent to the making of any map or plat thereof, join in granting any easement thereon or in any extension agreement or agreement subordinating the lien or charge hereof. Such actions shall not affect the priority of this Deed of Trust over any other Encumbrance unless expressly so intended and stated in writing. Time is of the essence hereof. Acceptance of payment of money after its due date shall not constitute any waiver under this Deed of Trust, the Notes or Beneficiary’s right to require prompt payment of all other sums when due. No extension of time for payment or renewal of Obligations or the release from any personal liability of any person directly or contingently liable for any indebtedness secured hereby shall affect the lien or priority of this Deed of Trust. The taking by Beneficiary of any other collateral for the Obligations shall in no way affect or impair the lien or priority of the Deed of Trust and Beneficiary may resort for the payment of the Obligations in such order and manner as Beneficiary may determine. Any forbearance by Beneficiary in exercising any remedy or right hereunder shall not be a waiver of or preclude the subsequent exercise of any such remedy or right. Grantor hereby waives trial by jury in any litigation arising out of or in any way related to or connected with the loan secured hereby or this Deed of Trust to the fullest extent permitted by applicable law.

(E)        The term “Beneficiary” shall include the Agent, acting on behalf of the owners and holders of the Notes and other Obligations secured hereby whether or not named as Beneficiary herein. The term “Grantor” shall mean all persons named as Grantor herein, whether one or more, and Grantor’s obligations shall be joint and several. “Trustee” shall include all successor trustees. Any Grantor that has signed this Deed of Trust as a surety or accommodation party or that has subjected its property to this Deed of Trust to secure the debt of another expressly waives the benefits of Arizona Revised Statutes, Sections 12-1641, 12-1642, 12-1643 and 44-142 and Arizona Rules of Civil Procedure, Rule 17(f) or such similar provisions as may be enacted or adopted hereafter.

(F)        Trustee accepts this Deed of Trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee may, but is not obligated to, notify any party hereto of any pending sale under any other Deed of Trust or of any action or proceeding in which Grantor, Beneficiary or Trustee shall be a party, unless brought by Trustee. Beneficiary may appoint a successor or Trustee in the manner prescribed by law. Grantor and Beneficiary authorize Trustee, in the event any demand or notice is made or tendered to it concerning this Deed of Trust or the Mortgaged Property, to hold any money and documents and to withhold action or performance until an action shall be brought in a court of competent jurisdiction to determine the rights asserted or the propriety of the demand, notice or action requested and Trustee shall be without liability or responsibility for awaiting such court action. A successor Trustee herein shall, without conveyance from the predecessor Trustee, succeed to all its predecessor’s title, estate, rights, powers and duties. Trustee may resign at any time by mailing or delivering notice thereof to Beneficiary and Grantor and, having so resigned, shall be relieved of all further liability and responsibility to Grantor, Beneficiary or otherwise hereunder. Trustee shall not be liable for any action taken in its discretion and in good faith or upon advice of counsel or upon any information supplied or direction given by Beneficiary.

(G)        This Deed of Trust, together with the Notes, other Loan Documents, and any other contract, instrument or agreement executed by Grantor and/or Beneficiary which now or at any time secures the Obligations, constitutes the entire understanding of the parties, each of whom has been, or has had the opportunity to be, represented by counsel of each party’s choosing, and have been bargained for and are negotiated agreements that set forth the entire agreement with respect to the terms thereof, and there are no oral or written statements, representations, agreements or understandings which modify, amend or vary, or purport to modify, amend or vary any of the terms of such documents.

(H)        Notwithstanding any provision hereof to the contrary, the parties intend that this document constitute security for the payment and performance of the Obligations as provided elsewhere herein, and shall be a “deed of trust” as defined in Arizona Revised Statutes, Section 33-801. If despite that intention a court of competent jurisdiction shall determine that this document does not qualify as a “trust deed” or “deed of trust” within the meaning and purview of Chapter 6.1, Title 33, Arizona Revised Statutes, then, ab initio, this instrument shall be deemed a realty mortgage under Arizona Revised Statutes, Section 33-702, and shall be enforceable as such, the Grantor shall be deemed a “mortgagor”, the Beneficiary shall be deemed a “mortgagee”, the Trustee shall have no capacity but shall be disregarded and all references to the “Trustee” herein shall be deemed to refer to the “mortgagee” to the extent not consistent with interpreting this instrument as though it were a realty mortgage. As a realty mortgage, Grantor as mortgagor shall be deemed to have conveyed the Mortgaged Property ab initio to the Beneficiary as mortgagee, such conveyance as a security to be void upon condition that Grantor pay and perform all its Obligations.

(I)         Any person or legal entity appointed as the trustee or the successor trustee of this Deed of Trust shall satisfy the qualifications set forth in Arizona Revised Statutes, Section 33-803. Any appointment of a successor trustee by the Beneficiary shall be in accordance with Arizona Revised Statutes, Section 33-804.

(iii)      California.    To the extent the Mortgaged Property is situated in the State of California, the following provisions shall apply in addition to all other rights and remedies hereunder:

(A)        Beneficiary may elect to cause the Mortgaged Property or any part thereof to be sold under the power of sale herein granted in any manner permitted by applicable law. In connection with any sale or sales hereunder, Beneficiary may elect to treat any of the Mortgaged Property which consists of a right in action or which is property that can be severed from the real property covered hereby or any improvements thereon without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with applicable law, separate and apart from the sale of real property. Any sale of any personal property hereunder shall be conducted in any manner permitted by Section 9601 of Division 9 of the California Uniform Commercial Code (“CUCC”), or any other applicable section of the CUCC. Where the Mortgaged Property consists of real and personal property or fixtures, whether or not such personal property is located on or within the real property, Beneficiary may elect in its discretion to exercise its rights and remedies against any or all of the real property, personal property, and fixtures in such order and manner as is now or hereafter permitted by applicable law.

(B)        Without limiting the generality of the foregoing, Beneficiary may, in its sole and absolute discretion and without regard to the adequacy of its security, elect to proceed against any or all of the real property, personal property and fixtures in any manner permitted under Section 9604(a) of the CUCC; and if the Beneficiary elects to proceed in the manner permitted under Section 9604(a)(1)(B) of the CUCC, the power of sale herein granted shall be exercisable with respect to all or any of the real property, personal property and fixtures covered hereby, as designated by Beneficiary, and the Trustee is hereby authorized and empowered to conduct any such sale of any real property, personal property and fixtures in accordance with the procedures applicable to real property.

(C)        Where the Mortgaged Property consists of real property and personal property, any reinstatement of any Obligations secured hereby, following default and an election by the Beneficiary to accelerate the maturity of said Obligation, which is made by Grantor or any other person or entity permitted to exercise the right of reinstatement under Section 2924c of the California Civil Code or any successor statute, shall, in accordance with the terms of Section 9604(a)(3)(C) of the CUCC, not prohibit the Beneficiary from conducting a sale or other disposition of any personal property or fixtures or from otherwise proceeding against or continuing to proceed against any personal property or fixtures in any manner permitted by the CUCC; nor shall any such reinstatement invalidate, rescind or otherwise affect any sale, disposition or other proceeding held, conducted or instituted with respect to any personal property or fixtures prior to such reinstatement or pending at the time of such reinstatement. Any sums paid to Beneficiary in effecting any reinstatement pursuant to Section 2924c of the California Civil Code shall be applied to the Obligations and to the Beneficiary’s and Trustee’s reasonable costs and expenses in the manner required by Section 2924c.

(D)        Should Beneficiary elect to sell any portion of the Mortgaged Property which is real property or which is personal property or fixtures that Beneficiary has elected under Section 9604(a)(1)(B) of the CUCC to sell together with real property in accordance with the laws governing a sale of real property, Beneficiary or Trustee shall give such notice of default and election to sell as may then be required by law. Thereafter, upon the expiration of such time and the giving of such notice of sale as may then be required by law, and without the necessity of any demand on Grantor, Trustee, at the time and place specified in the notice of sale, shall sell said real property or part thereof at public auction to the highest bidder for cash in lawful money of the United States (or cash equivalents acceptable to Trustee to the extent permitted by applicable law), payable at the time of sale. Trustee may, and upon request of Beneficiary shall, from time to time, postpone any sale hereunder by public announcement thereof at the time and place noticed therefor.

(E)        If the Mortgaged Property consists of several lots, parcels or items of property, Beneficiary may: (i) designate the order in which such lots, parcels or items shall be offered for sale or sold, or (ii) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales, or in any other manner Beneficiary deems in its best interest. Any person, including Grantor, Trustee or Beneficiary, may purchase at any sale hereunder, and Beneficiary shall have the right to purchase at any sale hereunder by crediting upon the bid price the amount of all or any part of the Obligations hereby secured. Should Beneficiary desire that more than one sale or other disposition of the Mortgaged Property be conducted, Beneficiary may, at its option, cause the same to be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Beneficiary may deem to be in its best interests, and no such sale shall terminate or otherwise affect the lien of this Deed of Trust on any part of the Mortgaged Property not sold until all of the Obligations secured hereby have been fully paid. In the event Beneficiary elects to dispose of the Mortgaged Property through more than one sale, Grantor agrees to pay the costs and expenses of each such sale and of any judicial proceedings wherein the same may be made, including reasonable compensation to Trustee and Beneficiary, their agents and counsel, and to pay all expenses, liabilities and advances made or incurred by Trustee in connection with such sale or sales, together with interest on all such advances made by Trustee at the Default Rate.

(F)        Upon any sale hereunder, Trustee shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be let into immediate possession; and the recitals in any such deed or deeds of facts, such as default, the giving of notice of default and notice of sale, and other facts affecting the regularity or validity of such sale or disposition, shall be conclusive proof of the truth of such facts and any such deed or deeds shall be conclusive against all persons as to such facts recited therein.

(G)        Each Lease of a real property interest in the Land or the Improvements, or any part thereof, entered into after the date hereof (collectively the “Real Property Leases”), shall make provision for the attornment of the lessee thereunder to any person succeeding to the interest of Grantor as the result of any foreclosure or conveyance in lieu of foreclosure hereunder, said provision to be in form and substance approved by Beneficiary. Without limiting the foregoing entered into by Beneficiary and subject to any non-disturbance agreement entered into by Beneficiary, at any time prior to the consummation of any foreclosure sale under this Deed of Trust or within thirty (30) days following any foreclosure sale, Beneficiary (if prior to or at the consummation of the foreclosure sale) or the purchaser at the foreclosure sale (if after the foreclosure sale) may elect, by written notice to any one or more lessees of the Mortgaged Property or by announcement at the foreclosure sale, to declare that the Real Property Lease of such lessee(s) shall be prior and superior to the lien of this Deed of Trust and to recognize the right of any such lessee(s) to continue to occupy their leased premises following foreclosure of this Deed of Trust strictly in accordance with the terms of the applicable lease(s) (excluding the effect of any amendment or modification to any such Real Property Lease which has not been approved by Beneficiary in writing), but only upon and subject to the condition that such lessee(s) shall not be in default under the applicable Real Property Lease(s) and shall attorn to Beneficiary or such purchaser, as applicable, in which event such Real Property Lease(s) shall survive such foreclosure sale and shall be and remain in full force and effect; provided that nothing herein shall be construed to require Beneficiary or such purchaser to elect to recognize any Real Property Lease or lessee, nor shall Beneficiary or such purchaser, by reason of making any election to recognize any Real Property Lease or lessee, assume any liability or responsibility to the lessee to cure any default of the prior landlord thereunder or to perform any obligation of the prior landlord under the applicable Real Property Lease which accrued or was otherwise required to be performed prior to the acquisition of fee title to the Mortgaged Property by Beneficiary or such purchaser upon foreclosure of this Deed of Trust. In the absence of either an election by Beneficiary to declare a Real Property Lease to be prior and superior to this Deed of Trust, or the execution by Beneficiary of a subordination and nondisturbance agreement with respect to a Real Property Lease, such Real Property Lease shall, if entered into or materially amended after the recordation of this Deed of Trust, be junior and subordinate to the lien of this Deed of Trust and shall terminate effective as of the date of any foreclosure sale hereunder.

(iv)        Georgia.    To the extent that the Mortgaged Property is situated in the State of Georgia, the following provisions shall apply in addition to all other rights and remedies hereunder: Such foreclosure proceedings shall include, without limitation, non-judicial foreclosure pursuant to a private power of sale in accordance with Official Code of Georgia § 44-14-160 et seq., as amended, modified and/or superseded from time to time, in accordance with the following: upon the occurrence of an Event of Default, the Beneficiary shall have the right to sell the Mortgaged Property situated in the State of Georgia or any part of the Mortgaged Property situated in the State of Georgia at public sale or sales before the door of the courthouse of the county in which such Mortgaged Property or any part of such Mortgaged Property is situated, to the highest bidder for cash, in order to pay the Obligations secured hereby and accrued interest thereon and insurance premiums, liens, assessments, taxes and charges, including utility charges, if any, with accrued interest thereon, and all expenses of the sale and of all proceedings in connection therewith, including reasonable attorneys’ fees, if incurred, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff’s sales are advertised in said county. At any such public sale, the Beneficiary may execute and deliver to the purchaser a conveyance of the Mortgaged Property or any part of such Mortgaged Property in fee simple, with full warranties of title (or without warranties if the Beneficiary shall so elect) and to this end, Grantor hereby constitutes and appoints the Beneficiary the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title, interest, equity and equity of redemption that Grantor may have in and to such Mortgaged Property and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable, are granted as cumulative of the other remedies provided hereby or by law for collection of the Obligations secured hereby and shall not be exhausted by one experience thereof but may be exercised until full payment of all Obligations secured hereby. In the event of any such foreclosure sale by Beneficiary, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of Laws applicable to tenants holding over. In addition to and cumulative of the remedies provided in this subsection (d)(iv), the Beneficiary may foreclose or cause to be foreclosed the lien, security title and security interest of this instrument, in whole or in part, through judicial foreclosure or in any other manner as may at any time be authorized under the Laws of the State of Georgia. Beneficiary may adjourn from time to time any sale by it to be made under or by virtue of this Deed of Trust by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any provision of applicable Laws, Beneficiary, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned. Upon the completion of any sale or sales made by Beneficiary under or by virtue of this subsection (d)(iv), Beneficiary, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Beneficiary is hereby irrevocably appointed the true and lawful attorney of Grantor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Beneficiary may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Grantor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any such sale or sales made under or by virtue of this subsection (d)(iv), whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Grantor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Grantor. Upon any sale made under or by virtue of this subsection (d)(iv) (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale) Beneficiary may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Obligations the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect in any manner or to any extent, the lien and title of this Deed of Trust upon the Mortgaged Property or any part thereof, or any liens, titles, rights, powers and remedies of Beneficiary hereunder, but such liens, titles, rights, powers and remedies of Beneficiary shall continue unimpaired as before. Grantor agrees to the fullest extent permitted by applicable Laws, that upon the occurrence of an Event of Default, neither Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead, exemption or redemption Laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust, or the absolute sale of the Mortgaged Property, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Grantor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully so do, the benefit of all such Laws, and any and all right to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the lien or title hereof. Beneficiary, at its option, is authorized to foreclose this Deed of Trust subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Grantor, a defense to any proceedings instituted by Beneficiary to collect the sums secured hereby.

(v)        Illinois.    To the extent the Mortgaged Property is situated in the State of Illinois, the following provisions shall apply. In addition to all other rights and remedies hereunder:

(A)        The Beneficiary shall have the benefit of all of the provisions of the Illinois Mortgage Foreclosure Law, 735 ILCS 5/15-1101 et seq. (1994) (the “Act”), including all amendments thereto which may become effective from time to time after the date hereof. In the event any provision of the Act which is specifically referred to herein may be repealed, Beneficiary shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference.

(B)        Wherever provision is made in the Deed of Trust for insurance policies to bear mortgage clauses or other loss payable clauses or endorsements in favor of the Beneficiary, or to confer authority upon the Beneficiary to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of the Beneficiary shall continue in the Beneficiary as judgment creditor or mortgagee until confirmation of sale.

(C)        (a) All advances, disbursements and expenditures made or incurred by the Beneficiary before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by this Deed of Trust or by the Act (collectively, the “Protective Advances”), shall have the benefit of all applicable provisions of the Act, including those provisions of the Act hereinbelow referred to:

all advances by the Beneficiary in accordance with the terms of the Deed of Trust to: (1) preserve, maintain, repair, restore or rebuild the improvements upon the Mortgaged Property; (2) preserve the lien of the Deed of Trust or the priority thereof; or (3) enforce the Deed of Trust, as referred to in Subsection (b)(5) of Section 15-1302 of the Act.

(vi)       Minnesota.    To the extent the Mortgaged Property is situated in the State of Minnesota, the following provisions shall apply in addition to all other rights and remedies hereunder:

(A)        Upon the occurrence of an Event of Default, the Beneficiary may (and is hereby authorized and empowered to) foreclose this Deed of Trust by action or advertisement, pursuant to the statutes of the State of Minnesota in such case made and provided, power being expressly granted to sell the Mortgaged Property at public auction and convey the same to the purchaser in fee simple and, out of the proceeds arising from such sale, to pay all Obligations with interest, and all legal costs and charges of such foreclosure and the maximum attorneys’ fees permitted by law, which costs, charges and fees the Grantor agrees to pay.

(B)        Upon the occurrence of any Event of Default, the Beneficiary may, in addition to all other rights in the Deed of Trust, at its option, at any time:

(1)        in the name, place and stead of the Grantor and without becoming a mortgagee in possession (a) enter upon, manage and operate the Mortgaged Property or retain the services of one or more independent contractors to manage and operate all or any part of the Mortgaged Property; (b) make, enforce, modify and accept surrender of the Leases; (c) obtain or evict tenants, collect, sue for, fix or modify the Rents and enforce all rights of the Grantor under the Leases; and (d) perform any and all other acts that may be necessary or proper to protect the security of this Deed of Trust;

(2)        without regard to waste, adequacy of the security or solvency of the Grantor, apply for, and the Grantor hereby consents to, the appointment of a receiver of the Mortgaged Property, whether or not foreclosure proceedings have been commenced, and whether or not a foreclosure sale has occurred. The receiver shall have authority to make Leases for terms which extend beyond the receivership; and

(3)        with or without exercising the rights set forth above, give or require the Grantor to give notice to any or all tenants under the Leases authorizing and directing them to pay all Rents under the Leases directly to the Beneficiary.

(C)        The exercise of any of the foregoing rights or remedies and the application of the Rents pursuant to this Section, shall not cure or waive any Event of Default (or notice of default) or invalidate any act done pursuant to such notice.

(D)        Future Advances.

(1)        To the extent that this Deed of Trust secures future advances other than the advances evidenced by the Notes, the amount of such advances is not currently known. The acceptance of this Deed of Trust by the Beneficiary, however, constitutes an acknowledgment that the Beneficiary is aware of the provisions of Minnesota Statutes § 287.05, Subd. 5, and intends to comply with the requirements contained therein.

(2)        The maximum principal amount of indebtedness secured by this Deed of Trust at any one time shall be $5,000,000.00 plus amounts exempt from or not subject to mortgage registry tax (“MRT”) and amounts on which MRT has been paid.

(3)        The representations contained in this Section are made solely for the benefit of county recording authorities in determining MRT payable as a prerequisite to the recording of this Deed of Trust. The Grantor acknowledges that such representations do not constitute or imply an agreement by the Beneficiary to make any future advances to Grantor.

(E)        Anything in the Deed of Trust to the contrary notwithstanding, all Rents collected by the Beneficiary or the receiver each month shall be applied as follows:

(1)        to payment of all reasonable fees of the receiver approved by the court;

(2)        to payment of all tenant security deposits then owing to tenants under any of the Leases pursuant to the provisions of Minn. Stat. §504B.178;

(3)        to payment of all prior or current real estate taxes and special assessments with respect to the Mortgaged Property, or if this Deed of Trust or any other instrument relating to the Obligations requires periodic escrow payments for such taxes and assessments, to the escrow payments then due;

(4)        to payment of all premiums then due for the insurance required with respect to the Mortgaged Property, or if this Deed of Trust or any other instrument relating to the Obligations requires periodic escrow payments for such premiums, to the escrow payments then due;

(5)        to payment of expenses incurred for normal maintenance of the Mortgaged Property;

(6)        if received prior to any foreclosure sale of the Mortgaged Property pursuant to this Deed of Trust, to the Beneficiary for payment of the Obligations, but no such payment made after acceleration of the indebtedness secured hereby shall affect such acceleration;

(7)        if received during or with respect to the period of redemption after a foreclosure sale of the Mortgaged Property pursuant to this Deed of Trust:

(a)        if the purchaser at the foreclosure sale is not the Beneficiary, first to the Beneficiary to the extent of any deficiency of the sale proceeds to repay the indebtedness secured hereby, second to the purchaser as a credit to the redemption price, but if the Mortgaged Property is not redeemed, then to the purchaser of the Mortgaged Property;

(b)        if the purchaser at the foreclosure sale is the Beneficiary, to the Beneficiary to the extent of any deficiency of the sale proceeds to repay the indebtedness secured hereby and the balance to be retained by the Beneficiary as a credit to the redemption price, but if the Mortgaged Property is not redeemed, then to the Beneficiary, whether or not any such deficiency exists.

(F)        The rights and powers of the Beneficiary and receivers under this Deed of Trust and the application of rents under this Section shall continue until expiration of the redemption period from any foreclosure sale, whether or not any deficiency remains after a foreclosure sale.

(G)        Grantor represents and warrants that as of the date of this Deed of Trust, the Mortgaged Property is not in agricultural use as defined in Minn. Stat. § 40A.02, Subd. 3 and is not used for agricultural purposes.

(vii)       North Carolina.    To the extent the Mortgaged Property is situated in the State of North Carolina, the following provisions shall apply in addition to all other rights and remedies hereunder:

(A)        Power of Sale.    The Trustee is hereby granted a POWER OF SALE and may sell the Mortgaged Property (together with the Leases, Rents and Personalty related thereto), or such part or parts thereof or interests therein as the Trustee or Beneficiary, as the case may be, may select after first having given such notice of hearing as to commencement of foreclosure proceedings and obtained such findings or leave of court as then may be required by applicable Laws and then having given such notice and advertised the time and place of such sale in such manner as then may be provided by applicable Laws, and upon such sale and any resale and upon compliance with the Laws then relating to foreclosure proceedings, to convey title to the purchaser.

(B)        Proceeds of Sale.    Following a foreclosure sale, the Trustee shall deliver to the purchaser the Trustee’s deed (and bill of sale as to any personalty) conveying that portion of the Mortgaged Property so sold without any covenant or warranty, expressed or implied. The recitals in the Trustee’s deed shall be prima facie evidence of the statements made therein. The Trustee shall apply the proceeds of such sale in the following order: (a) to all costs and expenses of the sale, including but not limited to, reasonable Trustee’s fees of not more than one percent (1%) of the gross sales price and costs of title evidence; (b) to all sums secured by this Deed of Trust; and (c) the excess, if any, to the Person or Persons legally entitled thereto.

(C)        Trustee’s Fees.    If a foreclosure proceeding is commenced by the Trustee but terminated prior to its completion, the Trustee’s fees will be reasonable based on standard hourly rates actually incurred.

(viii)    Pennsylvania.    To the extent the Mortgaged Property is situated in the Commonwealth of Pennsylvania, the following provisions shall apply. In addition to all other rights and remedies hereunder:

(A)        Beneficiary may (1) institute and maintain an action of mortgage foreclosure against any or all of the Mortgaged Property, (2) institute and maintain an action on the Loan Documents, (3) sell any of the Mortgaged Property, or (4) take such other action at law or in equity for the enforcement of any Loan Document as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for (1) all sums due herein or under any Loan Document, together with interest on such sums as provided herein, all costs of suit and reasonable attorneys’ fees, or, at Beneficiary’s option (2) all amounts due under the Loan Documents without acceleration, together with interest as provided herein, all costs of suit and reasonable attorneys’ fees. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment by the Sheriff or otherwise.

(B)        Beneficiary may, without releasing Grantor from any obligation under any Loan Document or under any Lease or waiving any Event of Default: (i) collect (or, continue to collect) any or all of the Rents, including any Rents past due and unpaid, (ii) perform any obligation or exercise any right or remedy of Grantor under any Lease, or (iii) enforce any obligation of any tenant of any of the Mortgaged Property. Beneficiary shall not be obligated to do any of the foregoing, even if Beneficiary may have performed any obligation or exercised any remedy of landlord or have enforced any obligation of a tenant. Beneficiary may exercise any right under this paragraph whether or not Beneficiary shall have entered into possession of any of the Mortgaged Property; and nothing herein contained shall be construed as constituting Beneficiary a “mortgagee in possession,” unless Beneficiary shall have entered into and shall remain in actual possession of the Mortgaged Property. Grantor hereby authorizes and instructs each and every present and future tenant of any of the Mortgaged Property to perform all obligations (in addition to the payment of Rents) of that tenant for the direct benefit of Beneficiary, as if Beneficiary were the landlord under the Lease with that tenant, immediately upon receipt of a demand by Beneficiary to perform such obligations. No tenant shall have any responsibility to ascertain whether such demand is permitted hereunder or whether an Event of Default shall have occurred; Grantor hereby waives any right, claim or demand it may now or hereafter have against any such tenant by reason of such performance of obligations for the benefit of Beneficiary; and any such performance for the benefit of Beneficiary shall discharge the obligations of the tenant to make such performance for the benefit of Grantor. Grantor shall indemnify Beneficiary and hold Beneficiary harmless from any and all liability under any Lease and from any and all claims and demands which may be asserted against Beneficiary by reason of any alleged obligations to perform any provision of any Lease.

(C)        Beneficiary may, without releasing Grantor from any obligation under any Loan Document or under any Lease or waiving any Event of Default, enter upon and take possession of any of the Mortgaged Property, with or without legal action and by force if necessary, or have a receiver appointed without proof of depreciation or inadequacy of the value of the Mortgaged Property or other security, proof of the insolvency of Grantor or proof of fraud or waste. Beneficiary or said receiver may manage and operate any of the Mortgaged Property; make, cancel, enforce or modify Leases or any other contract relating to the operation or management of any of the Mortgaged Property; obtain and evict tenants; establish or change the amount of any Rents; make additions, repairs, improvements and/or alterations to any of the Mortgaged Property; and perform any other acts which Beneficiary deems proper to protect the security of this Deed of Trust. Any Lease or other contract made by Beneficiary shall survive the cure of any Event of Default or payment of the Obligations, except to the extent that such Lease or contract provides otherwise. Beneficiary may apply the Rents received by Beneficiary to the payment of any or all of the following, in such order and amounts as Beneficiary, in its sole discretion, may elect: all costs and expenses, whenever and by whomever incurred, of operation, alteration and management of the Mortgaged Property and of collection of the Rents (including attorneys’ fees, administration expenses, management fees and brokers’ commissions), liens on any of the Mortgaged Property, Impositions, claims, insurance premiums, other carrying charges, invoices of persons who have supplied goods or services to or for the benefit of any of the Mortgaged Property, costs and expenses of maintenance, repair, restoration, alteration or improvement of any of the Mortgaged Property, or the Obligations. Beneficiary may, in its sole discretion, determine the method by which, and extent to which, the Rents will be collected and obligations of tenants and other contract parties enforced; and Beneficiary may waive or fail to enforce any right or remedy of the landlord under a Lease or of Grantor or Beneficiary under any other contract. Beneficiary shall not be accountable for any Rents or other sums it does not actually receive. Grantor hereby appoints Beneficiary as its attorney-in-fact to perform all acts which Grantor is required or permitted to perform under any and all Leases.

(D)        Beneficiary may disaffirm and cancel any Lease which is subordinate to this Mortgage at any time before the expiration of sixty days after Beneficiary acquires the legal title to the Mortgaged Property by any transfer pursuant to the exercise of a remedy hereunder or otherwise, even though Beneficiary shall have enforced such Lease, collected Rents thereunder or taken any action that might be deemed by law to constitute an affirmance of the Lease. Such disaffirmance shall be made by notice addressed to the tenant at the Mortgaged Property or, at Beneficiary’s option, such other address of the tenant as may be provided in that tenant’s Lease.

(E)        Beneficiary may take possession of any of the Mortgaged Property and may sell such property pursuant to the provisions of the applicable Uniform Commercial Code and exercise such other rights and remedies with respect to such property as may be provided to a secured party by said Code. Grantor shall, if Beneficiary so requests, assemble any such property and make it available to Beneficiary at a place or places designated by Beneficiary.

(ix)        Tennessee.    To the extent the Mortgaged Property is situated in the State of Tennessee, the following provisions shall apply in addition to all other rights and remedies hereunder: Upon the occurrence of an Event of Default and at the request of Beneficiary, Trustee, or his successor or substitute, after publishing notice of the time and place of sale at least three (3) different times in some newspaper published in a county in which the Mortgaged Property is located, the first of which publications shall be at least twenty (20) days prior to said sale, shall proceed to sell the Mortgaged Property, at public auction for cash. Any sale made by Trustee hereunder may be as an entirety or in such parcels as Beneficiary may request. To the extent permitted by applicable Laws, any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by applicable Laws. The sale by Trustee of less than the whole of the Mortgaged Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property shall be sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property shall be less than the aggregate of the indebtedness secured hereby and the expense of executing this trust as provided herein, this Deed of Trust and the lien hereof shall remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made; provided, however, that Grantor shall never have any right to require the sale of less than the whole of the Mortgaged Property but Beneficiary shall have the right, at its sole election, to request Trustee to sell less than the whole of the Mortgaged Property. Trustee may, after any request or direction by Beneficiary, sell not only the real property but also the Personalty and other interests which are a part of the Mortgaged Property, or any part thereof, as a unit and as a part of a single sale, or may sell any part of the Mortgaged Property separately from the remainder of the Mortgaged Property. It shall not be necessary for Trustee to have taken possession of any part of the Mortgaged Property or to have present or to exhibit at any sale any of the Personalty. If the Mortgaged Property is located in two or more counties, it may all be sold in one of the counties if Trustee so elects. Otherwise, the sale shall occur in the county in which the Mortgaged Property is located unless Trustee, in his reasonable discretion, elects to conduct the sale elsewhere. The sale shall be held at such location in the county as the foreclosure notice may specify. The power of sale granted herein shall not be exhausted by any sale held hereunder by Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as Beneficiary may deem necessary until all of the Mortgaged Property has been duly sold and all of the Obligations have been fully paid, performed and satisfied. In the event any sale hereunder is not completed or is defective in the opinion of Beneficiary, such sale shall not exhaust the power of sale hereunder and Beneficiary shall have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds or other conveyances given by Trustee or any successor or substitute appointed hereunder as to nonpayment of the Obligations or as to the occurrence of any Default, or as to Beneficiary’s having declared all of said Obligations to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to the refusal, failure or inability to act as Trustee or any substitute or successor trustee, or as to the appointment of any substitute or successor trustee, or as to any other act or thing having been duly done by Beneficiary or by such Trustee, substitute or successor, shall be taken as prima facie evidence of the truth of the facts so stated and recited. Trustee is hereby released from all obligations imposed by statute which can be waived, including any requirement of qualification or bond. It is agreed that Beneficiary, in the event of any sale of the Mortgaged Property, may bid and buy as any third person might, but Beneficiary shall not be required to present cash at the sale except to the extent, if any, by which Beneficiary’s bid exceeds the amount of the Obligations, including all expenses of collection and sale provided for herein. Trustee may delegate, in his sole discretion, any authority possessed under this Deed of Trust, including the authority to conduct a foreclosure sale. Without limiting the foregoing, Trustee may retain a professional auctioneer to preside over the bidding, and the customary charge for the auctioneer’s services shall be paid from sale proceeds as an expense of sale. If prior to or at any foreclosure sale a third party represents to the Trustee in writing that such party holds the next junior lien to this Deed of Trust (whether by judgment lien, junior deed of trust, or otherwise), the Trustee may disburse surplus proceeds to such third party in an amount not to exceed the amount of lien alleged by the third party in its written statement to the Trustee. A foreclosure sale may be adjourned by Trustee and may be reset at a later time and/or date by announcement at the time and place of the originally advertised sale and without any further publication. The foreclosure sale of the Mortgaged Property shall be conducted for cash to be tendered upon the conclusion of the bidding; provided, however, (i) Trustee may accept a check issued or certified by a local bank as consideration for the sale and (ii) if, in his sole discretion, Trustee announces before or after bidding that, upon the failure of the high bidder to complete the sale for cash within one (1) hour, the Mortgaged Property may be sold to the second highest bidder, and if the high bidder should subsequently fail to complete the purchase within that time, then Trustee may, at his option, close the sale of the Mortgaged Property to the second highest bidder. Beneficiary or Trustee may, after default, advise third parties of the amount (or estimated amount) of principal, interest and expenses that will be outstanding as of the date of any foreclosure sale and may share any other available information regarding the Mortgaged Property. Following the occurrence of an Event of Default hereunder, any “release” provision included herein or in any other document whereby Beneficiary agreed to release all or part of the Mortgaged Property upon the payment of less than all of the Obligations shall become void and Beneficiary shall no longer be obligated to release any of the Mortgaged Property until all of the Obligations have been paid, performed and satisfied in full. Grantor agrees that Grantor will not bid at any sale hereunder and will not allow others to bid on Grantor’s behalf unless, at the time of sale, Grantor has cash sufficient to pay at the sale the amount of his bid.

(x)        Texas.    To the extent the Mortgaged Property is situated in the State of Texas, the following provisions shall apply in addition to all other rights and remedies hereunder: Such foreclosure proceedings shall include without limitation non-judicial foreclosure pursuant to a power of private sale in accordance with Section 51.002 of the Texas Property Code, as amended, supplemented and/or superseded from time to time, in accordance with the following: upon the occurrence of an Event of Default, it shall thereupon, or at any time thereafter, be the duty of the Trustee, at the request of Beneficiary (which request is hereby conclusively presumed), to enforce this Deed of Trust by selling, in one or more sales as Trustee may elect, the Mortgaged Property situated in the State of Texas and then subject to the lien hereof; and after advertising the time, place and terms of the sale of the Mortgaged Property then subject to the lien hereof, and mailing and filing notices as required by Section 51.002 of the Texas Property Code, as then amended, supplemented and/or superseded, and otherwise complying with said statute, the Trustee shall sell the Mortgaged Property then subject to the lien hereof, at public auction in accordance with such notices on the first Tuesday in any month between the hours of 10:00 a.m. and 4:00 p.m. to the highest bidder for cash in lawful money of the United States, selling all of the Mortgaged Property as an entirety or in such parcels as the Trustee may elect, and make due conveyance to the purchaser or purchasers, with general warranty binding Grantor, its successors and assigns. The Beneficiary may, at its option, accomplish all or any of the aforesaid in such manner as permitted or required by Section 51.002, Property Code of the State of Texas relating to the sale of real estate or by Chapter 9 of the Texas Business and Commerce Code relating to the sale of collateral after default by a debtor (as said section and chapter now exist or may be hereinafter amended or succeeded), or by any other present or subsequent articles or enactments relating to same. In the event of a foreclosure of the Mortgaged Property, the Grantor expressly acknowledges and agrees that the fair market value of the Mortgaged Property shall be deemed to be the value determined by an appraisal obtained by the Beneficiary prior to or on such foreclosure date. The Grantor expressly waives any right or remedy set forth in Section 51.003, Property Code of the State of Texas with respect to such fair market value. The recitals in the conveyance to the purchaser or purchasers of the Mortgaged Property shall be full and conclusive evidence of the truth of the matter therein stated, and all prerequisites to such sale shall be presumed to have been performed and such sale and conveyance shall be conclusive against Grantor, its successors and assigns. Said sale shall forever be a bar against the Grantor, its successors and assigns, and all other persons claiming under the Grantor. This Deed of Trust shall be effective as a mortgage as well as a deed of trust and upon the occurrence of an Event of Default may be foreclosed as to any of the Mortgaged Property in any manner permitted by applicable Laws. To the extent, if any, required to cause this Instrument to be so effective as a mortgage, as well as a deed of trust, Grantor hereby mortgages the Mortgaged Property to Trustee and Beneficiary. In addition to and cumulative of the remedies provided in this subsection (d)(x), the Beneficiary may foreclose or cause to be foreclosed the lien and security interest of this Deed of Trust, in whole or in part, through judicial foreclosure or in any other manner as may at any time be authorized under the Laws of the State of Texas. Beneficiary shall have the right to bid for the Mortgaged Property situated in Texas and to become the purchaser at any sale made pursuant to this subsection (d)(x), if it is the highest bidder therefor, and in lieu of paying cash therefor may make settlement for the purchase price by crediting against the Obligations the amount of the bid made, after deducting therefrom the expenses of the sale, the cost of any enforcement proceeding hereunder and any other sums which Trustee or Beneficiary is authorized to deduct under the terms hereof, to the extent necessary to satisfy such bid. If foreclosure is commenced by the Trustee, the Beneficiary may at any time before the sale direct the Trustee to abandon the sale, and may at any time or times thereafter direct the Trustee to again commence foreclosure; or, irrespective of whether foreclosure is commenced by the Trustee, the Beneficiary may at any time after an Event of Default institute suit for foreclosure of the lien of this Deed of Trust. If Beneficiary should institute suit for foreclosure of the lien of this Deed of Trust, Beneficiary may at any time before the entry of final judgment dismiss the same, and require the Trustee to sell all or any part of the Mortgaged Property situated in Texas in accordance with the provisions of this Deed of Trust. No single sale or series of sales by the Trustee or by any substitute or successor Trustee under this Deed of Trust and no judicial foreclosure shall extinguish the lien or exhaust the power of sale under this Deed of Trust except with respect to the items of property sold, but such lien and power shall exist for so long as, and may be exercised in any manner provided by law or as provided in this Deed of Trust as often as the circumstances require to give Beneficiary full relief hereunder. Grantor agrees for itself and its trustees, receivers, successors and assigns that if any of them shall hold possession of the Mortgaged Property or any part thereof subsequent to foreclosure of the lien hereof, Grantor, or the parties so holding possession, shall become and be considered as tenants at will of the purchaser or purchasers at such foreclosure sale or sales; and any such tenant failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to such purchaser or purchasers for rental on said premises, and shall be subject to eviction and removal, forcible or otherwise, with or without process of law, all damages which may be sustained by any such tenant as a result thereof being hereby expressly waived.

No remedy herein conferred upon or reserved to the Beneficiary is intended to be exclusive of any other remedy, but every remedy herein provided shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity, or by statute; and every power and remedy given by this Deed of Trust to the Beneficiary may be exercised from time to time and as often as may be deemed expedient. No delay or omission by the Beneficiary to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any default or an acquiescence therein. In case the Beneficiary shall have proceeded to enforce any right under this Deed of Trust by foreclosure, entry or otherwise, and such proceeding shall have been discontinued or abandoned because of waiver or for any other reason, or shall have been determined adversely, then, and in such and every case, the Grantor and the Beneficiary shall severally and respectively be restored to their former positions and rights hereunder in respect of the Mortgaged Property, and all rights, remedies and powers of the Beneficiary shall continue as though no such proceedings had been taken.

(e)        Sale:    To the extent permitted by applicable Laws, sell or offer for sale the Mortgaged Property, in such portions, order and parcels as Trustee or Beneficiary, as the case may be, may determine, with or without having first taken possession of same, to the highest bidder for cash in lawful money of the United States at public auction in accordance with applicable Laws, or the UCC, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Deed of Trust shall continue as a lien and security interest on the remaining portion of the Mortgaged Property. Trustee or Beneficiary, as the case may be, may postpone any sale by public announcement at the time and place noticed for the sale. If the Mortgaged Property consists of several lots, Parcels or items of property, Trustee or Beneficiary, as the case may be, may, in its sole discretion and to the extent permitted by applicable Laws: (i) designate the order in which such lots, parcels or items shall be offered for sale or sales, or (ii) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales or in any other manner Trustee or Beneficiary, as the case may be, deems in its best interest. Should Trustee or Beneficiary, as the case may be, desire that more than one sale or other disposition of the Mortgaged Property or any portion thereof be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Trustee or Beneficiary, as the case may be, may deem to be in its best interests, no such sale shall terminate or otherwise affect the lien and security interest of this Deed of Trust on any part of the Mortgaged Property not sold until all the Obligations have been fully satisfied and all Commitments of the Lenders under the Credit Agreement have been fully terminated, and the Facility Termination Date has occurred. Grantor shall pay the Expenses of any sale of the Mortgaged Property, whether one or more, and of any judicial proceedings wherein the same may be made, including reasonable compensation to Trustee and Beneficiary, their agents and counsel, and shall pay all expenses, liabilities and advances made or incurred by Trustee or Beneficiary, as the case may be, in connection with such sale or sales, together with interest on all such advances made by Trustee or Beneficiary, as the case may be, at the Default Rate. Upon any sale hereunder, Trustee or Beneficiary, as the case may be, shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be let into immediate possession; and the recitals in any such deed or deeds of facts, such as default, the giving of notice of default and notice of sale, and other facts affecting the regularity or validity of such sale or disposition, shall be conclusive proof of the truth of such facts; and any such deed or deeds shall be conclusive against all persons as to such facts recited therein.

(f)        Trustee or Receiver:    Prior to, upon or at any time after, commencement of foreclosure of the lien, security title and security interest provided for herein or any legal proceedings pursuant hereto, make application to a court of competent jurisdiction for appointment of a receiver of the Mortgaged Property. Such application may be made as a matter of strict right and without notice to Grantor (unless notice is required by applicable Laws and such right of notice may not be waived) or regard to the adequacy of the Mortgaged Property or insolvency of the Borrower, the Grantor or any other Loan Party or any person who may be legally or equitably liable to pay the Obligations and without giving bond to Grantor (unless bond is required by applicable Laws and such right of bond may not be waived), and Grantor does hereby irrevocably consent to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property all upon such terms as may be approved by the court, and shall apply the Rents in accordance with the provisions of this Deed of Trust.

(g)        Separate Sales:    To the extent permitted by applicable Laws, the Mortgaged Property may be sold in one or more Parcels and in such manner and order as Trustee and Beneficiary, as applicable, in their sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

(h)        Other:    Exercise any and all other rights, remedies and recourses granted under the Loan Documents or now or hereafter existing in equity or at law, by virtue of statute or otherwise, including, without limitation, the right, in the Deed of Trust States, to bring an action in any court of competent jurisdiction to foreclose this instrument as a realty mortgage or enforce any of the terms hereof.

(i)        Remedies Cumulative, Concurrent and Nonexclusive:    Trustee and Beneficiary shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including specifically those granted by the UCC in effect and applicable to the Mortgaged Property) and, except as limited by applicable Laws, the same (a) shall be cumulative and concurrent; (b) may be pursued separately, successively or concurrently against Grantor the Borrower and/or any of the other Loan Parties or against all or any portion of the Mortgaged Property, at the sole discretion of Trustee or Beneficiary, as the case may be; (c) may be exercised as often as occasion therefor shall arise, it being agreed by Grantor that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (d) are intended to be, and shall be nonexclusive.

(j)        Collection of Costs and Expenses:    The Trustee and the Beneficiary shall be entitled to receive all costs and expenses of the sale or repossession of the Mortgaged Property including the Trustee’s fees and reasonable attorneys’ fees or receivers reasonable fee or commission, if any, title and abstracting charges, reasonable attorneys’ fees and a reasonable auctioneer’s fees, and all other costs and expenses incurred in exercising its remedies hereunder.

6.2        No Conditions Precedent to Exercise of Remedies: Neither Grantor nor any of the other Loan Parties shall be relieved of any obligation it has under the Loan Documents by reason of (i) the release, regardless of consideration, of any of the Mortgaged Property or any other collateral held pursuant to the Loan Documents or the addition of any other property to the Mortgaged Property or any other such collateral; (ii) any agreement or stipulation between any subsequent owner of all or any portion of the Mortgaged Property and Beneficiary extending, renewing, rearranging or in any other way modifying the terms of the Loan Documents without first having obtained the consent of, given notice to or paid any consideration to the Grantor or any of the other Loan Parties, and in such event the Grantor shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Beneficiary; or (iii) any other acts or occurrence, save and except the full payment and performance of all of the Obligations, and the termination of the Commitments of the Lenders under the Credit Agreement and the occurrence of the Facility Termination Date.

6.3        Release of and Resort to Collateral:    To the fullest extent permitted by applicable Laws, Beneficiary may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their stature as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, to the fullest extent permitted by applicable Laws, Beneficiary may resort to any other security therefor held by Trustee in such order and manner as Beneficiary may elect, and such resort may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both.

6.4        Waivers:    To the extent not prohibited by applicable Laws, Grantor hereby irrevocably and unconditionally WAIVES and RELEASES (a) all benefits that might accrue to Grantor by virtue of any present or future law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, homestead exemption, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) except as otherwise provided in the Loan Documents, all notices of any demand, presentment, Event of Default, intent to accelerate or acceleration or the election by Trustee or Beneficiary, as applicable, to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; (c) any right to a marshalling of assets or a sale in inverse order of alienation; (d) any restrictions or conditions upon the exercise by the Trustee or the Beneficiary, as applicable, of the remedies set forth in Section 6.1; (e) in Illinois, any equity of redemption, statutory right of redemption and all other rights and exemptions of every kind; (f) in Tennessee and Texas, the exemption of homestead; and (g) in Tennessee, the equity and statutory rights of redemption. The Grantor expressly waives and relinquishes any right or remedy that it may have or be able to assert by reason of the provisions of Chapter 34 of the Business and Commerce Code of the State of Texas pertaining to the rights and remedies of sureties. The Grantor waives any right or remedy which Grantor may have or be able to assert pursuant to (i) the rights or remedies set forth in North Carolina Gen. Stat. § 26.7, et seq. and (ii) the provisions of North Carolina Gen. Stat. § 45-45.1. Furthermore, Grantor, for itself and for all persons now or hereafter claiming through or under it or who may at any time hereafter become holders of liens junior to the lien of this Deed of Trust, hereby expressly waives and releases all rights to direct the order in which any of the Mortgaged Property shall be sold in the event of any sale or sales pursuant hereto and to have any of the Mortgaged Property and/or any other property now or hereafter constituting security for any of the Obligations marshaled upon any foreclosure of this Deed of Trust or upon the foreclosure or exercise of remedies with respect to any other security for any of the Obligations.

6.5       Discontinuance of Proceedings:    To the extent permitted by applicable Laws, in case Trustee or Beneficiary, as the case may be, shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Trustee or Beneficiary, as the case may be, shall have the unqualified right so to do and, in such an event, the Grantor, the Borrower, the other Loan Parties, Trustee and Beneficiary shall be restored to their former positions with respect to the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Trustee and Beneficiary shall continue as if same had never been invoked.

6.6       Application of Proceeds:

(a)        To the extent permitted by applicable Laws, all proceeds received from the sale or other dispositions of the Mortgaged Property, including but not limited to, the Rents and other income generated by the holding, leasing, operating or other use of the Mortgaged Property, pursuant to Article 6 of this Deed of Trust shall be applied by the Trustee and/or Beneficiary (or the receiver, if one is appointed), as applicable, to the extent that funds are so available therefrom, in accordance with the following priorities:

First:    to the costs and expenses of the sale or possession of the Mortgaged Property including the Trustee’s or receiver’s reasonable fee or commission, if any, title and abstracting charges, reasonable attorneys’ fees and a reasonable auctioneer’s fee if such expense has been incurred; and

Second:    to the payment and satisfaction of the Obligations, including without limitation any obligation relating to indemnification for environmental liabilities or obligations, in accordance with the provisions set forth in Section 9.03 of the Credit Agreement.

(b)        If the Trustee and/or Beneficiary shall be ordered, in connection with any bankruptcy, insolvency or reorganization of the Grantor or any other Loan Party, to restore or repay to or for the account of the Grantor or any other Loan Party or any of their creditors any amount theretofore received under this Section 6.6, the amount for such restoration or repayment shall be deemed to be an Obligation so as to place the Trustee and/or Beneficiary in the position they would have been in had such amount never been received by any party hereto.

6.7       Cooperation:    If an Event of Default shall occur, Grantor will use its best efforts to cooperate with Trustee and Beneficiary and promptly do all things reasonably required of it toward obtaining all necessary authority and permission from any governmental authority or otherwise to accomplish any disposition, abandonment or change in use of the Mortgaged Property (or any portion thereof) as Trustee or Beneficiary, as the case may be, may request in connection with the exercise of its rights and powers hereunder and under the other Loan Documents. Without limiting the generality of the foregoing, following an Event of Default and reasonable advance notice to Grantor, Grantor agrees to relocate operations located on the

Mortgaged Property to accommodate the disposition, abandonment, change in use or foreclosure by Trustee or Beneficiary, as the case may be, of any portion thereof, provided that such relocation does not materially violate any Laws applicable to Grantor or the Mortgaged Property.

ARTICLE VII

CONDEMNATION

7.1        General:    Promptly following the date on which an executive officer of Grantor obtains knowledge of the institution or the threatened institution of any proceeding for the condemnation of all or any material portion of the Mortgaged Property, Grantor shall notify Trustee and Beneficiary of such fact. Grantor shall then, unless Beneficiary waives this requirement, file or defend its claim in respect of such proceeding and prosecute same with due diligence to its final disposition. Grantor may be the nominal party in such proceeding but Beneficiary shall be entitled to participate in same and to be represented therein by counsel of its own choice, and Grantor will deliver or cause to be delivered to Beneficiary such instruments as may be reasonably requested by it from time to time to permit such participation. All proceeds received from any such condemnation proceeding shall be paid to Beneficiary and applied to reduce the outstanding balance of the Obligations.

7.2        Rebuilding, Restoration and Repair:    If (a) no Event of Default shall have occurred and be continuing, (b) only a portion of the Mortgaged Property is taken, (c) Grantor elects to rebuild, restore or repair the remaining portion of the Mortgaged Property, and (d) the Beneficiary will not incur any liability to any other person as a result of such use or release of condemnation proceeds, then Grantor will so certify to Beneficiary, and will certify that it will and shall continue diligently to completion to restore, repair, replace and rebuild such Mortgaged Property as nearly as possible to its condition and character immediately prior to such condemnation (taking into account the portion of the property condemned), with such alterations, modifications and/or betterments reasonably deemed necessary or desirable by Grantor in its business judgment. Grantor shall thereafter commence the rebuilding, restoration or repair within a reasonable time period after the date of the disbursement of the award or settlement, and complete same within a reasonable time thereafter. In the event each of the conditions set forth above in the first sentence of this Section are satisfied except that the cost of rebuilding, restoration or repair is in excess of $5,000,000, the above provisions shall apply except that the proceeds shall initially be paid to Beneficiary and Beneficiary may at Beneficiary’s option, either endorse such proceeds to Grantor or control the disbursement of same in accordance with Section 4.8 (with all references to insurance proceeds being revised to be condemnation proceeds). Upon completion of such rebuilding, restoration and repair in accordance with the preceding provisions, Grantor may apply such amount or settlement to the costs of such rebuilding, restoration or repair. If (i) there is a total condemnation of the Mortgaged Property, or (ii) if Grantor elects not to rebuild, restore or repair as specified above, or (iii) the requirements set forth above for rebuilding, restoration or repair after a partial condemnation are not complied with in all material respects, then Grantor shall pay to Beneficiary such award or settlement to be applied to reduce the outstanding balance of the Obligations. At all times during which an Event of Default shall have occurred and be continuing, Beneficiary shall be entitled to receive direct and immediate payment of the proceeds of such condemnation and Grantor shall take all action as the Beneficiary may reasonably request to accomplish such payment. In the event Grantor shall receive any such proceeds during the occurrence and continuance of an Event of Default, Grantor shall immediately deliver the proceeds to Beneficiary for the benefit of the Secured Creditors and pending such delivery, shall hold such proceeds in trust for the benefit of the Secured Creditors and keep the same segregated from its other funds.

7.3        California Provisions:    Grantor hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under California Code of Civil Procedure Section 1265.225(a), which provide for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import, to the extent that any of such rights might be inconsistent in any respect with the agreements of the parties set forth herein with respect to the occurrence of any condemnation or eminent domain affecting any portion of the Mortgaged Property or the right of any party to receive any proceeds thereof.

ARTICLE VIII

SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS

8.1        Assignment:    (a) Grantor agrees that the indebtedness and obligations secured by this Deed of Trust are further secured by security interests in all fixtures, equipment, and other property covered by the UCC, if any, which are used upon, in, or about the Mortgaged Property (or any part) or which are used by Grantor or any other person in connection with the Mortgaged Property. Grantor grants to Beneficiary a valid and effectual security interest in all such personal property, together with all replacements, additions, and proceeds. Grantor agrees that all property of every nature and description covered by the lien and charge of this Deed of Trust together with all such property and interests covered by this security interest are encumbered as a unit, and upon a default by Grantor, all of the Mortgaged Property, at Beneficiary’s option, may be foreclosed upon or sold in the same or different proceedings or at the same or different time, subject to the provisions of applicable law. The filing of any financing statement relating to any such property or rights or interests will not be construed to diminish or alter any of Beneficiary’s rights or priorities under this Deed of Trust. This Deed of Trust constitutes a financing statement and, to the extent required under A.R.S. § 47-9501(A)(1)(b) because portions of the Property may constitute fixtures, this Deed of Trust is to be filed in the office where a mortgage for the Land would be recorded. Beneficiary also will be entitled to proceed against all or portions of the Mortgaged Property in accordance with the rights and remedies available under A.R.S. § 47-9604(A).

(b)        Subject to the terms and conditions hereinafter set forth, Grantor as debtor does hereby irrevocably transfer, assign and deliver unto Beneficiary as secured party for its benefit and the ratable benefit of the Secured Creditors, as security for the payment and performance of the Obligations, and grant a security interest in, all of the right, title and interest of Grantor in and to all of the following (collectively, the “Collateral”) to the extent not validly made part of the real property encumbered by this Deed of Trust as provided in the definition of Personalty above:

(a)	The Leases;

(b)	The Rents;

(c)	The Fixtures; and

(d)	The Personalty.

This assignment of rentals and any other assignments required by the provisions hereof shall terminate and become null and void upon release of this Deed of Trust.

The Grantor authorizes Beneficiary to file, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as required by applicable Laws or as Beneficiary may, from time to time, consider reasonably necessary to create, perfect and preserve Beneficiary’s security interest herein granted, and Grantor will (or Beneficiary at its option may) cause such statements and assurances to be recorded and filed at such times and places as may be required or permitted by applicable Laws to so create, perfect and preserve such security interest. Grantor authorizes Beneficiary to file one or more financing statements, without the signature of Grantor, covering the Collateral.

Trustee and Beneficiary shall have, and Grantor grants to Trustee and Beneficiary, all the rights, remedies and recourses with respect to the Personalty, Fixtures, Leases and Rents afforded a secured party by the aforesaid UCC in addition to, and not in limitation of, the other rights, remedies and recourses afforded by the Loan Documents and at law.

This Deed of Trust shall be effective as a Financing Statement filed as a fixture filing from the date of its filing for record covering the Fixtures and Personalty and is to be filed for record in the real estate records of each county where any part of the Mortgaged Property (including Fixtures) is situated. The record owner of the real property described in Exhibit A is Grantor. The addresses of Grantor, as Debtor, and Beneficiary, as Secured Party, are as set forth herein. The above described goods are or are to become fixtures related to the Land and Improvements of which the Grantor is record title owner or lessee. This Deed of Trust shall also be effective as a financing statement covering the Collateral and may be filed in any other appropriate filing or recording office.

This instrument covers goods that are or are to become fixtures on the Land described herein. This instrument shall be deemed to be a fixture filing and financing statement and for such purpose the following information is set forth:

(1)	Name and Address of Debtor: as set forth on page 2 hereof.

(2)	Name and Address of Secured Party: as set forth on page 2 hereof.

(3)	The mailing address of the Grantor/Debtor is the address of Grantor set forth on page 2 hereof.

(4)	The mailing address of the Beneficiary/Secured Party is set forth on page 2 hereof.

(5)	Description of the types (or items) of property covered by this financing statement: as set forth in Section 1.1 and this Section 8.1.

(6)	Description of real estate to which collateral is attached or upon which it is located: as set forth on Exhibit “A”.

(7)

A carbon, photographic or other reproduction of this Deed of Trust or of any financing statement relating to this Deed of Trust shall be sufficient as a financing statement for any of the purposes referred to herein. Grantor is an organization that is a corporation organized under the Laws of the State of Delaware. Grantor’s organization identification number is 3067111.

(8)	The record owner of the real estate to which the Collateral is attached or upon which it is located is Grantor.

8.2        Collection of Rents: Grantor absolutely, presently, unconditionally and irrevocably assigns to Beneficiary, with or without taking possession of the Land or the Buildings, the Rents, and hereby authorizes and empowers Beneficiary to collect the Rents as the same shall become due, and does hereby irrevocably direct each and all of the lessees, sublessees, licensees, or other occupants of the Mortgaged Property to pay to Beneficiary, upon demand by Beneficiary, the Rents, provided that prior to the occurrence of an Event of Default and so long as no Event of Default is continuing, Grantor shall have a license to collect and receive all Rents, which license shall be terminable in the sole and absolute discretion of Beneficiary, without regard to the adequacy of its security and without notice to or demand on Grantor, upon the occurrence of any Event of Default. Upon the termination of Grantor’s license to collect the Rents, Grantor shall immediately turn over or cause to be turned over to Beneficiary, or its agent or designee, promptly upon receipt or collection, all Rents previously paid to Grantor or any managing or collection agent of Grantor and not theretofore expended for the Mortgaged Property, as well as all Rents which are collected or received by Grantor or any managing or collection agent of Grantor after the termination of Grantor’s license to collect the Rents. Any such Rents not turned over to Beneficiary as required hereby shall be deemed to be held by Grantor in trust for Beneficiary. The foregoing assignment shall not impose upon Beneficiary any duty to produce Rents from the Mortgaged Property, and shall not cause Beneficiary to be a “mortgagee-in-possession” for any purpose. Without limiting the application of the provisions of real property law to the aforesaid assignment of the Rents to Beneficiary, Beneficiary is hereby expressly granted a first priority security interest in all of such items included as Rents for which perfection of a lien or charge thereon may be governed by the provisions of Article 9/Division 9 of the UCC. Without limiting any other provisions of this Deed of Trust, Beneficiary shall be entitled to enforce this assignment of Rents and to exercise all rights and remedies in accordance with any applicable provisions of law, including without limitation Section 2938 of the California Civil Code.

8.3        Beneficiary’s Powers of Attorney:    Grantor does hereby irrevocably constitute and appoint Beneficiary, while this Deed of Trust remains in force and effect and an Event of Default shall have occurred and is continuing, its true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, delegation and revocation, for Grantor and in its name, place and stead, to enter and take possession of the Mortgaged Property after an Event of Default by actual physical possession without the commencement of any action to foreclose this Deed of Trust or to exercise any power of sale Beneficiary may have hereunder and to do and perform any or all of the following actions, as fully as Grantor could do if personally present, hereby ratifying and confirming all that Beneficiary, as attorney or its substitute, shall lawfully do or cause to be done by virtue hereof:

(a)        to enter into subordination and non-disturbance agreements with respect to any Leases or with any of the tenants or lessees under any of the Leases;

(b)        to demand, collect, sue for, attach, levy, recover, receive, compromise and adjust, and make, execute and deliver receipts, releases, discharges or other instruments for all Rents, issues, and other amounts that may hereafter become due, owing or payable with respect to the Mortgaged Property or any part thereof from any present or future tenants, lessees, sublessees, licensees or other occupants thereof;

(c)        to institute, prosecute to completion, or compromise and settle, all summary proceedings, actions for rent or for removing any and all tenants, lessees, sublessees, licensees or other occupants of the Mortgaged Property or any part or parts thereof;

(d)        to enforce or enjoin or restrain the violation of any of the terms, provisions and conditions of any of the Leases;

(e)        to pay, from and out of any Rents and issues collected in respect of the Mortgaged Property or any part thereof, or from or out of any other funds, any taxes, assessments, water rates, sewer rates, or other government charges levied, assessed, or imposed against the Mortgaged Property, or any portion thereof, and also any and all other charges, costs and expenses which it may be reasonably necessary or advisable for Beneficiary to pay in the management or operation of the Mortgaged Property, including commissions for renting the Mortgaged Property or any portion thereof, management and consulting fees, and legal expenses incurred in enforcing claims, drafting and negotiating documents or for any other services that may be required;

(f)        to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(g)        to receive, indorse, and collect any drafts or other instruments, documents and chattel paper, in connection with subsection (f) above;

(h)        to file any claims or take any action or institute any proceedings which the Beneficiary may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Beneficiary with respect to any of the Collateral, including without limitation the execution, delivery and filing of financing statements, continuation statements, affidavits or other security instruments and agreements necessary to perfect, confirm and continue in effect the lien of this Deed of Trust with respect to the Collateral; and

(i)        to generally do, execute, and perform any other act, deed, matter or thing whatsoever that ought to be done, executed and performed in and about or with respect to the Mortgaged Property, the Leases and the Personalty, as fully as Grantor might do; provided, however, that this Assignment shall not operate to place upon Beneficiary any responsibility or obligation to take any of the above actions or any action whatsoever with respect to the operation, control, care, management or repair of the Mortgaged Property, and that any action taken or failure or refusal to act by Beneficiary under this Deed of Trust shall be at Beneficiary’s election and without any liability on its part.

8.4        Grantor Remains Liable:    Anything herein to the contrary notwithstanding:

(a)        Grantor shall remain liable under the Leases to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Deed of Trust had not been executed;

(b)        the exercise by the Beneficiary of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under any of the Leases; and

(c)        the Beneficiary shall not have any obligation or liability under any of the Leases to any person or entity under this Deed of Trust nor shall the Beneficiary be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claims thereunder.

8.5        Grantor’s Representations and Warranties:    Grantor represents and warrants that:

(a)        This Deed of Trust creates a valid security interest in the Collateral as security for the payment and performance of the Obligations. Upon the filing of financing statements (the “Financing Statement”) under the UCC naming the Grantor as debtor and the Beneficiary as secured party and covering the Collateral, such security interests shall be perfected under the UCC and such security interests are not subject to any prior lien, or to any agreement purporting to grant to any Person, other than the Beneficiary, a security interest in any of the Collateral, in each case other than with respect to the Permitted Encumbrances. No further filings, recordings or other actions are necessary to perfect or maintain the priority of such security interests other than the filing of UCC continuation statements on or prior to the date required by applicable Laws. The Financing Statements are in appropriate form and have been duly filed pursuant to the UCC; and

(b)        The chief place of business and chief executive office of the Grantor are located at the address first specified above for the Grantor.

8.6        Grantor’s Covenants:    Grantor covenants and agrees with respect to the Collateral that:

(a)        It will cause the security interest in the Collateral to remain a continuously perfected, first priority security interest free and clear of any liens (other than the Beneficiary’s lien hereunder and the Permitted Encumbrances), and from time to time, at its own expense, the Grantor will promptly execute and deliver all further instruments and documents and take all further action, that may be necessary or desirable, or that the Beneficiary may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Beneficiary to otherwise enforce its rights and remedies hereunder with respect to the Collateral. Without limiting the generality of the foregoing or of Section 4.3 hereof, the Grantor will: (i) execute and file such financing or continuation statements, or amendments thereto, and such other collateral assignments, security agreements, instruments or notices, as may be necessary or desirable, or as the Beneficiary may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, and (ii) defend the title to the Collateral and the Beneficiary’s lien thereon and security interest therein against the claim of any person, firm, corporation, or other entity claiming against or through Grantor and will maintain and preserve such lien and security interest so long as this Deed of Trust shall remain in effect;

(b)        It authorizes the Beneficiary to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Grantor where permitted by applicable Laws; and

(c)        It will furnish to the Beneficiary from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Beneficiary may reasonably request, all in reasonable detail.

8.7        Effect of Release of Mortgaged Property:    The Grantor hereby consents to, and hereby agrees that the rights of the Beneficiary and the security interests hereunder, and the obligations of the Grantor hereunder, to the fullest extent permitted by applicable Laws, shall not be affected by any and all releases of any of the Mortgaged Property from the liens or security interests created by this Deed of Trust or otherwise, whether for purposes of sales or other dispositions of assets or for some other purpose, except to the extent expressly provided herein, by any agreement extending the time or otherwise altering the terms of payment of all or any part of the indebtedness secured hereby, or subordinating, modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof, each such agreement to be in writing to be binding and effective, by exercising or refraining from exercising or waiving any right Beneficiary may have hereunder, or by accepting additional security of any kind or additional parties to the Obligations secured hereby or instruments creating or evidencing such.

8.8        Hold Harmless:    GRANTOR HEREBY AGREES TO INDEMNIFY AND HOLD THE TRUSTEE, THE BENEFICIARY, AND THE SECURED CREDITORS HARMLESS (A) FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE AND EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES, WHICH IT MAY OR SHALL INCUR UNDER OR IN CONNECTION WITH THE EXERCISE BY BENEFICIARY OF ITS RIGHTS HEREUNDER IN RESPECT OF ANY OF THE LEASES, OR BY REASON OF ANY ACTION TAKEN OR EXPENSES PAID OR INCURRED BY BENEFICIARY UNDER AND IN ACCORDANCE WITH THE TERMS OF THIS DEED OF TRUST, AND (B) AGAINST AND FROM ANY AND ALL CLAIMS AND DEMANDS WHATSOEVER WHICH MAY BE ASSERTED AGAINST GRANTOR BY REASON OF ANY ALLEGED OBLIGATIONS OR UNDERTAKING ON ITS PART TO PERFORM OR DISCHARGE ANY OF THE TERMS, COVENANTS AND CONDITIONS CONTAINED IN ANY OF THE LEASES. SHOULD BENEFICIARY PAY OR INCUR ANY SUCH LIABILITY, LOSS, DAMAGE OR EXPENSE, THE AMOUNT THEREOF, TOGETHER WITH INTEREST THEREON FROM THE DATE OF SUCH PAYMENT AT THE DEFAULT RATE, SHALL BE PAYABLE BY GRANTOR TO BENEFICIARY IMMEDIATELY UPON DEMAND THEREFOR; AND UNTIL SO PAID BY GRANTOR, ALL SUMS SO EXPENDED BY BENEFICIARY, AND INTEREST THEREON, SHALL BE ADDED TO THE OBLIGATIONS AND SECURED BY THE LIEN AND LEGAL OPERATION AND EFFECT OF THIS DEED OF TRUST. AT ITS OPTION, BENEFICIARY MAY REIMBURSE ITSELF THEREFOR OUT OF ANY RENTS WHICH IT HAS COLLECTED OR MAY COLLECT. THE FOREGOING INDEMNITY SHALL INCLUDE WITHOUT LIMITATION OF THE FOREGOING INDEMNITY, THE INDEMNITY OF EACH OF THE PARTIES INDEMNIFIED HEREIN WITH RESPECT TO CLAIMS, DEMANDS, LOSSES, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES) LIABILITIES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT

COSTS) AND MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE, OR OTHERWISE) OF SUCH AND/OR ANY OTHER INDEMNIFIED PARTY OR FOR WHICH SUCH INDEMNIFIED PARTY MAY HAVE STRICT LIABILITY.

ARTICLE IX

CONCERNING THE TRUSTEE IN EACH DEED OF TRUST STATE

9.1        No Required Action:    Trustee shall not be required to take any action toward the execution and enforcement of the trust hereby created or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested to do so by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to it against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgment or validity of the Loan Documents or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

9.2        Certain Rights:    With the approval of Beneficiary, Trustee shall have the right to take any and all of the following actions: (a) to select, employ and consult with counsel (who may be, but need not be, counsel for Beneficiary) upon any matters arising hereunder, including the preparation, execution and interpretation of the Loan Documents, and shall be fully protected in relying as to legal matters on the advice of counsel; (b) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through its agents or attorneys; (c) to select and employ, in and about the execution of its duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of Trustee, and Trustee shall not be answerable for any act, default or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable care, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or bad faith; and (d) to take any and all other lawful action as Beneficiary may instruct Trustee to take to protect or enforce Beneficiary’s rights hereunder. Trustee shall not be personally liable, except for its gross negligence or misconduct, in case of entry by it, or anyone entering by virtue of the owners herein granted to it, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder believed by it in good faith to be genuine. Trustee shall be entitled to reimbursement for reasonable expenses incurred by it in the performance of its duties hereunder and to reasonable compensation for such of its services hereunder as shall be rendered. Grantor will, from time to time, pay the reasonable compensation due to Trustee hereunder and reimburse Trustee for, and save it harmless against, any and all liability and expenses which may be incurred by it in the performance of its duties.

9.3        Retention of Moneys:    All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by applicable Laws) and Trustee shall be under no liability for interest on any moneys received by it hereunder.

9.4        Successor Trustees:    Trustee may resign by the giving of sixty (60) days written notice of such resignation in recordable form to Beneficiary. If Trustee shall resign or become disqualified from acting in the execution of this trust, or shall fail or refuse to execute the same when requested by Beneficiary so to do, or if, for any reason and without cause, Beneficiary shall prefer to appoint a substitute trustee or trustees to act instead of the aforenamed Trustee, or any successor or substitute trustee, Beneficiary shall have full power to appoint a substitute trustee or trustees and, if preferred, several substitute trustees in succession, in each case who meet the applicable Laws, who shall succeed to all the estates, properties, rights, powers and duties of the aforenamed Trustee. Such appointment may be executed by any authorized agent or officer of Beneficiary, and if such Beneficiary be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Board of Directors or any superior officer of the corporation. Such appointment shall be duly recorded in the appropriate real estate records at any time before or, if permitted by applicable law, upon sale of Mortgaged Property by the successor appointed thereby. Grantor hereby ratifies and confirms any and all acts which the aforementioned Trustee, or his successor or successors in this trust, lawfully does by virtue hereof. Grantor shall reimburse Beneficiary and/or Trustee for any Expenses incurred pursuant to the provisions of this Section 9.4.

9.5        Perfection of Appointment:    Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such new Trustee such estates, rights, powers and duties, then, upon request by such Trustee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor and Grantor shall pay for any Expenses incurred by Trustee pursuant to this Section 9.5.

9.6        Succession Instruments:    Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of its predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the successor Trustee, the Trustee ceasing to act shall execute and deliver an instrument in recordable form transferring to such successor Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the successor Trustee so appointed in its place.

9.7        No Representation by Trustee:    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Trustee or Beneficiary pursuant to the Loan Documents, including but not limited to, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal or insurance policy, neither Trustee nor Beneficiary shall be deemed to have warranted, consented to, or affirmed the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty, consent or affirmation with respect thereto by Trustee or Beneficiary.

9.8        Individual Beneficiary:

(a) Individual Beneficiary has been designated as co-Beneficiary hereunder so that if the State is a state in which, under any present or future Laws, Beneficiary may be deemed to be incompetent or unqualified to enforce its rights for itself and as agent for the Secured Creditors because it is deemed to be acting as trustee for the Secured Creditors under State Laws, then all the acts required to be performed in such jurisdiction, in the enforcement of Beneficiary’s rights hereunder, shall and will be performed by Individual Beneficiary, acting alone. Therefore, notwithstanding any other term or provision hereof or in any Loan Document to the contrary, Beneficiary alone shall have and exercise the rights and powers granted herein and in each of the Loan Documents and shall be charged with the performance of the duties herein and therein declared on the part of Beneficiary to be had and exercised or to be performed; provided, however, that if Beneficiary deems it necessary or desirable for Individual Beneficiary to act in a State, Individual Beneficiary shall have and exercise the rights and powers granted herein and therein and shall be charged with the performance of the duties herein and therein declared on the part of Beneficiary to be had and exercised or to be performed, but only in such particular jurisdiction. The foregoing shall not relieve Beneficiary from any liability or obligation of Beneficiary to any party under the Loan Documents.

(b)        Individual Beneficiary may execute and deliver, on behalf of Beneficiary any writing, document or instrument which Beneficiary directs Individual Beneficiary to execute and deliver, including, without limitation, any writing, document or instrument of a purely ministerial nature.

(c)        No action taken under this Section shall release Beneficiary from its obligations hereunder or under the Loan Documents.

(d)        The authority granted Individual Beneficiary hereby shall not give Individual Beneficiary any rights under any of the Loan Documents, except as expressly set forth in this Section 9.8.

9.9        Individual Trustees:    Individual Trustees have been designated hereunder so that (a) if the State is Arizona, and Trustee is deemed to be incompetent or unqualified to enforce its rights for itself and as trustee for the Secured Creditors, then all the acts required to be performed in such State, in the enforcement of Trustee’s rights hereunder, shall and will be performed by Arizona Individual Trustee, acting alone; (b) if the State is California, and Trustee is deemed to be incompetent or unqualified to enforce its rights for itself and as trustee for the Secured Creditors, then all the acts required to be performed in such State, in the enforcement of Trustee’s rights hereunder, shall and will be performed by California Individual Trustee, acting alone; (c) if the State is Tennessee, and Trustee is deemed to be incompetent or unqualified to enforce its rights for itself and as trustee for the Secured Creditors, then all the acts required to be performed in such State, in the enforcement of Trustee’s rights hereunder, shall and will be performed by Tennessee Individual Trustee, acting alone; and (d) if the State is Texas, and Trustee is deemed to be incompetent or unqualified to enforce its rights for itself and as trustee for the Secured Creditors, then all the acts required to be performed in such State, in the enforcement of Trustee’s rights hereunder, shall and will be performed by Texas Individual Trustee, acting alone.

9.10    Mortgage States and Deed to Secure Debt States:    Notwithstanding anything to the contrary in this Deed of Trust, the provisions of this Article IX regarding the Trustee shall not apply to any portion of the Mortgaged Property located within a Mortgage State or a Deed to Secure Debt State.

ARTICLE X

MISCELLANEOUS

10.1     Performance at Grantor’s Expense:    The cost and expense of performing or complying with any and all of the Obligations shall be borne solely by Grantor and/or the other Loan Parties, and no portion of such cost and expense shall be, in any way or to any extent, credited against any installment on or portion of the Secured Indebtedness which may be payable by Grantor, the Borrower and/or the other Loan Parties pursuant to the Loan Documents.

10.2     Survival of Obligations:    Each and all of the Obligations shall survive the execution and delivery of the Loan Documents and the consummation of the loans called for therein and shall continue in full force and effect with respect to Grantor until the Obligations shall have been paid, performed and satisfied in full, and all of the Commitments have been terminated and the Facility Termination Date shall have occurred.

10.3     Further Assurances:    Grantor, upon the request of Trustee or Beneficiary, will execute, acknowledge, and record and/or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purpose of the Loan Documents and to subject to the liens and security interests thereof any property intended by the terms thereof to be covered thereby, including specifically but without limitation, any renewals, additions, substitutions, replacements, betterments or appurtenances to the then Mortgaged Property.

10.4     Recording and Filing:    Grantor will cause this Deed of Trust and all amendments and supplements thereto and supplements therefor to be recorded, filed, re-recorded and refiled in such manner and in such places as required by applicable Laws or as Trustee or Beneficiary shall reasonably request, and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

10.5     Notices:    All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(a)	if to the Grantor:

c/o Mueller Water Products, Inc.

1200 Abernathy Road, Suite 1200

Atlanta, GA 30328

Attention: Walter A. Smith, Treasurer

Telephone: (770) 206-4248

Telefacsimile: (770) 206-4270

(b)	if to the Beneficiary:

Bank of America, N.A.

Agency Management

100 N. Tryon Street, 15th Floor

NC1-001-15-14

Charlotte, North Carolina 28255

Attention: Cindy K. Fisher, Agency Management Officer

Telephone: (704) 387-5452

Telefacsimile: (704) 409-0180

with a copy to:

Helms Mulliss & Wicker, PLLC

201 North Tryon Street

Charlotte, North Carolina 28202

Attention: James W. Litsey, Esq.

Telephone:       (704) 343-2000

Telefacsimile:  (704) 343-2300

(c)	If to the Trustee:

PRLAP, Inc.

1400 Best Plaza Drive

Richmond, Virginia 23277

(d)	if to the Arizona Individual Trustee:

Stewart Title & Trust of Phoenix, Inc.

244 W. Osborn

Phoenix, Arizona 85013

(e)	if to the California Individual Trustee:

Stewart Title of California, Inc.

7675 Mission Valley Road

San Diego, California 92108

(f)	if to the Tennessee Individual Trustee:

Kim A. Brown

Sherrard & Roe, P.L.C.

Suite 2000

424 Church Street

Nashville, Tennessee 37219

(g)	if to the Texas Individual Trustee:

PRLAP, Inc.

901 Main Street

Bank of America Plaza

Dallas, Texas 75202-3714

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

10.6     No Waiver; Remedies:    The Beneficiary’s failure, at any time or times hereafter, to require strict performance by the Grantor of any provision of this Deed of Trust shall not waive, affect or diminish any right of the Beneficiary or Trustee thereafter to demand strict compliance and performance therewith, and the Beneficiary’s or Trustee’s single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers or privileges herein provided are cumulative and not exclusive of any rights, remedies, powers or privileges provided by applicable Laws. Any suspension or waiver by the Beneficiary or Trustee of a default by the Grantor under this Deed of Trust or under any of the other Loan Documents shall not suspend, waive or affect any other default thereunder, whether the same is prior or subsequent thereto and whether of the same or of a different kind of character. None of the undertakings, agreements, warranties, covenants and representations of the Grantor contained in this Deed of Trust and no default by the Grantor under this Deed of Trust shall be deemed to have been suspended or waived unless such suspension or waiver is in writing signed by an officer of the Beneficiary, and directed to the Grantor specifying such suspension or waiver.

10.7     Beneficiary’s and Secured Creditors’ Right to Perform the Obligations:

(a)        If Grantor shall fail, refuse or neglect to make any payment or perform any act required of it by this Deed of Trust (including the Grantor’s obligation under Section 4.3 hereof to defend the first lien status of this Deed of Trust), then at any time thereafter, upon reasonable notice to Grantor and without waiving or releasing any other right, remedy or recourse Beneficiary may have because of same, Beneficiary may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Grantor, and shall have the right to enter upon or in the Land and Buildings for such purpose and to take all such action thereon and with respect to the Mortgaged Property as it may deem reasonably necessary or appropriate. In its exercise of its rights under this Section 10.7, if Beneficiary shall elect to pay any Imposition or other sums due with reference to the Mortgaged Property, Beneficiary may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof subject to any other applicable terms and provisions set forth herein. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Beneficiary shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same subject to any other applicable terms and provisions set forth herein. GRANTOR SHALL INDEMNIFY, DEFEND AND HOLD BENEFICIARY HARMLESS FOR, FROM AND AGAINST ALL LOSSES, EXPENSES, DAMAGE, CLAIMS AND CAUSES OF ACTION, INCLUDING REASONABLE ATTORNEY’S FEES, INCURRED OR ACCRUING BY REASON OF ANY ACTS PERFORMED BY BENEFICIARY PURSUANT TO THE PROVISIONS OF THIS SECTION 10.7. ALL SUMS PAID BY BENEFICIARY PURSUANT TO THIS SECTION 10.7 AND ALL OTHER SUMS EXPENDED BY BENEFICIARY TO WHICH IT SHALL BE ENTITLED TO BE INDEMNIFIED, TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE FROM THE DATE OF SUCH PAYMENT OR EXPENDITURE, SHALL CONSTITUTE ADDITIONS TO THE OBLIGATIONS, AND SHALL BE SECURED BY THE LOAN DOCUMENTS AND GRANTOR COVENANTS AND AGREES TO PAY THEM TO THE ORDER OF BENEFICIARY UPON DEMAND. THE FOREGOING INDEMNITY SHALL INCLUDE WITHOUT LIMITATION OF THE FOREGOING INDEMNITY, THE INDEMNITY OF EACH OF THE PARTIES INDEMNIFIED HEREIN WITH RESPECT TO CLAIMS, DEMANDS, LOSSES, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES) LIABILITIES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) AND MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE, OR OTHERWISE) OF SUCH AND/OR ANY OTHER INDEMNIFIED PARTY OR FOR WHICH SUCH INDEMNIFIED PARTY MAY HAVE STRICT LIABILITY.

(b)        Any reference in this Deed of Trust to amounts advanced by or owed to Beneficiary shall be deemed to refer equally to amounts advanced by or owed to the Trustee or the Secured Creditors, and wherever Beneficiary is required or permitted to advance funds, such funds may be advanced by the Trustee or the Secured Creditors with the same effect as if advanced by Beneficiary.

10.8     Covenants Running with the Land:  All Obligations are intended by the parties to be, and shall be construed as, covenants running with the Mortgaged Property until such Mortgaged Property has been released from the lien of this Deed of Trust.

10.9     Successors and Assigns:  All of the terms of this Deed of Trust shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.10   Severability:  This Deed of Trust is intended to be performed in accordance with, and only to the extent permitted by, applicable Laws. If any provision of this Deed of Trust or the application thereof to any person or circumstance shall, for any reasons and to any extent, be invalid or unenforceable, then neither the remainder of this Deed of Trust nor the application of such provision to other persons or circumstances nor the other instruments referred to above shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable Laws.

10.11   Entire Agreement and Modification:

(a)        The Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and thereof and all prior agreements relative thereto which are not contained herein or therein are terminated. This Deed of Trust may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party. In the event of a conflict between the covenants contained herein and the covenants contained in the Credit Agreement, the more specific covenants contained herein shall govern with respect to the Mortgaged Property.

(b)        If any court disregards the express, specific intent and agreement of the parties that New York law shall apply to the Obligations, as described in Section 10.12 below, and proceeds to apply Texas law, the following provision shall apply: A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY’S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY GRANTOR AND ANY OTHER LOAN PARTY, AND BENEFICIARY (OR BY GRANTOR FOR THE BENEFIT OF BENEFICIARY) REPRESENT THE FINAL AGREEMENT BETWEEN GRANTOR AND ANY OTHER LOAN PARTY AND BENEFICIARY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS PARAGRAPH IS INCLUDED HEREIN PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

10.12   APPLICABLE LAW:  THE PARTIES TO THIS DEED OF TRUST AGREE THAT THEIR RIGHTS AND OBLIGATIONS UNDER THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS-OF LAW RULES AND PRINCIPLES THEREOF. THE PARTIES FURTHER AGREE AND STIPULATE THAT THIS DEED OF TRUST AND THE LOAN DOCUMENTS WERE

NEGOTIATED PRIMARILY IN NEW YORK AND THAT NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS SECURED BY THIS DEED OF TRUST. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT:

(A)        THE PROCEDURES GOVERNING THE LIEN CREATION PERFECTION AND THE ENFORCEMENT BY BENEFICIARY OF THE PROVISIONAL REMEDIES AGAINST GRANTOR, INCLUDING BY WAY OF ILLUSTRATION BUT NOT LIMITATION, ACTIONS FOR REPLEVIN, FOR CLAIM AND DELIVERY OF PROPERTY, FOR INJUNCTIVE RELIEF OR FOR THE APPOINTMENT OF A RECEIVER AND THE REQUIREMENTS NECESSARY TO CREATE OR GRANT, PERFECT OR FORECLOSE ON, OR DETERMINE THE PRIORITY OF, THE LIEN AND SECURITY INTEREST OF THIS DEED OF TRUST, SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED;

(B)        OTHER THAN AS SET FORTH IN SUBSECTION (A) ABOVE, TRUSTEE AND BENEFICIARY SHALL COMPLY WITH THE APPLICABLE LAWS OF THE STATE, TO THE EXTENT REQUIRED IN CONNECTION WITH THE POWER OF SALE OR THE FORECLOSURE OF THE SECURITY INTERESTS AND LIENS CREATED HEREBY PROVIDED, HOWEVER, THAT THIS SUBSECTION SHALL IN NO EVENT BE CONSTRUED TO PROVIDE THAT THE SUBSTANTIVE LAWS OF SUCH STATE SHALL APPLY TO THE OBLIGATIONS SECURED BY THIS DEED OF TRUST WHICH ARE AND SHALL CONTINUE TO BE GOVERNED BY THE SUBSTANTIVE LAWS OF NEW YORK. THE PARTIES FURTHER AGREE THAT BENEFICIARY MAY ENFORCE ITS RIGHTS UNDER THIS DEED OF TRUST AND THE LOAN DOCUMENTS, INCLUDING BUT NOT LIMITED TO, ITS RIGHT TO SUE GRANTOR, THE BORROWER AND THE OTHER LOAN PARTIES, TO COLLECT ANY OUTSTANDING INDEBTEDNESS OR TO OBTAIN A JUDGMENT FOR ANY DEFICIENCY FOLLOWING FORECLOSURE, IN ACCORDANCE WITH THE LAWS OF NEW YORK. NOTHING IN THE FOREGOING SHALL BE CONSTRUED TO PROVIDE THAT THE SUBSTANTIVE LAWS OF THE STATE, INCLUDING WITHOUT LIMITATION THE PROVISIONS OF SECTIONS 580A, 580B, 580D AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (REGARDLESS OF WHETHER SAID SECTIONS OF THE CALIFORNIA CODE ARE DEEMED TO BE PROCEDURAL OR SUBSTANTIVE) WITH RESPECT TO THE APPLICABLE PORTION OF THE MORTGAGED PROPERTY LOCATED IN CALIFORNIA, SHALL APPLY TO THE OBLIGATIONS SECURED BY OR EVIDENCED BY THIS DEED OF TRUST AND THE LOAN DOCUMENTS;

(C)        GRANTOR HEREBY ACKNOWLEDGES, WARRANTS AND REPRESENTS THAT IT IS SOPHISTICATED, KNOWLEDGEABLE AND EXPERIENCED IN COMMERCIAL TRANSACTIONS SIMILAR TO THE TRANSACTION EMBODIED IN THIS DEED OF TRUST AND THE LOAN DOCUMENTS; IT, THE BORROWER AND THE OTHER LOAN PARTIES HAVE BEEN FULLY, COMPLETELY AND ADEQUATELY REPRESENTED AND

ADVISED BY COMPETENT COUNSEL AND OTHER CONSULTANTS RETAINED FOR SUCH PURPOSES IN CONNECTION WITH ALL ASPECTS (INCLUDING BUSINESS AND LEGAL) OF THE TRANSACTIONS UNDER THIS DEED OF TRUST AND THE LOAN DOCUMENTS; ALL PARTIES TO SUCH TRANSACTION HAVE EQUAL BARGAINING STRENGTH; AND, BASED ON THE FOREGOING, THE PARTIES HAVE SELECTED THE LAW OF THE STATE OF NEW YORK TO GOVERN THIS DEED OF TRUST AND THE LOAN DOCUMENTS AS HEREIN SPECIFIED; AND

(D)        TO THE EXTENT PERMITTED BY APPLICABLE LAWS, THE TERMS AND CONDITIONS IMPLIED IN MORTGAGES BY VIRTUE OF ANY PRESENT OR FUTURE STATUTE IN FORCE IN NEW YORK SHALL FOR THE PURPOSES OF THIS DEED OF TRUST BE NEGATED OR VARIED ONLY SO FAR AS THEY ARE INCONSISTENT WITH THE TERMS AND CONDITIONS HEREOF AND ARE OTHERWISE HEREBY VARIED SO AS TO BECOME CONSISTENT WITH THIS DEED OF TRUST.

10.13   No Partnership; Control in Grantor:  Except to the extent occurring as a matter of law (a) nothing contained in this Deed of Trust is intended to, or shall be construed as, creating to any extent and in any manner whatsoever, any partnership, joint venture, or association between Grantor, Trustee and Beneficiary, or in any way make Beneficiary or Trustee co-principals with Grantor with reference to all or any portion of the Mortgaged Property, and any inferences to the contrary are hereby expressly negated; (b) notwithstanding anything contained herein which may be to the contrary, this Deed of Trust, the Loan Documents, any agreement, deed of trust or other document referred to herein by reference, whether specifically or generally, and the transactions contemplated hereby do not and will not constitute or create indirect, actual or practical ownership of the Mortgaged Property or Grantor by Beneficiary, or control, affirmative or negative, direct or indirect, by Beneficiary over the programming, management, or any other aspect of the day-to-day operation of the Mortgaged Property or Grantor, which control remains in Grantor, its shareholders and board of directors if Grantor is a corporation; or its members if Grantor is a limited liability company; and (c) Beneficiary’s activities in connection with this Deed of Trust and the Loan Documents shall not be “outside the scope of the activities of a lender of money” within the meaning of any applicable statutes, as amended or recodified from time to time, and Beneficiary does not intend to ever assume any responsibility to any person for the quality, suitability, safety or condition of the Mortgaged Property. Beneficiary shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction, or occupancy or use of, any of the Mortgaged Property, whether caused by or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements-thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Grantor or any of its agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on any of the Mortgaged Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Grantor, any of its licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Mortgaged Property in a safe condition; and (v) any nuisance made or suffered on any part of the Mortgaged Property.

10.14   Headings:  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

10.15   Intentionally Omitted.

10.16   Pronouns and Plurals:  All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa, whichever the context may require.

10.17   WAIVER OF TRIAL BY JURY: TO THE EXTENT PERMITTED UNDER THE LAWS OF THE STATE IN WHICH THE APPLICABLE PORTION OF THE MORTGAGED PROPERTY IS SITUATED, GRANTOR AND THE BENEFICIARY EACH HEREBY WAIVES AND SHALL WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS DEED OF TRUST.

10.18   Assignment:  Beneficiary may in connection with an assignment permitted under Section 10.06 of the Credit Agreement assign or transfer all or any portion of its rights under this Deed of Trust in which event Beneficiary shall be relieved from further liability hereunder as set forth in Section 10.06 of the Credit Agreement.

10.19   No Merger:  So long as this Deed of Trust is an encumbrance upon the Mortgaged Property, there shall be no merger of the interest of any lessor or any lessee under any Lease or sublease.

10.20   Enforceability of Lien:  In the event that any part of the Obligations cannot be lawfully secured by this Deed of Trust, or the lien or security interest hereof cannot be lawfully enforced to pay any part of the Obligations, then and in either such event, at the option of Beneficiary, all payments on the Obligations shall be deemed to have been first applied against the unsecured part of the Obligations.

10.21   Intentionally Omitted.

10.22   Best Efforts/Approvals:

(a)        Whenever referenced in this Deed of Trust, the term “best efforts” shall not be interpreted as requiring the expenditure of unreasonable sums of money, in view of the objectives sought.

(b)        Whenever the consent or approval of Beneficiary is required or requested hereunder, such consent or approval may be given, withheld or conditioned by Beneficiary in its sole and absolute discretion, except to the extent expressly provided otherwise in this Deed of Trust.

10.23   Usury Savings Clause:

(a)        Nothing contained herein or in the Loan Documents shall be deemed to require the payment of interest or other charges by Grantor, the Borrower or any other Loan Party in excess of the amount Beneficiary and the Secured Creditors may lawfully charge under the applicable usury Laws (the “Highest Lawful Rate”). In the event Beneficiary shall collect monies which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable Laws, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of Beneficiary, be returned to the Grantor or the Borrower or credited against the principal balance of any Obligation secured hereby then outstanding.

(b)        If any court disregards the express, specific intent and agreement of the parties that New York law shall apply to the Obligations, as described in Section 10.12 above, and proceeds to apply Texas law, then in determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Grantor, Borrower, the other Loan Parties and the Beneficiary shall (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof; and (c) spread the total amount of interest throughout the entire contemplated term of the Notes; provided that, if the Notes are paid and performed in full prior to the end of the full contemplated term of the Notes, and if the interest received by the Beneficiary and the Secured Creditors for the actual period of existence of the Notes exceeds the Highest Lawful Rate, the Beneficiary and the Secured Creditors shall refund to the Grantor and Borrower the amount of such excess, and, in such event, neither the Beneficiary nor Secured Creditors shall be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate. To the extent that the Beneficiary and the Secured Creditors are relying on Article 5069-1.04, as amended, of the Revised Civil Statutes of Texas to determine the Highest Lawful Rate, the Beneficiary and Secured Creditors will use the indicated “weekly ceiling” from time to time in effect as provided in Chapter 303 (including without limitation Sections 303.301, 303.304, 303.305 and 303.306) of the Texas Finance Code, as amended. To the extent United States federal law permits the Beneficiary and Secured Creditors to contract for, charge or receive a greater amount of interest, the Beneficiary and Secured Creditors will rely on the United States federal law instead of Article 5069-1.04, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable Laws now or hereafter in effect, the Beneficiary may, at its option and from time to time, implement any other method of computing the Highest Lawful Rate under Article 5069-1.04, as amended, or under other applicable Laws, by giving the Grantor and Borrower the notice required by applicable Laws now or hereafter in effect. In no event shall the provisions of Ch. 15 of Article 5069 of the Revised Civil Statutes of Texas (which regulates certain revolving credit loan accounts and revolving tri-party accounts) apply to the Loan. The terms and provisions of this paragraph 10.23 shall control and supersede every other provision of all agreements between the Grantor and Borrower, the other Loan Parties, the Beneficiary and Secured Creditors in the event of a conflict in such provisions.

(c)        To the extent the Mortgaged Property is located in the State of Arizona, for the purposes of A.R.S. § 44-1201, the rate of interest contracted for in writing shall be the rate stated in the Notes together with any other fees, costs, or any other sums or things of value paid or payable by Grantor to Beneficiary, whether pursuant to the Notes, this Deed of Trust, any of the other Loan Documents, or any other document or instrument in any way pertaining to this lending transaction, that may be deemed to be interest for the purpose of any law of the State of Arizona, or any other applicable law, that may limit the maximum amount of interest to be charged with respect to this lending transaction, and any other items paid to Beneficiary that are, or are deemed by a court of competent jurisdiction to be, interest or in the nature of interest.

(d)        It is expressly stipulated and agreed to be the intent of Grantor and Beneficiary at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Beneficiary to contract for, charge, take, reserve, or receive greater amount of interest than under state law) and that this Section 10.23 shall control every other covenant and agreement in this Deed of Trust, the Notes, and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount charged, taken, reserved, or received with respect to the Obligations, or if Beneficiary’s exercise of the option to accelerate the maturity date, or if any prepayment by Grantor, results in Grantor having paid any interest in excess of that permitted by applicable law, then it is Beneficiary’s express intent that all such excess amounts theretofore collected by Beneficiary shall be credited to the principal balance of the Notes and all other Obligations, and that the provisions of this Deed of Trust, the Notes, and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Beneficiary for the use, forbearance, or detention of the Obligations shall, to the extent not prohibited by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the loan(s) under the Loan Documents until payment in full so that the rate or amount of interest on account of such Obligations does not exceed the maximum lawful rate from time-to-time in effect and applicable to such Obligations for so long as such Obligations are outstanding.

10.24   Payment of Prior Encumbrances:  If any or all of the proceeds of the Obligations (including, without limitation the Secured Indebtedness) have been used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property or to satisfy any indebtedness or obligation secured by a lien or encumbrance of any kind (including liens securing the payment of any Impositions), such proceeds have been advanced by Beneficiary at Grantor’s request, and, to the extent of such funds so used, the Obligations (including without limitation the Secured Indebtedness) in this Deed of Trust shall be subrogated to and extend to all of the rights, claims, liens, titles and interests heretofore existing against the Mortgaged Property to secure the indebtedness or obligation so extinguished, paid, extended or renewed, and the former rights, claims, liens, title and interests, if any, shall not be waived but rather shall be continued in full force and effect and in favor of the Beneficiary and shall be merged with the lien and security for the repayment of and satisfaction of the Obligations (including without limitation the repayment of all Secured Indebtedness).

10.25   Replacement of Notes:  Any one or more of the financial institutions which are or become a party to the Credit Agreement as Lenders may from time to time be replaced and, accordingly, one or more of the Notes may from time to time be replaced in accordance with the Credit Agreement. As the indebtedness secured by this Deed of Trust shall remain the same, such replacement of the Notes shall not be construed as a novation and shall not affect, diminish or abrogate Grantor’s liability under this Deed of Trust or the priority of this Deed of Trust.

10.26   Related Credit Arrangements:  All obligations of any Credit Party under or in respect of Related Credit Arrangements to which any Lender or any Affiliate of any Lender is a party, shall be deemed to be Obligations secured hereby, and each Lender or Affiliate of a Lender party to any such Related Credit Arrangements shall be deemed to be a Secured Creditor hereunder with respect to such Obligations; provided, however, that such obligations shall cease to be Obligations at such time, prior to the Facility Termination Date, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of any Lien by virtue of the provisions of this Section shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Mortgaged Property (including the release or impairment of any Mortgaged Property) other than in its capacity as Lender and only to the extent expressly provided in the Loan Documents. Each Secured Creditor not a party to the Credit Agreement who obtains the benefit of this Deed of Trust by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of the Beneficiary to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Beneficiary hereunder or otherwise relating hereto that do or may affect such Secured Creditor, the Beneficiary and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article X of the Credit Agreement.

10.27   [Intentionally Omitted.]

10.28   Illinois Waiver of Redemption:  To the extent the Mortgaged Property is located in the State of Illinois, the Grantor acknowledges that the Mortgaged Property does not constitute agricultural real estate, as said term is defined in Section 15-1201 of the Act or residential real estate as defined in Section 15-1219 of the Act. Pursuant to Section 15-1601(b) of the Act, the Grantor hereby waives any and all right of redemption.

10.29   Illinois Limitation on Indebtedness:  To the extent the Mortgaged Property is located in the State of Illinois, notwithstanding anything in this Deed of Trust to the contrary, the total principal indebtedness outstanding at any one time and secured hereby shall not exceed three times the original principal amount of the Loan, plus all interest thereon. This limitation shall only apply to the Mortgaged Property located in the State of Illinois.

10.30   California Waivers:  To the extent the Mortgaged Property is located in the State of California, the following provisions shall apply. For the purposes of this Section 10.30, the references to “guarantor” shall be to the Grantor herein, the references to “debtor” shall be to the

Borrower as defined herein and the references to the “Creditor” shall be to the Beneficiary herein:

(a)        The guarantor/Grantor waives all rights and defenses that the guarantor/Grantor may have because the debtor’s/Borrower’s debt is secured by real property. This means, among other things:

(i)        The creditor/Beneficiary may collect from the guarantor/Grantor without first foreclosing on any real or personal property collateral pledged by the debtor/Borrower.

(ii)        If the creditor/Beneficiary forecloses on any real property collateral pledged by the debtor/Borrower:

(A)        The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)        The creditor/Beneficiary may collect from the guarantor/Grantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right the guarantor/Grantor may have to collect from the debtor/Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses the guarantor/Grantor may have because the debtor’s/Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(b)        The guarantor/Grantor waives all rights and defenses arising out of an election of remedies by the creditor/Beneficiary, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the guarantor/Grantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

10.31   Service Charges:  Grantor further agrees to pay all charges of Beneficiary, and its agent or designee, for any other service rendered Grantor, or on its behalf, connected with this Deed of Trust or the Obligations secured hereby, including without limitation the delivery to an escrow holder of a request for full or partial reconveyance of this Deed of Trust, transmitting to an escrow holder moneys secured hereby, changing its records pertaining to this Deed of Trust and Obligations secured hereby to show a new owner of the Mortgaged Property, and replacing an existing policy of insurance held hereunder with another such policy.

10.32   Statute of Limitations:  The pleading of any statute of limitations as a defense to any and all Obligations secured by this Deed of Trust is hereby waived to the fullest extent permitted by law.

10.33   Waiver for Deed of Trust:  If any Obligation now or hereafter secured by this Deed of Trust provides for any charge of any nature for or in respect of the prepayment of any such Obligation, including without limitation any termination payment that may be owing under or with respect to any Related Credit Arrangements, Grantor agrees to pay said charge, including without limitation any such termination payment, if for any reason any such Obligation shall be paid prior to the stated maturity date thereof, even if and notwithstanding that an Event of Default shall have occurred and Beneficiary or any other Secured Creditor, by reason thereof, shall have declared any or all Obligations secured hereby immediately due and payable, and whether or not said payment is made prior to or at any foreclosure sale held under or by virtue of this Deed of Trust.

Grantor hereby expressly (a) waives any and all rights it may have under California Civil Code § 2954.10 to prepay any Obligation, in whole or in part, without penalty, upon acceleration of the maturity date of such Obligation, and (b) agrees that if, for any reason, a prepayment is made of any Obligation, including without limitation an Obligation arising under any Related Credit Arrangement, and whether such prepayment is voluntary or is made upon or following any acceleration of the maturity date of any Obligation by Beneficiary or any other Secured Creditor, on account of any default by Grantor, then Grantor shall be obligated to pay, concurrently therewith, as a prepayment premium, the applicable sum specified in the Obligation which is being prepaid, which shall include without limitation any termination payment required to be made under any Related Credit Arrangement. By initialing this provision in the space provided below, Grantor hereby declares that the agreement of the Secured Creditors to make the loans, extend the credits, and/or provide any Related Credit Arrangement referred to or provided for herein, at the interest rates and upon the terms and conditions set forth herein and therein, constitutes adequate consideration, given individual weight by Grantor, for this waiver and agreement.

INITIALS: Grantor

10.34   Statutory Notice-Insurance:  To the extent the Mortgaged Property is located in the State of Illinois, the following provisions shall apply: The following is added pursuant to 815 ILCS 180/10. For purposes hereof, “Borrower” shall mean Grantor and “Bank” shall mean Beneficiary:

UNLESS YOU (BORROWER) PROVIDE US (BANK) WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR MORTGAGED PROPERTY. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE MORTGAGED PROPERTY. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING US WITH EVIDENCE THAT YOU

HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE MORTGAGED PROPERTY, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

10.35   Indebtedness Secured Hereby Not Limited by Statement for Tax and Registration Authorities:  Any legend appearing on the face hereof and any affidavit that may be submitted to recording authorities herewith pursuant to any requirement of taxation or registration authorities is included for the benefit of such authorities only and does not affect the terms of Beneficiary’s agreement with Borrower as provided by this deed of trust and by other Loan Documents pertaining to the Obligations secured hereby or the priority of the lien of this Deed of Trust or any advances made hereunder.

10.36   SPECIAL GEORGIA PROVISIONS; WAIVER OF GRANTOR’S RIGHTS:    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, TO THE EXTENT THE MORTGAGED PROPERTY IS SITUATED IN THE STATE OF GEORGIA, THE FOLLOWING PROVISIONS SHALL APPLY: BY EXECUTION OF THIS DEED OF TRUST AND BY INITIALING THIS SECTION 10.36, GRANTOR EXPRESSLY: (A) ACKNOWLEDGES THE RIGHT TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE NOTES AND THE POWER OF ATTORNEY GIVEN HEREIN TO GRANTEE TO SELL THE SECURED PROPERTY BY NONJUDICIAL FORECLOSURE UPON DEFAULT BY GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE (EXCEPT AS OTHERWISE PROVIDED HEREIN); (B) EXCEPT TO THE EXTENT PROVIDED OTHERWISE HEREIN, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES (INCLUDING THE FIFTH AND FOURTEENTH AMENDMENTS THEREOF), THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAWS, TO NOTICE AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY GRANTEE OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO GRANTEE; (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS DEED OF TRUST AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS DEED OF TRUST; AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAVE BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION:

INITIALED BY GRANTOR:

By:

TO THE EXTENT THE APPLICABLE PORTION OF THE MORTGAGED PROPERTY IS SITUATED IN THE STATE OF CALIFORNIA GRANTOR HEREBY REQUESTS THAT A COPY OF ANY NOTICE OF DEFAULT AND NOTICE OF SALE AS MAY BE REQUIRED BY LAW BE MAILED TO GRANTOR AT THE ABOVE ADDRESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

Grantor hereby acknowledges that it has received a copy of this Deed of Trust free of charge.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

WITNESS THE EXECUTION OF THIS CREDIT LINE DEED OF TRUST, MORTGAGE, OPEN-END MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY AGREEMENT, FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS AND FINANCING STATEMENT as of the date first above written.

a corporation

By:	(SEAL)

Name:

Title:

SIGNED, SEALED AND DELIVERED

  IN THE PRESENCE OF:

Print Name:

Print Name:

This Instrument prepared by and when recorded mail to:

James W. Litsey, Esq.
Helms Mulliss & Wicker, PLLC
201 North Tryon Street
Charlotte, North Carolina 28202
The address of the Beneficiary is Bank of America, N.A., as Agent, 101 North Tryon Street, 15th Floor, NC1-001-15-14, Charlotte, North Carolina 28255 Attention: Agency Services

By:

State of )
) ss.
County of )

On this              day of                     , in the year 2007, before me personally came                              and                              in the City/County of                             ,                             , personally known to me or proved to me on the basis of satisfactory evidence to be the persons who executed the within instrument as the                      and                      of                             , the corporation described in and which executed the within instrument, and acknowledged to me that they executed the within instrument on behalf of said corporation pursuant to a resolution of its board of directors.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and the year in this certificate first above written.

Name:

Notary Public,	,

County,

My Commission Expires:

My County of Residence:

(AFFIX NOTARIAL SEAL)

This Instrument prepared by and

when recorded mail to:

James W. Litsey, Esq.

Helms Mulliss & Wicker, PLLC

201 North Tryon Street

Charlotte, North Carolina 28202

EXHIBIT A

Land

[Noted: For Illinois Legal Descriptions:

Permanent Index Number:

Property Address:	]

[For CA Legal Description: Need APN Number]